UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

A. Schulman, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

May 11, 2018

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of A. Schulman, Inc., which we refer to as A. Schulman or the Company, to be held on June 14, 2018, at 11:00 a.m. (ET), at the Sheraton Suites Akron Cuyahoga Falls, 1989 Front Street, Cuyahoga Falls, Ohio 44221.

At the special meeting, you will be asked to consider and vote upon (1) a proposal to adopt the Agreement and Plan of Merger, dated as of February 15, 2018, which we refer to as the merger agreement, among LyondellBasell Industries N.V., which we refer to as LyondellBasell, LYB Americas Holdco Inc., which we refer to as Merger Sub and which is a direct wholly owned subsidiary of LyondellBasell, and A. Schulman, pursuant to which Merger Sub will merge with and into A. Schulman (which we refer to as the merger) and A. Schulman will become a direct wholly owned subsidiary of LyondellBasell, (2) a non-binding advisory proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement and (3) a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If the merger is completed, you will be entitled to receive (i) $42.00 in cash and (ii) one contingent value right, which we refer to as a “CVR”, in each case, without interest and less applicable withholding taxes, for each share of A. Schulman common stock you own (unless you have properly exercised your appraisal rights with respect to such shares). While no guaranty can be given that any additional proceeds will be received, each CVR will provide a holder with an opportunity to receive certain net proceeds, if any are recovered, from claims arising from the Company’s acquisition of its Citadel subsidiary or the acquisition by Citadel’s subsidiary, the Matrixx Group, Incorporated of its Lucent subsidiary, including certain ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary and the related government investigations.

The A. Schulman board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of A. Schulman and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. The A. Schulman board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by non-binding advisory vote, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger and the contingent value rights. A copy of the merger agreement is attached as Annex A to the proxy statement and the form of contingent value rights agreement (which we refer to as “form of CVR agreement”) is attached as Annex B to the proxy statement. The proxy statement also describes the actions and determinations of the A. Schulman board of directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement and the form of CVR agreement, carefully and in their entirety. You may also obtain more information about A. Schulman from documents we file with the Securities and Exchange Commission (which we refer to as the “SEC”) from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of A. Schulman common stock. The failure of any stockholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of A. Schulman common stock, please contact Georgeson LLC, our proxy solicitor, by calling (877) 668-1646 toll-free.

Thank you for your support of A. Schulman.

Sincerely,

Joseph M. Gingo Chairman, President and Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated May 11, 2018 and, together with the enclosed form of proxy card, is first being mailed to stockholders of A. Schulman on or about May 15, 2018.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of A. Schulman, Inc., which we refer to as “A. Schulman” or the “Company,” is to be held on June 14, 2018, at 11:00 a.m. (ET), at the Sheraton Suites Akron Cuyahoga Falls, 1989 Front Street, Cuyahoga Falls, Ohio 44221, to consider and vote upon the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated as of February 15, 2018, which we refer to as the “merger agreement” among LyondellBasell Industries N.V., which we refer to as LyondellBasell, LYB Americas Holdco Inc., which we refer to as Merger Sub, and A. Schulman;

2.

to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement; and

3.

to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Your vote is very important. We cannot consummate the merger unless the proposal to adopt the merger agreement receives the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy or voting instructions by telephone or the internet prior to the special meeting to ensure that your shares of A. Schulman common stock will be represented and voted at the special meeting if you are unable to attend.

For the Company to complete the merger, Company stockholders holding a majority of the shares of A. Schulman common stock outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. Failure to submit a signed proxy card, grant a proxy by phone or the internet or to vote in person by ballot at the Company special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. For more information concerning the special meeting, the merger agreement and the merger, please review the accompanying proxy statement, the copy of the merger agreement attached as Annex A thereto and the form of contingent value rights agreement (which we refer to as “form of CVR agreement”) attached as Annex B thereto.

The approval, on a non-binding advisory basis, of the proposal regarding specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the Company common stock, present or represented by proxy, at the special meeting and entitled to vote thereon, at which a quorum is present. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have no effect on this proposal.

The affirmative vote of the holders of a majority of the Company common stock, present or represented by proxy at the special meeting, whether or not a quorum is present, is required to approve the proposal to approve the adjournment of the special meeting, if necessary or appropriate. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the adjournment of the special meeting. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have no effect on this proposal.

Only stockholders of record as of the close of business on May 7, 2018 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 3637 Ridgewood Road, Fairlawn, Ohio 44333, during regular business hours for a period of at least ten (10) days before the special meeting and at the place of the special meeting during the meeting.

The A. Schulman board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by non-binding advisory vote, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

By Order of the Board of Directors,

Andrean R. Horton

Executive Vice President, Chief Legal Officer and

Secretary

May 11, 2018

Fairlawn, Ohio

i

Annexes

ii

SUMMARY

This Summary, together with the following section entitled “Questions and Answers,” highlights selected information from this proxy statement and does not contain all of the information that may be important to you. You should read carefully the entire proxy statement and the additional documents referred to in this proxy statement for a more complete understanding of the matters being considered at the special meeting. This summary includes references to other parts of this proxy statement to direct you to a more complete description of the topics presented in this summary. This proxy statement is dated May 11, 2018 and is first being mailed to stockholders on or about May 15, 2018.

Parties Involved in the Merger (page 32)

A. Schulman, Inc.

A. Schulman, Inc., which we refer to as “A. Schulman,” the “Company,” “we,” “us,” or “our,” is an international supplier of high-performance plastic compounds, composites, and resins. The Company was founded in 1928 and has been providing innovative solutions to meet its customers’ demanding requirements through proprietary and custom-formulated products. The Company’s customers span a wide range of markets, such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, custom services and sports, leisure & home. The Company has a strong presence in global markets, and provides new and enhanced product solutions that result in a product portfolio that is strongly positioned in the markets it serves. The Company employs approximately 5,200 people and has 54 manufacturing facilities globally. A. Schulman’s principal executive offices are located at 3637 Ridgewood Road, Fairlawn, Ohio 44333, and its telephone number is (330) 666-3751.

A. Schulman is a Delaware corporation and A. Schulman common stock, par value $1.00 per share, trades on the Nasdaq Stock Market, which we refer to as the “Nasdaq,” under the symbol “SHLM.”

Additional information about A. Schulman is contained in our public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information.”

LyondellBasell Industries N.V.

LyondellBasell Industries N.V., which we refer to as “LyondellBasell,” a public limited liability company (a naamloze vennootschap) formed under the laws of The Netherlands, is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,000 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world’s largest licensor of polyolefin and polypropylene technologies. LyondellBasell’s principal executive offices are located at 4th Floor, One Vine Street, London, W1J 0AH, The United Kingdom. LyondellBasell’s telephone number at that office is +44 (0) 207 220 2600.

LyondellBasell’s shares are listed on the New York Stock Exchange, which we refer to as the “NYSE,” under the symbol “LYB.”

Additional information about LyondellBasell can be found at www.lyondellbasell.com. The information provided on or accessible through LyondellBasell’s website is not part of or incorporated by reference in this proxy statement.

LYB Americas Holdco Inc.

LYB Americas Holdco Inc., a Delaware corporation and a direct wholly owned subsidiary of LyondellBasell, which we refer to as “Merger Sub,” was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Upon completion of the merger (as defined below), Merger Sub will merge with and into A. Schulman and will cease to exist.

The Merger (page 32)

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 15, 2018, which we refer to as the “merger agreement,” among LyondellBasell, Merger Sub and A. Schulman. Pursuant to the merger agreement, Merger Sub will merge with and into A. Schulman, which we refer to as the “merger,” and A. Schulman will become a direct wholly owned subsidiary of LyondellBasell. If the merger is completed, you will be entitled to receive (i) $42.00 in cash and (ii) one contingent value right, which we refer to as a “CVR,” in each case, without interest and less applicable withholding taxes, for each share of A. Schulman common stock you own (unless you have properly exercised your appraisal rights with respect to such shares). While no guaranty can be given that any additional proceeds will be received, each CVR will provide a holder with an opportunity to receive certain net proceeds, if any are recovered, from claims arising from the Company’s acquisition of its Citadel subsidiary or the acquisition by Citadel’s subsidiary, the Matrixx Group, Incorporated of its Lucent subsidiary, including certain ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary and the related government investigations.

Form of Contingent Value Rights Agreement (page 91)

At or immediately prior to the closing date as specified in the merger agreement, A. Schulman, LyondellBasell, certain CVR committee members and a paying agent mutually acceptable to A. Schulman and LyondellBasell will enter into a contingent value rights agreement substantially in the form attached as Annex B to this proxy statement (which we refer to as the “form of CVR agreement”), subject to reasonable revisions to such agreement as are requested by the paying agent and approved by LyondellBasell (which approval will not be unreasonably withheld, conditioned or delayed). The CVR agreement will govern the terms of the CVRs.

While no guaranty can be given that any proceeds will be received, each CVR will represent the right to receive contingent cash payments from certain net proceeds, if any are recovered, relating to claims arising from A. Schulman’s acquisition of its Citadel subsidiary or the acquisition by Citadel’s subsidiary, the Matrixx Group, Incorporated of its Lucent subsidiary, including from certain ongoing litigation against the former owners of A. Schulman’s Citadel subsidiary and the former owners of A. Schulman’s Lucent subsidiary and the related government investigations (See the sections entitled “Form of Contingent Value Rights Agreement –– Litigation Background; –– Purpose”). Any such payment will be subject to certain adjustments and deductions as described in the form of CVR agreement.

The CVRs will not represent an equity or ownership interest in LyondellBasell, any constituent party to the merger or any of their affiliates. The CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the Securities and Exchange Commission (which we refer to as the “SEC”) or freely transferable. The CVRs will not be transferable except in very limited circumstances (See the section entitled “Form of Contingent Value Rights Agreement –– Non-Transferability of Contingent Value Rights”). A paying agent will keep a register for the purpose of recording the CVRs and permitted transfers thereof.

In order to fund the pursuit of claims and satisfy certain customer claims, A. Schulman will, simultaneously with the entry into the form of CVR agreement, deposit into an escrow account $15 million, subject to certain adjustments resulting from expenses incurred and certain litigation and government investigation proceeds received between the execution date of the merger agreement and the execution date of the form of CVR agreement. Neither A. Schulman nor LyondellBasell will have any additional funding obligations under the form of CVR agreement other than making the deposit into the escrow account and depositing certain litigation and government investigation proceeds received into the escrow account. (See the section entitled “Form of Contingent Value Rights Agreement –– Funding of Escrow Expenses”).

A CVR committee will control the management and disposition of the litigation and related governmental investigations, including with respect to the prosecution, negotiation and settlement of claims. The CVR committee will be comprised of one member representing the CVR holders, one member representing LyondellBasell and one independent member. All fees, costs and expenses incurred by the committee in connection with the administration of the escrow account or in carrying out the committee’s powers and duties under the form of CVR agreement as well as LyondellBasell’s fee for its time supporting the litigation and government actions and customer claims expenses will be paid from the escrow account (See the section entitled “Form of Contingent Value Rights Agreement –– CVR Committee Establishment and Authority”).

Any proceeds received in respect of the litigation and related governmental investigations will be deposited into the escrow account. The first $38.5 million of proceeds (less certain actual customer claims and expenses) will be paid to the CVR holders; thereafter, the remaining proceeds (less certain actual and estimated customer claims and expenses) will be paid 85% to the CVR holders and 15% to A. Schulman.

On each CVR payment date, the applicable CVR payment amount will be paid to the CVR holders, after payment of any amounts payable from the escrow account, due to the Company under the form of CVR agreement, are paid to the Company; provided that prior to the final CVR payment date, which is the fifth anniversary of the date of the CVR agreement as such final CVR payment date may be extended in accordance with the form of CVR agreement, no payments will be made to the CVR holders if the escrow account does not contain a floor amount (which floor amount constitutes the greater of the (i) initial escrow amount (which will be equal to $15 million minus the Claims (as defined herein) expenses incurred after February 15, 2018 and before the date of the CVR agreement and minus any customer claims paid or made after February 15, 2018 and before the date of the CVR agreement) and (ii) the amount of unpaid existing expenses as of the date of determination plus the amount, as determined in good faith by the committee, reasonably necessary to pay all estimated future expenses in connection with the pursuit of claims and support of government actions from the date of determination until the likely termination date).

Such proceeds are intended to be paid to CVR holders:

•

within five (5) business days following the date of receipt of all or any portion of the amount (unless such amount was received prior to the date of the CVR agreement, in which case within five (5) business days of the date of the CVR agreement) (a) subject to the stipulated order that established an equitable lien (which is the equitable lien amounting to $7.5 million) over all pre-closing tax refunds payable by the Company to Citadel Plastics Holdings, LLC under the related acquisition agreement or (b) remaining in the indemnity escrow account established in connection with the Citadel acquisition;

•

within five (5) business days following the determination date each time the aggregate amount of proceeds received in respect of the litigation and related governmental investigations (including any received after February 15, 2018, and before the date of the CVR agreement) minus the floor amount described in the foregoing paragraph equals at least $30 million; and

•	to the extent any funds remain in the escrow account, on the final CVR payment date.

(See the sections entitled “Form of Contingent Value Rights Agreement –– Calculation of Payments; — Payment Procedures”).

The Special Meeting (page 26)

The special meeting will be held on June 14, 2018, at 11:00 a.m. (ET), at the Sheraton Suites Akron Cuyahoga Falls, 1989 Front Street, Cuyahoga Falls, Ohio 44221.

Record Date and Quorum (page 27)

Only Company stockholders of record as of the close of business on May 7, 2018, which we refer to as the “record date,” are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of A. Schulman common stock outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote (page 27)

Each share of A. Schulman common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

•	Via the internet. You can vote over the internet by following the instructions on the proxy card.

•	By Telephone. You can vote by telephone by following the instructions on the proxy card.

•	By Mail. You can vote by mail by signing, dating and mailing the enclosed proxy card.

For the Company to complete the merger, Company stockholders holding a majority of the shares of A. Schulman common stock outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of A. Schulman common stock or an abstention from voting for the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For the Company to approve, on a non-binding advisory basis, the proposal regarding specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement, Company stockholders holding a majority of the shares of A. Schulman common stock, present or represented by proxy at the special meeting and entitled to vote thereon, at which a quorum is present, must vote “FOR” the proposal to approve the specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement. An abstention from voting for the proposal to approve the specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have no effect on this proposal.

For the Company to adjourn the special meeting, Company stockholders holding a majority of the shares of A. Schulman common stock, present or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present, must vote “FOR” the proposal to adjourn the special meeting. An abstention from voting for the proposal to adjourn the special meeting will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have no effect on this proposal.

As of the record date, there were 29,526,887 shares of A. Schulman common stock outstanding.

We currently expect that the Company’s directors and executive officers will vote their shares, representing approximately 3.5% of the outstanding shares of A. Schulman common stock, in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Conditions to Completion of the Merger (page 86)

The following are some of the conditions that must be satisfied or, where permitted by law, waived before each party is required to consummate the merger:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of A. Schulman common stock entitled to vote thereon;

•

no order by any court or other tribunal of competent jurisdiction shall have been entered and continue in effect, and no law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal consummation of the merger;

•	the approval by the Committee on Foreign Investment in the United States, which we refer to as “CFIUS”, shall have been obtained;

•

all waiting periods applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, which we refer to as the “HSR Act”, shall have expired or been terminated, approval of the merger by the European Commission shall have been granted pursuant to Council Regulation (EC) No. 139/2004 of the European Union, as amended (which we refer to as the “EU Merger Regulation”), and clearances or approvals required under the antitrust laws applicable in each of the People’s Republic of China, Mexico, Turkey, Brazil and Russia shall have been obtained;

•

the accuracy of the representations and warranties of A. Schulman, on the one hand, and LyondellBasell and Merger Sub, on the other hand, in the merger agreement, subject in some instances to materiality, material adverse effect or other qualifiers, as of the effective time of the merger;

•

the performance or compliance in all material respects by A. Schulman, on the one hand, and LyondellBasell and Merger Sub, on the other hand, of their respective covenants required to be performed or complied with by them under the merger agreement at or prior to the closing of the merger; and

•	the absence of a “Company material adverse effect” since the date of the merger agreement.

When the Merger Becomes Effective (page 73)

The respective obligations of the parties to complete the merger are subject to the adoption of the merger agreement by the Company’s stockholders and the satisfaction or waiver of the other closing conditions. The merger agreement provides that the closing of the merger is to occur no later than the third business day after the satisfaction or waiver of the last of the closing conditions set forth in the merger agreement, unless another date is agreed to in writing by A. Schulman and LyondellBasell. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as may be agreed to in writing by the parties and specified in the certificate of merger (which time we refer to as the “effective time”).

Recommendation of the A. Schulman Board of Directors and Reasons for the Merger (page 42)

The A. Schulman board of directors unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement and “FOR” the other proposals to be considered at the special meeting. For a description of the reasons considered by the A. Schulman board of directors in deciding to recommend the adoption of the merger agreement, see “The Merger (Proposal 1) — Recommendation of the A. Schulman Board of Directors and Reasons for the Merger.”

Opinion of A. Schulman’s Financial Advisor (page 46)

Citigroup Global Markets Inc., which we refer to as “Citigroup,” delivered its oral opinion, subsequently confirmed in writing, to A. Schulman’s board of directors that, as of February 15, 2018, and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth therein, the merger consideration to be received by holders of shares of A. Schulman’s common stock (other than the shares (i) held immediately prior to the effective time by the Company (or held in the Company’s treasury), any wholly owned subsidiary of the Company, LyondellBasell, Merger Sub or any other wholly owned subsidiary of LyondellBasell and (ii) held by holders of such shares of Company common stock who properly exercise appraisal rights with respect thereto, the shares referred to in clauses (i) and (ii), which we refer to as “excluded shares”) pursuant to the merger agreement was fair from a financial point of view, to such holders.

The full text of the written opinion of Citigroup, dated February 15, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. We urge you to read the opinion carefully and in its entirety. Citigroup provided its opinion for the information and assistance of A. Schulman’s board of directors in connection with its evaluation of the merger. The Citigroup opinion did not address any other aspects or implications of the merger, the merger agreement, the form of CVR agreement or the CVR. Citigroup was not requested to, and accordingly did not, express any opinion as to the fairness of the arrangements relating to the CVR or the value of the CVR. The Citigroup opinion did not address the underlying business decision of A. Schulman to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for A. Schulman or the effect of any other transaction in which A. Schulman might engage. The Citigroup opinion was not intended to be and does not constitute a recommendation as to how any holder of the outstanding shares of A. Schulman common stock should vote or act with respect to the merger or any other matter.

For a more complete description, please see the section of this proxy statement entitled “The Merger (Proposal 1) — Opinion of A. Schulman’s Financial Advisor” beginning on page 46.

Treatment of Company Equity Awards (page 73)

The merger agreement provides that, at the effective time of the merger:

•

each option to purchase shares of A. Schulman common stock, which we refer to as a “Company option,” that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive (i) a cash amount, equal to the product of the total number of shares of A. Schulman common stock underlying such Company option, multiplied by the excess, if any, of $42.00 over the per-share exercise price of such Company option and (ii) one CVR for each share of A. Schulman common stock underlying such Company option, in each case, without interest and subject to any applicable tax withholding. Company options with a per-share exercise price equal to or greater than $42.00 will be cancelled without consideration;

•	each time-based restricted stock unit award of the Company, which we refer to as a “Company RSU,” that is outstanding immediately prior to the effective time of the merger (whether vested or unvested)

will be cancelled in exchange for the right to receive (i) a cash amount, equal to the product of the number of shares of A. Schulman common stock underlying such Company RSU, multiplied by $42.00 and (ii) one CVR for each share of A. Schulman common stock underlying such Company RSU, in each case, without interest and subject to any applicable tax withholding;

•

each performance-based restricted stock unit award of the Company, which we refer to as a “Company PSU,” that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive (i) a cash amount equal to the product of the number of shares of A. Schulman common stock underlying such Company PSU (determined at target achievement levels), multiplied by $42.00 and (ii) one CVR for each share of A. Schulman common stock underlying such Company PSU (determined at target achievement levels), in each case, without interest and subject to any applicable tax withholding; and

•

each restricted share of A. Schulman common stock, which we refer to as a “Company restricted share,” that is outstanding immediately prior to the effective time of the merger will vest and be converted into the right to receive (i) $42.00 in cash, and (ii) one CVR, in each case, without interest and subject to any applicable tax withholding.

Together, the Company options, Company RSUs, Company PSUs and Company restricted shares are referred to herein as the “Company stock awards.”

Interests of the Company’s Directors and Executive Officers in the Merger (page 56)

The directors and executive officers of A. Schulman have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56. The A. Schulman board of directors was aware of these interests prior to the execution of the merger agreement and considered them, among other matters, in approving the merger agreement and in determining to recommend that the stockholders adopt the merger agreement. These interests may include the following, among others:

•	the accelerated vesting, cancellation and cash-out of outstanding equity and equity-based awards;

•	the payment of a prorated cash annual incentive bonus for the year in which the closing occurs;

•

the entitlement of the executive officers to receive severance benefits under their respective change in control agreements (or under their respective employment agreements in the case of Messrs. Gingo and Richardson) upon a qualifying termination of employment following the completion of the merger;

•

the entitlement of the executive officers to receive certain payments pursuant to the terms of the Company’s non-qualified retirement plan upon a qualifying termination of employment occurring during a specified period following the completion of the merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.

Financing (page 65)

The merger is not conditioned upon receipt of financing by LyondellBasell. LyondellBasell and Merger Sub have represented to the Company that they will collectively have sufficient funds at a reasonable time prior to the closing of the merger to pay the merger consideration, to repay or refinance any indebtedness required to be repaid or refinanced as a result of the merger and to pay any other amount required or payable by LyondellBasell and Merger Sub under the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (page 65)

The receipt of the merger consideration for shares of A. Schulman common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder (as defined in the section entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger”) recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the receipt of, and payments with respect to, the CVRs, with respect to which there is substantial uncertainty. A Non-U.S. holder (as defined in the section entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax with respect to the exchange of A. Schulman common stock for the merger consideration pursuant to the merger unless such Non-U.S. holder has certain connections to the United States. Company stockholders should refer to the discussion in the section entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger,” and consult their tax advisors concerning the U.S. federal income tax consequences relating to the merger and the receipt of, and payments with respect to, the CVRs in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances (page 70)

Under the merger agreement, the merger cannot be completed until the approval required under CFIUS has been obtained, the applicable waiting periods under the HSR Act have expired or been terminated, the approval required under the EU Merger Regulation has been obtained and all other clearances or approvals under applicable antitrust laws have been obtained in the People’s Republic of China, Mexico, Turkey, Brazil and Russia.

A. Schulman and LyondellBasell filed their respective HSR Act notifications on March 5, 2018. On March 16, 2018, A. Schulman and LyondellBasell each received notice that the FTC granted early termination of the applicable waiting period under the HSR Act. Accordingly, the regulatory condition relating to the expiration or termination of the waiting period (and any extension thereof) under the HSR Act in respect of the merger has been satisfied.

On April 30, 2018, the Brazilian competition authority (CADE) published their approval of the transaction without restrictions. In a decision dated May 4, 2018, the Turkish Competition Authority also unconditionally cleared the transaction.

In early May, A. Schulman and LyondellBasell filed a joint voluntary CFIUS notice.

The parties have made all other required notifications and filings, including in draft form where applicable, and are seeking the remaining necessary approvals and clearances, under applicable foreign antitrust laws and CFIUS. As of the date of this proxy statement, the outstanding regulatory approvals are EU, People’s Republic of China, Mexico, Russia and CFIUS. Although there can be no assurance, the parties hope to complete the regulatory review process in the third calendar quarter of 2018.

Appraisal Rights (page 109)

Under the General Corporation Law of the State of Delaware, which we refer to as the “DGCL,” Company stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex D to this proxy statement.

Delisting and Deregistration of A. Schulman Common Stock (page 71)

If the merger is completed, A. Schulman common stock will be delisted from the Nasdaq, and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

Non-Solicitation; Takeover Proposals (page 79)

Except as expressly permitted by the merger agreement, A. Schulman has agreed that it shall not, and shall cause its affiliates and shall direct its affiliates’ respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, and financial advisers, which we refer to as “representatives” not to (i) directly or indirectly solicit, initiate or knowingly encourage, or facilitate any Company takeover proposal as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Takeover Proposals,” nor (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (except for the Company’s affiliates and its and their respective representatives or LyondellBasell and its affiliates and its and their respective representatives) regarding, or furnish to any such person, any nonpublic information with respect to any Company takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a Company takeover proposal. A. Schulman shall, and shall cause its affiliates and shall direct its and its affiliates’ respective representatives to, immediately cease all existing discussions, communications or negotiations with any person (except for the Company’s affiliates and its and their respective representatives or LyondellBasell and its affiliates and its and their respective representatives) conducted prior to the date of the merger agreement with respect to any Company takeover proposal, promptly request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to such person, its affiliates or its representatives.

Under the merger agreement, generally, the A. Schulman board of directors may not (i) withdraw, change, qualify, withhold or modify in any manner adverse to LyondellBasell its recommendation of the adoption of the merger agreement by the Company stockholders which we refer to as the “Company board recommendation,” (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company takeover proposal, (iii) fail to include in the proxy statement the Company board recommendation, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, or (v) formally resolve to effect or publicly announce an intention to effect any of the foregoing. Subject to certain exceptions, A. Schulman’s board of directors has agreed that it shall not authorize, permit, approve or recommend, or propose publicly to do any of the foregoing, or allow the Company or any of its affiliates to execute or enter into, any letter of intent or similar document constituting, or that would reasonably be expected to lead to, any Company takeover proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate the merger agreement.

However, prior to receipt of Company stockholder approval, A. Schulman’s board of directors, in certain circumstances and subject to certain limitations set forth in the merger agreement, may, (i) make a Company adverse recommendation change or terminate the merger agreement in connection with a Company takeover proposal and (ii) make a Company adverse recommendation change in connection with an intervening event that was not known to or reasonably foreseeable by A. Schulman’s board of directors as of February 15, 2018, unrelated to any Company takeover proposal, in each case as more fully described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Takeover Proposals,” and in each case, subject to specified notice obligations to LyondellBasell and specified obligations to negotiate and consider in good faith any revisions proposed by LyondellBasell to the merger agreement, as more fully described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Takeover Proposals — Notice of Company Takeover Proposal.”

Termination (page 87)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written agreement of A. Schulman and LyondellBasell;

•	by either A. Schulman or LyondellBasell if:

•

the closing of the merger shall not have occurred on or prior to November 15, 2018, which we refer to as the “end date”. However, if as of November 15, 2018, the condition relating to the absence of legal restraints (to the extent such legal restraint arises under any antitrust law and has not become final and nonappealable) or the condition relating to regulatory clearance has not been satisfied, but all other conditions to the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger), this date may be extended by either party for ninety (90) days, and thereafter for an additional period of sixty (60) days, by notifying the other party in writing of such extension not less than three (3) business days before the end date or February 13, 2019, which we refer to as the “first extended end date,” if extended. However, the right to terminate the merger agreement pursuant to this provision will not be available to any party if the failure to close on November 15, 2018, or February 13, 2019, or April 14, 2019 (which, collectively with the first extended end date, we refer to as the “extended end dates”), as applicable, was primarily caused by, or primarily the result of, a breach by a party of any covenant or other agreement of such party set forth in the merger agreement;

•

the condition relating to the absence of legal restraints is not satisfied and the legal restraint giving rise to such nonsatisfaction has become final and nonappealable. However, the right to terminate the merger agreement pursuant to the previous sentence will not be available to any party if such legal restraint was primarily caused by, or the result of, a breach of such party of any covenant or other agreement of such party set forth in the merger agreement; or

•

the Company stockholder approval shall not have been obtained at the Company special meeting duly convened (unless such Company special meeting has been adjourned, in which case at the final adjournment thereof).

•	by A. Schulman:

•

to enter into a definitive, written contract, with respect to a superior Company proposal in accordance with the specified non-solicitation provisions of the merger agreement (so long as the Company is in material compliance with those provisions) and after the payment to LyondellBasell of a termination fee of $50 million before or concurrently with such termination;

•

if LyondellBasell or Merger Sub has materially breached any representation, warranty, covenant or other agreement contained in the merger agreement, which breach (i) would reasonably be expected to prevent the satisfaction of the Company’s closing conditions, (ii) would reasonably be expected to prevent or materially delay the merger and (iii) is not curable or is not cured before the earlier of (1) the end date, and (2) thirty (30) calendar days following A. Schulman’s written notice to LyondellBasell. However, A. Schulman will not have the right to terminate the merger agreement pursuant to this provision if A. Schulman is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•

if a CFIUS turndown has occurred. However, A. Schulman will not have the right to terminate the merger agreement pursuant to this provision if A. Schulman’s failure to comply with its covenants under the merger agreement caused or resulted in the CFIUS turndown.

•	by LyondellBasell:

•

if (i) A. Schulman’s board of directors makes a Company adverse recommendation change in compliance with specified non-solicitation provisions of the merger agreement or (ii) A. Schulman is in intentional and material breach of the non-solicitation provisions of the merger agreement. LyondellBasell’s right to terminate the merger agreement in the case of clauses (i) and (ii) will expire upon the Company stockholder approval having been obtained;

•

if A. Schulman has materially breached any representation, warranty, covenant or other agreement contained in the merger agreement (other than an intentional and material breach of the non-solicitation provisions of the merger agreement), which breach (i) would reasonably be expected to prevent the satisfaction of LyondellBasell and Merger Sub’s closing conditions, and (ii) is not curable or is not cured before the earlier of (A) the end date, and (B) thirty (30) calendar days following LyondellBasell’s written notice to A. Schulman. However, LyondellBasell will not have the right to terminate the merger agreement pursuant to the previous sentence if LyondellBasell is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•

a CFIUS turndown has occurred. However, LyondellBasell will not have the right to terminate the merger agreement pursuant to this provision if LyondellBasell’s failure to comply with its covenants under the merger agreement caused or resulted in the CFIUS turndown.

Termination Fee (page 89)

If the merger agreement is terminated in specified circumstances, A. Schulman will be required to pay LyondellBasell a termination fee of $50 million, which we refer to as the “termination fee.”

LyondellBasell would be entitled to receive the termination fee from A. Schulman if the merger agreement is terminated:

•

by A. Schulman, prior to the closing, in compliance with certain non-solicitation provisions of the merger agreement, to enter into a definitive, written contract with respect to a superior Company proposal;

•

by LyondellBasell, because A. Schulman’s board of directors made a Company adverse recommendation change in accordance with the non-solicitation and board recommendation provisions in the merger agreement, or because A. Schulman is in intentional and material breach of the non-solicitation provisions of the merger agreement giving rise to LyondellBasell’s right to terminate the merger agreement; or

•

(i) by either LyondellBasell or A. Schulman because (1) the closing has not occurred by the end date or the extended end dates, as applicable or (2) the Company stockholder approval was not obtained at the Company special meeting, (ii) by LyondellBasell because A. Schulman has materially breached any representation, warranty, covenant or other agreement in the merger agreement such that it (x) would reasonably be expected to prevent the satisfaction of LyondellBasell and Merger Sub’s closing conditions, and (y) is not curable or is not cured before the earlier of (aa) the end date, and (bb) thirty (30) calendar days following LyondellBasell’s written notice to A. Schulman, then in the case of either clause (i) or (ii), if (A) at or prior to such termination, a Company takeover proposal has been made (and not publicly withdrawn prior to the termination for the end date or material breach, or the stockholder meeting with respect to a termination for failure to obtain stockholder approval) and (B) within nine (9) months after such termination, A. Schulman has entered into or consummated a Company acquisition agreement with respect to any Company takeover proposal or approved or recommended any Company takeover proposal.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses.

Specific Enforcement

In addition to any other remedy that may be available to any of the parties, including monetary damages, each of A. Schulman, LyondellBasell and Merger Sub is entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Litigation Relating to the Merger

On April 26, 2018, a complaint relating to the merger was filed in the United States District Court for the District of Delaware by a purported stockholder captioned Barmack v. A. Schulman, Inc., et al., Civil Action No. 1:18-cv-00639. On April 30, 2018, a purported class action complaint relating to the merger was filed in the United States District Court for the Northern District of Ohio on behalf of a putative class of A. Schulman’s stockholders captioned Rosenblatt v. A. Schulman, Inc., et al., Civil Action No. 5:18-cv-00992. Both complaints state that the preliminary proxy statement is false and misleading and assert claims for violations of Section 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 against A. Schulman and its directors. The complaints seek, among other things, injunctive relief preventing the consummation of the merger, damages and an award of plaintiff’s expenses and attorney’s fees. Although both complaints request injunctive relief, neither plaintiff has filed a motion to enjoin the merger at this time. The Company believes that these lawsuits lack merit.

Market Price of A. Schulman Common Stock and Dividend Data

The Company common stock is listed on the Nasdaq under the symbol “SHLM.” The closing sale price of the Company’s common stock on February 14, 2018, the last trading day prior to the execution of the merger agreement, was $38.65 per share. On May 10, 2018, the most recent practicable date before the filing of this proxy statement, the closing price for A. Schulman’s common stock was $43.45 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

The following table sets forth during the periods indicated the high and low sales prices of A. Schulman common stock as reported on the Nasdaq, and the cash dividends declared per share for the periods indicated:

	Market Price		Dividend Declared
Quarter	High	Low
Q1 FY 2016	$38.51	$30.45	$0.205
Q2 FY 2016	$34.17	$21.49	$0.205
Q3 FY 2016	$29.29	$24.10	$0.205
Q4 FY 2016	$30.11	$21.17	$0.205
Q1 FY 2017	$34.35	$25.80	$0.205
Q2 FY 2017	$37.65	$32.35	$0.205
Q3 FY 2017	$34.55	$28.20	$0.205
Q4 FY 2017	$32.25	$25.15	$0.205
Q1 FY 2018	$39.70	$30.50	$0.205
Q2 FY 2018	$43.85	$35.35	$0.205
Q3 FY 2018(1)	$43.80	$42.60	$0.205

(1)	Provided through May 10, 2018.

Under the terms of the merger agreement, from the date of the merger agreement until the effective time, the Company is permitted to declare and pay dividends as specified in the merger agreement.

Following the merger, there will be no further market for A. Schulman common stock and we anticipate that our stock will be delisted from the Nasdaq and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we would no longer file periodic reports with the SEC.

For a more complete description, please see the section of this proxy statement entitled “Market Prices and Dividend Data” beginning on page 106.

*        *        *

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the merger agreement and the transactions contemplated thereby. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” preceding this section and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully.

Q:	Why am I receiving this proxy statement?

A: On February 15, 2018, A. Schulman entered into the merger agreement providing for the merger of Merger Sub, with and into A. Schulman, with A. Schulman surviving the merger as a direct wholly owned subsidiary of LyondellBasell. You are receiving this proxy statement in connection with the solicitation of proxies by the A. Schulman board of directors in favor of the proposal to adopt the merger agreement and to approve the other proposals to be voted on at the special meeting.

Q:	What is the proposed transaction?

A: The proposed transaction is the acquisition of A. Schulman by LyondellBasell through the merger of Merger Sub with and into A. Schulman pursuant to the merger agreement. Following the effective time of the merger, A. Schulman will be privately held as a direct wholly owned subsidiary of LyondellBasell, and you will no longer own shares of A. Schulman common stock and instead will have only the right to receive the merger consideration.

Q:	What will I receive in the merger?

A: If the merger is completed, you will be entitled to receive (i) $42.00 in cash and (ii) one CVR, in each case, without interest and less applicable withholding taxes, for each share of A. Schulman common stock you own as of immediately prior to the effective time of the merger. While no guaranty can be given that any additional proceeds will be received, each CVR will represent the right to receive contingent cash payments from certain net proceeds, if any are recovered, from claims arising from the Company’s acquisition of its Citadel subsidiary or the acquisition by Citadel’s subsidiary, the Matrixx Group, Incorporated of its Lucent subsidiary, including certain ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary and the related government investigations. For example, if you own 100 shares of A. Schulman common stock, you will be entitled to receive $4,200.00 in cash and 100 CVRs in exchange for your shares of A. Schulman common stock (less any amount that may be withheld with respect to any applicable withholding taxes). You will not be entitled to receive shares in the surviving corporation or in LyondellBasell.

Q:	What is a CVR and how does it work?

A: While no guaranty can be given that any proceeds will be received, each CVR will represent the right to receive contingent cash payments from certain net proceeds, if any are recovered, relating to claims arising from A. Schulman’s acquisition of its Citadel subsidiary or the acquisition by Citadel’s subsidiary, the Matrixx Group, Incorporated of its Lucent subsidiary, including from certain ongoing litigation against the former owners of A. Schulman’s Citadel subsidiary and the former owners of A. Schulman’s Lucent subsidiary and the related government investigations. Any such payment will be subject to certain adjustments and deductions as described in the form of CVR agreement.

The CVRs do not represent an equity ownership interest in LyondellBasell, any constituent party to the merger or any of their affiliates. The CVRs will not be evidenced by a certificate or other instrument. The CVRs will not be transferable except in very limited circumstances. A paying agent will keep a register for the purpose of recording the CVRs and permitted transfers thereof.

Subject to the terms and conditions of the form of CVR agreement, holders of CVRs will be entitled to (i) 85% of the resulting amount of (A) litigation proceeds plus (B) government action proceeds, (ii) minus the net tax cost, (iii) minus 85% of the Claims expenses, (iv) minus 85% of the amount of the LyondellBasell fee, unpaid and accrued as of the CVR payment date, (v) minus an amount equal to 85% of the customer claims, and (vi) minus 85% of the firm expenses, if any, (in each case for the items in clauses (ii) through (vi), without double counting any particular cost, fee, expense or claim, and only to the extent such amounts have not been taken into account in the calculation of a previous CVR payment amount actually paid to CVR holders pursuant to the form of CVR agreement); provided, however, that in calculating the CVR payment amount in respect of any CVR payment date prior to the final CVR payment date, the calculation of such CVR payment amount shall reflect reasonable estimates as of such CVR payment date, prepared by the CVR committee, of expected amounts of the items set forth in clauses (ii) through (v) above through the final CVR payment date. Notwithstanding the foregoing, A. Schulman (as then owned by LyondellBasell) will be entitled to the remaining 15% of such resulting amount (except with respect to the first $38.5 million in litigation proceeds and government action proceeds, which proceeds, less the claims expenses and customer claims, will be 100% for the benefit of the CVR holders).

The pro rata share of each CVR payment amount due to each holder will be determined by dividing (A) the CVR payment amount by (B) the sum of (i) the total number of CVRs outstanding on the CVR payment date, (ii) the total number of CVRs acquired by the Company or its affiliates as a result of a holder abandoning and transferring its remaining rights in a CVR to the Company and (iii) the total number of CVRs that would be distributed to holders of shares of Company convertible special stock that is outstanding on the CVR payment date, assuming conversion of such shares of Company convertible special stock to shares of Company common stock. Notwithstanding the foregoing, A. Schulman will be entitled to the remaining 15% of such resulting amount (except with respect to the first $38.5 million in litigation proceeds and government action proceeds, which proceeds, less actual claims expenses and customer claims, will be 100% for the benefit of the CVR holders).

For more information regarding the CVRs, see the section entitled “Form of Contingent Value Rights Agreement” beginning on page 91.

Q:	Is it possible that I will receive more than one payment under the CVR?

A: Yes; though there is no guaranty that any payment will be made to holders of CVRs, in respect of their contingent value rights, such holders may receive more than one payment under the CVR, pursuant to the terms of the form of CVR agreement. In the event you receive any cash payment as a holder of CVR, it is uncertain that there would be more than one such payment during the term of the form of CVR agreement. You may receive one payment, you may receive more than one payment or you may not receive any payment. Any payment to you is contingent on whether there are any net recoveries in respect of the claims arising from the Company’s acquisition of its Citadel subsidiary or the acquisition by Citadel’s subsidiary, the Matrixx Group, Incorporated of its Lucent subsidiary, including certain ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary, and the related government investigations, and such recoveries being in excess of certain costs and expenses (above the amount set aside in escrow) in accordance with the terms of the form of CVR agreement.

Q:	Is it possible that I will not receive any payment under the CVR?

A: Yes; there is no guaranty that you will receive any payment in respect of your CVR. Any payment to you as a holder of CVRs is contingent on whether there are any net recoveries in respect of the claims arising from the Company’s acquisition of its Citadel subsidiary or the acquisition by Citadel’s subsidiary, the Matrixx Group, Incorporated of its Lucent subsidiary, including certain ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary and the related government investigations, in accordance with the terms of the form of CVR agreement. You may not receive any payment in respect of your CVR if (i) no such proceeds are received, or (ii) if such proceeds do not exceed the amount of (1) net tax cost, (2) 85% of the claims expenses, (3) 85% of the amount of LyondellBasell fee, unpaid and accrued as of the CVR payment date, (4) 85% of the customer claims and (5) 85% of the firm expenses.

For information regarding payments in respect of CVRs, see the section entitled “Form of Contingent Value Rights Agreement — Calculation of Payments.”

Q:	Can I transfer my CVR?

A: You may not sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, your CVR, other than (i) through a transfer on death by will or intestacy, (ii) a transfer to an inter vivos or testamentary trust in which your CVR is to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order or by operation of law or (iv) through abandonment of all of your remaining rights in a CVR, which you may effect at any time, by transferring such CVR to A. Schulman without consideration therefor.

Q:	What will happen to the Company’s outstanding equity awards?

A: For information regarding the treatment of the Company’s outstanding equity awards, see the section entitled “The Merger Agreement — Treatment of Company Equity Awards” beginning on page 73.

Q:	What is included in these materials?

A: These materials include:

•	this proxy statement for the special meeting,

•	a proxy card or voting instruction form (enclosed with this proxy statement),

•	a copy of the merger agreement (attached as Annex A to this proxy statement),

•	a copy of the form of CVR agreement (attached as Annex B to this proxy statement),

•	the written opinion of Citigroup (attached as Annex C to this proxy statement), and

•	the full text of Section 262 of the DGCL (attached as Annex D to this proxy statement).

Q:	Where and when is the special meeting?

A: The special meeting will take place on June 14, 2018, at 11:00 a.m. (ET), at the Sheraton Suites Akron Cuyahoga Falls, 1989 Front Street, Cuyahoga Falls, Ohio 44221.

Q:	What proposals will be voted on at the special meeting?

A: There are three proposals scheduled to be voted on at the special meeting:

•	to adopt the merger agreement;

•

to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement; and

•

to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q:	What is the A. Schulman board of directors’ voting recommendation?

A: The A. Schulman board of directors recommends that you vote your shares:

•	“FOR” the proposal to adopt the merger agreement;

•

“FOR” the approval, on a non-binding advisory basis, of specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement; and

•	“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that the A. Schulman board of directors considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger (Proposal 1) — Recommendation of the A. Schulman Board of Directors and Reasons for the Merger.” In addition, in considering the recommendation of the A. Schulman board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Company stockholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	Who is entitled to vote at the special meeting?

A: All shares owned by you as of the record date, which is the close of business on May 7, 2018, may be voted by you. You may cast one vote per share of A. Schulman common stock that you held on the record date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.

On the record date, there were 29,526,887 shares of A. Schulman common stock issued and outstanding.

Holders of Company convertible special stock will not have any voting rights at the special meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and this proxy statement was sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of A. Schulman or to vote in person at the special meeting.

•

Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the special meeting, although only your broker, bank or other nominee will have the right to vote your shares at the special meeting, and only to the extent you have previously instructed it to do so.

Q:	What must I do if I want to attend the special meeting in person?

A: Attendance at the special meeting is limited to individuals who were stockholders as of the record date and admission will be on a first-come, first-served basis. Registration and seating will begin at 10:30 a.m. (ET). Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the special meeting. Beneficial owners of shares held in “street name” will need to bring proof of share ownership as of the record date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	If I am a stockholder of record of the Company’s shares, how do I vote?

A: If you are a stockholder of record, there are four ways you can vote:

•	in person at the special meeting;

•	via the internet, at the internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A: If you are a beneficial owner of shares held in street name, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your broker, bank or other nominee to obtain a “legal proxy” or broker’s proxy card and bring it to the special meeting in order to vote. Please note that if you hold your shares through broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker, bank or other nominee.

Q:	Will my shares of A. Schulman common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A: No. Because any shares of A. Schulman common stock you may hold in “street name” will be deemed to be held by a different stockholder of record than any shares of A. Schulman common stock you hold of record, any shares of A. Schulman common stock held in “street name” will not be combined for voting purposes with shares of A. Schulman common stock you hold of record. Similarly, if you own shares of A. Schulman common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card or vote separately by telephone or internet with respect to those shares of A. Schulman common stock because they are held in a different form of record ownership. Shares of A. Schulman common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of A. Schulman common stock held in an individual retirement account must be voted under the rules governing such account.

Q:	What is the quorum requirement for the special meeting?

A: A quorum is necessary to hold a valid special meeting. A quorum exists if the holders of a majority of the Company’s common stock issued and outstanding and entitled to vote at the special meeting are present in person or represented by proxy. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What happens if I do not give specific voting instructions?

A: Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the A. Schulman board of directors on all matters presented in this proxy statement.

Beneficial Owners. If you are a beneficial owner of shares held in “street name,” under the rules of the NYSE, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote without instructions on non-routine matters. The proposals to (i) adopt the merger, (ii) approve, on a non-binding advisory basis, of specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies are considered non-routine matters under applicable rules. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the representative counting votes that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such “broker non-votes” will not be counted in determining whether there is a quorum. A “broker non-vote” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What is the voting requirement to approve each of the proposals?

A: Adoption of the merger agreement would require Company stockholders holding a majority of the shares of A. Schulman common stock outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of A. Schulman common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval, on a non-binding advisory basis, of the proposal regarding specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement would require Company stockholders holding a majority of the shares of A. Schulman common stock, present or represented by proxy at the special meeting and entitled to vote thereon, at which quorum is present, to vote “FOR” the proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have no effect on this proposal.

The approval to adjourn the special meeting would require Company stockholders holding a majority of the shares of A. Schulman common stock, present or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present, to vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate. An abstention from voting will have the same effect as a vote

“AGAINST” the proposal to adjourn the meeting. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have no effect on this proposal.

Q:	How do A. Schulman’s directors and executive officers intend to vote?

A: We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting; although they have no obligation to do so.

Q:	What effects will the merger have on the Company?

A: A. Schulman common stock is currently registered under the Exchange Act, and is listed on the Nasdaq under the symbol “SHLM.” As a result of the merger, the Company will cease to be a publicly traded company and will become a direct wholly owned subsidiary of LyondellBasell. Following the consummation of the merger, A. Schulman common stock will be delisted from the Nasdaq and deregistered under the Exchange Act.

Q:	When is the merger expected to be completed?

A: We and LyondellBasell are working toward completing the merger as quickly as possible. We cannot be certain when or if the conditions to the merger will be satisfied (or, to the extent permitted, waived). The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Company stockholders and the receipt of certain regulatory clearances. Assuming timely receipt of the required regulatory clearances and satisfaction of other closing conditions, and although there can be no assurance, the parties hope to complete the regulatory review process in the third calendar quarter of 2018.

Q:	What happens if the merger is not completed?

A: If the merger agreement is not adopted by the Company’s stockholders, or if the merger is not completed for any other reason, the Company stockholders will not receive any payment for their shares of A. Schulman common stock in connection with the merger. Instead, the Company will remain a public company, and shares of A. Schulman common stock will continue to be registered under the Exchange Act, as well as listed and traded on the Nasdaq. In the event that the merger agreement is terminated, then, in certain specified circumstances, a termination fee of $50 million will be due and payable by A. Schulman to LyondellBasell. See the section entitled “The Merger Agreement — Termination — Termination Fee.”

Q:

What will happen if stockholders do not approve, on a non-binding advisory basis, the proposal on specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger?

A: The inclusion of this proposal is required by the SEC rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote and will not be binding on the Company or LyondellBasell. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	Can I revoke my proxy or change my vote?

A: Yes. You may revoke or change your proxy for any reason by:

•	providing a written notice of revocation that is received before the meeting to A. Schulman’s Corporate Secretary, Andrean R. Horton, at A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333;

•	delivering a valid, later-dated proxy either by telephone or online (your last delivery before the meeting begins will be counted);

•	completing, signing, dating and returning a new proxy card by mail to the Company before the special meeting; or

•	if you are a registered stockholder (or if you hold your shares in “street name” and have a proper legal proxy from your broker), attending the special meeting and voting in person.

Please note that simply attending the special meeting in person will not cause your previously granted proxy to be revoked. Shares held in “street name” may be voted in person by you at the special meeting only if you obtain a signed “legal proxy” from the stockholder of record giving you the right to vote the shares.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A: The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of A. Schulman common stock outstanding on the record date, not just the shares that are voted. If you do not vote or abstain from voting on any of the proposals to adopt the merger agreement, to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement, or to adjourn the special meeting, it will have the same effect as a vote “AGAINST” each of the respective proposals.

Q:	What happens if I sell my shares of A. Schulman common stock before completion of the merger?

A: In order to receive the merger consideration, you must hold your shares of A. Schulman common stock through completion of the merger. Consequently, if you transfer your shares of A. Schulman common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of A. Schulman common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting although you will have transferred your right to receive the merger consideration in the merger.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A: No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of A. Schulman common stock evidenced by stock certificates for the merger consideration. If your shares of A. Schulman common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take in order to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificates are, how will I get the merger consideration for my shares?

A: If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of A. Schulman common stock?

A: Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the proposal to adopt the merger agreement and such stockholder must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to comply exactly with the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex D to this proxy statement. For additional information, see the section entitled “Appraisal Rights.” Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q:	Will I be subject to U.S. federal income tax upon the exchange of A. Schulman common stock for the merger consideration pursuant to the merger?

A: If you are a U.S. holder (as defined in the section entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of A. Schulman common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss that you will recognize, as well as the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the receipt of, and payments with respect to, the CVRs, with respect to which there is substantial uncertainty. A Non-U.S. holder (as defined in the section entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax with respect to the exchange of A. Schulman common stock for the merger consideration pursuant to the merger unless such Non-U.S. holder has certain connections to the United States. Because particular circumstances may differ, we recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the merger and the receipt of, and payments with respect to, the CVRs in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the merger is provided in the section entitled “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What does it mean if I get more than one proxy card?

A: If your shares of A. Schulman common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction form. Please complete and return all of the proxy cards you receive (or submit each of your proxies by telephone or the internet, if available to you) to ensure that all of your shares of A. Schulman common stock are voted.

Q:	How many copies should I receive if I share an address with another stockholder?

A: Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that a single set of our proxy materials, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy materials to you if you write or call Georgeson by phone, toll-free at 877-668-1646, or in writing at 1290 Avenue of the Americas, 9th Floor, New York, New York 10104. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address or phone number set forth in the prior sentence.

Q:	Who will count the vote?

A: A representative of Broadridge Financial Solutions, Inc. will tabulate the votes.

Q:	Who will solicit and bear the cost of soliciting votes for the special meeting?

A: A. Schulman will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. A. Schulman has engaged Georgeson LLC, which we refer to as “Georgeson,” to assist in the solicitation of proxies for the A. Schulman special meeting. A. Schulman estimates that it will pay Georgeson a fee of approximately $13,000, plus reimbursement of certain expenses. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of A. Schulman common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Where can I find the voting results of the special meeting?

A: A. Schulman will announce preliminary voting results at the special meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K filed with the SEC within four (4) business days after the special meeting.

Q:	Where can I find more information about A. Schulman?

A: You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”

Q:	Who can help answer my other questions?

A: If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson, which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger, or the Company.

Georgeson LLC

1290 Avenue of the Americas,

9th Floor, New York,

New York 10104

Banks, brokers and stockholders may call toll free: 877-668-1646

or

A. Schulman

3637 Ridgewood Road

Fairlawn, Ohio 44333

Attention: Investor Relations

Jennifer Beeman

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are predictions based on expectations and projections about future events, and are not statements of historical fact. Forward-looking statements include statements concerning business strategy, plans and prospects, among other things, including anticipated trends and developments in and management plans for our business and the markets in which we operate. In some cases, you can identify these statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” and “continue,” the negative or plural of these words and other comparable terminology. All forward-looking statements included in this proxy statement are based upon information available to us as of the filing date of this proxy statement, and we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in A. Schulman’s Annual Report on Form 10-K for the year ended August 31, 2017 (the “Form 10-K”), under the heading “Risk Factors,” as updated from time to time by A. Schulman’s Quarterly Reports on Form 10-Q and other documents of A. Schulman on file or in this proxy statement filed with the SEC by A. Schulman, and the following factors:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•	the risk that there is no guaranty that any proceeds will be paid to stockholders pursuant to the form of CVR agreement;

•	the risk that the merger agreement may be terminated in certain circumstances that require A. Schulman to pay LyondellBasell a termination fee of $50 million;

•	risks related to the diversion of management’s attention from the Company’s ongoing business operations;

•	the effect of the announcement of the merger on the Company’s business relationships (including, without limitation, customers and suppliers), operating results and business generally;

•

risks related to obtaining the requisite consents to the merger, including, without limitation, the receipt of approval from the Company’s stockholders, the timing (including possible delays) and receipt of regulatory clearance and CFIUS approval from governmental authorities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental authority may deny or delay any such approval;

•	the conditions of the capital markets during the period covered by the forward-looking statements;

•	risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	risk that our stock price may decline significantly if the merger is not completed;

•

risks related to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates and policies or competitive development;

•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others; and

•	the fact that the Company’s stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see “Where You Can Find Additional Information” beginning on page 115). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the A. Schulman board of directors for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the A. Schulman board of directors for use at the special meeting to be held on June 14, 2018, at 11:00 a.m. (ET), at the Sheraton Suites Akron Cuyahoga Falls, 1989 Front Street, Cuyahoga Falls, Ohio 44221, or at any adjournment or postponement thereof.

Attendance at the special meeting is limited to individuals who were stockholders as of the record date and their authorized representatives, and admission will be on a first-come, first-served basis. Registration and seating will begin at 10:30 a.m. (ET). Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the special meeting. Beneficial owners of shares held in “street name” who desire to attend the special meeting, will need to bring proof of share ownership as of the record date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

If you are a stockholder of record, you may vote in person at the special meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the record date. If you are a beneficial owner of shares held in “street name” and wish to vote in person at the special meeting, you must obtain a “legal proxy” from the organization that holds your shares. A “legal proxy” is a written document that will authorize you to vote your shares held in “street name” at the special meeting. Please contact the organization that holds your shares for instructions regarding obtaining a “legal proxy.”

Purposes of the Special Meeting

One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and the material provisions of the merger agreement are summarized in the section of this proxy statement entitled “The Merger Agreement.”

In addition, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement, the value of which is disclosed in the table entitled “Golden Parachute Compensation” and the notes accompanying that table in the section of this proxy statement entitled “Advisory Vote on Merger-Related Executive Compensation (Proposal 2)” The non-binding advisory vote on specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement is separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or LyondellBasell. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the proposal.

Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about May 15, 2018.

Record Date and Quorum

The holders of record of A. Schulman common stock as of the close of business on May 7, 2018, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 29,526,887 shares of A. Schulman common stock were outstanding.

The presence at the special meeting, in person or represented by proxy, of the holders of record of a majority of the Company’s capital stock issued and outstanding and entitled to vote at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the special meeting. “Broker non-votes,” described below under the sub-heading “— Voting; Proxies; Revocation — Providing Voting Instructions by Proxy — Shares of A. Schulman Common Stock Held in “Street Name”,” will not be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the special meeting.

Required Vote

Each share of A. Schulman common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting. On the record date, there were 29,526,887 shares of A. Schulman common stock issued and outstanding.

Holders of Company convertible special stock will not have any voting rights at the special meeting. Holders of the Company’s convertible special stock can convert their convertible special stock at any time before or after the closing date. If they convert prior to the closing date, they will receive shares of the Company’s common stock at the current conversion rate. Upon closing, the Company’s convertible special stock will become convertible into the merger consideration, with each share of the Company’s convertible special stock becoming convertible into the consideration that a holder of a number of shares of the Company’s common stock equal to the conversion rate would have been entitled to receive at closing. If a holder of the Company’s convertible special stock elects to convert during the period beginning at the open of business on the trading day immediately following the closing date and ending at the close of business on the 30th trading day following the closing date, they will be entitled to an increase in the conversion rate. After such 30th trading day, the increase to the conversion rate will no longer apply but the convertible special stock will remain convertible into the merger consideration.

For the Company to complete the merger, Company stockholders holding a majority of the shares of A. Schulman common stock outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of A. Schulman common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval, on a non-binding advisory basis, of the proposal regarding specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement requires the affirmative vote of Company stockholders holding a majority of the shares of A. Schulman common stock, present or represented at the special meeting and entitled to vote thereon, at which a quorum is present. An abstention from voting will have the same effect as a vote

“AGAINST” the proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have no effect on this proposal.

The affirmative vote of Company stockholders holding a majority of the shares of A. Schulman common stock, present or represented at the special meeting and entitled to vote thereon, whether or not a quorum is present, is required to approve the proposal to approve the adjournment of the special meeting, if necessary or appropriate. An abstention from voting will have the same effect as a vote “AGAINST” the proposal to adjourn. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have no effect on this proposal.

Voting by the Company’s Directors and Executive Officers

At the close of business on May 7, 2018, directors and executive officers of the Company were entitled to vote 1,022,034 shares of A. Schulman common stock, or approximately 3.5% of the shares of A. Schulman common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares representing approximately 3.5% of the outstanding shares of A. Schulman common stock in favor of the proposal to adopt the merger agreement and in favor of the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of A. Schulman common stock as of the close of business on May 7, 2018, the record date, including stockholders of record and beneficial owners of A. Schulman common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of A. Schulman common stock in “street name” through a broker, bank or other nominee, you must provide a “legal proxy” from the organization that holds your share in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of A. Schulman common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of A. Schulman Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

•	Via the internet. You can vote over the internet by following the instructions on the proxy card.

•	By Telephone. You can vote by telephone by following the instructions on the proxy card.

•	By Mail. You can vote by mail by signing, dating and mailing the enclosed proxy card.

If you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the A. Schulman board of directors on all matters presented in this proxy statement. With respect to any other matters properly presented for a vote at the special meeting, the proxy holders will vote your shares in accordance with their best judgment. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of A. Schulman common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement and, assuming a quorum is present, will not affect the proposal, on a non-binding advisory basis, to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement, or the vote regarding the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies.

Shares of A. Schulman Common Stock Held in “Street Name”

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your broker or agent to obtain a “legal proxy” or broker’s proxy card and bring it to the special meeting in order to vote.

In accordance with the rules of the Nasdaq, brokers, banks and other nominees who hold shares of A. Schulman common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the non-binding advisory proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. “Broker non-votes,” if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect (x) on the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement or (y) on the adjournment proposal. Thus, for shares of A. Schulman common stock held in “street name,” only shares of A. Schulman common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•

providing a written notice of revocation that is received before the Company special meeting to A. Schulman’s Corporate Secretary, Andrean R. Horton, at A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333;

•	delivering a valid, later-dated proxy either by telephone or online (our last delivery before the meeting begins will be counted);

•	completing, signing, dating and returning a new proxy card by mail to the Company before the special meeting; or

•	if you are a registered stockholder (or if you hold shares in “street names” and have a proper legal proxy from your broker), attending the special meeting and voting in person.

Please note, however, that only your last-dated proxy will count. Attending the Company special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to A. Schulman, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by A. Schulman before the Company special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of A. Schulman common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the respective proposal to adopt the merger agreement, to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement and to adjourn the special meeting.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate, including for the purpose of soliciting additional proxies. In the event that a sufficient number of shares of A. Schulman common stock is present or represented, in person or by proxy, and voted in favor of the proposal to adopt the merger agreement at the special meeting such that the Company stockholder approval shall have been obtained, the Company does not anticipate that it will adjourn or postpone the special meeting.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the votes cast in respect of shares of A. Schulman common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting or as otherwise permitted by law. Any adjournment or postponement of the special meeting will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time before their use at the special meeting that was adjourned or postponed.

Solicitation of Proxies

The A. Schulman board of directors is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. A. Schulman has engaged Georgeson LLC, which we refer to as “Georgeson,” to assist in the solicitation of proxies for the Company special meeting. A. Schulman estimates that it will pay Georgeson a fee of approximately $13,000, plus reimbursement of certain expenses. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of A. Schulman common stock for their expenses in forwarding solicitation material to such beneficial owners.

Other Information

You should not return your stock certificate or send documents representing A. Schulman common stock with the proxy card. If the merger is completed, the paying agent for the merger will send to you a letter of transmittal and related materials and instructions for exchanging your shares of A. Schulman common stock.

THE MERGER (PROPOSAL 1)

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Parties Involved in the Merger

A. Schulman, Inc.

A. Schulman, Inc., which we refer to as “A. Schulman,” the “Company,” “we,” “us,” or “our,” is an international supplier of high-performance plastic compounds, composites and resins. The Company was founded in 1928 and has been providing innovative solutions to meet its customers’ demanding requirements through proprietary and custom-formulated products. The Company’s customers span a wide range of markets, such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, custom services and sports, leisure & home. The Company has a strong presence in global markets, and provides new and enhanced product solutions that result in a product portfolio that is strongly positioned in the markets it serves. The company employs approximately 5,200 people and has 54 manufacturing facilities globally. A. Schulman’s principal executive offices are located at 3637 Ridgewood Road, Fairlawn, Ohio 44333, and our telephone number is (330) 666-3751.

A. Schulman is a Delaware corporation and A. Schulman common stock, par value $1.00 per share, trades on the Nasdaq Stock Market, which we refer to as the “Nasdaq,” under the symbol “SHLM.”

Additional information about A. Schulman is contained in our public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information.”

LyondellBasell Industries N.V.

LyondellBasell Industries N.V., which we refer to as “LyondellBasell,” a public limited liability company (a naamloze vennootschap) formed under the laws of The Netherlands, is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,000 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world’s largest licensor of polyolefin and polypropylene technologies. LyondellBasell’s principal executive offices are located at 4th Floor, One Vine Street, London, W1J 0AH, The United Kingdom. LyondellBasell’s telephone number at that office is +44 (0) 207 220 2600.

LyondellBasell’s shares are listed on the New York Stock Exchange, which we refer to as the “NYSE,” under the symbol “LYB.”

Additional information about LyondellBasell can be found at www.lyondellbasell.com. The information provided on or accessible through LyondellBasell’s website is not part of or incorporated by reference in this proxy statement.

LYB Americas Holdco Inc.

LYB Americas Holdco Inc., a Delaware corporation and a direct wholly owned subsidiary of LyondellBasell, which we refer to as “Merger Sub,” was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Upon completion of the merger (as defined below), Merger Sub will merge with and into A. Schulman and will cease to exist.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger (which we refer to as the “merger”).

Upon the consummation of the merger, each share of A. Schulman common stock issued and outstanding immediately before the effective time of the merger (other than shares owned or held in treasury by A. Schulman or any direct or indirect wholly owned subsidiary of A. Schulman and owned by LyondellBasell or any direct or indirect wholly owned subsidiary of LyondellBasell (including Merger Sub), which in each case will be cancelled for no consideration, and other than shares with respect to which the stockholder has properly exercised its appraisal rights) will be cancelled and converted into the right to receive (i) $42.00 in cash, plus (ii) one CVR, in each case, without interest and less applicable withholding taxes. While no guaranty can be given that any additional proceeds will be received, each CVR will provide a holder with an opportunity to receive certain net proceeds, if any are recovered, from claims arising from the Company’s acquisition of its Citadel subsidiary or the acquisition by Citadel’s subsidiary, the Matrixx Group, Incorporated of its Lucent subsidiary, including certain ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary and the related government investigations.

A. Schulman common stock is currently registered under the Exchange Act and is listed on the Nasdaq under the symbol “SHLM.” As a result of the merger, the Company will cease to be a publicly traded company and will be a direct wholly owned subsidiary of LyondellBasell. Following the consummation of the merger, A. Schulman common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

The senior management and board of directors of A. Schulman actively monitor and assess developments in the chemical industry. As part of its ongoing evaluation of A. Schulman’s business, A. Schulman’s board of directors, together with senior management, regularly reviews and assesses A. Schulman’s performance, risks, opportunities and strategy, including reviews of opportunities to increase stockholder value. A. Schulman has focused on increasing stockholder value by implementing both organic and non-organic growth initiatives, including acquisitions. A. Schulman’s growth strategy is a set of initiatives aimed, among other things, at increasing its ability to leverage its innovative products into different geographic markets and explore adjacent markets and applications to increase sales volume and improve the profitability of A. Schulman’s product mix.

Additionally, senior management and board of directors of A. Schulman regularly review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of the Company’s ongoing efforts to strengthen its businesses and maximize value for its stockholders, taking into account economic, regulatory, competitive and other conditions.

From 2008 until 2015, A. Schulman successfully completed ten acquisitions. On June 1, 2015, as part of its expansion efforts, A. Schulman acquired all of the issued and outstanding shares of Citadel Plastics, Inc. (“Citadel”), a privately held portfolio company of certain private equity firms, for $801.6 million, which acquisition allowed A. Schulman to expand its engineered plastics business in North America and to supply engineered composites on a global basis. As a result of the financing related to the Citadel acquisition, which resulted in A. Schulman having outstanding debt of approximately $1.1 billion, A. Schulman’s strategic focus shifted toward deleveraging its balance sheet from such debt, while continuing to seek organic growth.

In June 2016, after identifying quality reporting issues affecting certain product lines at two (2) manufacturing facilities that had formerly been part of Lucent Polymers, Inc. (“Lucent”), an indirect wholly owned subsidiary of Citadel acquired by A. Schulman as part of the Citadel acquisition, A. Schulman and two of its subsidiaries filed a complaint in the Delaware Court of Chancery against the former owners of Citadel and certain former executives of each of Citadel and Lucent (the “Citadel litigation”), alleging breach of contract, fraudulent inducement, civil conspiracy, breaches of fiduciary duties and violations of “blue sky” laws in Illinois, Ohio, California and Indiana.

On November 22, 2016, The Matrixx Group, Inc. (“Matrixx”), an indirect subsidiary of A. Schulman, filed a lawsuit in the Delaware Court of Chancery against the former owners of Lucent and certain former executives of Lucent arising out of alleged false statements made in connection with Citadel’s December 2013 acquisition of Lucent (the “Matrixx Litigation”). Matrixx and one of its subsidiaries has asserted claims for breach of contract, fraud, conspiracy and breach of fiduciary duty.

Both the Citadel Litigation and the Matrixx Litigation remain pending. In addition, there are ongoing parallel investigations being undertaken by the United States Attorney’s Office for the Southern District of Indiana and the SEC that the Company understands relate to the allegations made by the Company in the Citadel Complaint arising out of the Company’s acquisition of Citadel (including Citadel’s subsidiary, Lucent). On September 6, 2017, the Federal Bureau of Investigation, Indianapolis division, notified A. Schulman’s counsel that the Company was a potential victim of a crime.

On August 18, 2016, Joseph Gingo, A. Schulman’s current chairman, president and chief executive officer, resumed his role as president and chief executive officer of the Company, with a goal of improving the performance of A. Schulman and assessing its strategic execution. Mr. Gingo has been a member of A. Schulman’s board of directors since 2000. Mr. Gingo served as A. Schulman’s chairman, president and chief executive officer from 2008 until his retirement as president and chief executive officer at the end of 2014 (he continued as chairman). Following downward revisions to earning guidance for 2016 and a decrease in the Company’s stock price, the then-chief executive officer, who was hired to replace Mr. Gingo upon Mr. Gingo’s retirement, mutually agreed with the board of directors to relinquish his officer role and his directorship, and Mr. Gingo was hired again as the Company’s president and chief executive officer. Soon after his being re-hired as president and chief executive officer, Mr. Gingo began to conduct a comprehensive review of the Company’s business plan and near- and long-term global end market trends.

On September 13, 2016, A. Schulman engaged Citigroup to assist the Company with reviewing its business plan, and near- and long-term global end market trends.

On October 14, 2016, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup in attendance. At the meeting, Citigroup representatives discussed with the Company’s board of directors their review and analysis of A. Schulman’s fiscal 2017 budget and long range business plan. Their review also provided a preliminary valuation of the Company.

In November 2016, A. Schulman engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to act as its outside legal counsel.

On December 9, 2016, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. Citigroup representatives (i) reviewed the mergers and acquisitions environment, both generally, and with respect to the chemical industry, in particular, (ii) provided financial perspectives regarding the Company and its stock performance, and (iii) provided perspectives regarding potential strategic alternatives available to A. Schulman. Citigroup representatives noted several inquiries received from financial sponsors and strategic buyers regarding a potential sale of A. Schulman. At the meeting, the board of directors discussed with Citigroup the challenges the Company was facing with respect to certain businesses in the execution of its plan, and Citigroup representatives recommended that the board of directors review A. Schulman’s current situation to understand whether the Company was experiencing normal, expected problems, or if A. Schulman’s issues were more significant and could impact its financial forecast.

Following further discussions, A. Schulman’s board of directors recommended that each of the board of directors and Citigroup review A. Schulman’s current situation and report back to the board at the next board meeting.

On February 10, 2017, A. Schulman’s board of directors met to discuss its considerations for a potential sale of the Company, with members of senior management and representatives of Citigroup and Skadden in attendance. At the meeting, Skadden attorneys discussed the fiduciary duties of directors in considering whether to explore a potential sale transaction. Mr. Gingo then reviewed with the board of directors the potential concerns with the Company’s 2017 fiscal year budget and long-range plan. Following Mr. Gingo’s presentation, Mr. John Richardson, A. Schulman’s executive vice president and chief financial officer, reviewed the fiscal year 2017 forecast with the board of directors. Citigroup representatives next updated A. Schulman’s board of directors on their ongoing review of the Company, including its execution on its business plan, and discussing A. Schulman’s share price, comparing it with peer companies and reviewing the mergers and acquisitions market in general. Citigroup representatives recommended, based on their review and analysis, not to initiate a potential sale process at that time and to reassess the situation after the conclusion of the third quarter of the 2017 fiscal year. Following discussions with senior management and Citigroup, the board of directors determined that A. Schulman should defer commencing exploring a potential sale of the Company and revisit such determination at later meetings of the board of directors after the board of directors had determined that the challenges in the Company’s business had been adequately addressed.

On March 30, 2017, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. At the meeting, a Citigroup representative provided Citigroup’s update regarding the general mergers and acquisitions environment. In response to feedback from members of senior management that certain issues remained with the execution on portions of the Company’s business plan, the Citigroup representatives emphasized the importance of demonstrating A. Schulman’s ability to assess its business on a near term basis with any potential buyer. Mr. Gingo discussed with A. Schulman’s board of directors that he had received an indication of interest from a private equity firm, Party 1, to potentially acquire A. Schulman, noting that such indication of interest did not include a proposed valuation. Following further discussion, A. Schulman’s board of directors expressed their desire to fully understand the strategic alternatives available to the Company in light of the current financial situation of A. Schulman. The board of directors requested that Citigroup assist the Company in preparing (i) an examination of the Company’s fiscal year 2017 and five-year plan, in collaboration with senior management, (ii) an assessment of strategic alternatives available to A. Schulman, such as divesting certain business units, and (iii) a financial analysis of A. Schulman based on certain financial information provided to Citigroup by senior management. After further discussion, A. Schulman’s board of directors agreed to defer commencing exploring a possible sale of the Company until Citigroup presented certain additional requested information to the board of directors.

On June 15, 2017, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. At the meeting, Citigroup representatives reviewed the Company’s stock price over time; the Citigroup representatives believed that the Company’s current stock price reflected the market’s continued confidence in the ability of A. Schulman’s senior management to improve operations. Citigroup representatives also noted the strong mergers and acquisitions market, in general, including in the chemical industry specifically. Citigroup representatives next discussed their review of the fiscal year 2017 and long range plan. Citigroup representatives reviewed potential strategic alternatives for the Company and explained that, based on their review, a potential sale of certain assets of A. Schulman would likely be dilutive to the Company’s 2018 earnings per share given the high firm value to EBITDA multiple that would be required for the selected divestitures to have no impact on 2018 earnings per share and that a potential sale of the entire Company could provide the most value for the Company and its stockholders. Considering the Company’s debt levels, Citigroup also discussed the possibility of the Company doing a potential equity raise and continuing to execute on its current business plan, but noted that equity offerings are most commonly used to finance an acquisition or support a deteriorating credit profile, neither of which was relevant in the case of the Company. Citigroup representatives further discussed the potential timeline of any potential sale process and noted that some of the financial sponsors to whom Citigroup was considering reaching out (if and when A. Schulman’s board of directors authorized contact) had previously indicated an interest in potentially acquiring A. Schulman. In a series of discussions following Citigroup’s review, A. Schulman’s board of directors concluded that it was in the best interests of A. Schulman and its stockholders for the senior management to explore a potential sale process as an alternative to remaining a standalone Company, and requested that Citigroup and the Company’s senior management begin taking the steps to prepare to engage in such a process. In parallel, the board of directors and its nominating and governance committee formed a “search committee” to consider potential search firms, review candidates and consider appropriate timing related to the chief executive officer succession in the event the Company continued on a standalone basis.

On July 19, 2017, A. Schulman’s board of directors met with members of senior management and representatives of Citigroup in attendance. At the meeting, the board of directors reviewed the preliminary financial information for June. Mr. Gingo indicated that because of margin compression in the Company’s business, the board of directors should support senior management’s desire to revise its annual earnings guidance and enact cost savings. At the meeting, Citigroup representatives discussed the timeline for the budget and a potential strategic transaction. Following discussion, the A. Schulman board of directors concurred with management’s decision to move forward with adjusting the Company’s annual earnings guidance and enacting additional cost savings.

On July 20, 2017, A. Schulman issued a press release announcing that it had revised its fiscal 2017 guidance and lowered its full-year 2017 adjusted net income guidance range to $1.60 to $1.70 per diluted share and adjusted EBITDA to $200 to $204 million. In its statement, the Company noted that the revision was driven by margin compression in the Company’s European business as well as weakened operating results from previous forecasts in certain other regions.

On August 14, 2017, Cruiser Capital Advisors, LLC (“Cruiser”) and Kingdon Capital Management, L.L.C. (“Kingdon”) filed a joint Schedule 13D with the SEC (the “Schedule 13D”) disclosing beneficial ownership of approximately 9% of the outstanding common stock of A. Schulman.

On August 17, 2017, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. At the meeting, the board of directors and its advisors discussed Cruiser’s and Kingdon’s Schedule 13D and certain implications thereof. A Citigroup representative reviewed with the board of directors the list of financial sponsors and strategic buyers identified by Citigroup with input from A. Schulman’s senior management to whom Citigroup could potentially reach out on behalf of A. Schulman, discussing that several such parties had previously expressed an interest in acquiring the Company, including two (2) private equity firms (one of whom was Party 1) and two (2) strategic bidders. A. Schulman’s board of directors determined to continue exploring a potential sale of A. Schulman.

On August 22, 2017, A. Schulman formalized its engagement of Citigroup as its exclusive financial adviser in connection with a possible sale of the Company.

On August 23, 2017, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. At the meeting, Mr. Gingo informed the board of a recent meeting among certain members of the Company’s senior management, certain members of the board of directors and representatives of each of Cruiser and Kingdon. Also at the meeting, Ernest Novak, a member of A. Schulman’s board of directors, advised the directors that he encountered an executive of an investment advisory firm, who informed Mr. Novak that such executive was asked to participate in a potential takeover of A. Schulman. No further communication was received from this person.

Following discussion at the August 23 board of directors meeting and a series of additional meetings, A. Schulman’s board of directors determined to enter into a cooperation agreement dated September 7, 2017, with Cruiser and Kingdon, pursuant to which A. Schulman appointed each of Allen Spizzo and Carol Eicher (whom Cruiser and Kingdon had requested to be appointed to the Company’s board of directors) to A. Schulman’s board of directors, and to enter into a services agreement with Dr. William Joyce (whom Cruiser and Kingdon had originally requested to be appointed to the Company’s board of directors, together with one additional candidate).

From August to September 2017, at the direction of A. Schulman’s board of directors, Citigroup conducted an outreach to twenty-seven (27) financial sponsors and strategic third parties identified by Citigroup with input from A. Schulman’s senior management (the “First Wave Bidders”), including the four (4) potential parties who previously expressed an interest in acquiring the Company. This initial outreach resulted in twenty-two (22) parties executing confidentiality agreements (each of which contained customary standstill provisions) with the Company and receiving the confidential information presentation.

On October 4, 2017, The Wall Street Journal published an article speculating that A. Schulman was engaging in a sale process (the “WSJ Article”).

On October 10, 2017, out of the twenty-two (22) parties that entered into confidentiality agreements, five (5) First Wave Bidders submitted preliminary, non-binding indications of interest, with bids ranging from $34 to $40 per share. Out of such five (5) indications of interest, three (3) bids were submitted from private equity funds to acquire the entire Company and two (2) bids were submitted from a private equity firm and a strategic bidder, to acquire segments of the Company without indicating any price. The other contacted parties declined to proceed further for varying reasons.

On October 11, 2017, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. At the meeting, a Citigroup representative reviewed the outreach to potential bidders and stated that Citigroup had received additional expressions of interest from potential bidders following the publication of the WSJ Article. At the meeting, Citigroup representatives presented a list of certain potential “second wave” bidders (the “Second Wave Bidders”), including bidders that initiated contact with Citigroup as well as potential bidders that Citigroup believes might be interested in pursuing a potential transaction to acquire A. Schulman. Citigroup representatives stated that nine (9) confidentiality agreements had been sent to Second Wave Bidders, noting that, although Citigroup anticipated some interest from the group of Second Wave Bidders, not all were likely to submit bids. Citigroup representatives then reviewed the initial preliminary, non-binding indications of interest that Citigroup had received from First Wave Bidders. Citigroup representatives noted that Party 5, a financial bidder, had submitted a bid ranging from $34 to $35 per share, Party 1, a financial bidder, had submitted a bid without indicating a specific price, but indicating that its indication was at current market to a modest premium to market and Party 6, a financial bidder, had submitted a bid ranging from $38 to $40 per share. Citigroup representatives further noted that Party 7, a financial bidder, had expressed an interest in distribution, engineered plastics and engineered composites portion of A. Schulman’s business only, and that Party 8, a strategic bidder, who had expressed interest directly to Mr. Gingo in 2016, expressed an interest in engineered plastics and masterbatch portion of A. Schulman’s business and noted its willingness to seek to secure a partner to buy the remaining segments of the Company. Following Citigroup’s review, A. Schulman’s board of directors concluded to direct Citigroup to reach out to twenty-eight (28) additional financial sponsors and strategic bidders, such bidders being the Second Wave Bidders, to cease further discussions with Party 7 and Party 8 as the board of directors believed that it was not in the best interest of the Company to sell only the portions of the Company in which those parties were interested, and to continue exploring a potential transaction with Parties 1, 5 and 6.

During the week of October 16, 2017, senior management of the Company held separate management presentations regarding A. Schulman with representatives of three (3) First Wave Bidders, specifically Party 1, Party 5 and Party 6.

By late October 2017, fifteen (15) Second Wave Bidders, including LyondellBasell on October 27, 2017, had executed confidentiality agreements (each of which contained customary standstill provisions) with the Company.

On November 9, 2017, two (2) First Wave Bidders; Party 5 and Party 6, submitted preliminary, non-binding indications of interest, reconfirming their value for the Company, with bids ranging from $32 to $36 per share, and three (3) Second Wave Bidders, Party 9 (a strategic bidder), Party 10 (a strategic bidder) and LyondellBasell, submitted preliminary, non-binding indications of interest, with bids ranging from $39 to $50.24 per share, with LyondellBasell’s bid ranging from $39 to $41 per share.

On November 10, 2017, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. At the meeting, a Citigroup representative reviewed the confirmation of the initial preliminary, non-binding indications of interest submitted by each of Party 5 and Party 6, each a private equity firm. The Citigroup representative noted that Party 1 was no longer interested in continuing with a potential transaction to acquire A. Schulman and did not submit a reconfirmation of value for the Company, Party 5, which initially submitted a bid ranging from $34 to $35 per share, reconfirmed at a bid range of $32 to $33 per share, and Party 6, which initially submitted a bid ranging from $38 to $40 per share, reconfirmed its bid at $36 per share, noting that its reconfirmation assumed that the Company’s stockholders would also receive contingent value rights entitling them to receive any proceeds (net of certain expenses) from certain ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary and the related government investigations. Citigroup representatives reviewed the initial, preliminary, non-binding indications of interest from three (3) Second Wave Bidders: Party 9, a strategic bidder, with a bid of $48.50 per share, Party 10, a strategic bidder, with a bid of $50.24 per share, and LyondellBasell, with a bid range of $39 to $41 per share. Citigroup representatives also noted that management presentations for those Second Wave Bidders would be scheduled for the week of November 13, 2017. Following Citigroup’s review, A. Schulman’s board of directors discussed, among other things, profiles of the Second Wave Bidders, strategic fit, competitive concerns, potential regulatory hurdles, and level of interest in, and ability to consummate, a potential transaction. Senior management and Citigroup representatives expressed their concerns as to whether Party 9 and Party 10 would submit a final bid at their initial price level. A. Schulman’s board of directors unanimously concluded to (i) proceed with the management presentations with each of Party 9, Party 10 and LyondellBasell, (ii) terminate discussions with Party 5 given its low reconfirmed non-binding, preliminary indication of interest and (iii) continue discussions with Party 6.

During the week of November 13, 2017, A. Schulman’s senior management held management presentations with each of the three (3) Second Wave Bidders, Party 9, Party 10 and LyondellBasell and asked such bidders to confirm their bids by December 20, 2017.

Starting in November 2017 and continuing into February 2018, LyondellBasell performed its due diligence of the Company.

From December 6, 2017 to January 18, 2018, LyondellBasell conducted global site visits at twenty (20) of A. Schulman’s facilities located in Germany, France, Belgium, United States, Mexico, Malaysia, United Kingdom, Brazil, Italy and China.

Also in December 2017, Party 6 and Party 10 each conducted global site visits at certain A. Schulman’s facilities.

On December 7, 2017, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. At the meeting, Citigroup representatives discussed the management presentations that were conducted with Party 9, Party 10 and LyondellBasell, noting that Party 9 had informed Citigroup that it was not interested in continuing to pursue a potential transaction to acquire the Company following such management presentation. Citigroup representatives noted that Party 10 had favorably received the management presentation and that Party 6 remained in the process and was conducting its due diligence. Citigroup representatives also stated that LyondellBasell appeared to have favorably received the management presentation and engaged significant internal and external resources to conduct its due diligence. Citigroup representatives next stated that the Second Wave Bidders’ reconfirmations of value were requested by December 20, 2017 and that bidders were asked to include the purchase price, financing plans, intentions for the business, the remaining outstanding diligence requests and an estimate of timing to execute a definitive merger agreement. The board of directors and its advisors discussed the regulatory approvals that would be required by the remaining bidders, and concern was expressed with respect to Party 10’s ability to obtain the necessary approvals in a timely manner. A representative of Skadden and senior management then reviewed with the board of directors the proposed terms of the merger agreement and the form of CVR agreement, which would be provided to bidders, and the board of directors discussed comments and concerns. At the meeting, Dr. Joyce discussed his views as to how improvements to “quote-to-cash,” “quick change” transitions in manufacturing, and inventory and purchasing could support a higher value and share price for the Company.

On December 20, 2017, Party 6 and Party 10 each informed Citigroup that they were not interested in a potential transaction to acquire the Company and withdrew from the process. LyondellBasell reaffirmed its previously submitted preliminary, non-binding indication of interest at $39 to $41 per share, and reiterated its interest in a potential transaction to acquire the Company.

On December 22, 2017, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. At the meeting, Citigroup representatives reported on the diligence performed by each of Party 6, Party 10 and LyondellBasell. A Citigroup representative reported that LyondellBasell remained in the process and had reaffirmed its preliminary, non-binding indication of interest at a range of $39 to $41 per share. A representative of Skadden reviewed the terms of the proposed form of CVR agreement with the board of directors, following up on concerns raised by the board at the prior meeting. At the board of director meeting, Dr. Joyce referred to Party 2, a private equity firm that had reviewed a potential transaction with A. Schulman in the initial stages of the sale process, but had determined not to proceed at that time. Dr. Joyce reported to the board of directors that, while he was attending a meeting unrelated to the Company but relating to Party 2, a representative of Party 2 expressed possible interest in again exploring a potential acquisition of A. Schulman. Following discussion of procedures to be followed in any such meeting, A. Schulman’s board of directors authorized Dr. Joyce, together with a representative of Citigroup, to meet with Party 2.

On January 5, 2018, Dr. Joyce, Citigroup representatives and representatives of Party 2 met to discuss Party 2’s renewed interest in a potential acquisition of A. Schulman. At that meeting, Party 2 had expressed interest and indicated that it would bid in January 2018.

On January 22, 2018, Shearman & Sterling LLP (“Shearman”), LyondellBasell’s outside counsel, provided revised drafts of the merger agreement and the form of CVR agreement, which reflected LyondellBasell’s comments to such agreements, in accordance with the bid procedures that Citigroup had provided to LyondellBasell.

On January 25, 2018, following review of LyondellBasell’s drafts of the merger agreement and the form of CVR agreement with members of the A. Schulman senior management team, Skadden representatives provided feedback regarding certain terms of such drafts to Shearman.

Also on January 25, 2018, following a diligence review, Party 2 declined to submit a bid to acquire the Company, indicating to Citigroup that it could not offer more than a price of $34 to $35 per share, leaving LyondellBasell as the sole remaining bidder.

On January 26, 2018, Citigroup sent LyondellBasell the Forecasts (which is described in the section entitled “The Merger (Proposal 1) –– Projected Financial Information”). The Forecast included profitability and working capital adjustments to certain non-public, unaudited prospective financial information that the Company’s senior management had previously prepared and shared with LyondellBasell.

On January 31, 2018, LyondellBasell submitted a letter to A. Schulman containing a definitive, binding proposal to acquire all of the equity interests of A. Schulman for $41 plus one CVR per share and further revised drafts of the merger agreement and the form of CVR agreement.

On February 1, 2018, A. Schulman’s board of directors met, with members of senior management and representatives of Skadden and Citigroup in attendance, to discuss LyondellBasell’s proposal. At the meeting, Citigroup representatives summarized Citigroup’s outreach to and discussions with potential bidders and provided a preliminary review of the financial aspects of LyondellBasell’s proposal and preliminary financial analyses with respect to A. Schulman. Citigroup noted that multiple bidders were concerned about whether the Company’s systems could allow extraction of the information necessary to implement the cost saving initiatives that were proposed by Dr. Joyce in a reasonable timeframe. These bidders believed that there was long-term potential but it would be a very long, time-intensive and expensive process to extract savings and thought it would take a great deal longer than proposed by the board’s advisor. In its financial analyses, Citigroup relied on certain precedent transactions with certain comparable companies to evaluate A. Schulman’s status among its peers. The board requested that Citigroup consider showing comparisons with certain other precedent transactions at its next meeting. Skadden representatives discussed certain legal matters and reviewed the key terms of LyondellBasell’s revised drafts of the merger agreement and the form of CVR agreement. During such meeting, independent, non-executive members of the board of directors met separately with representatives of Skadden, during which certain members of the board of directors expressed their belief that a higher price per share could be obtained. After discussion regarding price as well as transaction terms, A. Schulman’s board of directors reconvened with the representatives of Citigroup and instructed Citigroup to consider whether other industry specific transactions should be taken into account in Citigroup’s financial analysis, and communicate to LyondellBasell’s financial advisors that the board of directors remained willing to continue discussions regarding a potential transaction if it would be at a higher price and if certain specified terms reflected in the merger agreement and the form of CVR agreement were more favorable to A. Schulman, including with respect the nature and scope of A. Schulman’s representations and warranties, LyondellBasell’s obligations in connection with seeking regulatory approvals, A. Schulman’s non-solicitation obligations, triggers for paying and the amount of a termination fee and the composition and authority of the committee under the form of CVR agreement and the calculation and timing of payments under the CVRs. Later that day and during the following day, Citigroup representatives delivered that message to and engaged in subsequent conversations with LyondellBasell’s financial advisors.

On February 2, 2018 and on February 3, 2018, representatives of Skadden and Shearman negotiated the terms of the merger agreement and the form of CVR agreement, including those specific terms identified by A. Schulman’s board of directors.

On February 5, 2018, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. During such meeting, representatives of Citigroup and Skadden provided an update regarding the discussions with LyondellBasell’s advisors. Representatives of Citigroup advised that LyondellBasell’s advisors had indicated they were working on a response to the comments raised on behalf of A. Schulman. Representatives of Citigroup also provided additional information with its comparable companies and precedent transactions analysis as requested by the board of directors.

On February 6, 2018, LyondellBasell provided written feedback to A. Schulman regarding the specific terms of the merger agreement and the form of CVR agreement that had been identified by A. Schulman’s board of directors, including with respect to LyondellBasell’s obligations in connection with seeking regulatory approvals, triggers for paying and the amount of a termination fee, the authority of the committee and the initial escrow amount under the form of CVR agreement, and the calculation and timing of payments under the CVRs. A. Schulman’s and LyondellBasell’s advisors discussed these responses.

On February 7, 2018, A. Schulman provided a response to LyondellBasell’s positions on the specific terms of the merger agreement and the form of CVR agreement, in accordance with the guidance provided by A. Schulman’s board of directors.

On February 8, 2018, LyondellBasell’s financial advisors communicated to Citigroup that LyondellBasell requested revised drafts of the merger agreement and the form of CVR agreement before LyondellBasell would be willing to provide a “best and final” offer.

On February 9, 2018, Skadden provided Shearman revised drafts of the merger agreement and the form of CVR agreement.

On February 11, 2018, LyondellBasell submitted a letter to A. Schulman containing its “best and final” definitive, binding proposal to acquire all of the equity interests of A. Schulman for $42 plus one CVR per share, and provided revised drafts of the merger agreement and the form of CVR agreement. The proposal provided that the first $38.5 million of proceeds (less certain expenses and other deductions) recovered in the litigation and related government investigations specified in the form of CVR agreement would be paid to the holders of CVRs and, thereafter, the proceeds from the litigation and related government investigations (less expenses and other deductions) would be paid 85% to the holders of CVRs and 15% would be retained by A. Schulman, as then owned by LyondellBasell. Other material open issues at such time under the terms of the transaction agreements included triggers for paying and the amount of a termination fee, the end date and length of extensions thereof if necessary to obtain regulatory approvals, the authority of the committee under the form of CVR agreement, and the calculation and timing of payments under the CVRs.

Later in the day on February 11, 2018, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance to discuss LyondellBasell’s “best and final” proposal. During the meeting, representatives of Citigroup and Skadden provided an update to the board of directors regarding, among other things, discussions with LyondellBasell’s advisors. Skadden representatives also discussed certain legal matters and reviewed the key terms of LyondellBasell’s drafts of the merger agreement and the form of CVR agreement. Following discussions, A. Schulman’s board of directors informed Citigroup representatives that the board of directors had determined to continue negotiating the terms of the merger agreement and the form of CVR agreement with LyondellBasell as discussed at the meeting.

On February 12, 2018, representatives of Shearman and Skadden further discussed the terms of the merger agreement and the form of CVR agreement.

On February 13, 2018, Skadden provided Shearman revised drafts of the merger agreement and the form of CVR agreement.

On February 14, 2018, Mr. Gingo and Mr. Stephen Doktycz, Senior Vice President, Strategic Planning and Transactions for LyondellBasell, spoke by telephone to discuss certain remaining open points in the merger agreement and the form of CVR agreement, including with respect to triggers for paying and the amount of a termination fee, the end date and length of extensions thereof if necessary to obtain regulatory approvals, the authority of the committee under the form of CVR agreement, and the calculation and timing of payments under the CVRs. Following that conversation, Shearman provided revised drafts of the merger agreement and the form of CVR agreement.

In the evening of February 14, 2018, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. Skadden representatives reviewed legal matters and the terms of the merger agreement and the form of CVR agreement, including the outcome of discussions on open issues as of the prior board meeting. Representatives of Citigroup reviewed its financial analyses in connection with the merger.

On February 14, 2018, following A. Schulman’s board of directors’ meeting, and into February 15, 2018, representatives of the parties further negotiated and reached resolution on the final remaining open points in the merger agreement and the form of CVR agreement.

In the early morning of February 15, 2018, A. Schulman’s board of directors met, with members of senior management and representatives of Citigroup and Skadden in attendance. Representatives of Citigroup and Skadden provided an update to the directors regarding the resolution of the open points in the merger agreement and the form of CVR agreement. Citigroup then rendered its oral opinion to the A. Schulman board of directors, subsequently confirmed by delivery of a written opinion, dated February 15, 2018, that, as of such date and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth in such opinion, the merger consideration to be received by holders of shares of A. Schulman’s common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders (as described in the section below entitled “ –– Opinion of A. Schulman’s Financial Advisor”). After discussing the proposed transaction and considering the presentations by Skadden and Citigroup, the A. Schulman board of directors unanimously determined the transaction with LyondellBasell to be advisable and in the best interests of A. Schulman’s stockholders, determined to approve the merger agreement and resolved to recommend adoption of the merger agreement by A. Schulman’s stockholders. Following the meeting, A. Schulman and LyondellBasell confirmed to each other that their respective boards of directors had approved the transaction, and, a short time later, the merger agreement was executed by the parties.

On February 15, 2018, prior to the opening of trading of A. Schulman’s common stock on the Nasdaq and LyondellBasell’s common stock on the NYSE, LyondellBasell and A. Schulman issued a joint press release announcing the execution of the merger agreement. Consequently, A. Schulman’s senior management team contacted the remaining chief executive officer succession candidates to inform them that the chief executive officer search had been suspended.

Recommendation of the A. Schulman Board of Directors and Reasons for the Merger

Recommendation of our Board of Directors

The A. Schulman board of directors, after considering the various factors described below, (i) unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of A. Schulman and its stockholders, (ii) declared the merger agreement advisable under Delaware law and (iii) unanimously approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The A. Schulman board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by non-binding advisory vote, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement and (iii) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Reasons for the Merger

In recommending that stockholders vote in favor of the proposal to adopt the merger agreement, the A. Schulman board of directors considered a number of factors, including, but not limited to, the following (not necessarily in order of relative importance):

•

Compelling Value: That in light of its consideration of A. Schulman’s business and operations, historical results of operations, strategic business plans and financial projections, opportunities and risks or uncertainties in executing A. Schulman’s strategic plans, current and historical trading prices of the A. Schulman common stock, and multiples of earnings and EBITDA represented by the enterprise value of A. Schulman and the historical premia to various stock trading prices implied by the merger consideration of $42.00 per share and one CVR (with a potential future value), the A. Schulman board of directors believed that the merger consideration of $42.00 per share and one CVR (with a potential future value) offered compelling value to the A. Schulman stockholders.

Multiples of various EBITDA and adjusted EBITDA measures represented by the enterprise value of A. Schulman implied by the $42.00 per share merger consideration were:

•	10.5x based on A. Schulman’s last twelve (12) months adjusted EBITDA, as further adjusted at the direction of management for certain one-time items and the impact of the operational challenges;

•	9.9x based on A. Schulman’s estimated adjusted EBITDA for the 2018 fiscal year based on Wall Street estimates; and

•	9.7x based on A. Schulman’s estimated adjusted EBITDA for the 2018 fiscal year based on A. Schulman senior management estimates.

The multiples of price to earnings (known as the price earnings ratio) implied by the $42.00 per share merger consideration were:

•	19.1x based on Wall Street estimates consensus estimate for the 2018 fiscal year; and

•	18.5x based on A. Schulman senior management’s estimate for the 2018 fiscal year.

The $42.00 per share merger consideration represented a premium to historic trading prices, including a premium of approximately:

•	8.7% over the closing sale price of $38.65 on the Nasdaq on February 14, 2018, the last trading day prior to the announcement of the merger agreement;

•	41.2% over the closing sale price of $29.75 on the Nasdaq on June 14, 2017, the last trading day prior to the A. Schulman board of directors’ decision to commence a strategic review of the Company;

•	56.4% over the closing sale price of $26.85 on August 11, 2017, the last trading day prior to the filing of a Schedule 13D by Cruiser and Kingdon;

•	2.6% over the 52-week high ($40.95) of A. Schulman common stock as of February 14, 2018;

•	68.0% over the 52-week low ($25.00) of A. Schulman common stock as of February 14, 2018; and

•	12.0% over the ninety (90) day volume-weighted average price ($37.49) of A. Schulman common stock as of February 14, 2018.

•

Best Available Alternative for Maximizing Stockholder Value: A. Schulman board of directors believed that (i) the merger consideration of $42.00 per share and one CVR (with a potential future value) was more favorable to A. Schulman stockholders than the continued operation of A. Schulman on a standalone basis, based on the A. Schulman board of directors’ understanding of A. Schulman’s business and operations, its current and historical results of operations, financial prospects and conditions, and the determination that continued operation of the Company on a standalone basis (including consideration of certain operational improvements that were suggested by the board of directors’ consultant) was not sufficiently likely to produce, on a risk-adjusted basis, values that would create more value for stockholders than the merger consideration offered by LyondellBasell, in light of the difficulties of achieving a higher value and share price for the Company, which achievement would be uncertain and would require significant improvements in the Company’s business processes, and would require significant costs and time, (ii) taking into account the perspectives provided by its financial advisor and A. Schulman’s senior management, it was not likely that another party would be willing to pursue a transaction at a value in excess of the value offered by LyondellBasell and (iii) the merger consideration of $42.00 per share and one CVR (with a potential future value) was the best value reasonably available to A. Schulman stockholders.

•

Appropriate Time to Engage in Sale of A. Schulman: While A. Schulman’s business is strong and continues to present opportunities for growth, as competition in the plastics industry has increased, including competition from larger global companies with greater resources than A. Schulman, there are increasing challenges to maintaining A. Schulman’s historic growth rate and profitability as a standalone company, especially because of the level of debt that A. Schulman continued to bear as a result of the Citadel acquisition; and to achieve a meaningful increase in A. Schulman’s share price, A. Schulman would need to transform itself into more of a specialty plastics company, which transformation would take considerable cost, which could be challenging as a result of the Company’s debt level, and time to fully realize and there would be no guarantees that such transformation could be successfully achieved.

•

Thorough Review of Strategic Alternatives: A. Schulman’s board of directors considered the results of the extensive review of strategic alternatives, including the fact that A. Schulman’s financial advisors undertook a robust and extensive pre-signing process seeking to sell all of A. Schulman in an effort to maximize the price A. Schulman stockholders would receive as consideration in any such strategic alternative.

•

Certainty of Value: The fact that a substantial portion of the proposed merger consideration is cash, so that the transaction provides A. Schulman stockholders certainty of value and liquidity for their shares, while eliminating the effect of long-term business and execution risk to A. Schulman stockholders.

•

Contingent Value Right: The fact that (i) the proposed merger consideration includes a CVR and that the provisions of the form of CVR agreement provide for the pursuit of the ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary and the support of related government investigations, thereby providing the opportunity for the Company’s stockholders to receive certain net proceeds, if any are recovered, from such litigation and government investigations and (ii) although there is no guaranty that the outcome of the litigation would result in any proceeds, the timing should be adequate to collect what is likely, if any, to be collected.

•

Financial Analyses of Citigroup and Receipt of Fairness Opinion: The financial analyses of Citigroup in connection with the merger and the oral opinion of Citigroup to the A. Schulman board of directors, subsequently confirmed by delivery of a written opinion dated February 15, 2018, that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration to be received by holders of shares of A. Schulman’s common stock (other than excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the section “— Opinion of A. Schulman’s Financial Advisor.”

•

Opportunity to Receive Company Takeover Proposals and to Terminate the Transaction in Order to Accept a Superior Company Proposal: A. Schulman’s right, in circumstances specified in the merger agreement, to respond to and negotiate unsolicited takeover proposals made before the time A. Schulman’s stockholders approve the proposal to adopt the merger agreement and to terminate the merger agreement in specified circumstances relating to a superior proposal subject to payment to LyondellBasell of a termination fee of $50 million, which amount the directors believed to be reasonable under the circumstances, taking into account the range of such termination fees in similar transactions, and the improbability that a fee of such size would be a meaningful deterrent to company takeover proposals.

•

Appraisal Rights: The fact that appraisal rights under the DGCL are available to holders of A. Schulman’s common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of A. Schulman’s common stock as determined by the Delaware Court of Chancery, as more fully described below under the section “Appraisal Rights.”

•

High Likelihood of Completion: That the A. Schulman board of directors considered the likelihood of completion of the merger to be high, particularly in light of the terms of the merger agreement and the closing conditions, including: the absence of a financing condition in the merger agreement and the representation of LyondellBasell in the merger agreement that as of a reasonable time prior to the closing of the merger, it will have sufficient available funds necessary to consummate the merger; and the commitment of LyondellBasell to use its reasonable best efforts to take certain actions (subject to agreed limitations) to obtain regulatory clearance for consummation of the merger.

•

Arm’s-Length Terms and Other Factors Related to the Merger Agreement: The A. Schulman board of directors’ view that the merger agreement was the product of arm’s-length negotiation and contained customary terms and conditions, and its consideration of a number of other factors pertaining to the merger agreement, including (i) the termination provisions in the merger agreement, including the fact that the end date under the merger agreement (which may be extended under specified circumstances to allow for regulatory approvals to be obtained) on or after which either party, subject to specified exceptions, can terminate the merger agreement, allows for sufficient time to consummate the merger, (ii) subject to the terms and conditions set forth in the merger agreement, the ability of the A. Schulman board of directors to change its recommendation to the A. Schulman stockholders upon the occurrence of an intervening event that was not known to, or reasonably foreseeable by, A. Schulman’s board of directors as of or prior to February 15, 2018, and (iii) A. Schulman’s ability to specifically enforce LyondellBasell’s obligations under the merger agreement, including LyondellBasell’s obligations to consummate the merger, and A. Schulman’s ability to seek damages upon any breach by LyondellBasell of the merger agreement.

The A. Schulman board of directors also considered a number of uncertainties and risks concerning the merger, including the following:

•

The fact that A. Schulman stockholders will have no equity participation in A. Schulman following the merger, will not participate in any future earnings or growth or increase in value of A. Schulman and will not participate in any potential future sale of A. Schulman to a third party.

•

The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to A. Schulman’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, sales and other personnel), suppliers and customers. The A. Schulman board of directors recognized that such factors could cause A. Schulman’s business, sales, operations and financial results to suffer during the executory period or in the event the merger was not consummated.

•

The risk that the merger might not be completed and the possible adverse effect of the resulting public announcement of termination of the merger agreement on the trading price of A. Schulman common stock.

•

The requirement that under certain circumstances A. Schulman could be required to pay LyondellBasell a termination fee of $50 million (including if the A. Schulman board of directors recommends a superior proposal and LyondellBasell terminates the merger agreement).

•

The fact that there is no guaranty of recovering any net proceeds from the ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary and the related government investigations.

•

The provisions of the form of CVR agreement that provide, among other matters, that (i) holders of CVRs, after receipt of the first $38.5 million in litigation proceeds and government action proceeds, will only be entitled to 85% of the net litigation proceeds and government action proceeds and (ii) a fee will be paid to LyondellBasell, for its time supporting the litigation and government actions, from the escrow assets and deducted from any payment to holder of CVR rights and (iii) customer claims expenses will be paid out from the escrow assets and deducted from any payment to holder of CVR rights.

•

The restrictions on the conduct of A. Schulman’s business prior to the consummation of the merger, including the requirement that A. Schulman conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent A. Schulman from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, A. Schulman might have pursued.

•	The fact that the merger would be a taxable transaction to A. Schulman’s stockholders for U.S. federal income tax purposes and the fact that the tax treatment of the CVRs is not certain.

•	The fact that under the terms of the merger agreement, A. Schulman is unable to solicit, initiate, knowingly encourage or facilitate other takeover proposals during the pendency of the merger.

•

Subject to certain conditions, in the event of receipt of a superior proposal, LyondellBasell’s ability to cause A. Schulman to negotiate in good faith with LyondellBasell regarding revisions to the merger agreement, which A. Schulman’s board of directors must consider in good faith and determine in consultation with its financial advisor and outside legal counsel whether the superior proposal continues to constitute a superior proposal after considering the terms of any revisions proposed by LyondellBasell.

•	The fact that A. Schulman stockholders may vote down the merger agreement at the meeting of A. Schulman stockholders held for such purpose.

•

The significant costs involved in connection with entering into the merger agreement and completing the merger and the substantial time and effort of A. Schulman’s senior management required to complete the merger, which may disrupt A. Schulman’s business operations and divert employees’ attention away from A. Schulman’s day-to-day business operations.

•

The fact that the completion of the merger will require CFIUS approval and antitrust clearance in the United States, the European Union, the People’s Republic of China, Russia, Mexico, Turkey and Brazil.

•

The fact that A. Schulman’s directors and officers may have interests in the merger that may be different from, or in addition to, those of A. Schulman’s other stockholders (see below under the section “ — Interests of the Company’s Directors and Executive Officers in the Merger”).

The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the A. Schulman board of directors in its consideration of the merger. After considering these and other factors, the A. Schulman board of directors concluded that the potential benefits of the merger outweighed the uncertainties and risks. In view of the variety of factors considered by the A. Schulman board of directors and the complexity of these factors, the A. Schulman board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the A. Schulman board of directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Based upon the totality of the information presented to and considered by the A. Schulman board of directors, the A. Schulman board of directors unanimously approved the merger agreement and the consummation of the merger in accordance with the terms and subject to the conditions of the merger agreement and recommends that A. Schulman stockholders adopt the merger agreement.

Opinion of A. Schulman’s Financial Advisor

A. Schulman retained Citigroup as its financial advisor in connection with the merger. In connection with this engagement, A. Schulman requested that Citigroup evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of shares of A. Schulman’s common stock (other than excluded shares). On February 15, 2018, at a meeting of the A. Schulman board of directors held to evaluate the merger and at which the merger agreement was approved, Citigroup delivered to the A. Schulman board of directors an oral opinion, confirmed by delivery of a written opinion, dated February 15, 2018, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citigroup as set forth in its written opinion, the merger consideration to be received by holders of shares of A. Schulman’s common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Citigroup’s written opinion, dated February 15, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citigroup in rendering its opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference in its entirety. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. We urge you to read the opinion carefully and in its entirety. Citigroup’s opinion was provided to the A. Schulman board of directors (in its capacity as such) in connection with its evaluation of the merger and was limited to the fairness, from a financial point, as of the date of the opinion, to the holders of shares of A. Schulman’s common stock (other than excluded shares) of the merger consideration. Citigroup’s opinion did not address any other aspects or implications of the merger, the merger agreement, the form of CVR agreement or the CVR. Citigroup was not requested to, and accordingly did not, express any opinion as to the fairness of the arrangements relating to the CVR or the value of the CVR. Citigroup’s opinion did not address the underlying business decision of A. Schulman to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for A. Schulman or the effect of any other transaction in which A. Schulman might engage. Citigroup’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citigroup, among other things:

•	reviewed drafts of the merger agreement and the form of CVR agreement, each dated February 14, 2018;

•

held discussions with certain senior officers, directors and other representatives and advisors of A. Schulman and certain senior officers and other representatives and advisors of LyondellBasell concerning the business, operations and prospects of A. Schulman;

•

examined certain publicly available business and financial information relating to A. Schulman as well as certain financial forecasts, including the Forecasts (as defined below), and other information and data relating to A. Schulman, including certain estimates prepared by the senior management of A. Schulman as to the net operating losses and other tax attributes of A. Schulman, which were provided to or discussed with Citigroup by the senior management of A. Schulman;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of A. Schulman’s common stock; the historical and projected earnings and other operating data of A. Schulman; and the capitalization and financial condition of A. Schulman;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the merger;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of A. Schulman; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of the senior management of A. Schulman that it was not aware of any relevant information that was omitted or that remained undisclosed to Citigroup. With respect to the financial forecasts, including the Forecasts, and other information and data provided to or otherwise reviewed by or discussed with Citigroup relating to A. Schulman, Citigroup was advised by A. Schulman’s senior management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of

A. Schulman as to the future financial performance of A. Schulman, including the potential impact of recent changes in U.S. tax laws and regulations, as to which Citigroup expressed no view or opinion. Citigroup further noted in its opinion that (i) the financial and operating performance data and the historical share price data it reviewed for the companies with publicly traded equity securities that it deemed to be relevant to its analysis and (ii) the financial terms of certain business combinations and other transactions that it deemed relevant to its analysis might not, in whole or in part, reflect the potential impact of such recent changes in U.S. tax laws and regulations on such financial and operating performance or financial terms, as applicable. In connection with Citigroup’s engagement and at the direction of A. Schulman, Citigroup approached, and held discussions with, selected third parties to solicit indications of interest in the possible acquisition of A. Schulman.

Citigroup assumed, with A. Schulman’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on A. Schulman or the merger. In addition, representatives of A. Schulman advised Citigroup, and Citigroup assumed, that the final terms of the merger agreement and the form of CVR agreement would not vary materially from those set forth in the drafts reviewed by Citigroup. Citigroup did not make and it was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of A. Schulman, nor did Citigroup make any physical inspection of the properties or assets of A. Schulman. Citigroup was not requested to and did not express any opinion as to the fairness of the arrangements relating to the CVR or the value of the CVR. Citigroup did not make any assessment of the status or the potential outcome of any outstanding litigation or investigation involving A. Schulman (including the Citadel Litigation, the Matrixx Litigation and any Government Action, each as defined in the form of CVR agreement) and excluded any potential proceeds of any such litigations or investigations from its analysis. In addition, Citigroup did not express any opinion as to the terms of the form of CVR agreement or the CVR or as to whether or when any amount payable with respect to the CVR will be paid. Citigroup also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the merger consideration or otherwise. Citigroup’s opinion was necessarily based upon information available to Citigroup, and financial, economic, market and other conditions and circumstances existing, as of the date of its opinion. The issuance of Citigroup’s opinion was authorized by Citigroup’s fairness opinion committee.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. This summary of these analyses is not a complete description of Citigroup’s opinion or the analyses underlying, and factors considered in connection with, Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citigroup arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of A. Schulman. No company, business or transaction used in Citigroup’s analyses as a comparison is identical or directly comparable to A. Schulman or the merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions reviewed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

Citigroup was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between A. Schulman and LyondellBasell and the decision to enter into the merger agreement was solely that of the A. Schulman board of directors. Citigroup’s opinion was only one of many factors considered by the A. Schulman board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors or the senior management of A. Schulman with respect to merger or the consideration payable in the merger or any other aspect of the transactions contemplated by the merger agreement.

The following is a summary of the material financial analyses presented to the A. Schulman board of directors in connection with the delivery of Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Comparable Companies Analysis

Citigroup performed a comparable companies analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the public valuation and trading multiples of similar publicly traded companies. Citigroup reviewed financial and stock market information of A. Schulman and the comparable publicly traded companies described below (collectively, the “comparable companies”). No publicly traded company is identical to A. Schulman, but these companies were selected because, among other reasons, they possessed certain financial, operational or business characteristics that, in Citigroup’s view (which took into account input from A. Schulman’s board of directors), were sufficiently comparable to those of A. Schulman or otherwise relevant for purposes of comparison.

•	Cabot Corporation

•	Ferro Corporation

•	Huntsman Corporation

•	Kraton Corporation

•	OMNOVA Solutions Inc.

•	PolyOne Corporation

Citigroup reviewed, among other information, firm values of the comparable companies, calculated as fully diluted equity values (based on closing stock prices of the comparable companies on February 14, 2018) plus debt, less cash and cash equivalents and other adjustments, as a multiple of fiscal year 2018 estimated EBITDA. The observed multiples of firm value to fiscal year 2018 estimated EBITDA for the comparable companies ranged from a low of 7.7x to a high of 10.9x (with a median of 8.7x), with such multiple for Cabot Corporation being 9.1x, for Ferro Corporation being 9.7x, for Huntsman Corporation being 7.7x, for Kraton Corporation being 8.4x, for OMNOVA Solutions Inc. being 8.1x and for PolyOne Corporation being 10.9x. Based on its professional judgment and experience, and taking into consideration the observed multiples for the comparable companies, Citigroup then applied a selected range of multiples of firm value to fiscal year 2018 estimated EBITDA of 7.7x to 8.7x, derived from the comparable companies, to corresponding fiscal year 2018 estimated EBITDA of A. Schulman to calculate an implied firm value reference range for A. Schulman. Citigroup selected this range because it believed that A. Schulman was more comparable to companies on the lower end of the range of the observed multiples. Fiscal year 2018 estimated EBITDA of the comparable companies were based on publicly available Wall Street research analysts’ estimates and other financial data of the comparable companies were based on public filings and other information. All of the observed multiples were adjusted to account for A. Schulman’s fiscal year end of August 31. The fiscal year 2018 estimated EBITDA of A. Schulman of $233 million was provided by, and used by Citigroup at the direction of, senior management of A. Schulman. Other financial data of A. Schulman were based on public filings and financial information provided by the senior management of A. Schulman. This analysis indicated an implied firm value reference range for A. Schulman of approximately $1,794 million to $2,033 million, from which the following approximate implied per share equity value reference range for A. Schulman was derived, as compared to the merger consideration (excluding the CVR) to be received in the merger.

Implied Per Share Equity Value Reference Range*	Merger Consideration (excluding the CVR)
$27.00 — $34.75	$42

*	Rounded to the nearest $0.25.

Precedent Transactions Analysis

Citigroup performed a precedent transactions analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the multiples paid in acquisitions of similar companies and businesses. Citigroup reviewed, to the extent publicly available, financial information for selected precedent transactions in the chemical industry announced between May 2007 and October 2017 with a range of approximate transaction values of $72 million to $11.6 billion (collectively, the “precedent transactions”).

The precedent transactions were chosen because they involved companies with financial, operational or business characteristics that, in Citigroup’s view, made them sufficiently comparable to A. Schulman and/or the transactions contemplated by the merger agreement or otherwise relevant for purposes of comparison. For each of the precedent transactions, Citigroup calculated the transaction value as a multiple of the target’s last twelve months (or LTM) EBITDA as of the time of the announcement of the transaction. The observed multiples for the precedent transactions are set forth in the table below and ranged from 5.3x to 12.5x.

Announcement Date	Target	Acquiror	Transaction Value / LTM EBITDA
October 2, 2017	Accella Performance Materials Inc.	Carlisle Companies Incorporated	11.5	x
September 19, 2017	Polyamide business of Solvay S.A.	BASF SE	7.0	x
March 27, 2017	Diversey Care (subdivision of Sealed Air Corporation)	Bain Capital	10.5	x
March 8, 2017	GE Water (subdivision of General Electric Corporation)	SUEZ Environment	12.5	x
September 26, 2016	Chemtura Corporation	Lanxess AG	9.8	x
September 13, 2016	Continental Structural Plastics	Teijin Limited	10.3	x
July 20, 2016	Den Braven Group	Arkema Inc.	11.0	x
March 21, 2016	Nexeo Solutions Holdings, LLC	WL Ross Holding Corporation	9.5	x
February 3, 2016	Certain TPE assets of Kraton Corporation	PolyOne Corporation	9.0	x
September 21, 2015	Argotec LLC	Schweitzer-Mauduit International Inc.	9.3	x
June 4 2014	Certain specialty plastics assets of Ferro Corporation	A. Schulman	5.7	x
March 25, 2013	Specialty PVC business of PolyOne Corporation	Mexichem, S.A.B. de C.V.	5.3	x
October 24, 2012	Spartech Corporation	PolyOne Corporation	7.4	x
February 8, 2012	Wavin B.V.	Mexichem, S.A.B. de C.V.	7.6	x
January 27, 2012	Solutia Inc.	Eastman Chemical Company	9.0	x
September 30, 2011	ColorMatrix Group, Inc.	PolyOne Corporation	11.1	x
May 21, 2007	GE Plastics (subdivision of General Electric Corporation)	Saudi Basic Industries Corporation	9.5	x

Based on its professional judgment and experience, and taking into consideration the observed multiples for the precedent transactions, Citigroup then applied a selected range of multiples of 8.5x to 10.5x to derive an implied equity value per share for A. Schulman. Financial data of the precedent transactions were based on public filings and other information. Financial data of A. Schulman were based on financial information provided by, and used by Citigroup at the direction of, senior management of A. Schulman. Citigroup applied the 8.5x to 10.5x range of transaction value / LTM EBITDA multiples to A. Schulman’s estimated adjusted LTM EBITDA for the last twelve (12) months for the quarter ending November 30, 2017, further adjusted for certain one-time items and operational challenges (as provided by, and used by Citigroup at the direction of, senior management of A. Schulman), indicating an implied firm value reference range for A. Schulman of approximately $1,821 million to $2,250 million, from which the following approximate implied per share equity value reference range for A. Schulman was derived, as compared to the merger consideration (excluding the CVR) to be received in the merger:

Implied Per Share Equity Value Reference Range*	Merger Consideration (excluding the CVR)
$27.75 – $42.00	$42

*	Rounded to the nearest $0.25.

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis of A. Schulman, which is an analysis designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered, after-tax free cash flows of that company over the projection period and the terminal value of that company at the end of the projection period. Citigroup performed this analysis using a cycle average methodology, as described below.

Citigroup performed a discounted cash flow analysis of A. Schulman by calculating the estimated present value of the unlevered, after-tax free cash flows that A. Schulman was forecasted to generate on a risk-adjusted basis for the nine months ending August 31, 2018 and the fiscal years ending August 31 from 2019 through 2022, as provided by senior management of A. Schulman and as further described in “Projected Financial Information” below. Based on its professional judgment and experience and taking into consideration the average LTM EBITDA multiples for A. Schulman over the last five years (8.5x), Citigroup calculated terminal values for A. Schulman by applying multiples ranging from 8.0x to 9.0x to the average EBITDA for the fiscal years ending August 31, 2017 (actual) through August 31, 2022 (following 2017, estimated for each year through 2022), normalizing capital expenditures and depreciation assumptions. Citigroup then discounted to present value (as of November 30, 2017) the unlevered, after-tax free cash flows and implied estimated terminal value using discount rates ranging from 9.0% to 10.1%, derived from a calculation of the weighted average cost of capital of A. Schulman, which Citigroup performed utilizing the capital asset pricing model with inputs that Citigroup determined were relevant based on publicly available data and Citigroup’s professional judgment. This analysis indicated an implied firm value reference range for A. Schulman of approximately $1,945 million to $2,209 million, from which the following approximate implied per share equity value reference range for A. Schulman was derived (after applying certain tax attributes), as compared to the merger consideration (excluding the CVR) to be received in the merger:

Implied Per Share Equity Value Reference Range*	Merger Consideration (excluding the CVR)
$32.50 – $41.00	$42
*	Rounded to the nearest $0.25.

Other Information

Citigroup observed certain additional factors that were not considered part of Citigroup’s financial analysis with respect to its opinion but were noted for informational purposes for the A. Schulman board of directors, including the following:

•	historical intraday trading prices of A. Schulman’s common stock during the 52-week period ended February 14, 2018, which reflected prices of $25.00 to $40.95 per share;

•

share price targets for A. Schulman’s common stock in Wall Street research analyst reports, discounted using a discount rate of 11.2%, representing the midpoint of A. Schulman’s cost of equity, which indicated low and high share price targets of $37.00 to $40.50 per share (rounded to the nearest $0.25), derived from undiscounted share price targets of $41.00 to $45.00 per share (rounded to the nearest $0.25); and

•

premiums paid in certain precedent transactions announced since 2007 involving public companies where the target company received consideration that was in cash. Citigroup observed a range of the annual median implied premiums to the unaffected stock prices paid in such transactions of 22.3% to 36.0%. Based on its professional judgment and experience, Citigroup then applied a slightly broader premium range of 20.0% to 40.0% to the closing price of A. Schulman’s common stock of $26.85 per share on August 11, 2017 (the business day before Cruiser Capital and Kingdon Capital jointly filed a Schedule 13D indicating an aggregate ownership interest of 8.78% in A. Schulman), which premium range indicated implied equity values per share of $32.25 to $37.50 (rounded to the nearest $0.25).

Miscellaneous

A. Schulman has agreed to pay Citigroup for its services in connection with the merger a fee of 1.00% of the aggregate transaction value, which is approximately $22.5 million (excluding amounts, if any, payable in respect of the CVRs), $2 million of which became payable upon delivery of Citigroup’s opinion and approximately $20.5 million of which is payable contingent upon consummation of the merger, provided, however, that any such fee payable in respect of the CVRs will become payable only upon the actual payment of amounts pursuant to the terms of the form of CVR agreement. In addition, A. Schulman has agreed to reimburse Citigroup for expenses incurred by Citigroup in performing its services, and to indemnify Citigroup and related parties against certain liabilities, including under federal securities laws, arising out of Citigroup’s engagement.

Citigroup and its affiliates in the past have provided, currently are providing and in the future may provide, services to A. Schulman and LyondellBasell unrelated to the proposed merger, for which services Citigroup and such affiliates have received and expect to receive compensation, including, during the three-year period prior to December 31, 2017, having (i) acted as joint bookrunner for a bond offering by LyondellBasell in February 2015, (ii) acted as co-manager for an offering of convertible securities of A. Schulman in April 2015, (iii) acted as joint bookrunner for an offering of senior notes by A. Schulman in May 2015, (iv) acted as joint bookrunner or joint arranger for A. Schulman under term loan and revolving credit facilities since June 2015, (v) acted as co-manager for an offering of senior notes by LyondellBasell in February 2017, and (vi) acted as joint lead arranger and bookrunner for LyondellBasell under a revolving credit facility since April 2016. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of A. Schulman and LyondellBasell for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with A. Schulman, LyondellBasell and their respective affiliates. In the three-year period prior to December 31, 2017, Citigroup and its affiliates derived aggregate revenues of approximately $1.3 million from A. Schulman and certain of its affiliates and approximately $4.0 million from LyondellBasell and certain of its affiliates for investment banking services unrelated to the merger.

A. Schulman selected Citigroup as its financial advisor in connection with the merger based on Citigroup’s reputation, experience and familiarity with A. Schulman and its business. Citigroup is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Projected Financial Information

A. Schulman does not, on a routine basis, publicly disclose long-term projections as to future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates, though A. Schulman has in the past provided investors with full-year financial guidance which may cover areas such as net sales, adjusted EBITDA, and adjusted earnings per share, among other items, which it may update from time to time during the relevant year. However, in connection with the evaluation of the proposed merger, A. Schulman provided its board of directors, LyondellBasell and their respective advisors with certain non-public, unaudited prospective financial information prepared by A. Schulman’s senior management for the fiscal years 2018–2022. Such non-public, unaudited prospective financial information included the Company’s 2018 budget and projections that were reviewed by the board of directors in August 2017 and October 2017 and subsequently shared with prospective bidders. In early 2018, such projections were updated, among other things, to reflect the impact of certain planned operational improvements initially suggested by A. Schulman’s consultant, Dr. William Joyce, and discussed with the Company’s board of directors. Such improvements were reviewed by senior management, considered achievable in the timeframe reflected, and management began to implement such changes. The Company’s 2018 budget and updated projections, which together we refer to as the “Forecasts,” were shared with A. Schulman’s board of directors as well as with LyondellBasell prior to its submission of its offer on January 31, 2018, and are summarized below.

The Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP, the Company’s independent accountant, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report, incorporated by reference, relates to the Company’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, A. Schulman’s management. The Forecasts were prepared solely for the internal use of A. Schulman and are subjective in many respects.

Although a summary of the Forecasts is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by A. Schulman’s senior management, which it believes were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at such time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Forecasts not to be achieved include general economic conditions, accuracy of certain accounting assumptions, timing of business investments, changes in actual or projected cash flows, competitive pressures and changes in tax or other laws or regulations. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that the A. Schulman board of directors, A. Schulman’s senior management team, Citigroup or any other recipient of this information considered, or now considers, the Forecasts to be material information of A. Schulman, or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Forecasts is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of A. Schulman’s common stock.

The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding A. Schulman contained in A. Schulman’s public filings with the SEC. The Forecasts were reviewed by A. Schulman’s senior management with, and considered by, A. Schulman’s board of directors in connection with its evaluation and approval of the merger.

The Forecasts are forward-looking statements. For information on factors that may cause A. Schulman’s future results to materially vary, see “Forward-Looking Statements” on page 24.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to update or otherwise revise the Forecasts to reflect circumstances existing after the date when A. Schulman prepared the Forecasts or to reflect the occurrence of future events or changes in general economic of industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, stockholders are cautioned not to rely on the Forecasts included in this proxy statement.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, as noted below. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. In addition, certain non-GAAP financial measures are a component of the Company’s annual and long-term employee incentive plans. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by A. Schulman may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the Forecasts were relied upon by Citigroup for purposes of its fairness opinion and by the board of directors in connection with its consideration of the merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Citigroup for purposes of its fairness opinion or by the board of directors in connection with its consideration of the merger. Accordingly, we have not provided a reconciliation of the financial measures included in the Forecasts.

Certain Forecasts and Terminal Year EBITDA

	Projected Fiscal Year Ending August 31(1),					Terminal Year Adj.(2)
($ in millions)	2018E*	2019E	2020E	2021E	2022E
Net Third Party Sales(3)	$2,016	$2,836	$2,968	$3,099	$3,226	$2,881
EBITDA(4)	$177	$261	$278	$299	$319	$268
EBIT(5)	$115	$180	$197	$218	$239	$226
NOPAT(6)	$86	$135	$148	$164	$179	$170
Unlevered Free Cash Flow(7)	$111	$138	$153	$179	$205	$160

*	Represents FY2018 budget for the nine (9) months ended August 31, 2018.
(1)

This table reflects selected measures from the A. Schulman Forecasts from 2018E through 2022E as provided to Citigroup in connection with its financial analyses summarized under “— Opinion of A. Schulman’s Financial Advisor.” The Forecasts were also provided to LyondellBasell in connection with its due diligence review of a possible transaction in January 2018, with certain differences in presentation as compared to the Forecasts provided to Citigroup noted below in footnotes 5 and 7. Significant assumptions utilized to prepare the projected financial information include, among other assumptions, revenue growth rates based on economic forecasts and Company business plans, raw material costs held relatively flat as a percentage of sales, and capital spending based on the planned capital projects.

(2)

Terminal Year Adj. — Citigroup calculated the terminal values for A. Schulman using 2018E through 2022E Forecasts provided by A. Schulman and applying multiples ranging from 8.0x to 9.0x to the average EBITDA for fiscal years ending August 31, 2017 (actual) through August 31, 2022, normalizing capital expenditures and depreciation assumptions.

(3)	Net Third-Party Sales — Net Third-Party Sales represents gross sales to unaffiliated customers less sales discounts and allowances.
(4)

EBITDA (Earnings before interest, tax, depreciation and amortization) is defined for purposes of the Forecasts as non-GAAP net income available to common stockholders before interest expense, income tax expense, depreciation and amortization. Additionally EBITDA excludes non-controlling interest, convertible special stock dividends, foreign currency transaction gains and losses, and other income/expense. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

(5)

EBIT (Earnings before interest and tax) is defined for purposes of the Forecasts as non-GAAP operating income, including certain other items of income and expenses which were not included in the EBIT provided by A. Schulman to LyondellBasell. EBIT is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

(6)

NOPAT (Net operating profit after tax at an estimated 25%) is defined for purposes of the Forecasts as earnings before interest and taxes (EBIT) adjusted for the impact of taxes. NOPAT is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

(7)

Unlevered Free Cash Flow is defined for purposes of the Forecasts as “NOPAT” plus depreciation and amortization, less capital expenditure and changes in net working capital accounts as well as certain other adjustments. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity. The Forecasts provided by A. Schulman to LyondellBasell did not include Unlevered Free Cash Flow.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the A. Schulman board that A. Schulman stockholders vote to adopt the merger agreement, A. Schulman stockholders should be aware that the directors and executive officers of A. Schulman have certain interests in the transaction that may be different from, or in addition to, the interests of A. Schulman stockholders generally. The A. Schulman board was aware of these interests and considered them, among other things, in evaluating the merger agreement and the transaction and in recommending that the A. Schulman stockholders adopt the merger agreement.

Treatment of A. Schulman Equity Compensation Awards

Treatment of Options

At the effective time, each then-outstanding Company option, whether vested or unvested, will be cancelled and converted into the right to receive (i) a cash amount equal to the product of the excess, if any, of $42 over the per-share exercise price of such Company option, multiplied by the total number of shares of A. Schulman common stock underlying such Company option and (ii) one CVR for each share of A. Schulman common stock underlying such Company option, in each case, without interest and subject to any applicable tax withholding. Company options with a per-share exercise price equal to or greater than the per-share amount will be cancelled without consideration.

The following table shows, as of April 30, 2018, with respect to A. Schulman’s named executive officers (as identified in A. Schulman’s Proxy Statement on Schedule 14A filed with the SEC on October 27, 2017) and each other executive officer who served as an executive officer of A. Schulman at any point in time on or following September 1, 2016: (1) the number of shares of A. Schulman common stock underlying each Company option, (2) the value of vested Company options and (3) the value of accelerated vesting with respect to unvested Company options as of the effective time. The following table assumes a stock price of $42.00 per share. The reflected values do not include the value of any CVRs payable with respect to any Company option because the payments, if any, that may become payable pursuant to the terms of the form of CVR agreement, is not currently determinable. None of the directors of A. Schulman who served as a director of A. Schulman at any point in time on or following September 1, 2016, hold outstanding Company options.

Name	Shares Underlying Vested Company Options (#)	Value of Vested Company Options ($)	Shares Underlying Unvested Company Options (#)	Value of Unvested Company Options ($)	Total Value of Company Options ($)
Executive Officers
Joseph M. Gingo	—	$—	78,430	$520,945	$520,945
John W. Richardson	—	$—	34,440	$228,747	$228,747
Joseph Levanduski(1)	—	$—	—	$—	$—
Heinrich Lingnau-Schneider	—	$—	17,230	$114,437	$114,437
Gary A. Miller	—	$—	22,500	$121,249	$121,249
Gustavo Perez	—	$—	14,600	$90,218	$90,218
Other Executive Officers (9)	—	$—	69,890	$442,973	$442,973

(1)	Joseph Levanduski resigned and terminated employment with A. Schulman as of October 31, 2016.

Treatment of Performance Stock Units and Restricted Stock Units

At the effective time, each then-outstanding Company RSU and Company PSU, whether vested or unvested, will be cancelled and converted into the right to receive (i) a cash amount equal to the product of the number of shares of A. Schulman common stock underlying such Company RSU or Company PSU (with the number of shares underlying Company PSUs determined at target achievement levels), multiplied by $42 and (ii) one CVR for each share of A. Schulman common stock underlying such Company RSU or Company PSU (with the number of shares underlying Company PSUs determined at target achievement levels), in each case, without interest and subject to any applicable tax withholding.

The following table shows, as of April 30, 2018, with respect to A. Schulman’s named executive officers (as identified in A. Schulman’s proxy statement on Schedule 14A filed with the SEC on October 27, 2017) and each other executive officer who served as an executive officer of A. Schulman at any point in time on or following September 1, 2016: (1) the number of shares of A. Schulman common stock underlying each Company RSU and Company PSU, (2) the value of vested Company RSUs and Company PSUs and (3) the value of accelerated vesting with respect to Company RSUs and Company PSUs as of the effective time. The following table assumes a stock price of $42.00 per share. The reflected values do not include the value of any CVRs payable with respect to any Company RSU or Company PSU because the payments, if any, that may become payable pursuant to the terms of the form of CVR agreement are not currently determinable. None of the directors of A. Schulman who served as a director of A. Schulman at any point in time on or following September 1, 2016, hold outstanding Company RSUs or PSUs.

Name	Shares Underlying Company RSUs (#)(1)	Value of Company RSUs ($)(2)	Shares Underlying Company PSUs (#)	Value of Company PSUs ($)(2)	Total Value of Company RSUs and PSUs ($)
Executive Officers
Joseph M. Gingo	83,334	$3,500,028	51,830	$2,176,860	$5,676,888
John W. Richardson	44,544	$1,870,848	22,420	$941,640	$2,812,488
Joseph Levanduski	—	$—	—	$—	$—
Heinrich Lingnau-Schneider	8,160	$342,720	18,880	$792,960	$1,135,680
Gary A. Miller	7,550	$317,100	20,770	$872,340	$1,189,440
Gustavo Perez	7,330	$307,860	17,180	$721,560	$1,029,420
Other Executive Officers (9)	31,750	$1,333,500	82,690	$3,472,980	$4,806,480

(1)

Of the number of Company RSUs shown for Mr. Gingo, 41,667 are subject to vesting on September 22, 2018. Of the number of Company RSUs shown for Mr. Richardson, 16,667 are subject to vesting on October 1, 2018.

(2)	The reflected value does not include the value of accrued dividend equivalent rights with respect to unvested Company RSUs and Company PSUs.

Treatment of Restricted Shares

At the effective time, each then-outstanding Company restricted share, whether vested or unvested, will be cancelled and converted into the right to receive (i) $42.00 per share and (ii) one CVR, in each case, without interest and subject to any applicable tax withholding.

The following table shows, as of April 30, 2018, with respect to A. Schulman’s named executive officers (as identified in A. Schulman’s Proxy Statement on Schedule 14A filed with the SEC on October 27, 2017) and each other executive officer who served as an executive officer of A. Schulman at any point in time on or following September 1, 2016: (1) the number of shares of A. Schulman common stock underlying each Company restricted share and (2) the value of accelerated vesting with respect to each such Company restricted share as of the effective time. The following table assumes a stock price of $42.00 per share. The reflected values do not include the value of any CVRs payable with respect to any Company restricted share because the payments, if any, that may become payable pursuant to the terms of the form of CVR agreement are not currently determinable. None of the directors of A. Schulman who served as a director of A. Schulman at any point in time on or following September 1, 2016, hold outstanding Company restricted shares.

Name	Shares Underlying Company Restricted Shares (#)	Value of Company Restricted Shares ($)(1)
Executive Officers
Joseph M. Gingo	—	$—
John W. Richardson	—	$—
Joseph Levanduski	—	$—
Heinrich Lingnau-Schneider	—	$—
Gary A. Miller	1,890	$79,380
Gustavo Perez	—	$—
Other Executive Officers (9)	5,482	$230,244

(1)	The reflected value does not include the value of cash dividends accrued with respect to unvested restricted shares.

Company ESPP

Pursuant to the merger agreement, as soon as reasonably practicable after February 15, 2018, A. Schulman, the A. Schulman board of directors or the appropriate committee thereof shall adopt resolutions or take other actions as may be required to provide that the “offering” (as defined in the A. Schulman 2009 Employee Stock Purchase Plan (which we refer to as the “Company ESPP”)) in effect as of February 15, 2018 will be the final offering (such period, the “final offering”) and no further offering will commence pursuant to the Company ESPP after February 15, 2018. In addition, each individual participating in the final offering on February 15, 2018 will not be permitted to (i) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the final offering commenced or (ii) make separate non-payroll contributions to the Company ESPP on or following February 15, 2018, except as may be required by applicable law. Prior to the effective time, A. Schulman shall take all actions that may be necessary to, effective upon the consummation of the merger, (A) cause the final offering, to the extent that it would otherwise be outstanding at the effective time, to be terminated no later than five (5) business days prior to the date on which the effective time occurs; (B) make any pro rata adjustments that may be necessary to reflect the final offering, but otherwise treat the final offering as a fully effective and completed offering for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than five (5) business days prior to the date on which the effective time occurs) of each outstanding purchase right pursuant to the Company ESPP.

On such exercise date, the Company must apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of A. Schulman common stock in accordance with the terms of the Company ESPP, and such shares of A. Schulman common stock will be outstanding shares of A. Schulman common stock and entitled to the merger consideration in accordance with the terms of the merger agreement. A. Schulman, the A. Schulman board of directors or a committee thereof must adopt such resolutions as are necessary to terminate the Company ESPP effective as of immediately prior to, and conditional upon the occurrence of, the effective time.

Quantification of Equity Compensation Awards

See the section entitled “Advisory Vote on Merger-Related Executive Compensation (Proposal 2)” beginning on page 101 of this proxy statement for information regarding unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC’s Regulation S-K based on the assumptions described in such section, including the assumption that the effective time occurs on November 15, 2018, that all named executive officers experience a covered termination at such time and that the price per share of A. Schulman common stock is equal to $42.00.

Annual Incentives

Pursuant to the merger agreement, immediately prior to the effective time, A. Schulman may, in its sole discretion, pay to each participant in an annual incentive plan or program a cash bonus for the year in which the closing occurs based on actual achievement through the closing date, prorated based on the number of days each participant was employed during the performance period through the closing date. Promptly following the effective time, LyondellBasell must establish an annual incentive plan or plans for the remainder of the year in which the effective time occurs, which must provide employees who continue to remain employed with A. Schulman or its subsidiaries (each, a “continuing Company employee”) with a bonus opportunity at least equal to that provided under the applicable A. Schulman annual incentive plan or program, prorated for the remainder of the year.

The following table shows the value of the prorated annual incentive that would be payable to A. Schulman’s named executive officers and each other executive officer of A. Schulman who served as an executive officer of A. Schulman at any point in time on or following September 1, 2016, assuming a closing of the merger occurring on April 30, 2018. Because actual achievement through the closing date is not currently determinable, the figures below are based on target level of achievement.

Name	Prorated Annual Incentive ($)
Executive Officers
Joseph M. Gingo	$613,333
John W. Richardson	$233,333
Joseph Levanduski	$—
Heinrich Lingnau-Schneider(1)	$195,998
Gary A. Miller	$215,625
Gustavo Perez(1)	$134,763
Other Executive Officers (9)(1)	$961,325

(1)

The amounts for Messrs. Lingnau-Schneider and Pérez and one other executive officer were translated to U.S. dollars from the Euro for Mr. Lingnau-Schneider, from the Mexican Peso for Mr. Pérez and from the Australian Dollar for the other executive officer, using the following foreign exchange rates as of end of day April 30, 2018: (i) 1.2079 Euro:USD, (ii) 0.053010 MXCP:USD and (iii) 0.754325 AUD:USD. The April 30, 2018 end of day foreign currency exchange rates from the Euro to the U.S. Dollar and from the AUD to the U.S. Dollar are obtained from the European Central Bank, and the foreign currency exchange rate from the Mexico Peso to the U.S. Dollar is obtained from Banco de Mexico.

Employment Agreements

Messrs. Gingo and Richardson are each party to an employment agreement with A. Schulman that provides for certain severance payments and benefits on a covered termination. The payments and benefits that A. Schulman’s executive officers may receive on a covered termination, including the potential value of such payments and benefits, are described below.

Joseph M. Gingo Employment Agreement

In connection with the re-appointment of Mr. Gingo to president and chief executive officer effective August 18, 2016, A. Schulman entered into an employment agreement with Mr. Gingo effective September 22, 2016, for a term of two (2) years through August 31, 2018, with the option by A. Schulman to extend the term for an additional year upon ninety (90) days written notice (which we refer to as the “Gingo agreement”). As permitted by the provisions of the Gingo agreement and the merger agreement, on March 27, 2018, the Gingo agreement was amended to extend the expiration date to the earlier of August 31, 2019 and thirty (30) days following the closing.

Pursuant to the Gingo agreement, in the event A. Schulman terminates Mr. Gingo’s employment without cause or Mr. Gingo elects a resignation for cause prior to the expiration of the Gingo agreement (as each term is defined in the Gingo agreement), regardless of whether such termination occurs prior to or following a change-in-control, Mr. Gingo will receive the following payments and benefits commencing within sixty (60) days following termination of employment: (i) salary continuation for the remaining term of the Gingo agreement, payable in accordance with A. Schulman’s regular payroll practices, and (ii) bonus(es) with respect to each August 31 occurring during the remaining term payable on each October 31 in an amount equal to Mr. Gingo’s annual base salary in effect on the date of termination. In addition, a termination of Mr. Gingo’s employment prior to expiration of the Gingo agreement for any reason other than a termination by the Company for cause is treated as a retirement, upon which Mr. Gingo is entitled to full vesting of each then-outstanding Company RSU and pro rata initial vesting of each then-outstanding Company PSU (based on the number of whole months from the date of grant through the termination date divided by 36) (subject to final settlement based on actual performance over the applicable performance period).

In addition to the above, upon a termination of Mr. Gingo’s employment following a change-in-control, Mr. Gingo becomes entitled to full vesting of each then-outstanding PSU with the number of shares underlying Company PSUs determined at target achievement levels as described above in the section entitled “— Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of A. Schulman Equity Compensation Awards.”

Assuming a termination of employment without cause by A. Schulman or a resignation for cause by Mr. Gingo and closing of the merger occurring on April 30, 2018 (in which case the term of the Gingo agreement would expire May 30, 2018), Mr. Gingo would be entitled to receive (1) salary continuation through thirty (30) days following the closing with a value equal to $76,667, (2) vesting of 83,334 Company RSUs and (3) initial vesting of 51,830 Company PSUs (subject to final settlement based on actual performance over the applicable performance period). The value of the treatment of equity awards held by Mr. Gingo in connection with the completion of the merger is described above in the section entitled “— Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of A. Schulman Equity Compensation Awards.”

Assuming a termination of employment without cause by A. Schulman or a resignation for cause by Mr. Gingo on April 30, 2018, and that the closing of the merger does not occur, pursuant to his employment agreement, the cash portion of Mr. Gingo’s severance entitlements would be (1) salary continuation through August 31, 2019 with a value equal to $1,226,667, (2) a bonus on October 31, 2018 and 2019 equal to $920,000 each, (3) vesting of 83,334 Company RSUs and (4) initial vesting of 51,830 Company PSUs (subject to final settlement based on actual performance over the applicable performance period).

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Gingo agreement, for a period of one (1) year following any termination of Mr. Gingo’s employment, Mr. Gingo may not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee who was employed by A. Schulman or any of its affiliates within six (6) months of the date of termination of Mr. Gingo’s employment; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of A. Schulman.

Pursuant to the terms of the Gingo agreement, Mr. Gingo is not entitled to receive any tax gross up for any excise tax imposed upon him under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). In the event that any payments or benefits paid or payable to Mr. Gingo pursuant to the Gingo agreement or any other plan, program or arrangement maintained by A. Schulman would constitute a “parachute payment” within the meaning of Section 280G of the Code, Mr. Gingo is entitled to receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by Mr. Gingo on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

John W. Richardson Employment Agreement

A. Schulman entered into an employment agreement with Mr. Richardson effective October 1, 2016, pursuant to which Mr. Richardson was appointed initially as executive vice president, finance effective October 1, 2016 and was appointed as executive vice president, chief financial officer effective November 1, 2016 for a term of two (2) years through October 31, 2018, with the option by Mr. Richardson to extend the term for an additional year upon ninety (90) days written notice (which we refer to as the “Richardson agreement”). On March 27, 2018, Mr. Richardson exercised his option to extend the term of the Richardson agreement to October 31, 2019.

Pursuant to the Richardson agreement, in the event A. Schulman terminates Mr. Richardson’s employment without cause or Mr. Richardson elects a resignation for cause, in each case, prior to the expiration of the Richardson agreement and prior to a change in control (as each term is defined in the Richardson agreement), Mr. Richardson will receive the following payments and benefits commencing within sixty (60) days following termination of employment: (i) salary continuation for the longer of until the end of the term or a period of twelve (12) months, payable in accordance with A. Schulman’s regular payroll practices, and (ii) bonus(es) with respect to each August 31 occurring during the remaining term payable on each October 31 in an amount equal to Mr. Richardson’s annual base salary in effect on the date of termination. In addition, a termination of Mr. Richardson’s employment prior to expiration of the Richardson agreement for any reason other than a termination by the Company for cause is treated as a retirement, upon which Mr. Richardson is entitled to (i) vesting in full of each then-outstanding RSU granted in 2016, (ii) pro rata vesting of each then-outstanding Company RSU granted in 2017 and 2018 (based on the number of whole months from the date of grant through the termination date divided by 36) and (iii) pro rata initial vesting of each then-outstanding Company PSU (subject to final settlement based on actual performance over the applicable performance period).

Pursuant to the Richardson agreement, in the event A. Schulman terminates Mr. Richardson’s employment without cause or Mr. Richardson elects a resignation for cause, in each case, prior to the expiration of the Richardson agreement and within two (2) years following a change-in-control, Mr. Richardson will be entitled to receive the following payments and benefits: (i) a lump sum cash payment (payable within thirty (30) days following the later of the date of termination and the change-in-control) equal to two times the sum of: (1) the greater of Mr. Richardson’s base salary (a) in effect immediately prior to the occurrence of the event or circumstance upon which the termination is based, or (b) in effect immediately prior to the change-in-control event; and (2) the greater of (a) the annual bonus earned by Mr. Richardson in respect of A. Schulman’s prior fiscal year, (b) the average annual bonus so earned in respect of the two fiscal years immediately preceding the fiscal year in which the change-in-control occurs, or (c) $350,000; and (ii) certain insurance benefits for eighteen (18) months from the date of termination. The treatment of equity awards held by Mr. Richardson in connection with the completion of the merger is described above in the section entitled “— Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of A. Schulman Equity Compensation Awards.”

Assuming a termination of employment without cause by A. Schulman or a resignation for cause by Mr. Richardson and the closing of the merger occurring on April 30, 2018, Mr. Richardson will be entitled to receive (1) a lump sum cash payment equal to $1,700,000 and (2) insurance benefits with a value of $1,988.

The value of the treatment of equity awards held by Mr. Richardson in connection with the completion of the merger is described above in the section entitled “— Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of A. Schulman Equity Compensation Awards.” Assuming a termination of employment without cause by A. Schulman or a resignation for cause by Mr. Richardson occurring on April 30, 2018, and that the closing of the merger does not occur, Mr. Richardson will be entitled to receive (1) salary continuation with a value equal to $750,000, (2) a bonus on October 31, 2018 and 2019 equal to $500,000 each, (3) vesting of 36,212 Company RSUs and (4) initial vesting of 5,755 Company PSUs, subject to final settlement based on actual performance over the applicable performance period.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Richardson agreement, for a period of one (1) year following any termination of Mr. Richardson’s employment, Mr. Richardson may not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee who was employed by A. Schulman or any of its affiliates within six (6) months of the date of termination of Mr. Richardson’s employment; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of A. Schulman.

Pursuant to the terms of the Richardson agreement, Mr. Richardson is not entitled to receive any tax gross up for any excise tax imposed upon him under Sections 280G and 4999 of the Code. In the event that any payments or benefits paid or payable to Mr. Richardson pursuant to the Richardson agreement or any other plan, program or arrangement maintained by A. Schulman would constitute a “parachute payment” within the meaning of Section 280G of the Code, Mr. Richardson is entitled to receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment”; or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by Mr. Richardson on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Change-in-Control Agreements

On September 22, 2016, A. Schulman entered into change-in-control agreements with certain of A. Schulman’s executive officers, including Messrs. Lingnau-Schneider, Miller, and Pérez (the “change-in-control agreements”). The change-in-control agreements are structured as double-trigger agreements and provide that in the event (i) a covered executive is terminated by A. Schulman without cause, or (ii) a covered executive resigns from A. Schulman for good reason (as such terms are defined in the change-in-control agreements), in each case, within two (2) years following a change-in-control, such covered executive will be entitled to the following: (1) continued payment of compensation and the provision of benefits through the date of termination; (2) an amount equal to any accrued, but unused vacation days; (3) a lump sum amount equal to two times the sum of (a) the covered executive’s base salary for the calendar year immediately preceding the year in which the date of termination occurs, and (b) the covered executive’s annual target bonus for the fiscal year in which termination occurs; and (4) the continuation of certain insurance benefits for a period of eighteen (18) months after the date of termination.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the change-in-control agreements, in the event that a covered executive becomes entitled to receive compensation under their respective change-in-control agreement, then for a period of one (1) year such covered executive may not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee who was employed by A. Schulman or any of its affiliates during the term of the change-in-control agreement; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of A. Schulman.

Under the terms of the change-in-control agreements, covered executives are not entitled to receive any tax gross up for any excise tax imposed upon them under Sections 280G and 4999 of the Code. In the event that any payments or benefits paid or payable to a covered executive pursuant to their change-in-control agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code, then such covered executive will receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment”; or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the covered executive on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

The following table shows the value of the severance that would be payable pursuant to the change-in-control agreements to A. Schulman’s named executive officers and each other executive officer of A. Schulman who served as an executive officer of A. Schulman at any point in time on or following September 1, 2016 assuming a closing of the merger occurring on April 30, 2018.

Name	Cash Severance	Insurance Benefit Continuation	Total Severance
Executive Officers
Joseph Levanduski	$—	$—	$—
Heinrich Lingnau-Schneider(1)	$1,492,600	$—	$1,492,600
Gary A. Miller	$1,509,375	$24,254	$1,533,629
Gustavo Perez(1)	$1,168,692	$36,842	$1,205,534
Other Executive Officers (9)(1)	$8,497,028	$176,690	$8,673,718

(1)

The amounts for Messrs. Lingnau-Schneider and Pérez and one other executive officer were translated to U.S. dollars from the Euro for Mr. Lingnau-Schneider, from the Mexican Peso for Mr. Pérez and from the Australian Dollar for the other executive officer, using the following foreign exchange rates as of end of day April 30, 2018: (i) 1.2079 Euro:USD, (ii) 0.053010 MXCP:USD and (iii) 0.754325 AUD:USD. The April 30, 2018 end of day foreign currency exchange rates from the Euro to the U.S. Dollar and from the AUD to the U.S. Dollar are obtained from the European Central Bank, and the foreign currency exchange rate from the Mexico Peso to the U.S. Dollar is obtained from Banco de Mexico.

280G Mitigation Actions

As described above, the Gingo agreement, Richardson agreement and change-in-control agreements provide for a “best net” approach in the event the executive officer could be subject to excise taxes due to Section 280G of the Internal Revenue Code, which we refer to as the 280G Excise Tax. Based on information available to date, certain executives may, absent any mitigating actions, be subject to the 280G Excise Tax.

While A. Schulman will be permitted to take certain actions to reduce the amount of any potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code), A. Schulman’s compensation committee has not yet approved any specific actions to mitigate the possible impact of Section 280G of the Code on A. Schulman and certain of the executives.

Other Employee Arrangements

Pursuant to the merger agreement, LyondellBasell must provide each continuing Company employee with the following during the period commencing at the effective time and ending on the first anniversary of the closing date (the “Continuation Period”): (1) base salary and wage rate that are no less favorable than those provided immediately prior to the effective time; (2) target level cash incentive compensation opportunities that are no less favorable than those provided immediately prior to the effective time; and (3) other compensation and benefits (excluding the value of any equity incentive compensation opportunities) that are no less favorable in the aggregate than those provided immediately prior to the effective time. LyondellBasell must also provide each continuing Company employee with severance benefits during the Continuation Period that are no less favorable than (i) those provided to similarly situated employees of LyondellBasell and its subsidiaries at the time of termination of employment or (ii) in certain cases, those provided under any applicable law or A. Schulman severance plans, policies or practices as in effect immediately prior to the effective time, if greater.

Following the closing, LyondellBasell must give continuing Company employees credit for years of service with A. Schulman before the effective time for all purposes with respect to LyondellBasell benefit plans (including for purposes of vesting, eligibility to participate and level of benefits, but not for purposes of defined benefit pension accrual or other post-employment benefits), except to the extent such credit would cause a duplication of benefits for the same period of service. LyondellBasell must also cause each continuing Company employee to be eligible to participate, without any waiting time, in any and all LyondellBasell benefit plans to the extent coverage under such LyondellBasell benefit plan is replacing comparable coverage under an A. Schulman benefit plan. In addition, with respect to medical, dental, pharmaceutical and vision benefits, LyondellBasell must waive all pre-existing condition exclusions and actively-at-work requirements for continuing Company employees and their dependents (to the extent such conditions were waived or inapplicable under A. Schulman benefit plans) and must take into account any eligible expenses incurred by any continuing Company employees or their dependents during the portion of the plan year prior to the effective time under A. Schulman benefit plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable under LyondellBasell benefit plans.

Financing

The merger is not conditioned upon receipt of financing by LyondellBasell. LyondellBasell and Merger Sub have represented to the Company that they will collectively have sufficient funds at a reasonable time prior to the closing of the merger to pay the merger consideration, to repay or refinance any indebtedness required to be repaid or refinanced as a result of the merger and to pay any other amount required or payable by LyondellBasell and Merger Sub under the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences relating to the merger applicable to Company stockholders whose shares are converted into the right to receive the merger consideration in the merger. This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Code, existing, proposed and temporary Treasury regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below. This summary deals only with shares held as capital assets within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation which may be relevant to particular Company stockholders in light of their individual circumstances, such as stockholders subject to special tax rules including, without limitation, the following:

•	financial institutions;

•	insurance companies;

•	brokers, dealers or traders in securities, currencies or notional principal contracts;

•	tax-exempt entities;

•

persons that hold shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar;

•	stockholders who exercise appraisal rights;

•	stockholders that acquired (or will acquire) shares through exercise of employee stock options or otherwise as compensation;

•	U.S. expatriates; and

•	controlled foreign corporations and passive foreign investment companies.

This discussion is for general information only and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger. In particular, this discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (including any U.S. federal estate, gift, alternative minimum or Medicare taxes) or any state, local, or non-U.S. tax consequences. We urge you to consult your tax advisor with respect to the particular U.S. federal, state and local or foreign tax consequences of the merger and the receipt of CVR payments to you.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds shares, you should consult your tax advisor regarding the tax consequences relevant to the merger and the receipt of CVR payments.

U.S. Holders

For purposes of this summary, a “U.S. holder” is a beneficial owner of Company shares who or that is, for U.S. federal income tax purposes:

(i) an individual who is a citizen or resident of the United States;

(ii) a corporation (or other entity taxable as a corporation) that is created in, or organized under the law of, the United States or any state or political subdivision thereof;

(iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

(iv) a trust, (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has otherwise validly elected to be treated as United States person under the Code.

General

Treatment as Open versus Closed Transaction

The receipt of the merger consideration by a U.S. holder whose Company shares are converted into the right to receive the merger consideration in the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss that a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the receipt of the CVRs, with respect to which there is substantial uncertainty.

The receipt of the merger consideration, which consists of cash and CVRs, may be treated as either an “open transaction” or a “closed transaction” for U.S. federal income tax purposes. The installment method of reporting any gain attributable to the receipt of CVRs will not be available because the Company’s common stock is traded on an established securities market. The following sections discuss the U.S. federal income tax consequences of the receipt of the merger consideration in the event the receipt of and payments made with respect to, the CVRs is treated as an open transaction and, alternatively, in the event the receipt of the CVRs is treated as a closed transaction. There is no authority directly addressing whether the receipt of, and payments made with respect to, contingent payment rights with characteristics similar to the CVRs will be taxed as “open transactions” or “closed transactions.” We urge you to consult your tax advisor with respect to the proper treatment and characterization of the receipt of, and payments made with respect to, the CVRs.

Imputed Interest under Section 483

Under either “open transaction” or “closed transaction” treatment, a CVR payment may be treated as a payment under a contract for the sale or exchange of the Company shares to which Section 483 of the Code applies if at least one (1) payment is due more than one (1) year after the consummation of the merger. If Section 483 of the Code applies, a portion of any CVR payment that is due more than six (6) months after the consummation of the merger will be treated as interest and subject to U.S. federal income tax as ordinary income. The interest amount will equal the excess of the amount received over its present value at the consummation of the merger, calculated using the relevant applicable federal rate as the discount rate. The applicable federal rate is published monthly by the U.S. Internal Revenue Service, which we refer to as the “IRS”. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three (3) month period ending with the month that includes the date on which the merger agreement was signed or the lowest applicable federal rate in effect during the three (3) month period ending with the month that includes the date of the consummation of the merger. The maturity range of the relevant applicable federal rate will correspond to the period from the date of the consummation of the merger, to the date the amount is received or deemed received. A U.S. holder of a CVR must include in its gross income interest pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and when fixed, in the case of an accrual method holder). The portion of the CVR payment that is not treated as interest under Section 483 of the Code will generally be taxed either as ordinary income or as gain or loss from the sale of a capital asset, as discussed below.

Treatment as Closed Transaction

The Merger

The receipt of the merger consideration is generally treated as a “closed transaction” if the value of the CVRs can be “reasonably ascertained” at the time of their receipt. Under the “closed transaction” approach, a U.S. holder would recognize a capital gain or loss upon the merger equal to the difference, if any, between (a) the amount of cash and the fair market value as of the date of the consummation of the merger of the CVRs received pursuant to the merger and (b) such U.S. holder’s adjusted tax basis in the Company shares converted into the right to receive the merger consideration in the merger. Gain or loss will be determined separately for each identifiable block of Company shares (i.e., Company shares acquired at the same cost in a single transaction) surrendered in exchange for the merger consideration. Capital gain or loss, if any, will be long-term with respect to Company shares in which the U.S. holder has a holding period longer than one (1) year as of the date of the consummation of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

If the transaction is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the CVRs will equal the fair market value of the CVRs on the date of the consummation of the merger. The holding period of the CVRs will generally begin on the day following the date of the consummation of the merger.

CVR Payments

If the transaction is treated as a “closed transaction,” the U.S. federal income tax treatment of future CVR payments is not clear. There is no authority directly addressing the treatment of contingent payment rights similar to the CVR payments. A portion of any CVR payments may be treated as interest under Section 483 of the Code, as discussed above. To the extent not treated as interest under Section 483 of the Code, CVR payments may be treated under one of a number of alternative approaches. Under one approach, any such payments may be treated as a nontaxable return of capital and reduce a U.S. holder’s tax basis in its CVRs until such basis has been reduced to zero, and any future payments would be taxable in full. Alternatively, it is possible that a portion of each such payment might be considered taxable income, with the remaining portion reducing a U.S. holder’s tax basis in its CVRs until such basis has been reduced to zero, after which any future payments would be taxable in full. A U.S. holder would generally be entitled to a loss if, at the time it is determined that there will be no more CVR payments, such U.S. holder has any remaining tax basis in the CVRs. It is not clear whether the taxable payments described in this paragraph would be characterized as capital gain or ordinary income, but it is likely that any loss would be a capital loss.

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, you are urged to consult your tax advisor concerning the tax consequences of the receipt of, and payments made with respect to, the CVRs.

Treatment as Open Transaction

The Merger

The receipt of the merger consideration is generally treated as an “open transaction” if the value of the CVRs cannot be “reasonably ascertained” at the time of their receipt. It is the position of the IRS, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant “open transaction” treatment. If treated as an “open transaction,” a U.S. holder generally recognizes capital gain upon consummation of the merger in an amount equal to the excess, if any, of the amount of cash received over such U.S. holder’s adjusted tax basis in the Company shares converted into the right to receive the merger consideration in the merger. Gain recognized in the transaction must be determined separately for each identifiable block of Company shares converted pursuant to the merger (i.e., Company shares acquired at the same cost in a single transaction). Any such gain will generally be long-term capital gain if the Company shares were held for more than one (1) year prior to such disposition. No loss would be recognized by a U.S. holder as of the date of the consummation of the merger.

If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the CVRs will not be taken into account in determining the U.S. holder’s taxable gain upon receipt of the initial cash consideration, and a U.S. holder will take no tax basis in the CVRs, but would be subject to tax on CVR payments as discussed below.

CVR Payments

If the merger consideration is treated as an “open transaction,” a portion of such payments would generally be treated as interest income under Section 483 of the Code (as described above) and the balance, in general, as additional consideration for the disposition of the Company shares. The treatment of the portion of any CVR payments not treated as interest under Section 483 of the Code will depend on whether or not the amount of cash received by the U.S. holder in the merger is less than the U.S. holder’s tax basis in its Company shares. If the cash received by the U.S. holder in the merger is equal to or greater than a U.S. holder’s tax basis in its Company shares, then all payments received or accrued on the CVRs would be taxable in accordance with such U.S. holder’s regular method of accounting. If the cash received in the merger is less than a U.S. holder’s tax basis in the Company shares, then payments received or accrued on the CVRs (to the extent not treated as interest under Section 483 of the Code, as discussed above) would not be taxable until the total payments such U.S. holder received or accrued (including those in the merger) are equal to such U.S. holder’s tax basis in the Company shares, and all subsequent payments on the CVRs would be taxable. It is likely that all CVR payments that are taxable under this paragraph would be taxable as capital gain to the extent not treated as ordinary interest income under Section 483 of the Code (as discussed above), and such gain would be long term capital gain if the U.S. holder’s holding period for the Company shares as of the date of the consummation of the merger is more than one (1) year. At the time that it is determined that no additional CVR payments will be made, a U.S. holder would generally be entitled to a capital loss equal to any excess of such holder’s tax basis in the Company shares over the sum of (i) the cash such holder received as of the date of the consummation of the merger and (ii) any CVR payments that such U.S. holder received (to the extent not treated as interest under Section 483 of the Code, as discussed above).

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. holder” is a beneficial owner of Company shares that is not a U.S. holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

The following discussion applies only to Non-U.S. holders, and assumes that no item of income, gain, deduction or loss derived by the Non-U.S. holder in respect of the Company shares at any time is effectively connected with the conduct of a United States trade or business.

The receipt of the merger consideration by a Non-U.S. holder whose Company shares are converted into the right to receive the merger consideration in the merger will not be subject to U.S. federal income tax unless:

•

the Non-U.S. holder is an individual that holds Company shares as a capital asset and is present in the United States for 183 or more days in the taxable year that includes the consummation of the merger and certain other conditions exist; or

•

the Non-U.S. holder held, directly or indirectly, more than five percent (5%) of the Company shares at any time during the five-year period ending on the date of the consummation of the merger and the Company is or has been a United States real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the consummation of the merger and the period that the Non-U.S. holder held the Company shares.

The Company believes it has not been and is not, and does not anticipate becoming, a United States real property holding corporation prior to the date of the consummation of the merger for U.S. federal income tax purposes.

The Company intends to take the position that CVR payments to Non-U.S. holders are not subject to U.S. withholding tax (other than backup and FATCA withholding, as discussed below). Nevertheless, a change in applicable law, or certain adverse determinations by an applicable taxing authority, may cause CVR payments to be subject to U.S. withholding tax. U.S. federal withholding tax is generally 30%, unless reduced or eliminated by an applicable treaty. Non-U.S. holders are encouraged to consult their tax advisors regarding the potential application of U.S. withholding tax with respect to the CVR payments.

Information Reporting and Backup Withholding

A Non-U.S. holder may be subject to backup withholding on the receipt of the merger consideration and CVR payments, unless the Non-U.S. holder certifies under penalties of perjury on an appropriate IRS Form W-8 or Form W-8 BEN-E that such Non-U.S. holder is not a United States person or the Non-U.S. holder otherwise establishes an exemption from backup withholding in a manner satisfactory to the paying agent. In addition, under the Code, the Company may be required to annually report to the IRS and to each Non-U.S. holder the amount of the merger consideration and any CVR payments paid to such Non-U.S. holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting the merger consideration and such CVR payments and the amount withheld, if any, may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. To the extent that any amounts withheld under the backup withholding tax rules from a payment to a U.S. holder or Non-U.S. holder result in an overpayment of tax, the amount of such overpayment may be refunded or allowed as a credit against that holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

In certain circumstances, legislation commonly known as the Foreign Account Tax Compliance Act (“FATCA”) imposes a withholding tax of 30% on U.S.-source interest and dividend income, and, after December 31, 2018, on the gross proceeds of a disposition of property of a type that can produce U.S.-source interest and dividend income, held by or through certain non-U.S. financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Similarly, interest and dividends payable on and, after December 31, 2018, gross proceeds from the disposition of property of a type that can produce U.S.-source interest and dividend income received by a Company stockholder that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a tax rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will generally be required to provide to the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the Company shares or CVRs are held will affect the determination of whether such withholding is required. Holders should consult their tax advisors regarding the possible implications of the FATCA rules in their particular situations.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER OR THE OWNERSHIP OF CVRS. HOLDERS OF COMPANY SHARES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Regulatory Clearances

Required Approvals

Under the merger agreement, the merger cannot be completed until the approval required under CFIUS has been obtained, the applicable waiting periods under the HSR Act have expired or been terminated, approval under the EU Merger Regulation and the following clearances or approvals under applicable antitrust laws have been obtained, including in the European Union, the People’s Republic of China, Russia, Mexico, Turkey and Brazil.

A. Schulman and LyondellBasell filed their respective HSR Act notifications on March 5, 2018. On March 16, 2018, A. Schulman and LyondellBasell each received notice that the FTC granted early termination of the applicable waiting period under the HSR Act. Accordingly, the regulatory condition relating to the expiration or termination of the waiting period (and any extension thereof) under the HSR Act in respect of the merger has been satisfied.

On April 30, 2018 the Brazilian competition authority (CADE) published their approval of the transaction without restrictions. In a decision dated May 4, 2018, the Turkish Competition Authority also unconditionally cleared the transaction.

In early May, A. Schulman and LyondellBasell filed a joint voluntary CFIUS notice.

The parties have made all other required notifications and filings, including in draft form where applicable, and are seeking the remaining necessary approvals and clearances, under applicable foreign antitrust laws and CFIUS. As of the date of this proxy statement, the outstanding regulatory approvals are EU, People’s Republic of China, Mexico, Russia and CFIUS. Although there can be no assurance, the parties hope to complete the regulatory review process in the third calendar quarter of 2018.

Commitments to Obtain Approvals

A. Schulman and LyondellBasell have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the merger, including (i) making all necessary filings with governmental authorities or third parties, (ii) requesting early termination of the waiting period under the HSR Act applicable to the merger and using reasonable best efforts to obtain the HSR clearance and all other consents of governmental authorities that are necessary to consummate the merger as promptly as reasonable practicable and (iii) using reasonable best efforts to obtain consents, approvals or waivers from third parties that are necessary to consummate the merger, subject to certain limitations described in the section “The Merger Agreement –– Other Covenants and Agreements — Efforts to Complete the Merger; Regulatory Approvals.”

Delisting and Deregistration of A. Schulman Common Stock

If the merger is completed, A. Schulman common stock will be delisted from the Nasdaq and deregistered under the Exchange Act.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses.

Specific Enforcement

In addition to any other remedy that may be available to any of the parties, including monetary damages, each of A. Schulman, LyondellBasell and Merger Sub is entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Litigation Relating to the Merger

On April 26, 2018, a complaint relating to the merger was filed in the United States District Court for the District of Delaware by a purported stockholder captioned Barmack v. A. Schulman, Inc., et al., Civil Action No. 1:18-cv-00639. On April 30, 2018, a purported class action complaint relating to the merger was filed in the United States District Court for the Northern District of Ohio on behalf of a putative class of A. Schulman’s stockholders captioned Rosenblatt v. A. Schulman, Inc., et al., Civil Action No. 5:18-cv-00992. Both complaints state that the preliminary proxy statement is false and misleading and assert claims for violations of Section 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 against A. Schulman and its directors. The complaints seek, among other things, injunctive relief preventing the consummation of the merger, damages and an award of plaintiff’s expenses and attorney’s fees. Although both complaints request injunctive relief, neither plaintiff has filed a motion to enjoin the merger at this time. The Company believes that these lawsuits lack merit.

THE MERGER AGREEMENT

Below is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Agreement and Plan of Merger, dated as of February 15, 2018, among LyondellBasell, Merger Sub and A. Schulman, which we refer to as the “merger agreement”, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about A. Schulman or modify or supplement any factual disclosures about A. Schulman in its public reports filed with the SEC. Any material facts in A. Schulman’s public reports previously filed with the SEC that are incorporated by reference into this proxy statement that contradict the factual disclosures about A. Schulman contained in the representations and warranties in the merger agreement shall modify such factual disclosures. In particular, the merger agreement and the related summary are not intended to be disclosures regarding any facts and circumstances relating to A. Schulman. The merger agreement contains representations and warranties by, and covenants of A. Schulman, LyondellBasell and Merger Sub that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in A. Schulman’s public disclosures. Investors are not third-party beneficiaries under the merger agreement.

Additional information about A. Schulman may be found elsewhere in this proxy statement and A. Schulman’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, Merger Sub will merge with and into A. Schulman in accordance with the DGCL. By virtue of the merger, at the effective time, the separate corporate existence of Merger Sub will cease and A. Schulman will continue as the surviving corporation in the merger. At the effective time of the merger, all of the property, rights, privileges, immunities, powers and franchises of A. Schulman and Merger Sub will vest in the surviving corporation, and all debts, liabilities and duties of A. Schulman and Merger Sub will become the debts, liabilities and duties of the surviving corporation, all as provided under the DGCL. As of the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will be amended and restated to be the same as the certificate of incorporation and bylaws of Merger Sub that are in effect immediately before the effective time, until thereafter amended in accordance with the DGCL, except that the name of the surviving corporation will be “A. Schulman, Inc.” and the effective date of the bylaws will be the closing date.

Subject to applicable law, the directors of Merger Sub immediately prior to the effective time shall be the initial directors of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of A. Schulman immediately prior to the effective time shall be the initial officers of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York on a date that is as soon as practicable, which date shall be no later than the third (3rd) business day after the satisfaction or waiver of the conditions to the closing set forth in the merger agreement (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the parties.

Substantially concurrently with the closing of the merger, A. Schulman will file a certificate of merger that has been duly executed and acknowledged with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as may be agreed to in writing by the parties and specified in the certificate of merger.

Effect of the Merger on A. Schulman Common Stock

At the effective time of the merger, each share of A. Schulman common stock outstanding immediately prior to the effective time of the merger (other than (i) issued and outstanding shares of common stock of the Company held in A. Schulman’s treasury or held by A. Schulman or any wholly owned subsidiary of A. Schulman immediately before the effective time, (ii) shares of the Company common stock held by LyondellBasell, Merger Sub or any wholly owned subsidiary of LyondellBasell immediately before the effective time and (iii) shares of Company common stock held by holders who properly exercise appraisal rights with respect thereto, which shares described in (i) and (ii) will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor, and which shares described in (iii) will be cancelled and retired and will cease to exist, and such holders will be entitled only to such rights as may be granted to them under Section 262 of the DGCL) will be converted into and will thereafter represent the right to receive (i) $42.00 in cash and (ii) one contractual CVR, subject to and in accordance with the form of CVR agreement, in each case, without any interest thereon, and subject to any applicable withholding taxes.

At the effective time of the merger, each share of Merger Sub common stock outstanding immediately prior to the effective time of the merger will be converted into one (1) share of common stock, par value $0.01 per share, of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation as of immediately after the closing.

Treatment of Company Equity Awards

Treatment of Options

At the effective time, each then-outstanding Company option, whether vested or unvested, will be cancelled and converted into the right to receive (i) a cash amount, without interest, equal to the product of the excess, if any, of $42 over the per-share exercise price of such Company option, multiplied by the total number of shares of A. Schulman common stock underlying such Company option and (ii) one CVR for each share of A. Schulman common stock underlying such Company option, in each case, without interest and subject to any applicable tax withholding. Company options with a per-share exercise price equal to or greater than the per-share amount will be cancelled without consideration.

Treatment of Performance Stock Units and Restricted Stock Units

At the effective time, each then-outstanding Company RSU and Company PSU, whether vested or unvested, will be converted into the right to receive (i) a cash amount equal to the product of the number of shares of

A. Schulman common stock underlying such Company RSU or Company PSU (with the number of shares underlying Company PSUs determined at target achievement levels), multiplied by $42 and (ii) one CVR for each share of A. Schulman common stock underlying such Company RSU or Company PSU (with the number of shares underlying Company PSUs determined at target achievement levels), in each case, without interest and subject to any applicable tax withholding.

Treatment of Restricted Shares

At the effective time, each then-outstanding Company restricted share, whether vested or unvested, will be converted into the right to receive (i) $42.00 and (ii) one CVR, in each case, without interest and subject to any applicable tax withholding.

Company ESPP

Pursuant to the merger agreement, as soon as reasonably practicable after February 15, 2018, A. Schulman, the A. Schulman board of directors or the appropriate committee thereof shall adopt resolutions or take other actions as may be required to provide that (a) the “Offering” (as defined in the Company ESPP) in effect as of February 15, 2018 will be the final Offering (such period, the “Final Offering”) and no further Offering will commence pursuant to the Company ESPP after February 15, 2018. In addition, each individual participating in the Final Offering on February 15, 2018 will not be permitted to (i) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering commenced or (ii) make separate non-payroll contributions to the Company ESPP on or following February 15, 2018, except as may be required by applicable law. Prior to the effective time, A. Schulman will take all actions that may be necessary to, effective upon the consummation of the merger; (A) cause the Final Offering, to the extent that it would otherwise be outstanding at the effective time, to be terminated no later than five (5) business days prior to the date on which the effective time occurs; (B) make any pro rata adjustments that may be necessary to reflect the Final Offering, but otherwise treat the Final Offering as a fully effective and completed Offering for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than five (5) business days prior to the date on which the effective time occurs) of each outstanding purchase right pursuant to the Company ESPP.

On such exercise date, the Company must apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of A. Schulman common stock in accordance with the terms of the Company ESPP, and such shares of A. Schulman common stock will be outstanding shares of A. Schulman common stock and entitled to the merger consideration in accordance with the terms of the merger agreement. A. Schulman, the A. Schulman board of directors or a committee thereof must adopt such resolutions as are necessary to terminate the Company ESPP effective as of immediately prior to, and conditional upon the occurrence of, the effective time.

Representations and Warranties

The merger agreement contains representations and warranties of A. Schulman, LyondellBasell and Merger Sub.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” qualification with respect to A. Schulman or a “parent material adverse effect” with respect to LyondellBasell. For purposes of the merger agreement, a “Company material adverse effect” with respect to A. Schulman means any fact, circumstance, effect, change, event or development (i) that has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, liabilities properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (ii) that prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation by the Company of the merger or the other transactions contemplated by the merger agreement;

provided, however, that, in the case of (i), “Company material adverse effect” shall not be deemed to include the impact of:

•	changes affecting the industries in which the Company or any of its subsidiaries operates;

•

changes in economy, laws or politics or changes affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographic area;

•	changes arising directly or indirectly from, or otherwise related to, changes in interest or currency exchange rates;

•

any failure by any of the Company’s subsidiaries to meet any projection or any other internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying causes of any such failure may be considered in determining whether a Company material adverse effect has occurred to the extent not otherwise excluded by another exception in the merger agreement);

•

the announcement, execution or delivery of the merger agreement or the pendency of the merger agreement; provided that this shall not apply with respect to the representations and warranties relating to the absence of conflicts and consents, except to the extent the underlying substances of such representations and warranties arise after the execution of the merger agreement, including (i) any action taken by any of the Company’s subsidiaries that is required, or expressly permitted pursuant to the merger agreement, or is consented to in writing by LyondellBasell, or any action taken by LyondellBasell or any of its affiliates to obtain any consent from any governmental authority to the consummation of the merger, and in each case, the result of any such actions, (ii) any claim arising out of or related to the merger agreement (including any stockholder litigation), (iii) a change that arises out of or relates to the identity of LyondellBasell or any of its affiliates as the acquirer of the Company, (iv) any change in supplier, employee, financing source, stockholder, regulatory, partner or similar relationships resulting therefrom or (v) any comments or other communications by LyondellBasell of its intentions with respect to the surviving corporation or the business of the Company;

•	changes in the price or availability of commodities;

•

changes in the market price, credit rating or trading volume of shares of the Company common stock on the Nasdaq or any change in the credit ratings or the ratings outlook for any of the Company’s subsidiaries (provided that the underlying causes of any such change may be considered in determining whether a Company material adverse effect has occurred to the extent not otherwise excluded by another exception in the merger agreement);

•	any change in applicable law, regulation or GAAP (or authoritative interpretation thereof); and

•

changes in geopolitical conditions, outbreak or escalation of hostilities, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United Sates or any other country or region of the world occurring after the date of the merger agreement.

However, with respect to the exceptions described in the first, second, third, sixth, eighth and ninth bullet points above, such exceptions will only apply to the extent that such fact, circumstance, effect, change, event or development does not have a disproportionate impact on A. Schulman and its subsidiaries, taken as a whole, as compared to other companies in the industries in which A. Schulman and its subsidiaries operate.

For the purpose of the merger agreement, a “material adverse effect” with respect to LyondellBasell, which we refer to as a “parent material adverse effect” means any fact, circumstance, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of LyondellBasell or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impeded, interfere with or delay LyondellBasell or Merger Sub’s consummation of, the transactions contemplated by the merger agreement.

Subject to certain exceptions in the merger agreement, in the disclosure letter delivered by A. Schulman to LyondellBasell in connection with the merger agreement and in A. Schulman’s public filings with the SEC on or after August 31, 2016, the merger agreement contains representations and warranties of A. Schulman as to, among other things:

•	organization, good standing and qualification to do business;

•	Company subsidiaries;

•	capital structure;

•	corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	absence of conflicts and consents;

•

reports, forms, documents and financial statements of A. Schulman required by the SEC and establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	absence of certain events or changes in the business of A. Schulman from August 31, 2017, to February 15, 2018, including that there has not been a “Company material adverse effect”;

•	certain details pertaining to A. Schulman’s tax returns, filings and other tax matters;

•	certain details with respect to A. Schulman’s employee benefit plans, employee relations and related labor matters;

•

certain details with respect to litigation against the Company, including the absence of any demand, claim, suit, action, legal proceeding or arbitration before any governmental authority pending or threatened in writing against any of the Company’s subsidiaries that had or would reasonably be expected to result in a Company material adverse effect;

•	compliance with applicable laws (including anti-corruption laws) and permits;

•	compliance with environmental laws, permits issued pursuant to such environmental laws and absence of lawsuits against A. Schulman pertaining to such environmental laws;

•	certain details pertaining to A. Schulman’s material contracts;

•	certain details pertaining to the real estate owned and leased by A. Schulman;

•	certain details pertaining to A. Schulman’s intellectual property;

•	insurance;

•	certain actions in respect of potentially applicable state anti-takeover statutes or regulations;

•	brokers’ fees and expenses;

•	opinion of financial advisor;

•	absence of any stockholder rights plan;

•	absence of affiliates transactions; and

•	certain details pertaining to anti-corruption, sanctions and anti-money laundering.

Subject to certain exceptions in the merger agreement and the disclosure letter delivered by LyondellBasell to A. Schulman in connection with the merger agreement, the merger agreement also contains representations and warranties of LyondellBasell and Merger Sub as to, among other things:

•	organization, good standing and qualification to do business;

•	corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	absence of conflicts and consents;

•

absence of any demand, claim, suit, action, legal proceeding or arbitration before any governmental authority pending or threatened in writing against any of the Company’s subsidiaries, that would result in a parent materially adverse effect;

•	compliance with applicable laws and permits;

•	sufficient funds to consummate the transaction;

•	broker’s fees and expenses;

•	ownership and operations of Merger Sub;

•	ownership of the Company’s common stock; and

•	solvency of LyondellBasell and its consolidated subsidiaries.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period commencing on February 15, 2018, and ending at the effective time of the merger, except (i) as set forth in the Company disclosure schedule to the merger agreement or as otherwise expressly permitted or expressly required by the merger agreement or for matters required by a governmental authority or by applicable law, or (ii) with the prior written consent of LyondellBasell, which consent will not be unreasonably withheld, conditioned or delayed, A. Schulman must, and must cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects, and use commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ business organization, keep available the services of present officers and employees, operate its manufacturing and other facilities in accordance with applicable law and past practice as the management of the Company has determined to be prudent, and preserve its relationships with manufacturers, suppliers, vendors, distributors, governmental authorities, customers, licensors, licensees and others with material business relationships. Further, the merger agreement also provides that, from February 15, 2018, through the effective time of the merger, except (A) as set forth in the Company disclosure letter to the merger agreement or as otherwise expressly permitted or expressly required by the merger agreement or for matters required by a governmental authority or by applicable law, or (B) with the prior written consent of LyondellBasell, which consent will not be unreasonably withheld, conditioned or delayed, A. Schulman must not, and must not permit any of its subsidiaries, to do any of the following (among other prohibitions):

•

declare, set aside or pay dividends or distributions except for (i) regular quarterly cash dividends, (ii) dividends between the Company and its subsidiaries, (iii) dividends and distributions by a Company subsidiary to its parent, the Company or another wholly owned subsidiary of the Company, and (iv) a “stub period” partial quarterly cash dividend to be paid prior to closing;

•	amend its organizational documents in any material respect, except as required by the SEC or the Nasdaq;

•

split, combine, consolidate, subdivide or reclassify its capital stock, other equity interests or voting securities, or securities or other rights convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

•

repurchase, redeem or otherwise acquire, or offer to do any of the foregoing, any capital stock or voting securities of, or equity interests in, the Company or any of the Company subsidiaries, or any securities of the Company or any Company subsidiary or other rights convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company and any of its subsidiaries, except for (i) the acquisition by the Company of shares of its common stock in connection with the surrender of shares of Company common stock by holders of Company options in order to pay the exercise price thereof, (ii) the withholding of shares of Company common stock to satisfy tax obligations with respect to Company equity awards and (iii) the acquisition by the Company of Company equity awards in connection with the forfeiture of such awards;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (other than specified permitted liens), any equity securities, except for issuances of common stock, withholding or forfeitures pursuant to Company options, Company PSUs, Company RSUs and the Company ESPP;

•

with specified exceptions, increase the compensation or benefits payable to any Company employee, other than in the ordinary course, or establish, adopt, enter into, amend in any material respect or terminate any material Company benefit plan, other than in the ordinary course or take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company benefit plan;

•	hire or terminate the employment of any Company employee, other than in the ordinary course;

•	adopt, enter into, terminate or materially amend any collective bargaining or similar agreement;

•	materially change financial accounting methods, principles or practices other than as required by GAAP or any governmental authority;

•	acquire any business in excess of $1 million individually or $5 million in the aggregate;

•	sell, lease or transfer any of its assets, securities, properties or businesses, including among the Company and its subsidiaries, other than in the ordinary course and subject to certain exceptions;

•

make any loans, advances or capital contributions to, or investments in, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any other person (except for loans to wholly owned subsidiaries), subject to certain exceptions;

•	incur new indebtedness over $10 million, subject to limited exceptions;

•	make capital expenditures above the 2018 budget in excess of $1 million individually or $5 million in the aggregate, subject to limited exceptions;

•

enter into, modify, amend or renew (in each case, other than in the ordinary course of business), or terminate or waive any material right under any material Company contract, subject to limited exceptions;

•	take certain tax-related actions;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	terminate or materially modify any existing insurance policies;

•	waive, release, assign, settle or compromise any claim against the Company and any of its subsidiaries, subject to limited exceptions;

•	enter into any partnership, joint venture or similar business organization;

•	abandon, dedicate to the public, sell, assign, transfer or encumber intellectual property rights, subject to limited exceptions; or

•	agree to take any of the above actions.

Other Covenants and Agreements

Non-Solicitation; Takeover Proposals

Except as expressly permitted by the merger agreement, A. Schulman has agreed that it shall not, shall cause its affiliates and shall direct its affiliates’ respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, and financial advisers, which we refer to as “representatives” not to (i) directly or indirectly solicit, initiate or knowingly encourage, or facilitate any Company takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a Company takeover proposal, in each case, except for the merger agreement and the transactions contemplated by the merger agreement, or (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (except for the Company’s affiliates and its and their respective representatives or LyondellBasell and its affiliates and its and their respective representatives) regarding, or furnish to any such person, any nonpublic information with respect to any Company takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a Company takeover proposal; provided, however, that (1) ministerial acts shall not be deemed to “facilitate” for purposes of, or otherwise to constitute a breach of, the no solicitation obligation of the Company and (2) A. Schulman, its affiliates and their respective representatives shall be permitted to inform any such person of the existence of such obligation or contact any such person to ascertain facts or clarify terms and conditions of any such Company takeover proposal or any such inquiry or proposal. A. Schulman shall, and shall cause its affiliates and shall direct its and its affiliates respective representatives to, immediately cease all existing discussions, communications or negotiations with any person (except for the Company’s affiliates and its and their respective representatives or LyondellBasell and its affiliates and its and their respective representatives) conducted prior to the date of the merger agreement with respect to any Company takeover proposal, promptly request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to such person, its affiliates or its representatives.

Under the merger agreement, a “Company takeover proposal” means any proposal or offer (whether or not in writing), with respect to, in one or a series of transactions, any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, reorganization or similar transaction involving the Company or any of its subsidiaries that would result in any person or group of persons beneficially owning, directly or indirectly, 20% or more of any class of capital stock (or securities convertible into or exchangeable for any class of capital stock), or 20% or more of the voting power, of the Company or any of its subsidiaries, (2) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company subsidiary or otherwise) of any business or assets of the Company and its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of capital stock, or 20% or more of the voting power of the Company, (4) transaction (including any tender offer or exchange offer) in which any person (or the stockholders of any person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of 20% or more of any class of capital stock (or securities convertible into or exchangeable for any class of capital stock) of the Company or (5) any combination of the foregoing (in each case, other than the merger or the other transactions contemplated by the merger agreement).

Receipt of Company Takeover Proposal

If, at any time prior to the time that the Company stockholder approval is obtained, in response to the receipt of a written Company takeover proposal made after February 15, 2018, which has not resulted from a violation of the Company’s non-solicitation obligations and that A. Schulman’s board of directors determines in good faith (after consultation with the Company’s outside legal counsel and a financial advisor) constitutes or could reasonably be expected to constitute a superior Company proposal, the Company and its representatives may (i) furnish information with respect to the Company and its subsidiaries to the person making such Company takeover proposal pursuant to a confidentiality agreement (provided that all such information has previously been provided to LyondellBasell or its representatives or is provided to them prior to or promptly after the provision of such information to such person) and (ii) participate in discussions regarding the terms of such Company takeover proposal, including the terms of a Company acquisition agreement with respect thereto, and the negotiations of such terms and such Company acquisition agreement with the person making such Company takeover proposal; provided that the A. Schulman board of directors shall not take any of the actions referred to in clauses (i) and (ii) unless the Company first notifies LyondellBasell in writing of its intention to take such action. The Company will not, and will cause each of its subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its subsidiaries is a party, and the Company will, and will cause its subsidiaries to, enforce the provisions of any such agreement, in each case, with respect to the submission of any Company takeover proposal; provided, however, that the Company may grant a waiver of, and is not obligated to enforce, any such provision (x) to the extent necessary to allow a Company takeover proposal to be made to the Company and (y) if the A. Schulman board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would be inconsistent with its fiduciary duties under applicable law.

Under the merger agreement, a “superior Company proposal” means a bona fide written Company takeover proposal (provided that, for purposes of this definition, references in the definition of Company takeover proposal to “20% or more” shall be deemed references to “more than 50%”), made by any person or group of persons (other than LyondellBasell or any of its subsidiaries) after February 15, 2018, which Company takeover proposal A. Schulman’s board of directors determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory and other aspects of such Company takeover proposal (including the identity of the person making the Company takeover proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements, conditions to consummation and availability of necessary financing) as the Company board deems relevant is more favorable to the holders of Company common stock than the transactions contemplated by the merger agreement (after taking into account any proposed revisions to the terms of this Agreement that are committed to in writing by LyondellBasell).

Notice of Company Takeover Proposal

Under the terms of the merger agreement, following receipt by any executive officer of A. Schulman or any executive officer of A. Schulman being made aware of receipt by any of its representatives of any Company takeover proposal or any inquiry that constitutes or would reasonably be expected to lead to a Company takeover proposal, the Company must (i) reasonably promptly (and in any event, within one business day (but in no event longer than forty-eight (48) hours)) notify LyondellBasell orally and in writing of any such Company takeover proposal, including the material terms and conditions thereof and the identity of the person making such Company takeover proposal or inquiry and (ii) keep LyondellBasell reasonably informed on a reasonably current basis of the material terms and status of any such Company takeover proposal.

The Company Recommendation; Adverse Recommendation Change; Fiduciary Exception

As described above, and subject to the provisions described below, the A. Schulman board of directors has made the recommendation that the A. Schulman stockholders vote “FOR” the proposal to adopt the merger agreement, which recommendation we refer to as the “Company board recommendation.” The merger agreement provides that the A. Schulman board of directors will not effect a “Company adverse recommendation change” (as described in the paragraph below) except as described below.

Under the merger agreement, generally, the A. Schulman board of directors may not (i) withdraw, change, qualify, withhold or modify in any manner adverse to LyondellBasell, the Company board recommendation,

(ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company takeover proposal, (iii) fail to include in the proxy statement the Company board recommendation, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, or (v) formally resolve to effect or publicly announce an intention to effect any of the foregoing (any action in the foregoing clauses (i)-(iv) being referred to as a “Company adverse recommendation change”). Subject to certain exceptions, A. Schulman’s board of directors shall not authorize, permit, approve or recommend, or propose publicly to do any of the foregoing, or allow the Company or any of its affiliates to execute or enter into, any letter of intent or similar document constituting, or that would reasonably be expected to lead to, any Company takeover proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate the merger agreement.

Prior to receipt of Company stockholder approval, A. Schulman’s board of directors may make a Company adverse recommendation change (i) in response to any fact, circumstance, effect, change, event or development (subject to certain excluded facts, circumstances, effects, changes, events or developments) first occurring or arising after the date of the merger agreement that was not known to or reasonably foreseeable by the A. Schulman board of directors as of the date of the merger agreement, is unrelated to any Company takeover proposal, becomes known to or by the A. Schulman board of directors prior to the closing and is not a result of, or does not relate to, a breach of the merger agreement by A. Schulman, which we refer to as a “intervening event recommendation change,” or (ii) in response to the Company’s receipt of a superior Company proposal (as described in the paragraph below) if the A. Schulman board of directors determined in good faith (after consultation with outside legal counsel and a financial advisor), that the failure to take such action would violate the fiduciary duties of the A. Schulman board of directors.

If prior to the receipt of the Company stockholder approval, A. Schulman receives a superior Company proposal, A. Schulman’s board of directors may make a Company adverse recommendation change or terminate the merger agreement, in each case, if the A. Schulman board of directors determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make a Company adverse recommendation change or to terminate the merger agreement, would be inconsistent with its fiduciary duties under applicable law; provided, however, that the A. Schulman board of directors may not make such a Company adverse recommendation change or so terminate the merger agreement unless (i) the A. Schulman board of directors has delivered to LyondellBasell prior written notice that the A. Schulman board of directors intends to make a Company adverse recommendation change or terminate the merger agreement, which shall, at the Company’s option attach the most current draft of any proposed Company acquisition agreement with respect to such superior Company proposal or include a summary of the material terms and conditions of such superior Company proposal, including the amount and type of consideration offered, the identity of the person or group of persons making the superior Company proposal, the proposed transaction structure and proposed financing, if any, (ii) if requested by LyondellBasell, during the four (4)-business day period after delivery of the recommendation change notice, A. Schulman and its representatives shall negotiate in good faith with LyondellBasell and its representatives regarding any revisions to the merger agreement proposed by LyondellBasell and (iii) no earlier than the end of such four (4)-business day period, A. Schulman’s board of directors (after consultation with outside legal counsel and a financial advisor), shall have determined in good faith, after considering the terms of any proposed revision to the merger agreement proposed by LyondellBasell, that such Company takeover proposal continues to constitute a superior Company proposal and that the failure to make a Company adverse recommendation change or terminate the merger agreement would be inconsistent with A. Schulman’s board of directors’ fiduciary duties under applicable law; provided, however, that, if any revision to the financial terms or any other material revisions are made to any such superior Company proposal, the A. Schulman board of directors must deliver a new notice to LyondellBasell consistent with that described above, during which notice period the Company must comply with the requirements mentioned above, except that such notice period will be for two (2) business days.

Access to Information

Subject to certain exceptions and limitations, A. Schulman must and must cause each of its subsidiaries to (i) provide LyondellBasell and its representatives reasonable access (at LyondellBasell’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from February 15, 2018, until the earlier of the effective time and termination of the merger agreement, to A. Schulman’s offices, properties, books and records, contracts and Company designated personnel, in each case for any reasonable business purpose related to the consummation of the transactions contemplated in the merger agreement and (ii) cooperate with LyondellBasell and promptly provide any reasonable information and any assistance as LyondellBasell may reasonably request in connection with (1) the consummation of the transactions contemplated by the merger agreement, including with respect to the integration of the business of the Company and its subsidiaries with the business of LyondellBasell and its subsidiaries and (2) the matters described in the Company disclosure letter. Any such access must be conducted at LyondellBasell’s expense, at a reasonable time, under the supervision of appropriate personnel of the appropriate Company subsidiary and in such a manner as not to unreasonably interfere with the normal operation of business of the Company and its subsidiaries. A. Schulman may withhold from LyondellBasell or its representatives any document or information that A. Schulman reasonably believes, subject to limited exceptions, (A) is subject to the terms of a confidentiality or similar agreement with a third party, (B) is subject to any attorney-client or other legal privilege, (C) is commercially sensitive or (D) disclosure of such document or information to LyondellBasell or its representatives would violate any law. However, A. Schulman is not required to provide any access or make any disclosure to LyondellBasell to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its affiliates, on one hand, and LyondellBasell or any of its affiliates, on the other hand, are adverse parties.

Indemnification and Insurance

All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors, officers or employees of the Company and any of its subsidiaries, as provided for in their organizational documents and in any indemnification or other similar agreements of the Company and any of its subsidiaries, in effect on February 15, 2018, will continue in full force and effect in accordance with their terms and LyondellBasell will cause the surviving corporation and the Company subsidiaries to perform their respective obligations thereunder. The merger agreement requires LyondellBasell and the surviving corporation to indemnify each individual who was prior to or is as of February 15, 2018, or who becomes prior to the effective time, a director, officer or employee of the Company or any of its subsidiaries or who was prior to or is as of February 15, 2018, or who thereafter commences prior to the effective time, serving at the request of the Company and any of its subsidiaries as a director, officer or employee of another person (which we refer to as the “Company indemnified parties”), against all claims arising out of or pertaining to the fact that the Company indemnified party is or was a director, officer or employee of another person, whether asserted or claimed prior to, at or after the effective time.

The merger agreement also requires LyondellBasell to, and to cause the surviving corporation to, maintain in effect, for a period of six (6) years from and after the effective time, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its subsidiaries (provided that LyondellBasell may, at its option, substitute therefor policies, including a “tail” policy, with a substantially comparable insurer of the same coverage and amounts containing substantially similar terms and conditions) with respect to claims arising from facts or events that occurred on or before the effective time of the merger; provided that in no event will the surviving corporation be required to pay with respect to such insurance policies in respect of any one (1) policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to February 15, 2018, which we refer to as the “maximum amount,” and, if LyondellBasell or the surviving corporation is unable to obtain the insurance required, LyondellBasell or the surviving corporation must obtain as much comparable insurance as possible for the years within such six-year period; provided that in no event must the cost of any such insurance in respect of any one (1) policy year exceed the maximum amount. Notwithstanding the foregoing, A. Schulman may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy conforming to the requirements of the preceding sentence; provided that in no event must the cost of any such insurance in respect of any one (1) policy year exceed the maximum amount.

Efforts to Complete the Merger; Regulatory Approvals

The merger agreement provides that A. Schulman, LyondellBasell and Merger Sub will each use their respective reasonable best efforts to:

•	make all necessary filings with governmental authorities or third parties;

•

request early termination of the waiting period under the HSR Act applicable to the merger and use reasonable best efforts to obtain HSR clearance and all other consents of governmental authorities that are necessary to consummate the merger as promptly as reasonably practicable; and

•	use reasonable best efforts to obtain consents, approvals or waivers from third parties that are necessary to consummate the merger.

Under the merger agreement, each of A. Schulman and LyondellBasell is required to:

•

as promptly as practicable, and in any event, within ten (10) business days after the date of the merger agreement, file with the U.S. Department of Justice and the Federal Trade Commission an appropriate notification and report form under the HSR Act relating to the merger;

•

as promptly as practicable, and in any event, no later than March 30, 2018, make or cause to be made, in consultation and cooperation with the other, its respective filings under any applicable antitrust law or, where applicable, to supply to the appropriate governmental authorities with a draft of the relevant filing as promptly as reasonably practicable, and in any event, no later than March 30, 2018, any additional information and documentary materials as may be requested, except for the request for an advisory opinion or filing pursuant to the antitrust laws of Argentina, which request shall be made no later than the earlier of (i) seven (7) days following the closing, assuming that such law is not suspensory or (ii) within thirty (30) days of such law becoming suspensory and applicable to the merger;

•	as promptly as reasonably practicable, make all necessary filings with other governmental authorities relating to the merger;

•	furnish to the other all assistance, cooperation and information reasonably required for any such filing;

•

unless prohibited by applicable law or by a governmental authority, give the other reasonable prior notice of any such filing and, to the extent reasonably practicable, of any communication with any governmental authority relating to the merger and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such filing;

•

as promptly as reasonably practicable, respond to any inquiries received from any governmental authority for additional information or documentation in connection with antitrust, competition or similar matters and not extend any waiting period under the HSR Act or enter into any agreement with any such governmental authority or other authorities not to consummate the merger, except with the prior written consent of the other; and

•

unless prohibited by applicable law or a governmental authority, (i) not participate in or attend any meeting with any governmental authority in respect of the merger without the other party, (ii) keep the other party apprised with respect to any meeting or substantive conversation with any governmental authority in respect of the merger, (iii) cooperate in the filing of any substantive document relating to the merger agreement or the merger or and in responding to any governmental authority; and (iv) furnish the other party with copies of all substantive correspondence, filings and communications between it and its affiliates and their respective representatives on the one hand, and any governmental authority on the other hand, with respect to the merger agreement or the merger.

Under the merger agreement, LyondellBasell is prohibited from, and shall cause its affiliates not to, enter into any transaction that would reasonably be expected to prevent or materially delay satisfaction of the closing.

However, nothing shall obligate LyondellBasell, Merger Sub, A. Schulman or any of their respective affiliates, to take any action that (i) requires the sale, divestiture, licensing or disposition of any assets or businesses of any of the Company, LyondellBasell or Merger Sub or any of their respective subsidiaries, (ii) limits the conduct of LyondellBasell or its affiliates (including, after the closing, the surviving corporation and the Company subsidiaries) or LyondellBasell’s freedom of action with respect to, or its ability to retain, the Company and its subsidiaries or any of LyondellBasell’s or its affiliates’ other assets or businesses, or (iii) in LyondellBasell’s reasonable judgment, would be expected to have a material adverse impact on any of its businesses or A. Schulman’s business; however, if necessary to obtain HSR clearance or any other government consent required by the merger agreement, LyondellBasell must agree to the sale, divestiture, license or disposition of the assets or business of A. Schulman, so long as such actions would not, and would not reasonably be expected to, materially and adversely affect the business of A. Schulman. Nothing in the merger agreement shall require any party to take or agree to take any action with respect to its business or operations in connection with obtaining the HSR Clearance or any other consent of a governmental authority, unless the effectiveness of such agreement or action is conditioned upon the closing.

Each of A. Schulman, LyondellBasell and Merger Sub shall cause their respective affiliates to use their reasonable best efforts to obtain CFIUS approval as promptly as practicable after February 15, 2018, including making any drafts and final filings required in connection with the CFIUS approvals in accordance with applicable laws, which draft shall be made within thirty (30) calendar days from the date of the merger agreement unless the parties agree otherwise in writing, and providing any information requested by CFIUS or any other agency in such respect.

Each of A. Schulman, LyondellBasell and Merger Sub will, in connection with the efforts to obtain CFIUS approval, (i) cooperate in all respects and consult with each other in connection with the CFIUS notice, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, CFIUS, including by promptly providing copies to the other party of any such written communication and (iii) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any in-person meetings with CFIUS. With respect to LyondellBasell and Merger Sub, such reasonable efforts also include taking reasonable steps to mitigate national security concerns as may be required by CFIUS in connection with the CFIUS approval. However, LyondellBasell and Merger Sub shall not be required to take any steps in connection with obtaining CFIUS approval that would materially and adversely affect the business of A. Schulman and its subsidiaries or any other business of LyondellBasell or the ability by LyondellBasell or Merger Sub to govern the Company or any other business of LyondellBasell. If the President of the United States acts to prohibit the merger (which we refer to as a “CFIUS turndown”) the merger agreement can be terminated by either party.

Employee Matters

For the one-year period starting on the effective time of the merger and ending on the first anniversary of the closing date, LyondellBasell will, and will cause the surviving corporation to, provide to each continuing Company employee, for so long as the continuing Company employee remains employed by LyondellBasell, the surviving corporation or any of their subsidiaries, (i) a salary or base wage rate no less favorable than that provided to the continuing Company employee immediately before the effective time of the merger, (ii) target level cash incentive compensation opportunities that are no less favorable than those provided to the continuing Company employee immediately before the effective time of the merger, and (iii) other compensation and employee benefits (excluding the value of any equity incentive compensation opportunities) that are no less favorable in the aggregate that those provided to the continuing Company employee immediately before the effective time of the merger.

For the one-year period starting on the effective time of the merger and ending on the first anniversary of the closing, LyondellBasell will provide, or will cause the surviving corporation or any of their respective subsidiaries to provide, severance payments and benefits to each continuing Company employee whose employment is terminated during such period that are no less favorable than those provided to similarly situated employees of LyondellBasell and its subsidiaries at the time of such termination or in certain cases, those provided under any applicable law or A. Schulman’s severance plans or policies in effect immediately prior to the effective time, if greater.

Following the effective time, LyondellBasell will, or will cause the surviving corporation or any of their respective subsidiaries to, assume and honor all obligations under the employment, severance, retention, termination and change of control plans, policies, programs, agreements and arrangements between a Company subsidiary and any continuing Company employees in accordance with their terms as in effect immediately before the effective time.

Subject, and in addition, to the requirements imposed by applicable law, for all purposes under the employee benefit plans of LyondellBasell and its subsidiaries providing benefits to any continuing Company employee after the closing date (referred to in this proxy statement as “new plans”), each continuing Company employee will be credited with his or her years of service with the Company and any of its subsidiaries, to the same extent as such continuing Company employee was entitled, before the effective time, to credit for such service under any Company benefit plan in which the continuing Company employee participated or was eligible to participate immediately before the closing (referred to in this proxy statement as “old plans”); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the foregoing, (i) each continuing Company employee shall be immediately eligible to participate in any and all new plans to the extent coverage under such new plan is replacing comparable coverage under an old plan and (ii) for purposes of each new plan that provides medical, dental, pharmaceutical and/or vision benefits to any continuing Company employee, LyondellBasell will, or will cause its subsidiaries to, cause (1) any pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such continuing Company employee to the extent such limitation would have been waived or satisfied under the comparable Old Plan in which such continuing Company employee participated immediately prior to the effective time of the merger and (2) any eligible expenses incurred by any continuing Company employee during the portion of the plan year of the Old Plan ending on the date such continuing Company employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing Company employee for the applicable plan year and in such amounts had been paid in accordance with such New Plan.

The merger agreement provides that, immediately before the effective time of the merger, A. Schulman may, in its sole discretion, pay to each participant in a Company annual incentive plan or program a cash bonus for the year in which the closing occurs, a cash bonus based on actual achievement through the closing date, and prorated for the number of days each such participant was employed during the applicable performance period through the closing date. Promptly following the effective time, LyondellBasell must establish an annual incentive plan or plans for the remainder of the year, which must provide continuing Company employees with a bonus opportunity at least equal to that provided under the applicable Company incentive plan, prorated for the remainder of such year.

The merger agreement provides that LyondellBasell will cause the surviving corporation to honor the terms of each collective bargaining or similar agreement.

A. Schulman has provided itself the flexibility to extend the employment agreements of its chief executive officer and chief financial officer, as well as certain existing change-in-control agreements and stay bonus agreements. A. Schulman also will be permitted to put in a limited number of additional stay bonuses and take certain action in connection with 280G planning.

Company Special Meeting

A. Schulman has agreed to duly give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement as soon as practicable following the mailing of the definitive proxy statement to the Company stockholders.

Conditions to Completion of the Merger

The obligation of each party to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

no order by any court or other tribunal of competent jurisdiction shall have been entered and continue in effect, and no law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal consummation of the merger;

•	the CFIUS approval shall have been obtained;

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of A. Schulman common stock; and

•

all waiting periods applicable to the merger under the HSR Act shall have expired or been terminated, the approval required under the EU Merger Regulation has been obtained, and the following clearances of approvals required under the antitrust laws applicable in the respective jurisdictions shall have been obtained: (i) the People’s Republic of China, (ii) Mexico, (iii) Turkey, (iv) Brazil and (v) Russia.

The obligations of LyondellBasell and Merger Sub to consummate the merger are also subject to the satisfaction or waiver by LyondellBasell of the following conditions:

•	the representations and warranties of A. Schulman:

•

regarding due incorporation, good standing and qualification to do business, its subsidiaries’ capital stock, corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement, being true and correct at and as of the closing, as if made at and as of the closing, in all material respects;

•	regarding the Company’s capital structure, being true and correct, other than in immaterial respects, at and as of the closing, as if made at and as of the closing;

•

regarding the absence of a “Company material adverse effect” from August 31, 2017 until February 15, 2018, being true and correct in all respects at and as of the closing, as if made at and as of such date; and

•

other than the representations and warranties described in the three bullets above, being true and correct (without giving effect to any limitation as to “materiality” or “Company material adverse effect”) at and as of the effective time as if made at and as of the closing, except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to result in a “Company material adverse effect”; provided that the representations and warranties made as of a particular date or period need be true and correct (in the manner set forth in these four bullets, as applicable) only as of such date or period.

•	A. Schulman having performed or complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it at or prior to the closing date;

•	no “Company material adverse effect” having arisen or occurred following February 15, 2018, and be continuing; and

•	LyondellBasell’s receipt of a certificate of A. Schulman signed by its chief executive officer or chief financial officer, confirming the satisfaction of the foregoing three conditions.

The obligation of A. Schulman to consummate the merger is also subject to the satisfaction or waiver by A. Schulman of the following conditions:

•	The representations and warranties of LyondellBasell and Merger Sub:

•

regarding the organization, good standing, qualification to do business, corporate authority relative to the merger agreement, consents and approvals relating to the execution, delivery and performance of the merger agreement, being true and correct (without giving effect to any limitation as to materiality or Company material adverse effect) in all material respects at and as of the closing as if made at and as of such closing; and

•

other than the representations and warranties described in the bullet above, being true and correct (without giving effect to any limitation as to “materiality” or “parent material adverse effect” (we refer to any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of LyondellBasell or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay LyondellBasell or Merger Sub’s consummation of, the transactions contemplated by the merger agreement, as a “parent material adverse effect”) set forth in the merger agreement) at and as of the closing as if made at and as of the closing (except that representations and warranties made as of a particular date or period need be true and correct only as of such date or period), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to result in a “parent material adverse effect”; provided that the representations and warranties made as of a particular date or period need be true and correct (in the manner set forth in these two bullets, as applicable) only as of such date or period.

•

LyondellBasell and Merger Sub having performed or complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them at or prior to the closing date; and

•	A. Schulman’s receipt of a certificate of LyondellBasell signed by its chief executive officer or chief financial officer, confirming the satisfaction of the foregoing two conditions.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written agreement of A. Schulman and LyondellBasell;

•	by either A. Schulman or LyondellBasell if:

•

the closing of the merger shall not have occurred on or prior to November 15, 2018. However, if as of November 15, 2018, the condition relating to the absence of legal restraints (to the extent such legal restraint arises under any antitrust law and has not become final and nonappealable) or the condition relating to regulatory clearance has not been satisfied, but all other conditions to the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger), this date may be extended by either party for ninety (90) days, and thereafter for an additional sixty (60) days, by notifying the other party in writing of such extension not less than three (3) business days before the end date or extended end dates, as applicable. However, the right to terminate the merger agreement pursuant to this provision will not be available to any party if the failure to close on November 15, 2018, or February 13, 2019, or April 14, 2019, as applicable, was primarily caused by, or primarily the result of, a breach by a party of any covenant or other agreement of such party set forth in the merger agreement;

•

the condition relating to the absence of legal restraints is not satisfied and the legal restraint giving rise to such nonsatisfaction has become final and nonappealable. However, the right to terminate the merger agreement pursuant to this provision will not be available to any party if such legal restraint was primarily caused by, or the result of, a breach by such party of any covenant or other agreement of such party set forth in the merger agreement; or

•	the Company stockholder approval is not obtained at the Company special meeting duly convened (unless such Company special meeting has been adjourned, in which case at the final adjournment thereof);

•	by A. Schulman:

•

to enter into a definitive, written contract, with respect to a superior Company proposal in accordance with the specified non-solicitation provisions of the merger agreement (so long as the Company is in material compliance with those provisions) and after the payment to LyondellBasell of a termination fee of $50 million before or concurrently with such termination;

•

if LyondellBasell or Merger Sub has materially breached any representation, warranty, covenant or other agreement contained in the merger agreement, which breach (i) would reasonably be expected to prevent the satisfaction of the Company’s closing conditions, (ii) would reasonably be expected to prevent or materially delay the merger and (iii) is not curable or is not cured before the earlier of (1) the end date, and (2) thirty (30) calendar days following A. Schulman’s written notice to LyondellBasell. However, A. Schulman will not have the right to terminate the merger agreement pursuant to this provision if A. Schulman is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•

if a CFIUS turndown has occurred. However, A. Schulman will not have the right to terminate the merger agreement pursuant to this provision if A. Schulman’s failure to comply with its covenants under the merger agreement caused or resulted in the CFIUS turndown;

•	by LyondellBasell:

•

if (i) A. Schulman’s board of directors makes a Company adverse recommendation change in compliance with specified non-solicitation provisions of the merger agreement or (ii) A. Schulman is in intentional and material breach of the non-solicitation provisions of the merger agreement. LyondellBasell’s right to terminate the merger agreement in the case of clauses (i) and (ii) of this provision will expire upon the Company stockholder approval having been obtained;

•

if A. Schulman has materially breached any representation, warranty, covenant or other agreement contained in the merger agreement (other than an intentional and material breach of the non-solicitation provisions of the merger agreement), which breach (i) would reasonably be expected to prevent the satisfaction of LyondellBasell and Merger Sub’s closing conditions, and (ii) is not curable or is not cured before the earlier of (A) the end date, and (B) thirty (30) calendar days following LyondellBasell’s written notice to A. Schulman. However, LyondellBasell will not have the right to terminate the merger agreement pursuant to this provision if LyondellBasell is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or

•

a CFIUS turndown has occurred. However, LyondellBasell will not have the right to terminate the merger agreement pursuant to the pervious sentence if LyondellBasell’s failure to comply with its covenants under the merger agreement caused or resulted in the CFIUS turndown.

Termination Fee

If the merger agreement is terminated in specified circumstances, A. Schulman will be required to pay LyondellBasell a termination fee of $50 million, which we refer to as the “termination fee.”

LyondellBasell would be entitled to receive the termination fee from A. Schulman if the merger agreement is terminated:

•

by A. Schulman, prior to the closing, in compliance with certain non-solicitation provisions of the merger agreement, to enter into a definitive, written contract with respect to a superior Company proposal;

•

by LyondellBasell, because A. Schulman’s board of directors made a Company adverse recommendation change in accordance with the non-solicitation and board recommendation provisions in the merger agreement or because A. Schulman is in intentional and material breach of the non-solicitation provisions of the merger agreement giving rise to LyondellBasell’s right to terminate the merger agreement; or

•

(i) by either LyondellBasell or A. Schulman because (1) the closing has not occurred by the end date or the extended end dates, as applicable or (2) the Company stockholder approval was not obtained at the Company special meeting, (ii) by LyondellBasell because A. Schulman has materially breached any representation, warranty, covenant or other agreement in the merger agreement such that it (x) would reasonably be expected to prevent the satisfaction of LyondellBasell and Merger Sub’s closing conditions, and (y) is not curable or is not cured before the earlier of (A) the end date, and (B) thirty (30) calendar days following LyondellBasell’s written notice to A. Schulman, then in the case of either clause (i) or (ii), if (A) at or prior to such termination, a Company takeover proposal has been made (and not publicly withdrawn prior to the termination for the end date or material breach, or the stockholder meeting with respect to a termination for failure to obtain stockholder approval) and (B) within nine (9) months after such termination, A. Schulman has entered into or consummated a Company acquisition agreement with respect to any Company takeover proposal or approved or recommended any Company takeover proposal.

Amendment; Extension; Waivers

At any time prior to the receipt of the Company stockholder approval, any provision of the merger agreement may be amended, modified or supplemented only in an instrument in writing executed by A. Schulman, LyondellBasell and Merger Sub. However, (i) after receipt of the Company stockholder approval, no amendment, which by law would require further approval by the Company stockholders, will be made, (ii) no amendment can be made after the effective time of the merger agreement and (iii) except as provided above, no amendment would require the approval of the stockholders of either LyondellBasell or A. Schulman.

At any time prior to the effective time of the merger, either A. Schulman, on the one hand, or LyondellBasell and Merger Sub on the other hand, may:

•	extend the time for the performance of any of the obligations or other acts of any of the parties;

•	waive any inaccuracies in the representations and warranties made to such party;

•	waive compliance with any covenant and agreement in the merger agreement, in compliance with the amendment provisions of the merger agreement; and

•	waive the satisfaction of any of the conditions in the merger agreement to the extent permitted by applicable law.

Such extension or waiver will only be valid if it is in writing and signed by the party against whom the waiver or extension is to be effective.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses.

Jurisdiction

A. Schulman, LyondellBasell and Merger Sub have agreed that any proceeding in respect of any claim arising from, under or in connection with the merger agreement shall be brought in the competent courts in the State of Delaware in accordance with the terms of the merger agreement. The parties have also agreed to waive jury trial to the fullest extent permitted by law.

Each of the parties to the merger agreement agrees that it will not to assert any action or proceeding arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement (i) any claim that is not personally subject to the jurisdiction of the courts in Delaware, (ii) that it or its property is exempt or immune from jurisdiction and (iii) that the merger agreement may not be enforced in or by such courts.

Specific Performance

In addition to any other remedy that may be available to any of the parties, including monetary damages, each of A. Schulman, LyondellBasell and Merger Sub is entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Governing Law

The merger agreement is governed by Delaware law.

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

Below is a summary of the material provisions of the form of CVR agreement, a copy of which is attached to this proxy statement as Annex B and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the form of CVR agreement that is important to you. We encourage you to read carefully the form of CVR agreement in its entirety, as the rights and obligations of the parties thereto will be governed by the express terms of the form of CVR agreement, when executed, and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Contingent Value Rights Agreement

The following summary of the form of CVR agreement, and the copy of the form of CVR agreement attached as Annex B to this proxy statement, are intended to provide information regarding the terms of the CVRs and are not intended to provide any factual information about A. Schulman or modify or supplement any factual disclosures about A. Schulman in its public reports filed with the SEC. LyondellBasell and A. Schulman have agreed in the merger agreement to enter into the form of CVR agreement with a paying agent at or prior to the closing date of the merger in substantially the form of CVR agreement attached as Annex B, subject to such changes thereto as permitted under the merger agreement.

The form of CVR agreement and the related summary are not intended to be disclosures regarding any facts and circumstances relating to A. Schulman or the ongoing litigation against the former owners of the Company’s Citadel subsidiary and the former owners of the Company’s Lucent subsidiary and the related government investigations. The form of CVR agreement contains covenants of A. Schulman and LyondellBasell and the other parties thereto that were made only for purposes of the form of CVR agreement and as of specified dates. The covenants in the form of CVR agreement were made for the benefit of the holders of CVRs and the contracting parties, and may be subject to certain limitations specified in the form of CVR agreement. In addition, the CVR agreement will be supplemented with additional information concerning the subject matter of the form of CVR agreement, which subsequent information may or may not be fully reflected in A. Schulman’s public disclosures.

Additional information about A. Schulman may be found elsewhere in this proxy statement and A. Schulman’s other public filings. See “Where You Can Find Additional Information.”

Litigation Background

As previously reported by A. Schulman in its filings with the SEC, on June 1, 2015, A. Schulman completed the acquisition of Citadel and its subsidiaries, including its indirect wholly owned subsidiary Lucent Polymers, Inc. (the “Citadel acquisition”). In August 2015, A. Schulman discovered discrepancies between laboratory data and certifications provided by Lucent to customers and also discovered inaccuracies in materials and information provided by Lucent employees to an independent certification organization. A. Schulman took immediate decisive actions following its initial discoveries, including, but not limited to, remediation measures, notifications to affected customers, and notification to Underwriter Laboratories, an independent safety organization that inspects, validates and certifies the safety of consumer products. A. Schulman also commenced an internal investigation, which revealed that the discrepancies and inaccuracies initially identified were due to practices at Lucent under its prior ownership. As a result, A. Schulman has reformulated and rebranded its products and ceased the use of certain tradenames associated with Citadel, which resulted in the impairment of certain finite-lived intangible assets during the fourth quarter of fiscal 2016. For a discussion of the intangible asset impairment, refer to A. Schulman’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016. See “Where You Can Find Additional Information.”

To date, no customers or other parties have initiated recalls or have made claims against A. Schulman resulting in liability that is material to A. Schulman. Although to date, no significant customers have terminated their relationships with A. Schulman or its subsidiaries because of the Lucent quality matter, the matter has resulted in decreased volume and revenue, including reductions by certain significant customers. Additionally A. Schulman continues to incur recurring additional costs to produce product to customer specification. Furthermore, no assurance can be given that customers will not make additional claims or alter or terminate their business relationship with A. Schulman or its subsidiaries because of the Lucent quality matter in the future.

In addition, A. Schulman previously provided a written claim notice to the sellers and to the escrow agent with respect to the indemnity escrow established in connection with the stock purchase agreement pursuant to which A. Schulman acquired Citadel and its subsidiaries. As of April 30, 2018, approximately $31.0 million remained in such indemnity escrow.

As Lucent was effectively acquired by Citadel in December of 2013 (the “Lucent acquisition”), A. Schulman also submitted written claim notices pursuant to the agreement and plan of merger, dated December 6, 2013, among The Matrixx Group, Incorporated, LPI Merger Sub, Inc., LPI Holding Company, River Associates Investments, LLC and certain stockholders of LPI Holding Company, pursuant to which Citadel initially acquired Lucent, and pursuant to the representations and warranties insurance policy issued in connection with that acquisition.

In June 2016, A. Schulman filed a complaint in the Delaware Chancery Court against Citadel Plastics (the “Citadel Complaint”), as well as certain funds affiliated with the sellers and other former executives of Citadel and Lucent (the “Citadel Defendants”). The complaint alleges breach of contract, indemnification, breach of the implied covenant of good faith and fair dealing, fraudulent inducement, unjust enrichment and violations of blue sky laws in Illinois, Ohio, California and Indiana. All defendants are accused of civil conspiracy. A. Schulman is seeking rescission, damages, rescissory damages, disgorgement or any other remedy deemed proper for the alleged violations as well as seeking attorneys’ fees for bringing suit. On February 16, 2017, the Court entered a stipulated order establishing an equitable lien over all pre-closing tax refunds payable by the Company to Citadel under the stock purchase agreement until resolution of litigation. The funds currently subject to the equitable lien are $7.5 million. The Delaware court has bifurcated the lawsuit. A five day liability trial was completed on April 20, 2018, while a two day damages trial is scheduled to begin on June 4, 2018 (we refer to the litigation relating to Citadel as the “Citadel litigation”).

In November 2016, A. Schulman, through its Matrixx subsidiary, filed a separate Complaint in the Delaware Chancery Court against River Associates (the “River Complaint”), as well as certain funds affiliated with the sellers and other former executives of Lucent (the “River Defendants”). In general, the River Complaint alleges similar theories (except securities violations) and seeks similar relief (except rescission) as the Citadel Complaint. The River litigation will proceed as a separate lawsuit on a schedule months behind the Citadel litigation (we refer to the litigation relating to River as the “River litigation”). No trial date has yet been scheduled in the River litigation.

There are ongoing parallel investigations being undertaken by the United States Attorney’s Office for the Southern District of Indiana and the SEC that the Company understands relate to the allegations made by the Company in the Citadel Complaint arising out of the Company’s acquisition of Citadel (including Citadel’s subsidiary, Lucent). On September 6, 2017, the Federal Bureau of Investigation, Indianapolis division, notified A. Schulman’s counsel that the Company was a potential victim of a crime.

Purpose

In order to continue the pursuit of claims arising out of or in connection with the Citadel acquisition or the Lucent acquisition, including claims relating to any potentially available insurance proceeds for such transactions or litigation or any funds recovered or obtained by a governmental authority that may be available as restitution, disgorgement or compensation with respect to the Citadel acquisition or the Lucent acquisition (any such claims, the “Claims”), a committee will be established under the form of CVR agreement among A. Schulman, the initial committee members, a paying agent and, solely for the purposes specified therein, LyondellBasell.

Contingent Value Rights

While no guaranty can be given that any additional proceeds will be received, each CVR will generally entitle the holder to receive a cash payment if A. Schulman receives proceeds from the Claims or government investigations, relating to the Citadel acquisition or the Lucent acquisition, including, but not limited to, settlement proceeds, damages awarded, or payments received as a result of restitution and disgorgement, subject to certain deductions described below. The paying agent will maintain a register listing the holders of CVRs.

Rights of Holders of Contingent Value Rights

The CVRs will not be evidenced by a certificate or any other instrument and will not be registered with the SEC or be freely tradeable. Holders of CVRs will have no rights to or in the escrow or the Claims or against A. Schulman, its affiliates or the committee members, other than as expressed in the form of CVR agreement, and will have no right to receive dividends or vote as stockholders in respect of meetings of stockholders or the election of directors. CVRs will not represent any equity or ownership interest in LyondellBasell, any constituent company to the merger or any of their respective affiliates.

A. Schulman does not make any representation as to the outcome of any Claims or as to the timing or amount of potential recoveries from the Claims, if any. Whether or not the holders of CVRs receive any cash payments in respect of their CVRs is highly uncertain and contingent on whether there are any net recoveries in respect of the Claims in accordance with the terms of the form of CVR agreement.

Funding of Escrow Expenses

At the effective time of the merger, the pursuit of the Claims will be funded by A. Schulman with up to $15 million deposited into an escrow account. The amount deposited will equal $15 million minus an amount equal to the amount of claims expenses with respect to the litigation and government investigations and customer claims, in each case, incurred by A. Schulman from and after signing of the merger agreement until the closing of the merger. Any proceeds received in respect of the litigation and related government investigations will be deposited into the escrow account. Neither A. Schulman nor LyondellBasell will have any obligation to deliver additional funds after the date of the deposit into the escrow account, except for amounts recovered from pursuit of the Claims after the date of the merger agreement and during the term of the CVR agreement. All fees, costs and expenses incurred by the committee in connection with the administration of the escrow account or in carrying out the committee’s powers and duties under the form of CVR agreement as well as LyondellBasell’s fee for its time supporting the litigation and government actions and customer claims expenses will be paid from the escrow account.

Non-Transferability of Contingent Value Rights

The CVRs will not represent an equity or ownership interest in LyondellBasell, any constituent party to the merger or any of their affiliates. The CVRs and any interest therein (including beneficial ownership through a broker, dealer, custodian bank or other nominee) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through a transfer on death by will or intestacy, a transfer by instrument to an inter vivos or testamentary trust in which the CVR is to be passed to beneficiaries upon the death of the trustee; transfers made pursuant to a court order or a transfer made by operation of law or through abandonment of all of its remaining rights in a CVR, which a holder may effect at any time, by transferring such CVR to A. Schulman without consideration therefor.

CVR Committee Establishment and Authority

While the initial committee members have not yet been designated, the committee will consist of three (3) members, with one member selected by A. Schulman prior to the effective time of the merger on behalf of the holders of CVRs (which we refer to as the “Holder committee member”), one member selected by LyondellBasell on behalf of A. Schulman (which we refer to as the “Company committee member”) following the effective time of the merger and one member jointly selected by LyondellBasell and A. Schulman prior to the effective time of the merger (which we refer to as the “independent committee member”).

Under the form of CVR agreement, the committee has the power and authority, and shall use commercially reasonable efforts, to prosecute, appeal, negotiate, resolve, settle, compromise or otherwise pursue or defend any claims on behalf and in the name of A. Schulman, relating to the Citadel acquisition or the Lucent acquisition. In addition, the committee has the full power and authority to support, participate in, cooperate with, seek recourse, restitution or disgorgement in respect of all matters in connection with any investigation by or action initiated by any governmental authority arising out of, relating to or in connection with the Citadel acquisition or the Lucent acquisition. The committee also has the ability to direct and supervise the litigation; appear before and conduct affairs with arbitrators and mediators; appear in court and file pleadings and execute documents in the name of A. Schulman; and agree to settlements (subject to limitations described below). Further, the committee may withdraw all or part of any claims and shall terminate the pursuit of claims if the aggregate amount of unpaid claims expenses exceeds what remains in the escrow account, or if the committee reasonably determines that the aggregate amount of unpaid claims expenses together with claims expenses expected to be incurred are likely to exceed what remains in the escrow account together with what proceeds that are still reasonably likely to be collected. The committee shall use its reasonable best efforts to structure the settlement of claims in a tax efficient manner that minimizes the tax costs associated with the receipt of proceeds.

Each holder, by virtue of its acceptance of a CVR, is deemed to have consented to the establishment of the CVR committee, the appointment of the initial members of the committee and the appointment of any successor committee member in accordance with the agreement.

Actions of the CVR Committee

The committee may act with the consensus of a majority of the committee members; provided that the committee may not take any of the following actions without the prior approval of the company committee member:

•	the incurrence of any claims expenses in excess of the value of the assets deposited in the escrow account;

•	in the event of an assignment of claims to a special purpose entity as described below, initiating or pursuing any such claims in the name of A. Schulman; and

•

any action that would reasonably be expected to adversely impact the business, reputation or commercial relationships of A. Schulman, LyondellBasell or their respective affiliates in any material way; provided that this limitation does not apply to arguments that (x) have already been made to the court in prior pleadings, submissions or hearings in the Citadel Litigation or River Litigation, or (y) relate to legacy Lucent products or the pre-acquisition business or conduct of Citadel or Lucent. The approval of a majority of the committee members will be needed to take any actions reasonably expected to result in such an impact.

Replacement of Committee Members

A. Schulman has the right to remove the company committee member at any time by a board resolution and, if company committee member resigns, is removed or becomes incapable of acting, A. Schulman shall promptly appoint a successor (and such position will remain vacant until A. Schulman appoints a successor).

Holders of not less than a majority of the outstanding CVRs as set forth on the CVRs register maintained by the paying agent have the right to remove the holder committee member at any time for “Due Cause” by written consent or board resolution, as applicable, specifying a date when such removal will take effect. “Due Cause” shall include: breach of a committee member’s obligations under his or her services agreement relating to the form of CVR agreement; intentional misconduct or neglect of a committee member’s duties under his or her services agreement relating to the form of CVR agreement; conduct that injures the integrity, character or reputation of A. Schulman or LyondellBasell or that impugns the committee member’s own integrity; or a good faith determination by the board of directors of A. Schulman or LyondellBasell, as applicable, that a committee member has committed an act or acts constituting a felony or involving dishonesty, disloyalty or fraud against the company or has a material conflict of interest with A. Schulman or LyondellBasell that could reasonably be expected to adversely impact his or her services as a committee member. If the holder committee member shall resign, be removed, or become incapable of acting, a successor holder committee member shall be appointed in accordance with a succession schedule to be attached to the form of CVR agreement.

The holder committee member and the company committee member, acting together, shall have the right to remove the independent committee member at any time by providing written notice to the independent committee member and specifying a date when such removal will take effect. If the independent committee member shall resign, be removed, or become incapable of acting, his or her successor shall be appointed by the current committee members within thirty (30) days of such resignation, removal or incapacitation. if, within sixty (60) days after such resignation, removal or incapacitation, a successor independent committee member shall not have been appointed, any holder of CVRs may, on behalf of himself, herself or itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor independent committee member.

Cooperation

A. Schulman must use commercially reasonable efforts to provide the committee and its advisors with access to A. Schulman’s books and records, facilities, employees and advisors in connection with the pursuit of claims and to support the government actions and to generally support the pursuit of Claims and support the government actions.

Settlements

No settlement or compromise of any claim pursued by the Committee will require any consent or action by A. Schulman, LyondellBasell or their affiliates, unless it would result in the payment by A. Schulman of any amount in cash in excess of the remaining amount in the escrow account, the creation of a material ongoing obligation of A. Schulman, LyondellBasell or their affiliates (other than execution of a customary release) or a materially adverse admission of fact regarding the A. Schulman and its affiliates (outside of any admissions included as of the date of the CVR agreement in the court proceedings or pleadings relating to the Citadel litigation or the River litigation). Any required consent cannot be unreasonably withheld, conditioned or delayed.

Calculation of Payments

Holders of CVRs will generally be entitled to the resulting amount of (i) 85% of (A) the litigation proceeds plus (B) government action proceeds, (ii) minus the net tax cost, (iii) minus 85% of the Claims expenses, (iv) minus 85% of the amount of the LyondellBasell fee, unpaid and accrued as of the CVR payment date, (v) minus an amount equal to 85% of the customer claims, (vi) minus 85% of the firm expenses, if any, (in each case for the items in clauses (ii) through (vi), without double counting any particular cost, fee, expense or claim, and only to the extent such amounts have not been taken into account in the calculation of a previous CVR payment amount actually paid to CVR holders pursuant to the form of CVR agreement); provided, however, that in calculating the CVR payment amount in respect of any CVR payment date prior to the final CVR payment date, the calculation of such CVR Payment Amount shall reflect reasonable estimates as of such CVR payment date, prepared by the committee, of expected amounts of the items set forth in clauses (iii) through (vi) above through the final CVR payment date. The pro rata share of each CVR payment amount due to each CVR holder will be determined by dividing (X) the CVR payment amount by (Y) the sum of (i) the total number of CVRs outstanding on the CVR payment date, (ii) the total number of CVRs acquired by the Company or its affiliates as a result of a CVR holder abandoning and transferring its remaining rights in a CVR to the Company and (iii) the total number of CVRs that would be distributed to holders of shares of Company convertible special stock that is outstanding on the CVR payment date, assuming conversion of such shares of Company convertible special stock to shares of Company common stock. Notwithstanding the foregoing, A. Schulman will be entitled to the remaining 15% of such resulting amount (except with respect to the first $38.5 million in litigation proceeds and government action proceeds, which proceeds, less certain actual claims expenses and customer claims, will be 100% for the benefit of the CVR holders).

For purposes of the foregoing paragraph:

•

“net tax cost” means, with respect to the receipt of the CVR litigation proceeds or the CVR government action proceeds at any time, an amount equal to (A) the excess, if any, of (1) the product of (x) the CVR litigation proceeds and/or the CVR government action proceeds, as applicable, multiplied by (y) the ratio of the amount of the litigation proceeds and the government action proceeds that is currently includible in the gross income of the Company or any of its affiliates for U.S. federal income tax purposes to the aggregate amount of the litigation proceeds and the government action proceeds received by the Company, over (b) the net tax benefit (which means, to the extent permitted as a deduction or other reduction to the amount included in the gross income of the Company or any of its affiliates for applicable tax purposes, in each case in any taxable period in which (aa) the relevant litigation proceeds or government action proceeds are received, (bb) the CVR payment amount is paid pursuant to the terms of the form of CVR agreement, or (cc) in any preceding taxable period, the amounts described in clauses (iii) through (vi) above), multiplied by (B) twenty percent (20%);

•

“claims expenses” means, without duplication, the sum of all documented out-of-pocket fees, costs and expenses (including attorneys’ fees and expenses) incurred or accrued after February 15, 2018 by the Company and its affiliates in prosecuting and settling the Claims as well as all fees, costs, expenses, obligations and liabilities of every nature or description incurred by the committee or any member thereof in connection with carrying out the committee’s obligations under the form of CVR agreement and losses incurred with respect to the indemnification of committee members in certain circumstances;

•	“LyondellBasell fee” means the $50 per hour fee paid time spent by employees of A. Schulman or its subsidiaries, following the time of the merger, supporting the litigation and government actions;

•

“customer claims” means the amounts actually paid by the Company or its affiliates to third parties in respect of valid claims by customers of Citadel, Lucent or their respective affiliates, arising out of or in connection with the Citadel litigation, the River litigation and any other matter referred to in the Citadel complaint and River complaint, that have not been paid before February 15, 2018 (subject to certain validation procedures); and

•

“firm expenses” mean the costs and expenses billed by an independent public accounting firm in connection with the performance of its obligations regarding certain disputes under the form of CVR agreement.

There is no guaranty that any payment will be made to holders of CVRs, in respect of their CVRs, during the term of the CVR agreement. In the event holders of CVRs receive any cash payment, it is uncertain that there would be more than one such payment during the term of the CVR agreement. Any such payment to the holders of CVRs is contingent on whether there are any net recoveries in respect of the Claims in accordance with the terms of the form of CVR agreement.

Payment Procedures

On each CVR payment date, the applicable CVR payment amount will be paid to the CVR holders, after payment of any amounts payable from the escrow account, due to the Company under the form of CVR agreement, are paid to the Company; provided that prior to the final CVR payment date, which is the fifth anniversary of the date of the CVR agreement as such final CVR payment date may be extended in accordance with the form of CVR agreement, no payments will be made to the CVR holders if the escrow account does not contain a floor amount (which floor amount constitutes the greater of the (i) initial escrow amount (which will be equal to

$15 million minus the Claims expenses incurred after February 15, 2018 and before the date of the CVR agreement and minus any customer claims paid or made after February 15, 2018 and before the date of the CVR agreement) and (ii) amount of unpaid existing expenses as of the date of determination plus the amount, as determined in good faith by the committee, reasonably necessary to pay all estimated future expenses in connection with the pursuit of claims and support of government actions from the date of determination until the likely termination date).

Such proceeds are intended to be paid to CVR holders:

•

within five (5) business days following the date of receipt of all or any portion of the amount (unless such amount was received prior to the date of the CVR agreement, in which case within five (5) business days of the date of the CVR agreement) (a) subject to the stipulated order that established an equitable lien (which is the equitable lien amounting to $7.5 million) over all pre-closing tax refunds payable by the Company to Citadel Plastics Holdings, LLC under the related acquisition agreement or (b) remaining in the indemnity escrow account established in connection with the Citadel acquisition;

•

within five (5) business days following the determination date each time the aggregate amount of proceeds received in respect of the litigation and related governmental investigations (including any received after February 15, 2018 and before the date of the CVR Agreement) minus the floor amount described in the foregoing paragraph equals at least $30 million; and

•	to the extent any funds remain in the escrow account, on the final CVR payment date.

As promptly as practicable, but no later than sixty (60) days (i) following each receipt by the Company or its affiliates of at least $30 million in CVR litigation proceeds or CVR government investigation proceeds, and (ii) before the final CVR payment date, A. Schulman will deliver to the committee a litigation proceeds certificate describing the type of proceeds received, the fair market value of any non-cash proceeds, a list of expenses, a calculation of the net tax cost and a calculation of the CVR payment amount. The holder committee member or independent committee member has thirty (30) days from such delivery to notify the Company of whether he or she agrees or objects to such litigation proceeds certificate and CVR payment amount calculation. Failure to deliver any notice will be considered an agreement with the litigation proceeds certificate and the CVR payment amount. If the holder committee member or independent committee member delivers a notice of objection to the calculations, valuations, methodologies, lists, computations, assumptions and other information, including the fair market value of any non-cash proceeds (which we refer to as “determinations”) he or she must detail each of his or her objections, as promptly as practicable after delivering the notice. If the committee members are unable to resolve any objections among themselves within thirty (30) days following receipt of the objection notice, they must submit the disputed portions of the determinations to an independent public accounting firm. If such firm determines that such determinations are correct, the holder committee member or the independent committee member will be considered to have delivered a notice of agreement. However, if the firm determines that any of the determinations are incorrect, the firm’s resulting calculation will be binding on all parties.

Except as provided otherwise in the form of CVR agreement, no interest will accrue on any amount payable on the CVR to any holder.

The paying agent will deduct and withhold the necessary amounts as required under applicable tax laws, except that, other than to the extent treated as compensation to recipients of the merger consideration with respect to Company options, the paying agent is prohibited from deducting or withholding with respect to the payment of any CVR payment amount unless otherwise required pursuant to (i) certain adverse determinations by an applicable taxing authority or (ii) a change in applicable tax law after the date of the CVR agreement. Amounts withheld in accordance with the preceding sentence will be treated as having been paid to the Company or the holders in respect of which such deduction or withholding was made. However, in the event any amounts are deducted or withheld not in compliance with the first sentence of this paragraph, the sum payable will be increased as necessary so that after any such deduction or withholding (including any deductions or withholding applicable to such additional sums payable), the person will receive an amount equal to the sum it would have received if no deductions or withholdings were made.

Paying Agent

The Company and committee will appoint a paying agent under the form of CVR agreement. The Company will (i) pay the paying agent compensation for his or her services, (ii) reimburse him or her for all reasonable and documented expenses, and (iii) indemnify him or her against claims arising out of or in connection with his or her duties under the form of CVR agreement, except to the extent resulting from the paying agent’s gross negligence, bad faith or willful misconduct.

The paying agent may resign at any time by notifying the Company and the committee in writing at least sixty (60) days before the resignation takes effect and the Company and the committee, acting jointly, may remove the paying agent at any time by notifying the paying agent in writing at least sixty (60) days before the removal takes effect, by specifying a date when such removal will take effect. However, the resignation or removal will not become effective until a successor is appointed, which successor will be appointed jointly by the Company and committee.

Amendments

The Company and the committee may enter into one or more of the amendments below for any of the following purposes, without the consent of any holder:

•

to evidence the succession of another person to the Company and the assumption by any such successor of the covenants and obligations of the Company in the form of CVR agreement; provided that such succession and assumption is in accordance with the terms of the form of CVR agreement;

•

to evidence the succession of another person as a successor paying agent and the assumption by any successor of the covenants and obligations of such paying agent herein; provided that such succession and assumption is in accordance with the terms of the form of CVR agreement;

•

to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the committee consider to be for the protection of holders; provided that in each case such addition will not adversely affect the rights of any committee member or any holder;

•

to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under the form of CVR agreement; provided that, in each case, such cured, corrected, supplemented or other provision shall not adversely affect the rights of any committee member or any holder;

•

as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect the interests of the holders; or

•

any other amendments hereto for the purpose of adding, eliminating or changing any provisions of the form of CVR agreement, unless such addition, elimination or change is adverse to the interests of the holders.

Acting holders, the Company and the committee may enter into or more amendments for the purpose of adding, eliminating or changing any provision of the form of CVR agreement, only if it is not any way adverse to the rights of the holders. The written consent of any holder is not necessary to approve the particular form of any proposed amendment, but it will be sufficient if such written consent approves the substance thereof.

Promptly after the execution of any amendment, the Company and the committee will deliver to the paying agent a notice setting forth in general terms the substance of such amendment. The paying agent will be entitled to receive and will be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted under the form of CVR agreement, that is not inconsistent with the form of CVR agreement and that it is valid and binding upon the Company and the committee.

Obligations on Consolidation

After the effective time, the Company may not consolidate with or merger into any other person or convey, transfer or lease all or substantially all of its properties to any person, unless:

•

the person formed by such consolidation or into which the Company is merged or the person that acquires by conveyance or transfer, or that leases, all or substantially all of the properties and assets of the Company (which we refer to as the “surviving person”) will, by a supplemental form of CVR agreement or other acknowledgement (i) executed or delivered to the committee or (ii) pursuant to a provision in an agreement between the Company and the surviving person to which the committee is a third-party beneficiary, expressly assume the performance of every covenant under the form of CVR agreement, on the part of the Company to be performed or observed in the manner prescribed in the merger agreement; and

•

the Company has delivered to the committee an officer’s certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with the specified provisions in the form of CVR agreement and that all conditions precedent provided in the form of CVR agreement provided and relating to such transaction have been complied with.

Upon consolidation of or merger by the Company with and into any other person in accordance with the form of CVR agreement, the surviving person will succeed to, be substituted for and assume all covenants and obligations of, and may exercise every right and power of, the Company under the form of CVR agreement, and thereafter the predecessor person will be relieved of all covenants and obligations under the form of CVR agreement and the CVRs.

The provisions of this paragraph will apply to successive transactions and will apply jointly and severally to all surviving persons should any transaction result in multiple surviving persons.

Termination

The form of CVR agreement will be terminated on earliest of: a committee determination that no payments are required to be made; all required payments having been made (as determined by the committee); when the aggregate expenses expected are determined by the committee to be reasonably like to exceed what remains in the escrow account and what is likely to still be collected; and the fifth anniversary of the closing of the merger, subject to extension for up to six (6) months if the committee determines that additional payments are likely to be collected.

Specific Performance

The committee has the authority to take such action as the committee deems necessary or appropriate to enforce the obligations of LyondellBasell under the form of CVR agreement, including the right to enforce specifically the performance of the terms and provisions of the form of CVR agreement.

Special Purpose Entity

Within six (6) months after the execution of the form of CVR agreement, A. Schulman and the committee shall evaluate in good faith whether it is legally permissible to form a special purpose entity and assign to such special purpose entity all Claims, all rights of A. Schulman arising out of or in connection with the Claims and all contracts with advisors in connection with the Claims and any government actions. If A. Schulman and the committee determine to implement the transactions contemplated by the foregoing sentence, A. Schulman shall enter into an agreement with the special purpose entity.

LyondellBasell Commitment

LyondellBasell shall cause A. Schulman to comply with certain specified obligations in the form of CVR agreement.

Assignment

The Company may assign any or all of its rights, interests and obligations under the form of CVR agreement to (a) in its sole discretion and without the consent of any other party, any controlled affiliate of LyondellBasell, but only for so long as it remains a controlled affiliate of LyondellBasell, or (b) with the prior written consent of the acting holders, any other person (we refer to any permitted assignee described in clauses (a) or (b) as “assignee”), in each case provided that each assignee agrees to assume and be bound by all of the terms of the form of CVR agreement. Any assignee may thereafter assign any or all of its rights, interests and obligations under the form of CVR agreement in the same manner as LyondellBasell pursuant to the prior sentence. In connection with any assignment to an assignee described in clause (a) above, the Company (and the other assignor) shall agree to remain liable for the performance by each assignee (and such other assignor, if applicable) of all obligations of the Company under the form of CVR agreement, with such assignee substituted for LyondellBasell under the form of CVR agreement. The form of CVR agreement will be binding upon, inure to the benefit of and be enforceable by each of the successors of the Company and each assignee. Each of the successors of the Company and assignees must expressly assume by an instrument supplemental hereto, executed and delivered to the paying agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of the form of CVR agreement to be performed or observed by the Company. The paying agent may not assign the form of CVR agreement without the Company’s written consent; provided that the paying agent may cause any of its obligations under the form of CVR agreement with respect to the escrow account to be performed by any affiliate engaged in the business of performing escrow services that is reasonably acceptable to the Company and the committee; provided, further, that no such delegation shall relieve the paying agent from any of its obligations under the form of CVR agreement.

Third-Party Beneficiaries

Nothing in the form of CVR agreement will give to any person (other than the paying agent, LyondellBasell, LyondellBasell’s successors, the Company, the Company’s successors, assignees, the holders and their successors and assigns pursuant to a permitted transfer) any benefit or any legal or equitable right, remedy or claim under the form of CVR agreement or under any covenant or provision contained in the form of CVR agreement, all such covenants and provisions being for the sole benefit or the foregoing. The rights of the holders and their successors and assigns pursuant to permitted transfers are limited to those expressly provided in the form of CVR agreement (“permitted transfer” refers to (a) a transfer of a CVR upon death of a holder by will or intestacy; (b) a transfer by instrument to an inter vivos or testamentary trust in which the CVR (or any interest therein) is to be passed to beneficiaries upon the death of the trustee; (c) a transfer of a CVR pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); or (d) a transfer made by operation of law (such as a merger); provided that any such transferred CVR will remain subject to the terms and conditions of the form of CVR agreement).

ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION (PROPOSAL 2)

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid to A. Schulman’s named executive officers, assuming that their employment is terminated under certain circumstances in connection with the transaction, which we refer to as the transaction-related executive compensation. These potential payments consist of:

•

severance payments and benefits that each named executive officer would be entitled to receive in connection with a covered termination pursuant to the terms of his employment agreement or change-in-control agreement (each described in more detail in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Employment Agreements” beginning on page 60 of this proxy statement).

•

payments in connection with A. Schulman equity-based compensation awards, the treatment of which is described in more detail in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of A. Schulman Equity Compensation Awards” beginning on page 56 of this proxy statement.

Further details on these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement.

For purposes of quantifying these potential payments and benefits for the tables below, the following assumptions were used:

•

the effective time is November 15, 2018, which is the termination date of the merger agreement (absent any extension), and which, solely for purposes of this transaction-related executive compensation disclosure, is the assumed date of the closing of the merger;

•

immediately following the effective time, the employment of each named executive officer of A. Schulman is terminated by A. Schulman without cause, or each named executive officer elects a resignation for cause (or the equivalent concept) (or, in the case of Messrs. Gingo, Richardson and Miller, retirement) under his employment agreement or change-in-control agreement, to the extent applicable (we refer to such a termination or resignation as a covered termination); and

•

the value of a share of A. Schulman common stock is $42.00 (the value of any CVRs payable with respect to any Company option, Company RSUs, Company PSUs or Company restricted shares held by each named executive officer is not included because the payments, if any, that may become payable pursuant to the terms of the form of CVR agreement, is not currently determinable).

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this proxy statement and before the effective time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table. The amounts for Messrs. Lingnau-Schneider and Pérez were translated to U.S. dollars from the Euro for Mr. Lingnau-Schneider and from the Mexican Peso for Mr. Pérez, using the following foreign exchange rates as of end of day April 30, 2018: (i) 1.2079 Euro:USD, and (ii) 0.053010 MXCP:USD. The April 30, 2018 end of day foreign currency exchange rate from the Euro to the U.S. Dollar is obtained from the European Central Bank, and the foreign currency exchange rate from the Mexico Peso to the U.S. Dollar is obtained from Banco de Mexico.

For purposes of this discussion, “single-trigger” refers to benefits that are payable solely as a result of the closing of the merger and “double-trigger” refers to benefits that require the closing of the merger, as well as a covered termination following the effective time, to become payable.

Golden Parachute Compensation
Name(1)	Cash (2)	Equity (2), (3)	Perquisites / Benefits (4)	Other	Total (5)
Joseph M. Gingo	$76,667	$4,447,819	$—	$—	$4,524,486
President and Chief Executive Officer, Chairman
John W. Richardson	$1,700,000	$2,341,221	$1,988	$—	$4,043,209
Executive Vice President, Chief Financial Officer
Heinrich Lingnau-Schneider	$1,492,600	$1,250,117	$—	$—	$2,742,717
Senior Vice President, General Manger — EMEA
Gary A. Miller	$1,509,375	$1,390,069	$24,254	$—	$2,923,698
Executive Vice President, Chief Operating Officer
Gustavo Perez	$1,168,692	$1,119,638	$36,842	$—	$2,325,172
Senior Vice President, General Manager — LATAM

(1)

In accordance with SEC rules, A. Schulman’s named executive officers for purposes of this proxy statement consist of A. Schulman’s chief executive officer, chief financial officer and each other executive officer who was a named executive officer for purposes of A. Schulman’s proxy statement for its 2017 Annual Meeting of Shareholders (i.e., the three other most highly compensated executive officers, based on 2017 compensation levels, who served in such capacities on August 31, 2016).

(2)	The cash amounts reflect cash severance payments pursuant to the named executive officer’s employment agreement or change-in-control agreement with A. Schulman, as applicable, which consist of:

a.

for Mr. Gingo with respect to any covered termination, salary continuation for the remaining term of the employment agreement (the earlier of August 31, 2019 or 30 days following the closing) and the annual bonus(es) payable on each October 31 with respect to each August 31 occurring during the remaining term, if any, in an amount equal to his annual base salary in effect on the date of termination;

b.

for Mr. Richardson with respect to a covered termination within two (2) years following the effective time, a lump sum amount equal to two times the sum of the greater of his base salary (a) in effect immediately prior to the occurrence of the event or circumstance upon which the termination is based, or (b) in effect immediately prior to the change-in-control event; and the greater of (a) the annual bonus earned by Mr. Richardson in respect of A. Schulman’s prior fiscal year, (b) the average annual bonus so earned in respect of the two (2) fiscal years immediately preceding the fiscal year in which the effective time occurs, or (c) $350,000; and

c.

for Messrs. Lingnau-Schneider, Miller and Perez with respect to a covered termination within two (2) years following the effective time, a lump sum amount equal to two times the sum of (a) the executive’s base salary for the calendar year immediately preceding the year in which the date of termination occurs, and (b) the covered executive’s annual target bonus for the fiscal year in which termination occurs.

The cash severance payments are considered double-trigger payments because they will be paid only in connection with a covered termination. Mr. Gingo’s cash severance amounts are reduced by the transaction from what would be payable on a covered termination if the effective time does not occur. In the event Mr. Gingo experiences an involuntary termination on November 15, 2018 and the closing of the merger does not occur, pursuant to his employment agreement, Mr. Gingo would be entitled to receive (1) salary continuation through August 31, 2019 with a value equal to $728,333 and (2) a bonus on October 31, 2019 equal to $920,000.

Mr. Richardson’s cash severance amounts are enhanced by the transaction, as he is entitled to the following cash severance amounts for a covered termination occurring during the term of his employment agreement and prior to the effective time (i) salary continuation for the longer of a period of twelve (12) months or until the end of the term, and (ii) bonus(es) payable on each October 31 with respect to each August 31 occurring during the remaining term in an amount equal to his annual base salary in effect on the date of termination. Details of the cash amounts are shown in the following supplementary table.

The amounts reflected in the table below under the “Equity” headings represent the total value of accelerated vesting of Company options, RSUs, PSUs and Restricted Shares held by each named executive officer upon the occurrence of (i) a covered termination if the transaction does not occur, and (ii) a covered termination following the effective time.

	Amounts Payable Upon A Covered Termination If No Transaction				Amounts Payable Upon Any Covered Termination Following the Effective Time			Total
Name	Salary Continuation	Bonus Continuation	Equity	Total	Salary- Based Severance	Bonus- Based Severance	Equity
Joseph M. Gingo	$728,337	$920,000	$3,014,376	$4,662,713	$76,667	$0	$4,447,819	$4,524,486
John W. Richardson	$500,000	$500,000	$1,461,276	$2,461,276	$1,000,000	$700,000	$2,341,221	$4,041,221
Heinrich Lingnau-Schneider	$—	$—	$—	$—	$904,606	$587,994	$1,250,117	$2,742,717
Gary A. Miller	$—	$—	$726,677	$726,677	$862,500	$646,875	$1,390,069	$2,899,444
Gustavo Perez	$—	$—	$—	$—	$764,404	$404,288	$1,119,638	$2,288,330

(3)

The equity amounts reflect the value of accelerated vesting with respect to unvested Company options, RSUs, PSUs and restricted shares, which will accelerate upon the effective time pursuant to the merger agreement. The reflected values do not include the value of any CVRs payable with respect to any Company option, RSUs, PSUs or restricted shares held by each named executive officer because the value of any CVR that may become payable is not currently determinable. For more information regarding the terms of equity awards held by the named executive officers, please see the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Treatment of A. Schulman Equity Compensation Awards” beginning on page 56 of this proxy statement.

The amounts reflected in the table below under the heading “Equity Payable Upon the Effective Time” are single-trigger and represent the value of accelerated vesting of Company options, RSUs, PSUs and Restricted Shares held by each named executive officer upon the occurrence of the effective time pursuant to the merger agreement.

	Equity Payable Upon the Effective Time				Total
Name	Company Options	Company PSUs	Company RSUs	Company Restricted Shares
Joseph M. Gingo	$520,945	$2,176,860	$1,750,014	$—	$4,447,819
John W. Richardson	$228,747	$941,640	$1,170,834	$—	$2,341,221
Heinrich Lingnau-Schneider	$114,437	$792,960	$342,720	$—	$1,250,117
Gary A. Miller	$121,249	$872,340	$317,100	$79,380	$1,390,069
Gustavo Perez	$90,218	$721,560	$307,860	$—	$1,119,638

(4)

The amounts shown in this column reflect the value of health and welfare benefit continuation to which each named executive officer is entitled upon a covered termination pursuant to his employment agreement or change-in-control agreement. In the event of termination following a change-in-control, each named executive officer other than Mr. Gingo is eligible to receive up to eighteen (18) months of life, disability, accident and health insurance without cost under their respective employment agreement or change-in-control agreement. These amounts are estimated based on current costs for insurance and could change depending on the actual timing of such event. Mr. Gingo is not eligible for continuation of life, disability, accident and health insurance under his employment agreement. These amounts are double-trigger and would be payable upon any covered termination within two (2) years following the effective time.

(5)

No named executive officer is entitled to a gross-up or other make-whole payment in connection with any golden parachute excise taxes imposed due to Section 280G of the Code, which we refer to as the “280G excise tax,” on the payments and benefits that he may receive in connection with the transaction, including the payments and benefits reflected above. Instead, each named executive officer’s employment agreement or change-in-control agreement, as applicable, provides that in the event that the 280G excise tax would be applicable to a named executive officer in connection with the transaction, he will be subject to a “best net” approach, under which he will receive either (i) the full amount of such payments and benefits or (ii) the greatest amount of such payments and benefits that will not subject him to the 280G excise tax, whichever would result in the greatest after-tax amount.

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement, as disclosed in the section above entitled “ –– Golden Parachute Compensation” and in the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56 and “Advisory Vote on Merger-Related Executive Compensation (Proposal 2) — Golden Parachute Compensation” beginning on page 101 of this proxy statement. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of the Company’s overall compensation program for its named executive officers, and have previously been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. The A. Schulman board of directors, which is composed solely of independent directors, believes such compensatory arrangements to be reasonable.

The A. Schulman board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. The A. Schulman board of directors unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of A. Schulman approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Advisory Vote on Merger-Related Executive Compensation (Proposal 2) — Golden Parachute Compensation” in A. Schulman’s proxy statement for the special meeting.”

Company stockholders should note that this proposal is not a condition to completion of the merger and, as an advisory vote, the result will not be binding on the Company, the A. Schulman board of directors, the surviving corporation or LyondellBasell. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The A. Schulman board of directors unanimously recommends that you vote “FOR” the proposal to approve, by a non-binding advisory vote, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and contemplated by the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

Company stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The Company does not intend to call a vote on this proposal if Proposal No. 1 is approved by the requisite number of A. Schulman common stock at the special meeting.

The A. Schulman board of directors unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

MARKET PRICES AND DIVIDEND DATA

A. Schulman common stock is traded on Nasdaq under the symbol “SHLM.”

As of the close of business on the record date for the special meeting, there were 29,526,887 shares of A. Schulman common stock outstanding and entitled to vote, held by approximately 469 holders of record of A. Schulman common stock. The following table sets forth during the periods indicated the high and low sales prices of A. Schulman common stock as reported on the Nasdaq, and the cash dividends declared per share for the periods indicated:

	Market Price		Dividend Declared
Quarter	High	Low
Q1 FY 2016	$38.51	$30.45	$0.205
Q2 FY 2016	$34.17	$21.49	$0.205
Q3 FY 2016	$29.29	$24.10	$0.205
Q4 FY 2016	$30.11	$21.17	$0.205
Q1 FY 2017	$34.35	$25.80	$0.205
Q2 FY 2017	$37.65	$32.35	$0.205
Q3 FY 2017	$34.55	$28.20	$0.205
Q4 FY 2017	$32.25	$25.15	$0.205
Q1 FY 2018	$39.70	$30.50	$0.205
Q2 FY 2018	$43.85	$35.35	$0.205
Q3 FY 2018(1)	$43.80	$42.60	$0.205

(1)	Provided through May 10, 2018.

Under the terms of the merger agreement, from the date of the merger agreement until the effective time, the Company is permitted to declare and pay dividends as specified in the merger agreement.

The closing sale price of A. Schulman common stock on February 14, 2018, which was the last trading day prior to announcement of the merger agreement, was $38.65 per share. On May 10, 2018 the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for A. Schulman common stock was $43.45 per share. You are encouraged to obtain current market quotations for A. Schulman common stock in connection with voting your shares of A. Schulman common stock.

Following the merger, there will be no further market for A. Schulman common stock and we anticipate that our stock will be delisted from the Nasdaq and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 10, 2018 (except as otherwise indicated by footnote) regarding the beneficial ownership of shares of common stock by each director, named executive officer, by all directors and executive officers as a group, and by each person known by the Company to own 5% or more of A. Schulman common stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table.

Name(1)	Total Beneficial Ownership(2)	Percent of Outstanding(3)
Directors and Executive Officers
Joseph M. Gingo(4)	324,299	1.09%
John W. Richardson	44,939
Gary A. Miller(5)	51,313
Heinrich Lingnau-Schneider	21,086
Gustavo Pérez	28,632
Joseph J. Levanduski	0
Eugene R. Allspach(6)	26,955
David G. Birney(7)	39,141
Carol S. Eicher	3,004
Lee D. Meyer	30,141
James A. Mitarotonda(8)	357,588	1.21%
Ernest J. Novak, Jr.	37,341
Kathleen M. Oswald	4,484
Allen A. Spizzo	3,004
All Directors and executive officers as a group (23 persons)	1,022,553	3.45%

5% or Greater Stockholders
Black Rock, Inc.(9)	3,719,876	12.60%
40 East 52nd Street, New York, New York, 10022
The Vanguard Group, Inc.(10)	2,838,626	9.61%
100 Vanguard Blvd., Malvern, Pennsylvania 19335
Cruiser Capital Advisors, LLC(11)	2,095,523	7.10%
501 Madison Avenue, Floor 12A, New York, New York 10022

*	Less than one percent.
(1)	Directors and current executive officers have the Company’s address: 3637 Ridgewood Road, Fairlawn, Ohio, 44333.
(2)

Includes the following number of long term incentive restricted share awards subject to service-based vesting granted under the Company’s Equity Plans: 1,890 by Gary A. Miller, and 5,482 by other domestic-based executive officers as a group. Executive officers have the power to vote, but not to dispose of, these restricted shares of common stock. The shares subject to all other outstanding service-based long-term incentive awards were granted in restricted stock units and are therefore not reported in this beneficial ownership table unless they can be acquired by the executive officer within sixty (60) days of May 10, 2018. No shares reported as beneficially owned by any director or executive officer are pledged.

(3)

For all directors and executive officers, the percentage of outstanding shares is based upon the sum of 29,526,887 shares of common stock outstanding on May 7, 2018 and the number of shares of common stock, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options or vesting of restricted stock units within sixty (60) days as of May 10, 2018. For all entities that are listed as beneficial owners of 5% or more of the common stock, the percentage of class is based upon 29,526,887 shares of common stock outstanding on May 7, 2018.

(4)

Amount includes 17,500 shares held by the Linda L. Gingo Trust and 10,000 shares held by the Joseph M. Gingo Trust. Mr. Gingo has shared dispositive power with respect to shares held in the Linda L. Gingo Trust.

(5)	Amount includes 2,146 shares held by Mr. Miller’s spouse and 2,000 shares held by Mr. Miller’s daughter.
(6)	All shares are owned jointly by Mr. Allspach and his spouse, with whom he has shared voting and dispositive power with respect to such shares.
(7)	All shares are owned jointly by Mr. Birney and his spouse, with whom he has shared voting and dispositive power with respect to such shares.
(8)

Amount includes 322,678 shares of common stock held directly by Barington Companies Equity Partners, L.P. (“Barington”). Barington may be deemed to have sole power to vote and dispose of the shares it beneficially owns. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group L.P. (“Barington Capital”), which is the majority member of Barington Companies Investors, LLC (“Barington Investors”). Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. In addition, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest herein.

(9)

As reported on a Schedule 13G/A filed with the SEC on January 19, 2018, Blackrock, Inc. is a beneficial owner, with the sole power to vote or direct the voting, of 3,640,890 shares of common stock, and with the sole power to dispose or direct the disposition of 3,719,877 shares.

(10)

As reported on a Schedule 13G/A filed with the SEC on February 12, 2018, The Vanguard Group, Inc. (“Vanguard”) is the beneficial owner of 2,838,626 shares of common stock, with the sole power to vote or direct the voting of 56,675 shares, the sole power to dispose or direct the disposition of 2,780,375 shares, the shared power to vote or direct the voting, of 4,288 shares, and the shared power to dispose or direct the disposition of 58,251 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 53,963 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 7,000 shares as a result of its serving as investment manager of Australian investment offerings.

(11)

As reported on a Schedule 13D/A filed with the SEC on September 11, 2017, Cruiser Capital Advisors, LLC (“Cruiser”) and Keith M. Rosenbloom each are disclosed as the beneficial owners of 1,643,471 shares of common stock, which are held in accounts of private investment vehicles and managed accounts advised by Cruiser. Cruiser and Mr. Rosenbloom have sole power to vote or direct the voting of 2,095,523 shares and the sole power to dispose or direct the disposition of 2,095,523 shares.

APPRAISAL RIGHTS

If the merger agreement is adopted by Company stockholders, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly exercise and perfect their demand for appraisal of their shares in accordance with Section 262 of the DGCL, which we refer to as “Section 262”, will be entitled to appraisal rights in connection with the merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Annex D to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of A. Schulman common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of A. Schulman common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of A. Schulman common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.

Under Section 262, holders of shares of A. Schulman common stock who do not vote in favor of the proposal to adopt the merger agreement, who continuously are the record holders of such shares through the effective time of the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to the appraisal by the Delaware Court of Chancery of the fair value of their shares of A. Schulman common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares from the effective date of the merger, as determined by the Delaware Court of Chancery. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes A. Schulman’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached as Annex D to this proxy statement. In connection with the merger, any holder of A. Schulman common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of A. Schulman common stock, A. Schulman believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of A. Schulman common stock must do ALL of the following:

•

the stockholder must NOT vote in favor of the proposal to adopt the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to A. Schulman a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares of A. Schulman common stock from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•

the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of A. Schulman’s stockholders to take all necessary action to perfect their appraisal rights in respect of shares of A. Schulman common stock within the time prescribed in Section 262.

Filing Written Demand

Any holder of shares of A. Schulman common stock wishing to exercise appraisal rights must deliver to A. Schulman, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the proposal to adopt the merger agreement. A holder of shares of A. Schulman common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement, abstain from voting on the proposal to adopt the merger agreement or not vote its shares. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of the Company’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of A. Schulman common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of A. Schulman common stock should be executed by or on behalf of the holder of record, and must reasonably inform A. Schulman of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to A. Schulman, 3637 Ridgewood Road, Fairlawn, Ohio 44333, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of A. Schulman’s common stock.

Any holder of A. Schulman common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to A. Schulman a written withdrawal of the demand for appraisal within sixty (60) days after the effective date of the merger. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within ten (10) days after the effective time of the merger, the surviving corporation will notify each holder of A. Schulman common stock who has complied with Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of A. Schulman common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of shares of A. Schulman common stock. Accordingly, any holders of A. Schulman common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of A. Schulman common stock within the time and in the manner prescribed in Section 262. The failure of a holder of A. Schulman common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the effective time of the merger, any holder of A. Schulman common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which A. Schulman has received demands for appraisal and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of A. Schulman common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of

Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the holders of A. Schulman common stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of A. Schulman common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although A. Schulman believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither A. Schulman nor LyondellBasell anticipates offering more than the per share merger consideration to any stockholder of A. Schulman exercising appraisal rights, and each of A. Schulman and LyondellBasell reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of A. Schulman common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of A. Schulman common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of A. Schulman common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share merger consideration applicable to the shares, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights will be entitled to vote A. Schulman common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of A. Schulman common stock, if any, payable to stockholders of A. Schulman of record as of a time prior to the effective time of the merger; provided, however, that, if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within sixty (60) days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of A. Schulman without the approval of the Delaware Court of Chancery.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of A. Schulman wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, A. Schulman will have no public stockholders and there will be no public participation in any of our future stockholder meetings. A. Schulman intends to hold its 2018 annual meeting of stockholders only if the merger is not completed by that time. If the merger is not completed, the Company’s stockholders will continue to be entitled to attend and participate in our stockholder meetings. Company stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2018 annual meeting, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of A. Schulman, at 3637 Ridgewood Road, Fairlawn, Ohio 44333, no later than the close of business on June 29, 2018. Nothing in this paragraph shall be deemed to require A. Schulman to include in its proxy statement and proxy relating to the 2018 annual meeting any stockholder proposal that may be omitted from the proxy materials of A. Schulman under applicable regulations of the Exchange Act in effect at the time such proposal is received.

The Company’s Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2018 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to: Corporate Secretary, A. Schulman, 3637 Ridgewood Road, Fairlawn, Ohio 44333, not less than ninety (90) or more than one hundred twenty (120) days prior to the anniversary date of last year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) is due no earlier than August 10, 2018 and no later than September 9, 2018. However, in the event that the annual meeting is advanced or delayed by more than thirty (30) days from the close of business on the tenth (10th) day following the day on which notice of the date of the 2018 annual meeting is mailed or we provide public disclosure of the date of the annual meeting is made, whichever first occurs. All director nominations and stockholder proposals must comply with the requirements of the Company’s Amended and Restated By-Laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.

The chairman of the stockholders meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

The Company’s filings referred to above are also available on our internet website, www.aschulman.com, under “Investor Relations”, without charge. Information contained in our internet website does not constitute a part of this proxy statement. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: 3637 Ridgewood Road, Fairlawn, Ohio 44333, Attention: Corporate Secretary, telephone (330) 666-3751. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of A. Schulman common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit) to A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333, Attention: Investor Relations, telephone (330) 635-4747.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	Annual Report on Form 10-K for the Fiscal Year Ended August 31, 2017, filed October 25, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended November 30, 2017, filed January 8, 2018 and for the quarter ended February 28, 2018, filed March 28, 2018;

•	Definitive Proxy Statement for the Company’s 2017 annual meeting of stockholders, filed October 27, 2017; and

•	Current Reports on Form 8-K, filed September 12, 2017, October 18, 2017, October 10, 2017, December 8, 2017, February 15, 2018, March 28, 2018 and April 18, 2018.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated May 11, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

A. SCHULMAN, INC.,

LYONDELLBASELL INDUSTRIES N.V.

And

LYB AMERICAS HOLDCO INC.

Dated as of February 15, 2018

A-i

A-ii

Exhibits

Exhibit A – Form of CVR Agreement

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 15, 2018, is by and among A. Schulman, Inc., a Delaware corporation (the “Company”), LyondellBasell Industries N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (“Parent”), and LYB Americas Holdco Inc., a Delaware corporation (“Merger Sub” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL, with the Company surviving such merger;

WHEREAS, the Company Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of the Company Board was present, (a) determining that it is in the best interests of the Company and the Company Stockholders, and declaring it advisable, for the Company to enter into this Agreement and the CVR Agreement, (b) approving the execution, delivery and performance by the Company of this Agreement and the CVR Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the CVR Agreement and (c) resolving to recommend that the Company Stockholders adopt this Agreement;

WHEREAS, the supervisory board of directors of Parent has unanimously approved the execution, delivery and performance by Parent of this Agreement and the CVR Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the CVR Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted resolutions (a) determining that it is in the best interests of Merger Sub and Parent, as Merger Sub’s sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement, (b) approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (c) resolving to recommend adoption of this Agreement by Parent, as Merger Sub’s sole stockholder; and

WHEREAS, subject to the terms and conditions of this Agreement, at or prior to the Closing Date, Parent, the Company, the initial Committee Members identified therein and a paying agent mutually agreeable to Parent and the Company will enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit A (subject to changes permitted by Section 6.16) (the “CVR Agreement”).

NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) in accordance with the DGCL. By virtue of the Merger, at the Effective Time, (a) the separate existence of Merger Sub shall cease, and (b) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02 Effective Time. The Company shall file a certificate of merger that has been duly executed and acknowledged in accordance with, and in such form as required by, the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware substantially concurrently with the Closing. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as may be mutually agreed to in writing by the Parties and set forth in the Certificate of Merger (the time as of which the Merger becomes effective, the “Effective Time”).

Section 1.03 The Closing. The Parties shall consummate the Merger (such consummation, the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY, on a date that is as soon as practicable, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) unless another time, date or place is mutually agreed to in writing by the Parties. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

ARTICLE II

EFFECTS OF THE MERGER

Section 2.01 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, as provided under the DGCL and other applicable Law.

Section 2.02 Organizational Documents. As of the Effective Time, subject to Section 6.10(a), without any further action on the part of the Company, Parent or Merger Sub, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “A. Schulman, Inc.” As of the Effective Time, subject to Section 6.10(a), without any further action on the part of the Company, Parent or Merger Sub, the bylaws of the Surviving Corporation shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the effective date of such bylaws shall be the Closing Date and the name of the Surviving Corporation shall be shall be “A. Schulman, Inc.”

Section 2.03 Surviving Corporation Directors and Officers. As of the Effective Time, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their successors have been duly elected or appointed or until their earlier death, resignation or removal.

Section 2.04 CVR Agreement. At or immediately prior to the Closing Date, the Company will execute and deliver, and the Company will ensure that a duly qualified paying agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such paying agent and approved by Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

ARTICLE III

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES

Section 3.01 Effect of Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i) any issued and outstanding shares of common stock, $1.00 par value, of the Company (“Company Common Stock”) held in the Company’s treasury or held by the Company or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in Section 3.01(a)(i) and Section 3.01(a)(ii), and subject to Section 3.01(b) and Section 3.03, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive (i) an amount in cash equal to the Per-Share Amount, plus (ii) one contractual contingent value right per share of Company Common Stock (each, a “CVR”), subject to and in accordance with the CVR Agreement (collectively, the “Merger Consideration”), in each case, without any interest thereon and subject to any withholding of Taxes in accordance with Section 3.02(f); and

(iv) each share of common stock, no par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, $0.01 par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Closing.

(b) If, during the period from the date of this Agreement through the Effective Time, any change shall occur in the outstanding shares of Company Common Stock because of any reclassification, recapitalization, stock split or combination, exchange, readjustment or similar transaction, or if any stock dividend shall be declared on shares of Company Common Stock and the record date for such dividend shall fall during such period, then the Merger Consideration and any other similarly dependent terms shall be appropriately adjusted to provide the Company Stockholders and holders of Company Options, Company RSUs, Company PSUs, Company Restricted Shares (collectively, the “Company Equity Awards”) the same economic effect as contemplated by this Agreement prior to such event.

(c) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of Company Convertible Special Stock, the right to convert each share of Company Convertible Special Stock shall be changed into a right to convert such share into the kind and amount of Merger Consideration determined in accordance with the Certificate of Designation.

Section 3.02 Payment for Shares of Company Common Stock.

(a) At the Effective Time, (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time, upon the cancellation or conversion thereof in accordance with Section 3.01, shall automatically be canceled and shall cease to exist, and all holders of stock certificates (“Stock Certificates”) or book-entry shares (“Book-Entry Shares”) representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders, except the right to receive the Merger Consideration with respect to each share of Company Common Stock evidenced thereby as provided in Section 3.01 (or to appraisal rights as provided in Section 3.03 with respect to Dissenting Shares), and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Stock Certificates or Book-Entry Shares shall be made on such stock transfer books after the Effective Time.

(b) Prior to the Effective Time, Parent shall designate the Company’s current transfer agent or select a bank or trust company mutually agreeable to the Company to act as agent (the “Depository Agent”) for the holders of Company Common Stock to receive the Merger Consideration payable pursuant to Section 3.01(a)(iii). Parent shall enter into agreements reasonably acceptable to the Company with the Depository Agent and Paying Agent, respectively, relating to services to be performed by the Depository Agent in its capacity as Depository Agent and the Paying Agent in its capacity as Paying Agent, respectively. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the Merger Consideration payable pursuant to Section 3.01(a)(iii) (together with the amount deposited pursuant to the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration in the Merger. If Parent decides to invest the Payment Fund, then the Payment Fund shall be invested as reasonably directed by Parent; provided that (i) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States, or in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, (ii) such investments shall be in in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, and (iii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest and other income resulting from such investments shall become part of the Payment Fund and any amounts in excess of the amounts payable pursuant to this Article III shall promptly be paid to Parent upon demand. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 3.02(b). Nothing in this Agreement and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Stock Certificates or Book-Entry Shares to receive, or Parent’s and the Surviving Corporation’s obligation to pay, such holder’s applicable portion of the Merger Consideration.

(c) As soon as reasonably practicable after the Effective Time, and in any event not later than the second (2nd) Business Day after the Closing Date, Parent shall cause the Paying Agent to commence mailing to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock (i) in the case of Stock Certificates, (A) a letter of transmittal in customary form (which shall specify that delivery of Stock Certificates shall be effected, and risk of loss and title to the Stock Certificates shall pass, upon delivery of the Stock Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (B) customary instructions for use in effecting the surrender of Stock Certificates, and (ii) in the case of Book-Entry Shares, customary instructions for use in effecting the surrender of Book-Entry Shares, in each case, in exchange for the right to receive the Merger Consideration with respect to each share of Company Common Stock evidenced by such Stock Certificates or Book-Entry Shares, as applicable. Upon (1) in the case of Stock Certificates, delivery to the Paying Agent of Stock Certificates, together with a validly executed letter of transmittal, or (2) in the case of Book-Entry Shares, receipt by the Paying Agent of an “agent’s message” in customary form and such other evidence of surrender, if any, as the Paying Agent may reasonably request, the holders thereof shall be entitled to receive the Merger Consideration with respect to each share of Company Common Stock evidenced by such Stock Certificates or Book-Entry Shares, as applicable, and the Stock Certificates and Book-Entry Shares so surrendered shall be canceled. The CVRs shall not be evidenced by a certificate or other instrument. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the CVRs) may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificates or Book-Entry Shares so surrendered are registered if (I) such Stock Certificate shall be properly endorsed or such Stock Certificates or Book-Entry Shares shall otherwise be in proper form for transfer and (II) the Person requesting such payment shall either (x) pay any transfer and other Taxes required by reason of such payment or (y) establish to the reasonable satisfaction of the Surviving Corporation and the Paying Agent that such transfer Tax either has been paid in full or is not applicable. Until surrendered as contemplated by this Section 3.02(c), each Stock Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration with respect to each share of Company Common Stock evidenced thereby. No interest shall be paid on the portion of the Merger Consideration payable upon surrender of any Stock Certificate or Book-Entry Share.

(d) If any Stock Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary in Section 3.02(c), upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Paying Agent will pay to such Person the Merger Consideration receivable with respect to each share of Company Common Stock represented by such lost, stolen or destroyed Stock Certificate.

(e) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to former holders of Stock Certificates and Book-Entry Shares one (1) year after the Closing Date shall be delivered by the Paying Agent to Parent upon demand. Any former holders of Stock Certificates or Book-Entry Shares who have not theretofore complied with this Section 3.02 shall thereafter look only to the Surviving Corporation or Parent for payment of any portion of the Merger Consideration, in accordance with this Article III and without any interest thereon, payable with respect to each share of Company Common Stock previously evidenced by such Stock Certificates and Book-Entry Shares. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for the portion of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Stock Certificates or Book-Entry Shares shall not have been surrendered prior to the date that any unclaimed portion of the Merger Consideration would otherwise become subject to any abandoned property, escheat or similar laws, any unclaimed funds payable with respect to such Stock Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation.

(f) Each of the Company, the Surviving Corporation, Parent and Merger Sub, and their Affiliates, shall be, subject to Section 5.03(c) of the CVR Agreement, entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from (i) the Merger Consideration payable to any holder of Company Common Stock or any holder of Company Options, or (ii) any other consideration otherwise payable pursuant to this Agreement or the CVR Agreement, such amounts as it is required by Law to deduct and withhold with respect to Taxes. Each such payor shall timely remit to the appropriate Governmental Authority the amount of Taxes withheld. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the holder of Company Common Stock, holder of Company Options or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

Section 3.03 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Merger Consideration. At the Effective Time, (a) all Dissenting Shares shall be canceled and cease to exist and (b) the holders of such Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon. The Company shall give Parent (a) prompt written notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time and (b) the right to direct and control all negotiations and proceedings with respect to such demands for appraisal; provided that Parent shall consult with the Company with respect to such negotiations and proceedings. Prior to the Effective Time, the Company shall not offer to make, or make any payment, settle or offer to settle, or, in each case, agree to do any of the foregoing, with respect to any such demand without Parent’s prior written consent.

Section 3.04 Equity Awards.

(a) At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive (i) an amount in cash, without interest, equal to the product of (1) the excess, if any, of (A) the Per-Share Amount over (B) the per-share exercise price for such Company Option, multiplied by (2) the total number of shares of Company Common Stock underlying such Company Option and (ii) one (1) CVR for each share of Company Common Stock underlying such Company Option outstanding immediately prior to the Effective Time, in each case without interest and subject to any applicable Tax withholding in accordance with Section 3.02(f) (the “Company Option Consideration”); provided that if the exercise price per share of Company Common Stock of any such Company Option is equal to or greater than the Per-Share Amount, such Company Option shall be canceled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the portion of the Company Option Consideration (if any) less any required withholding Taxes, payable pursuant to Section 3.04(a)(i), through the payroll of the Surviving Corporation (to the extent such Person is Continuing Company Personnel, and if such Person is not Continuing Company Personnel, the Paying Agent shall make such payment), to each holder of a Company Option within two (2) Business Days following the Effective Time. The portion of the Company Option Consideration (if any) payable pursuant to Section 3.04(a)(ii) shall be paid by the Paying Agent to each holder of a Company Option in accordance with the CVR Agreement and in a manner that will not trigger a Tax or penalty under Section 409A of the Code.

(b) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive (i) an amount in cash, without interest, equal to the product of (1) the total number of shares of Company Common Stock underlying such Company RSU, multiplied by (2) the Per-Share Amount and (ii) one (1) CVR for each share of Company Common Stock underlying such Company RSU outstanding immediately prior to the Effective Time, in each case without interest and subject to any applicable Tax withholding in accordance with Section 3.02(f) (the “Company RSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the portion of the Company RSU Consideration, less any required withholding Taxes, payable pursuant to Section 3.04(b)(i), through the payroll of the Surviving Corporation (to the extent such Person is Continuing Company Personnel, and if such Person is not Continuing Company Personnel, the Paying Agent shall make such payment), to each holder of a Company RSU within two (2) Business Days following the Effective Time. The portion of the Company RSU Consideration payable pursuant to Section 3.04(b)(ii) shall be paid by the Paying Agent to each holder of a Company RSU in accordance with the CVR Agreement and in a manner that will not trigger a Tax or penalty under Section 409A of the Code.

(c) At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into the right of each holder of such Company PSU to receive (i) an amount in cash, without interest, equal to the product of (1) the total number of shares of Company Common Stock underlying such Company PSU (with the number of shares underlying such Company PSU determined at target achievement levels), multiplied by (2) the Per-Share Amount and (ii) one (1) CVR for each share of Company Common Stock underlying such Company PSU outstanding immediately prior to the Effective Time (with the number of shares underlying such Company PSU determined at target achievement levels), in each case without interest and subject to any applicable Tax withholding in accordance with Section 3.02(f) (the “Company PSU Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the portion of the Company PSU Consideration, less any required withholding Taxes, payable pursuant to Section 3.04(c)(i), through the payroll of the Surviving Corporation (to the extent such Person is Continuing Company Personnel, and if such Person is not Continuing Company Personnel, the Paying Agent shall make such payment), to each holder of a Company PSU within two (2) Business Days following the Effective Time. The portion of the Company PSU Consideration payable pursuant to Section 3.04(c)(ii) shall be paid by the Paying Agent to each holder of a Company RSU in accordance with the CVR Agreement and in a manner that will not trigger a Tax or penalty under Section 409A of the Code.

(d) At the Effective Time, each Company Restricted Share that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive (i) an amount in cash, without interest, equal to the Per-Share Amount and (ii) one (1) CVR per Company Restricted Share that is outstanding immediately prior to the Effective Time, in each case without interest and subject to any applicable Tax withholding in accordance with Section 3.02(f) (the “Company Restricted Share Consideration”); provided that each Company Restricted Share that is subject in whole or in part to performance conditions will be deemed to vest at target achievement levels. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the portion of the Company Restricted Share Consideration, less any required withholding Taxes, payable pursuant to Section 3.04(d)(i), through the payroll of the Surviving Corporation (to the extent such Person is Continuing Company Personnel, and if such Person is not Continuing Company Personnel, the Paying Agent shall make such payment), to each holder of a Company Restricted Share within two (2) Business Days following the Effective Time. The portion of the Company Restricted Share Consideration payable pursuant to Section 3.04(d)(ii) shall be paid by the Paying Agent to each holder of a Company Restricted Share in accordance with the CVR Agreement and in a manner that will not trigger a Tax or penalty under Section 409A of the Code.

(e) Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment shall be made at the earliest time permitted under the applicable Company Stock Plan that shall not trigger a Tax or penalty under Section 409A of the Code.

(f) Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions providing for, and shall take any other actions that are necessary to effect, the treatment of the Company Equity Awards as contemplated by this Section 3.04.

(g) Except to the extent an election under Section 83(b) of the Code has previously been made with respect to a Company Restricted Share, all payments that will be made to holders of Company Equity Awards pursuant to the CVR Agreement shall be treated as compensation for U.S. federal and state tax purposes.

Section 3.05 Company ESPP. As soon as reasonably practicable after the date of this Agreement, the Company, the Company Board or the appropriate committee thereof shall adopt resolutions or take other actions as may be required to provide that (a) the “Offering” (as defined in the Company 2009 Employee Stock Purchase Plan (the “Company ESPP”)) in effect as of the date of this Agreement shall be the final Offering (such period, the “Final Offering”) and no further Offering shall commence pursuant to the Company ESPP after the date of this Agreement, and (b) each individual participating in the Final Offering on the date of this Agreement shall not be permitted to (i) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering commenced or (ii) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, except as may be required by applicable Law. Prior to the Effective Time, the Company shall take all actions that may be necessary to, effective upon the consummation of the Merger, (A) cause the Final Offering, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) Business Days prior to the date on which the Effective Time occurs;

(B) make any pro rata adjustments that may be necessary to reflect the Final Offering, but otherwise treat the Final Offering as a fully effective and completed Offering for all purposes pursuant to the Company ESPP; and (C) cause the exercise (as of no later than five (5) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such shares of Company Common Stock shall be outstanding shares of Company Common Stock and entitled to the Merger Consideration in accordance with Section 3.01(a)(iii). The Company, the Company Board or a committee thereof shall adopt such resolutions as are necessary to terminate the Company ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the Company Reports publicly available and filed with or furnished to the SEC on or after August 31, 2016 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly nonspecific or predictive, cautionary or forward-looking), (y) as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”), or (z) for any exception or disclosure set forth in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is applicable to qualify such representation and warranty; the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization, Standing and Power. Each Company Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, as applicable, would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Each Company Entity has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Each Company Entity is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its assets make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the restated certificate of incorporation, as amended, of the Company in effect as of the date of this Agreement and the by-laws of the Company in effect as of the date of this Agreement. Such certificate of incorporation and bylaws are in full force and effect.

Section 4.02 Company Subsidiaries. Except as set forth in Section 4.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by a Company Entity, free and clear of Liens other than Permitted Liens. Section 4.02 of the Company Disclosure Letter lists all of the Company Subsidiaries as of the date of this Agreement, together with the jurisdiction of organization of each Company Subsidiary and, with respect to each Company Subsidiary that is not directly or indirectly wholly owned by the Company, the percentage of the outstanding capital stock or other equity or similar interests of each such Company Subsidiary owned by the Company and each of its other Company Subsidiaries. Except as set forth in Section 4.02 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has made available to Parent true and complete copies in all material respects of the articles of incorporation and bylaws (or equivalent Organizational Documents) of each material Company Subsidiary in effect as of the date of this Agreement. Such articles of incorporation, bylaws and equivalent Organizational Documents are in full force and effect, except as would not result in or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, 1,000,000 shares of special stock of the Company, without par value (the “Company Convertible Special Stock”) and 10,707 shares of preferred stock of the Company, $100.00 par value (the “Company Preferred Stock”). At the close of business on February 13, 2018, (i) 48,585,153 shares of Company Common Stock were issued and outstanding, including 25,107 Company Restricted Shares, (ii) 120,289 shares of Company Convertible Special Stock were issued and outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 19,059,751 shares of Company Common Stock and no shares of Company Convertible Special Stock were held by the Company in its treasury and (v) no shares of Company Common Stock or Company Convertible Special Stock were held by the Company Subsidiaries. At the close of business on February 13, 2018, (i) 325,350 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options, (ii) 237,320 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs and RSAs and (iii) 296,084 shares of Company Common Stock were subject to issuance pursuant to outstanding Company PSUs and PSAs assuming achievement at target levels. Section 4.03(a) of the Company Disclosure Letter sets forth, as of the close of business on February 13, 2018, a complete and correct list of the names of each owner of the Company Options, the Company Restricted Shares, the Company RSUs and the Company PSUs and PSAs, and opposite the name of each such owner, the number, class, and, if applicable, series of equity securities owned by each such owner and, to the extent applicable, the date of grant or issuance, the exercise price and the vesting schedule (including any single- or double-trigger acceleration) and expiration date of each equity security.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the exercise of the Company Options, the vesting of Company PSUs and Company RSUs and the purchase of shares of Company Common Stock pursuant to the terms of the Company ESPP shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive (or similar) right, purchase options, call or right of first refusal (or similar) rights, and are held free and clear of all Liens, other than Permitted Liens. Subject to Section 4.03(a), as of the date of this Agreement, there are no issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Entity to issue, deliver or sell, or cause to be issued, delivered or sold, any (i) capital stock of any Company Entity or any securities of any Company Entity convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, any Company Entity or (ii) warrants, calls, options, subscriptions, preemptive or other outstanding rights, convertible debt, conversion rights, stock appreciation rights, performance units, phantom stock rights, profit participation rights, agreements or commitments or other rights of any character to acquire from any Company Entity, or any other obligation of any Company Entity to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, any Company Entity (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plans, no Company Entity has any outstanding obligation to repurchase, redeem or otherwise acquire any Equity Securities or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person other than a Company Entity, except where the amounts thereof, in the aggregate, do not exceed $2 million.

(c) No bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary may vote are issued and outstanding.

(d) None of the Company or any Company Subsidiary is a party to any stockholder agreement, voting trust agreement, registration rights agreement or similar agreement, or otherwise has any outstanding obligation (i) restricting the transfer of the capital stock or other equity interests of the Company or any Company Subsidiary, (ii) affecting the voting rights of capital stock or other equity interests of the Company or any Company Subsidiary or (iii) requiring the registration under any securities Law for sale of any capital stock or other equity interests of the Company or any Company Subsidiary.

Section 4.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement, to perform its covenants and agreements under this Agreement and the CVR Agreement, and to consummate the Merger. The Company Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of the Company Board was present, (a) determining that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, for the Company to enter into this Agreement and (b) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (such recommendation, the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company Stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) and (ii) the filing of the Certificate of Merger and any other documents as required by the DGCL, no other corporate proceedings on the part of the Company or vote or consent of the Company’s stockholders are necessary to authorize, adopt or approve this Agreement or the CVR Agreement or to consummate the Merger. This Agreement has been, and the CVR Agreement will be, at or immediately prior to the Effective Time, duly executed and delivered and, assuming the due authorization, execution and delivery by, in the case of this Agreement, Parent and Merger Sub, and in the case of the CVR Agreement, each of the other parties thereto, each such agreement constitutes, or will constitute at the time of such authorization, execution and delivery, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the CVR Agreement will not, and the performance by the Company of its covenants and agreements under this Agreement and the CVR Agreement and the consummation of the Merger shall not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of any Company Entity, (ii) subject to obtaining the Consents set forth on Section 4.05(a)(ii) of the Company Disclosure Letter and each of the Filings referred to in Section 4.05(b) being made and any applicable waiting periods or approvals referred to therein having expired or been obtained, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amendment, acceleration of any material obligation or the creation of any Lien, other than any Permitted Lien or any Lien created by any action taken by Parent or Merger Sub, or result in the loss of any benefit under any Material Company Contract or Permit applicable to the businesses of the Company Entities (except for any Company Benefit Plan listed on Section 4.09(h) of the Company Disclosure Letter) or (iii) subject to obtaining the Consents referred to in Section 4.05(b) and making the Filings referred to in Section 4.05(b), conflict with, or result in any violation of any provision of, any

Judgment or Law, in each case, applicable to any Company Entity or by which any property or asset of any Company Entity is bound or affected, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing (“Filing”) made to or with, any Governmental Authority is required to be obtained or made by any Company Entity in connection with the Company’s execution and delivery of this Agreement and the CVR Agreement or its performance of its covenants and agreements under this Agreement and the CVR Agreement or the consummation of the Merger, except for the following:

(i) (1) the filing with the SEC, in preliminary and definitive form, of the Proxy Statement and (2) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, or the Securities Act, and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Merger;

(ii) (1) the filing with the U.S. Department of Justice and the Federal Trade Commission of a Notification and Report Form pursuant to the HSR Act with respect to the Merger, (2) the expiration or termination of the waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement, including the Merger (the “HSR Clearance”) and (3) any other Consents, Filings or expiration of applicable waiting periods that are required to be obtained or made under any Antitrust Law in connection with the Merger;

(iii) submission to CFIUS of a joint voluntary notice of the transaction contemplated by this Agreement and any requested supplemental information pursuant to the DPA (the “CFIUS Notice”) and receipt of the CFIUS Approval;

(iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; and

(v) such other Filings or Consents the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

Section 4.06 Company Reports; Financial Statements.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since August 31, 2016 (such documents, together with all exhibits, financial statements, including the Company Financial Statements, and schedules and amendments thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Company Reports”). Each Company Report (i) at the time furnished or filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), and in the case of registration statements and proxy statements, as the dates of effectiveness and the dates of mailing, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to the absence of footnote disclosure and to normal fiscal year-end adjustments).

(b) No Company Entity has any material liability of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, except liabilities (i) reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company Entities as of August 31, 2017, included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2017, (ii) incurred in the ordinary course of business after August 31, 2017, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company maintains “disclosure controls and procedures” required by Rules 13a-15 or 15d-15, as applicable, under the Exchange Act that are effective to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Except as have been described in the Company Reports, there are no unconsolidated Company Subsidiaries or any off balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a) of Regulation S-K promulgated by the SEC.

Section 4.07 Absence of Certain Changes or Events. From August 31, 2017, to the date of this Agreement:

(a) except for this Agreement and the transactions contemplated by this Agreement, each Company Entity has conducted its respective businesses in the ordinary course of business except as would not result in or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;

(b) there has not occurred a Company Material Adverse Effect; and

(c) neither the Company nor any Company Subsidiary has taken any action that if taken after the date hereof, would require Parent’s consent pursuant to Section 6.01(b)(i), Section 6.01(b)(ii), Section 6.01(b)(iii), Section 6.01(b)(ix), Section 6.01(b)(x), Section 6.01(b)(xii), Section 6.01(b)(xiii), Section 6.01(b)(xiv), Section 6.01(b)(xvii), Section 6.01(b)(xx), Section 6.01(b)(xxi) or Section 6.01(b)(xxii).

Section 4.08 Taxes.

(a) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Entity has (1) timely filed or caused to be timely filed, taking into account any extensions, all Tax Returns required to have been filed by or on behalf of it and such Tax Returns are complete and correct in all respects and (2) timely paid or caused to be timely paid all Taxes that are required to be paid (whether or not shown to be due on such Tax Returns);

(ii) there are no pending or, to the Knowledge of the Company, threatened requests for information, audits, investigations, or other proceedings with respect to any material Tax Return of any Company Entity as of the date of this Agreement, and there are no written, or, to the Knowledge of the Company, unwritten claims or assessments by any Governmental Authority concerning the Tax liability of any Company Entity;

(iii) there are no requests for rulings or determinations in respect of any Taxes pending between any Company Entity and any Governmental Authority;

(iv) no Company Entity has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, which waiver or extension is still in effect and no such waiver has been requested in writing by a Governmental Authority;

(v) no Company Entity is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement that is currently in effect, except for such an agreement or arrangement (1) exclusively between or among the Company Entities, (2) entered into in the ordinary course of business and not primarily related to Taxes or (3) that is reasonably expected to be terminated on or before the Closing Date without any further payments being required to be made;

(vi) no Company Entity has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is another Company Entity), and no Company Entity has any liability for Taxes of any other Person (other than Taxes of another Company Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes);

(vii) within the past two (2) years, no Company Entity has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(viii) there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company Entities; and

(ix) as of the date of this Agreement, no Company Entity has received written notice from any Governmental Authority in a jurisdiction in which such Company Entity does not file Tax Returns claiming that the Company Entity is subject to taxation by that jurisdiction.

(b) Notwithstanding any other representation or warranty in this Article IV, (i) except to the extent Section 4.09 relates to Taxes, the representations and warranties in this Section 4.08 are the sole and exclusive representations and warranties of the Company relating to Taxes, and no other representation or warranty of the Company in this Agreement shall be construed to relate to Taxes, and (ii) nothing in this Agreement (including this Section 4.08) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of any Company Entity.

Section 4.09 Employee Benefits.

(a) Section 4.09(a) of the Company Disclosure Letter lists each Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, complete and accurate copies, as of the date of this Agreement, of (i) the Company Benefit Plan document and amendments thereto, (ii) for the most recent year (1) the Form 5500 and attached schedules, (2) the audited financial statements and (3) the actuarial valuation reports, if any, (iii) each trust, insurance, annuity or other funding Contract related thereto, (iv) the most recent IRS determination letter or opinion, and (v) the most recent summary plan description.

(c) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws.

(d) Except as would not reasonably be expected to result in, individually or in the aggregate, as of the date of this Agreement, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened audits, investigations by any Governmental Authority with respect to, or other proceedings against any Company Benefit Plan or any fiduciary thereof.

(e) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and such plan has received a favorable determination letter or opinion to that effect from the IRS.

(f) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, no Company Entity has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or applicable Law.

(g) During the previous six (6) years, neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) an employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code. No material liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by the Company that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business, all of which have been timely paid) and no condition exists that could reasonably be expected to result in any such material liability to the Company. The Company has not been required to post any security under ERISA or Section 436 of the Code with respect to any Company Benefit Plan, and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any Company Benefit Plan.

(h) Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in combination with another event) shall result in (i) acceleration of the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code.

(i) The representations and warranties in this Section 4.09 are the sole and exclusive representations and warranties of the Company relating to Company Benefit Plans (including their compliance with any applicable Law) or ERISA, and no other representation or warranty of the Company in this Agreement shall be construed to relate to Company Benefit Plans (including their compliance with any applicable Law) or ERISA.

(j) Each Company Benefit Plan that primarily covers Persons who are located outside of the United States of America, if intended to qualify for special Tax treatment, meets all applicable requirements in all material respects, and if required to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured, based on reasonable actuarial assumptions.

Section 4.10 Labor and Employment Matters. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date of this Agreement, no Company Entity is party to any collective bargaining agreement or similar labor union Contract with respect to any of their respective employees as of the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, no employees of any Company Entity are represented by any labor union with respect to their employment for any Company Entity. To the Knowledge of the Company, except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (a) there are no labor union representation or certification proceedings with respect to employees of any Company Entity pending or threatened in writing to be brought or filed with the National Labor Relations Board, (b) there are no labor union organizing activities, with respect to employees of any Company Entity and (c) there are no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or threatened in writing against or affecting any Company Entity.

Section 4.11 Litigation. Except as set forth on Section 4.11 of the Company Disclosure Letter, as of the date of this Agreement, there is no Claim before any Governmental Authority pending or, to the Knowledge of the Company, threatened in writing against any Company Entity (or, to the Knowledge of the Company, any director or officer of the Company in such capacity as director or officer), that has had, or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No Company Entity and is subject to any Judgment or any settlement agreement or other similar written agreement with any Governmental Authority that would have or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. This Section 4.11 does not relate to Taxes; Company Benefit Plans (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims or Releases of Hazardous Materials; or Intellectual Property, which are addressed in Sections 4.08, 4.09, 4.13 and 4.16, respectively.

Section 4.12 Compliance with Applicable Laws.

(a) Since August 31, 2016, through the date hereof, the Company Entities have been and are in compliance in all material respects with all applicable Laws and in compliance in all material respects with, and in possession of, all material Permits applicable to the businesses of the Company Entities, except for any failure to comply with any such Laws, as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since August 31, 2016, no Company Entity has voluntarily or involuntarily initiated, conducted or issued any recall, field correction, market withdrawal or replacement, safety alert, post-sale warning or other action relating to an alleged lack of safety, efficacy or regulatory compliance of any product manufactured or distributed by any Company Entity, nor has any Company Entity received any written notice that any Governmental Authority has commenced, or threatened to initiate, any action to request the recall or enjoin the manufacture or distribution of any such product. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there are no facts which are reasonably expected to cause (i) the recall or market withdrawal of any class of product manufactured or distributed by any Company Entity, (ii) a change in the marketing classification or a material change in the labeling of any class of product manufactured or distributed by any Company Entity or (iii) a termination or suspension of the marketing of any class of product manufactured or distributed by any Company Entity due to clauses (i) or (ii) of the foregoing. This Section 4.12 does not relate to Taxes; Company Benefit Plans (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims or Releases of Hazardous Materials; or Intellectual Property, which are addressed in Sections 4.08, 4.09, 4.13 and 4.16, respectively.

Section 4.13 Environmental Matters.

(a) The Company Entities are, and since January 1, 2016 have been, in compliance with all applicable Environmental Laws and any Permit issued pursuant to such Environmental Laws (each, an “Environmental Permit”), except for any failure to comply with any such applicable Laws or Environmental Permits as would not be material to the Company and its Subsidiaries, taken as a whole. Except for matters that have been fully resolved without any ongoing or pending cost or obligation, as of the date of this Agreement, no Company Entity has received any written communication from a Governmental Authority or other Person that alleges that any Company Entity is in violation of any Environmental Law or any Environmental Permit.

(b) Except as would not be, or would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) there are no Environmental Claims pending against any Company Entity;

(ii) to the Knowledge of the Company, since January 1, 2014, no Environmental Claims have been threatened in writing against any Company Entity;

(iii) there are and have been no Releases of Hazardous Materials (A) by any Company Entity, or (B) at, in, on, to, or from any property currently owned, leased or operated by any Company Entity, or, to the Knowledge of the Company, at, in, on, to, or from any property formerly owned, leased or operated by any Company Entity that, in the case of clauses (A) and (B) would reasonably be expected to require any remediation, cleanup, removal, or corrective or remedial action under applicable Environmental Law, or would reasonably be expected to form the basis of any Environmental Claim against any Company Entity; and

(iv) no Company Entity is conducting or funding, or has received written notice that it is liable for, any, remediation, cleanup, removal, or corrective or remedial action of or with respect to any Release of Hazardous Materials.

(c) The representations and warranties in this Section 4.13 are the sole and exclusive representations and warranties of the Company relating to Environmental Permits, Environmental Laws, Environmental Claims, or Releases of Hazardous Materials, and no other representation or warranty of the Company in this Agreement shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, or Releases of Hazardous Materials.

Section 4.14 Contracts.

(a) Except for this Agreement, as of the date of this Agreement, no Company Entity is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 4.14(b) of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement (such Contracts, together with the Filed Company Contracts, the “Material Company Contracts”):

(i) any Contract, other than purchase orders in the ordinary course of business, for the purchase of raw materials for which payments by the Company and any Company Subsidiaries of $2,000,000 or more were made during the twelve (12) month period ended August 31, 2017;

(ii) any Contract, other than purchase orders in the ordinary course of business, with the ten largest customers (by revenue) for each of the Company’s segments;

(iii) all Contracts relating to Indebtedness of $1,000,000 or more, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) loans to direct or indirect wholly owned Company Subsidiaries;

(iv) with respect to a joint venture, partnership or other similar arrangement of the Company or any Company Subsidiary that is material for the operation of the Company and its Subsidiaries, taken as a whole, any material Contract that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of the Company Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(v) any license, consent to use, non-assertion, coexistence or similar Contract concerning Intellectual Property or software used by the Company or any of its Subsidiaries (other than Contracts with respect to commercially available software) that are material to the business of the Company and any of its Subsidiaries, taken as a whole;

(vi) all material Contracts with any “single source” supplier that is the only supplier capable of providing the product or material under such Contract to the businesses of the Company and its Subsidiaries during the twelve (12) months prior to the date of this Agreement;

(vii) all material Contracts and material Leases concerning the use, occupancy, management or operation of any Company Real Property leased by the Company, at which the Company operates material production facilities;

(viii) except as would not be material to the Company and its Subsidiaries, taken as a whole, any Contract (A) containing any covenant materially limiting the right of the Company, any Company Subsidiary or any Affiliate of the Company to engage in any line of business or to compete with any person in any line of business or in any geographic region and (B) granting “most favored nation” status or containing “exclusivity” requirements obligations or similar provisions that apply to the Company and its Subsidiaries or any Affiliate of the Company;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries is bound that includes a continuing indemnification, “earn out” or other deferred or contingent payment obligation, in each case, that the Company reasonably believes would result in payments in excess of $2,000,000 other than ordinary course agreements with customers or suppliers;

(x) any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than $500,000 in any one year;

(xi) any Contract granting a right of first refusal or first negotiation to any third party over any material assets of the Company or any of its Subsidiaries; and

(xii) any material Contract with any Governmental Authority.

(c) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Company Contract is a valid, binding and legally enforceable obligation of each Company Entity party thereto and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Material Company Contract is in full force and effect, (iii) as of the date of this Agreement, none of any Company Entity is (with or without notice or lapse of time, or both) in breach or default under any such Material Company Contract and, to the Knowledge of the Company, no other party to any such Material Company Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iv) since August 31, 2016, the Company and its Subsidiaries have not received any written claim or written notice of default, termination or cancellation under any such Material Company Contract. The Company has furnished or made available to Parent complete and correct copies of each Material Company Contract, including any material amendments, waivers or changes thereto that are currently in effect.

Section 4.15 Real Property. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity has either good title, in fee or valid leasehold, easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its businesses as currently conducted (collectively, the “Company Real Property”), free and clear of all Liens other than Permitted Liens. This Section 4.15 does not relate to Environmental Permits, Environmental Laws, Environmental Claims or Releases of Hazardous Materials; or Intellectual Property, which are addressed in Section 4.13 and Section 4.16, respectively.

Section 4.16 Intellectual Property.

(a) One of the Company Entities exclusively owns each material item of the Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). Each material item of the Owned Intellectual Property is (i) subsisting, and, to the Knowledge of the Company, valid and enforceable, (ii) not subject to, as of the date hereof, any Claim or outstanding Judgment that would materially adversely affect any Company Entity’s use thereof or rights thereto and (iii) to the Knowledge of the Company, currently in compliance with any and all formal applicable legal requirements necessary to maintain the validity and enforceability thereof.

(b) To the Knowledge of the Company, as of the date of this Agreement, (i) neither the conduct of any business of any of the Company Entities nor any product or service distributed, sold or offered by any of the Company Entities infringes upon, misappropriates or otherwise violates any Person’s Intellectual Property rights or has done so since August 31, 2016, and there is no such Claim before any Governmental Authority pending or, to the Knowledge of the Company, threatened against any Company Entity since August 31, 2016, (ii) the Company Entities have the valid right to use all material Licensed Intellectual Property used by them and (iii) no Person is infringing upon, misappropriating, or otherwise violating any Owned Intellectual Property or has done so within the last since August 31, 2016.

(c) The Company Entities have taken commercially reasonable steps to maintain the confidentiality of the material confidential Intellectual Property used by the Company Entities in connection with the business of the Company Entities. No such material confidential Intellectual Property has been disclosed by the Company Entities to any Person or, to the Knowledge of the Company, discovered by any Person except pursuant to appropriate non-disclosure or license agreements or similar obligations by operation of law. To the extent that any material Owned Intellectual Property has been conceived, developed or created for any of the Company Entities by any Person, the Company Entity has executed valid and enforceable written agreements or there exist similar obligations by operation of law with such Person with respect thereto transferring to the Company Entity the right, title and interest therein and thereto.

(d) The Company IT Assets are adequate and operational for the business of the Company Entities as currently conducted in all material respects. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company Entities have implemented backup, security, maintenance archiving, Virus or malicious device scanning / protection measures and disaster recovery measures in connection with their business and capable of allowing the Company Entities to continue their operations, and to the Knowledge of the Company, as of the date hereof, no Person has gained unauthorized access to any Company IT Assets or the data contained therein.

(e) The representations and warranties in this Section 4.16 are the sole and exclusive representation and warranties of the Company relating to infringement, misappropriation, or other violation of Intellectual Property, and no other representation or warranty of the Company in this Agreement shall be construed to relate thereto.

Section 4.17 Insurance. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses and as the management of the Company has determined to be prudent to insure against, (b) all insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid and (c) none of the

Company or any of its Subsidiaries has received written notice (i) that they are (with or without notice or lapse of time, or both) in default with respect to any obligations under any of its Insurance Policies, (ii) of cancellation or termination with respect to any Insurance Policies, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any Insurance Policies, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries or (iii) of any claim pending under any Insurance Policy as to which coverage has been denied by the underwriters of such policies.

Section 4.18 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.09, the Company Board has taken all actions and votes as are necessary or appropriate, so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law, and any comparable anti-takeover provisions of the amended and restated certificate of incorporation of the Company and the by-laws of the Company, are inapplicable to the execution, delivery and performance of this Agreement, the CVR Agreement and to the consummation of the Merger.

Section 4.19 Brokers’ Fees and Expenses. Except for Citigroup Global Markets Inc. (the “Company Financial Advisor”), a copy of whose engagement letter has been provided to Parent prior to the date of this Agreement, the fees and expenses of which shall be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the CVR Agreement or any transactions contemplated hereby or thereby, or the Merger based upon arrangements made by or on behalf of the Company.

Section 4.20 Opinion of Financial Advisor. The Company Board has received a written opinion of each Company Financial Advisor, dated as of February 15, 2018, to the effect that, as of the date of such opinion, and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (except for Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.21 No Rights Plan. There is not in effect any stockholder rights plan, “poison pill,” antitakeover plan or other similar device that is applicable to the Merger.

Section 4.22 Affiliate Transactions. No (a) present or former executive officer or director of the Company, (b) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Company Common Stock or (c) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b) is a party to or has engaged in any material transaction, agreement, commitment, arrangement or understanding with the Company since August 31, 2016, excluding any employee, employee benefit or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director of the Company, any Company Stock Plan or any Contract in connection therewith.

Section 4.23 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) Neither the Company nor any of the Company Subsidiaries, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company or any of the Company Subsidiaries, nor any other Person acting for or on behalf of the foregoing (each, an “Associated Person”):

(i) has in the last five (5) years made or taken an act in furtherance of an offer, promise, payment or authorization of any corrupt payment or provision of any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or -controlled entity or of a public international organisation, or any political party or party official or candidate for political office), or any other person acting in an official capacity for or on behalf of any of the foregoing, to influence official action or secure an improper advantage, nor violated nor is in violation nor has taken any action, directly or indirectly, that could constitute a violation or result in a sanction for a violation of any Anti-Corruption Law;

(ii) is a Sanctioned Person, nor is it now engaged in, nor has it in the last five (5) years engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor has it otherwise violated any Sanctions; nor

(iii) has conducted its operations in violation of any Anti-Money Laundering Law, including applicable financial recordkeeping and reporting requirements.

(b) Since August 31, 2016, through the date hereof, the Company and each of its Subsidiaries have conducted their operations in compliance in all material respects with all Anti-Corruption Laws and Export Control Laws.

(c) The Company has made available to Parent complete and correct copies of all policies relating to the Company’s and the Company Subsidiaries’ compliance with: (i) Anti-Corruption Laws; (ii) Sanctions; (iii) Anti-Money Laundering Laws; (iv) Export Control Laws; and (v) engagement in programs or projects administered by any Governmental Authority.

(d) Neither the Company nor any of the Company Subsidiaries is party to any actual or, to the Knowledge of the Company, threatened legal proceedings or outstanding enforcement action by or before any Governmental Authority relating to any breach or alleged breach of Anti-Corruption Laws, Sanctions, Anti-Money Laundering Laws or Export Control Laws, nor, to the Knowledge of the Company, are there pending governmental, administrative, or internal investigations of the Company or any of the Company Subsidiaries relating to potential violations of Anti-Corruption Laws, Sanctions, Anti-Money Laundering Laws or Export Control Laws.

(e) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is party to any actual or, to the Knowledge of the Company, threatened legal proceedings or outstanding enforcement action by or before any Governmental Authority relating to any breach or alleged breach of Anti-Corruption Laws, Sanctions, Anti-Money Laundering Laws or Export Control Laws, nor, to the Knowledge of the Company, are there pending governmental, administrative, or internal investigations of the Company or any of the Company Subsidiaries relating to potential violations of Anti-Corruption Laws, Sanctions, Anti-Money Laundering Laws or Export Control Laws.

Section 4.24 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in Article V, the Company specifically acknowledges and agrees that none of Parent, Merger Sub or any of their respective Affiliates, Representatives or equity holders makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article IV, the Company hereby expressly disclaims and negates (i) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (1) the Company Entities or any of their respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (2) any opinion, projection, forecast, statement, budget, estimate, advice or other similar information (including information with respect to the future revenues, earnings, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company Entities, as well as any other business plan and cost-related plan information of the Company Entities), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Parent, Merger Sub or any of their respective Affiliates or its Representatives, in each case, whether made by the Company, the Company Entities or any of their respective Affiliates, Representatives or equity holders or any other Person (this clause (2), collectively, “Projections”) and (ii) all liability and responsibility for any such other representation or warranty or any Projection.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its businesses or the ownership, operation or leasing of its assets make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02 Authority; Execution and Delivery; Enforceability.

(a) Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, and, in the case of Parent, the CVR Agreement, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the CVR Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement has been, and, in the case of Parent, the CVR Agreement will be, at or prior to the Effective Time, and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, and, in the case of Parent, the CVR Agreement, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub covenants and agreements under this Agreement and, to consummate the Merger. Except for the filing of the Certificate of Merger and any other documents as required by the DGCL, no other corporate proceedings on the part of each of Parent or Merger Sub, respectively, are necessary to authorize this Agreement and, in the case of Parent, the CVR Agreement, or to consummate the Merger and the other transactions contemplated by this Agreement or the CVR Agreement, as applicable (other than the filing and recordation of appropriate merger documents as required by the DGCL). Such resolutions have not been amended or withdrawn as of the date of this Agreement. This Agreement has been, and, in the case of Parent, the CVR Agreement will be, at or prior to the Closing Date, duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, each such Agreement constitutes, or will constitute at the time of such authorization, execution and delivery, a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

(b) The board of directors of Merger Sub has adopted resolutions (a) determining that it is in the best interests of Merger Sub and Parent, as Merger Sub’s sole stockholder, and declared it advisable, for Merger Sub to enter into this Agreement, (b) approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (c) resolving to recommend adoption of this Agreement by Parent, as Merger Sub’s sole stockholder. Such resolutions have not been amended or withdrawn as of the date of this Agreement.

Section 5.03 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, or, in the case of Parent, the CVR Agreement will not, and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement and the CVR Agreement, as applicable, and the consummation of the Merger shall not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or Merger Sub, (ii) subject to obtaining the Consents referred to in Section 5.03(b) and the Filings referred to in Section 5.03(b) being made and any applicable waiting periods or approvals referred to therein having expired or been obtained, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, amendment or acceleration of any obligation or the creation of any Liens, or result in the loss of any benefit under any Contract or other instrument or obligation to which Parent or Merger Sub is a party or any of their respective properties or assets is bound or affected or any Permit applicable to the businesses of Parent and its Subsidiaries or (iii) subject to obtaining the Consents referred to in Section 5.03(b) and making the Filings referred to in Section 5.03(b) and any applicable waiting periods or approvals referred to therein having expired or been obtained, conflict with, or result in any violation of any provision of, any Judgment or applicable Law, in each case, applicable to Parent or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consent of or from, or Filing made to or with, any Governmental Authority, is required to be obtained or made by Parent or any Subsidiary of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement, and, in the case of Parent, the CVR Agreement or their performance of their covenants and agreements under this Agreement or the CVR Agreement, as applicable, or the consummation of the Merger, except for the following:

(i) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act or the Securities Act, and the rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement;

(ii) (1) the filing with the U.S. Department of Justice and the Federal Trade Commission of a Notification and Report Form pursuant to the HSR Act with respect to the Merger, (2) the HSR Clearance and (3) any other Consents or Filings that are required to be obtained or made under any Antitrust Law in connection with the Merger;

(iii) submission to CFIUS of the CFIUS Notice and receipt of the CFIUS Approval; and

(iv) such other Filings and Consents the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Litigation. There is no Claim before any Governmental Authority pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would result in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. There is no Judgment outstanding against Parent or Merger Sub that would result in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Compliance with Applicable Laws. Except as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, Parent and Merger Sub are in compliance with all applicable Laws and material Permits applicable to the businesses of Parent and Parent’s Subsidiaries.

Section 5.06 Availability of Funds. Parent shall have reasonable access to (subject to customary drawdown or similar notices to lenders and agents under its debt facilities) and, at a reasonable time prior to the Closing, Parent and Merger Sub will collectively have sufficient cash, marketable securities and other sources of immediately available funds necessary (i) to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase and pay the Merger Consideration of such shares pursuant to this Agreement, (ii) to repay or refinance any Indebtedness required to be repaid, refinanced, terminated or otherwise satisfied as a result of the consummation of the Merger and any costs or other fees in connection therewith, including the repayment of the Company Credit Agreement and (iii) to pay any other amounts incurred or otherwise payable by Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Parent has, and shall cause Merger Sub to have at the Closing, the financial resources and capabilities to fully perform its obligations under this Agreement.

Section 5.07 Brokers’ Fees and Expenses. Except for any Person set forth on Section 5.07 of the Parent Disclosure Letter, the fees and expenses of which shall be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.08 Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent, directly or indirectly, owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations, and shall not at any time prior to the Effective Time engage in any business activities or conduct any operations, in each case, other than in connection with the Merger and the other transactions contemplated by this Agreement.

Section 5.09 Ownership of Company Common Stock. None of Parent, any Subsidiary of Parent or any other Affiliate of Parent “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other Equity Securities. There are no voting trusts or other agreements or understandings to which Parent or Merger Sub or any Person controlling or controlled by Parent or Merger Sub is a party, with respect to the voting of the Company Common Stock.

Section 5.10 Solvency. Assuming the accuracy, in all material respects, of the representations and warranties of the Company in Article IV that relate to the subject matter of clauses (a)–(c) of this Section 5.10, after giving effect to the Merger and the other transactions contemplated by this Agreement, the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated in this Agreement (including payment of all amounts payable under Article I in connection with or as a result of the Merger) and the payment of all related fees and expenses, Parent and its consolidated Subsidiaries (including the Company Entities) shall be Solvent as of the Closing Date immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Solvent” when used with respect to any Person, shall mean that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the sum of the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, and the capital of such Person as computed in accordance with applicable Law as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged after such date, and (c) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person shall be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due. Parent is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company Entities.

Section 5.11 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in Article IV, each of Parent and Merger Sub (i) (1) specifically acknowledges and agrees that neither the Company, the Company Entities nor any of their respective Affiliates, Representatives or equity holders nor any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to the Company Entities or their respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Projection, and (2) hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Projection, (ii) specifically acknowledges and agrees to the Company’s express disclaimer and negation of any such other representation or warranty or any Projection and of all liability and responsibility for any such other representation or warranty or any Projection and (iii) except with respect to fraud, expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against (1) the Company in connection with the accuracy, completeness or materiality of any Projection and (2) any Affiliate of the Company or the Company’s or any such Affiliate’s respective Representatives or equity holders, and hereby specifically acknowledges and agrees that such Affiliate of the Company or the Company’s or any such Affiliate’s respective Representatives or equity holders shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter of this Agreement, including (A) for any alleged nondisclosure or misrepresentations made by any such Person or (B) in connection with the accuracy, completeness or materiality of any Projection. Each of Parent and Merger Sub acknowledges and agrees that (1) it has conducted to its satisfaction its own independent investigation of the transactions contemplated by this Agreement (including with respect to the Company Entities and their respective businesses, operations, assets and liabilities) and, in making its determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement, has relied solely on the results of such independent investigation and the representations and warranties expressly set forth in Article IV, respectively, and (2) except for the representations and warranties expressly set forth in Article IV, it has not relied on, or been induced by, any representation, warranty or other statement of or by the Company or any of its Affiliates, Representatives or equity holders or any other Person, including any Projection with respect to the Company Entities or any of their respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Projection, in determining to enter into this Agreement and proceed with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business.

(a) Conduct of Business by the Company. Except (i) for matters set forth on Section 6.01(a) of the Company Disclosure Letter or as otherwise expressly permitted or expressly required by this Agreement or for matters required by a Governmental Authority or by applicable Law or (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct its businesses in the ordinary course of business in all material respects, and (y) use commercially reasonable efforts to (A) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (B) keep available the services of their respective present officers and employees, (C) operate its manufacturing and other facilities in accordance with applicable Law and past practice as the management of the Company has determined to be prudent, and (D) preserve their respective relationships with manufacturers, suppliers, vendors, distributors, Governmental Authorities, customers, licensors, licensees and others with which it has material business relationships; provided, however, that no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.01(b) shall constitute a breach under this sentence unless such action or failure to take action would constitute a breach of Section 6.01(b).

(b) Certain Prohibited Actions. Without limiting the generality of Section 6.01(a), except (x) for matters set forth in the Company Disclosure Letter or as otherwise expressly permitted or expressly required by this Agreement, or for matters required by a Governmental Authority or by applicable Law, or (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for (1) quarterly cash dividends payable by the Company or any Company Subsidiary in respect of shares of Company Common Stock in the amounts set forth on Section 6.01(b)(i) of the Company Disclosure Letter, (2) quarterly cash dividends payable by the Company or any Company Subsidiary in respect of shares of Company Convertible Special Stock or amounts payable, in each case, pursuant to the Certificate of Designation, (3) dividends and distributions by a direct or indirect Company Subsidiary to its parent, the Company or any other wholly owned Subsidiary of the Company and (4) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (A) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (B) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91);

(ii) amend any of its Organizational Documents in any material respect, except, as may be required by Law or the rules and regulations of the SEC or the Nasdaq;

(iii) except as permitted by Section 6.01(b)(v), split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities or other rights convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, any Company Entity or any securities of any Company Entity or other rights convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, any Company Entity, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price thereof, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards and (3) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards;

(v) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien other than Permitted Liens on any Equity Securities, in each case, except for the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or the settlement of Company PSUs and Company RSUs or the purchase of Company Common Stock pursuant to the terms of the Company ESPP;

(vi) (1) other than in the ordinary course of business, and except for merit- or promotion-based increases in base salary or grants or payments of bonus and long-term incentive cash awards in the ordinary course of business, increase the compensation or benefits payable or to become payable to any Company Personnel, (2) other than in the ordinary course of business, establish, adopt, enter into, amend in any material respect or terminate any material Company Benefit Plan (or any plan or agreement that would be a Company Benefit Plan if in existence on the date of this Agreement) or (3) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Benefit Plan; provided, however, that any Company Entity may take any such action to the extent required by Law or the terms of an existing Contract or Company Benefit Plan;

(vii) other than in the ordinary course of business, hire or terminate the employment of any Company Personnel (or any individual who would be Company Personnel if employed on the date hereof);

(viii) adopt, enter into, terminate or materially amend any collective bargaining agreement or any similar agreement;

(ix) make any material change in financial accounting methods, principles or practices, except to the extent required by a change in applicable Law or GAAP or by any Governmental Authority (including the SEC or the Public Company Accounting Oversight Board);

(x) make any acquisition of any business (including by merger, consolidation or acquisition of stock or assets or other similar transaction), except for any acquisition for consideration that is individually not in excess of $1,000,000 or in the aggregate not in excess of $5,000,000;

(xi) sell, lease or otherwise transfer any of its assets, securities, properties, interests or businesses (excluding any Intellectual Property), including among Company Entities, other than in the ordinary course of business (i) pursuant to existing contracts or commitments, (ii) sales of (x) product inventory, (y) excess raw materials or (z) obsolete or surplus equipment, or (iii) with value or purchase price of less than $500,000, individually, or $2,500,000, in the aggregate;

(xii) make any loans, advances or capital contributions to, or investments in, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of, any other Person (other than (i) loans or advances between and among the Company and/or any of its wholly owned Subsidiaries and (ii) capital contributions to or investments in wholly owned Subsidiaries which, in the case of clauses (i) and (ii), would not result in any liability (Tax or otherwise) to any third party arising therefrom or related thereto being imposed on the Company or its Subsidiaries).

(xiii) incur any Indebtedness, except for (1) the incurrence of additional Indebtedness not to exceed $10,000,000; (2) Indebtedness as reasonably necessary to finance any capital expenditures permitted under Section 6.01(b)(xiv), (3) Indebtedness in replacement of existing Indebtedness (upon comparable terms), (4) guarantees by the Company of existing Indebtedness of any wholly owned Company Subsidiary, (5) guarantees and other credit support by the Company of obligations of any wholly owned Company Subsidiary or (6) borrowings under the existing facilities set forth on Section 6.01(b)(xiii) of the Company Disclosure Letter (or replacements thereof on comparable terms) in the ordinary course of business;

(xiv) make any capital expenditure, except for capital expenditures (1) in the ordinary course of business that do not exceed $1,000,000 individually or $5,000,000 in the aggregate, or (2) in accordance with the schedule set forth on Section 6.01(b)(xiv) of the Company Disclosure Letter, plus a 10% variance for each principal category set forth in such schedule;

(xv) enter into, modify, amend or renew (in each case, other than in the ordinary course of business), or terminate or waive any material right under, any Material Company Contract (except for (1) any modification, amendment, termination or waiver in the ordinary course of business or (2) a termination without material penalty or the loss of a material benefit to the Company Entities) or any Contract that would be deemed a Material Company Contract if it had been entered into prior to the date of this Agreement;

(xvi) (1) make, revoke or change any material Tax election (including, without limitation, any election pursuant to Treasury Regulations Section 301.7701-3 to change the U.S. federal income tax classification of any of the Company Entities) or change any material method of Tax accounting, (2) amend any material Tax Return (except in the ordinary course of business), (3) settle or compromise any audit, ruling, or proceeding relating to a material amount of Taxes, (4) make a request for a material Tax ruling, (5) enter into any material closing agreement with respect to Taxes, (6) agree to an extension or waiver of the statute of limitations period with respect to the assessment or determination of a material amount of Taxes, or (7) incur any material Tax liability outside the ordinary course of business;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xviii) adopt or implement any stockholder rights plan or similar arrangement;

(xix) terminate (or fail to maintain in full force and to replace) or materially modify any existing Insurance Policies or comparable replacement policies, in the case of maintenance or replacement, to the extent available for a similar cost to the premium being paid as of the date of this Agreement;

(xx) (A) waive, release, assign, settle or compromise any Claim against any Company Entity, except for waivers, releases, assignments, settlements or compromises (x) involving the payment of monetary damages, provided that the amount of monetary damages to be paid by the Company Entities does not exceed $1,000,000, individually, or $5,000,000, in the aggregate, in each case, in excess of the proceeds received or to be received from any insurance policies in connection with such payment or (y) involving any nonmonetary terms and conditions thereof, which would not require any actions or impose any material restrictions on the business or operations of the Company and the Company Subsidiaries, or after the Effective Time, Parent or its Subsidiaries; provided that, in the case of clauses (x) and (y), such settlement or compromise does not include the admission of wrongdoing by the Company or any Company Subsidiary; (B) settle or compromise any material investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement; (C) waive, release or assign any claims or rights of material value; or (D) except for any settlement solely for cash and for which the Company has no liability or material ongoing obligation (other than execution of a customary release), (1) waive, release, assign, settle or compromise any Claim (as defined in the CVR Agreement), (2) take any action or omit to take any action in respect of any Claim (as defined in the CVR Agreement) if such action or omission would result in any obligation or liability of any Company Entity, or (3) incur any Claims Expenses (as defined in the CVR Agreement) relating to litigation claims other than Claims Expenses in accordance with the schedule set forth on Section 6.01(b)(xx) of the Company Disclosure Letter;

(xxi) enter into any partnership, joint venture or similar business organization;

(xxii) (A) abandon, dedicate to the public, sell, assign, transfer or encumber (other than with Permitted Liens) any material Owned Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect the Company Entity’s interest in such material Owned Intellectual Property, (B) license any material Company Intellectual Property to any third party, other than non-exclusive licenses granted in the ordinary course of business or (C) disclose any material confidential information or confidential Company Intellectual Property to any Person, other than subject to confidentiality or non-disclosure agreements protecting against disclosure thereof, in each case in the ordinary course of business, or to Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement; or

(xxiii) agree, authorize, resolve, announce an intention, enter into any formal or informal Contract or otherwise make a commitment, to do any of the foregoing.

(c) No Control of the Company’s Business. Without limiting Section 6.01(a) and Section 6.01(b), Parent acknowledges and agrees that (i) nothing in this Agreement, including Section 6.01(a) and Section 6.01(b), is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of any Company Entity prior to the Effective Time, and (ii) prior to the Effective Time, subject to the terms and conditions of this Agreement, the Company shall exercise complete control and supervision over the Company Entities’ respective operations.

(d) Conduct of Business by Parent. Except as expressly permitted, contemplated or required by this Agreement (including Section 6.04), as required by applicable Law or with the prior written consent of the Company, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not take any action that is intended to, or would be reasonably likely to, materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 6.02 No Solicitation by the Company; Company Board Recommendation.

(a) The Company shall not, shall cause its Affiliates and shall direct its Affiliates’ respective Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage, or facilitate any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement and the transactions contemplated by this Agreement, or (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal; provided, however, that (1) ministerial acts, such as answering unsolicited phone calls, shall not be deemed to “facilitate” for purposes of, or otherwise to constitute a breach of, this Section 6.02 and (2) the Company, its Affiliates and their respective Representatives shall be permitted to inform any such Person of the existence of this Section 6.02 or contact any such Person to ascertain facts or clarify terms and conditions of any such Company Takeover Proposal or any such inquiry or proposal. The Company shall, and shall cause its Affiliates and shall direct its and its Affiliates’ respective Representatives to, immediately cease all existing discussions, communications or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives) conducted prior to the date of this Agreement with respect to any Company Takeover Proposal, promptly request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person, its Affiliates or its Representatives. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time that the Company Stockholder Approval is obtained, in response to the receipt of a written Company Takeover Proposal made after the date of this Agreement which has not resulted from a violation of this Section 6.02 and that the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and a financial advisor) constitutes or could reasonably be expected to constitute a Superior Company Proposal, the Company and its Representatives may, subject to compliance with this Section 6.02, (A) furnish information with respect to the Company Entities to the Person making such Company Takeover Proposal (and such Person’s Representatives) pursuant to a customary confidentiality agreement with terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement; provided that all such information has previously been provided to Parent or its Representatives or is provided to Parent or its Representatives prior to or promptly after the provision of such information to such Person, and (B) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms and such Company Acquisition Agreement with the Person making such Company Takeover Proposal (and such Person’s Representatives). In addition to the requirements set forth above, the Company Board shall not take any of the actions referred to in clauses (A) and (B) above unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action, and the Company shall continue to advise Parent, on a reasonably current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable third party. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement, in each case, with respect to the submission of any Company Takeover Proposal; provided, however, that the Company may grant a waiver of, and shall not be obligated to enforce, any such provision (I) to the extent necessary to allow a Company Takeover Proposal to be made to the Company or the Company Board (or any committee thereof) and (II) if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would be inconsistent with its fiduciary duties under applicable Law.

(b) Except as set forth in Section 6.02(c), Section 6.02(d) and Section 6.02(f), and except for the public disclosure of a Recommendation Change Notice, the Company Board shall not (i) withdraw, change, qualify, withhold or modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Takeover Proposal, (iii) fail to include in the Proxy Statement the Company Board Recommendation or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against any such offer or a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act), or (v) formally resolve to effect or publicly announce an intention to effect any of the foregoing (any action in the foregoing clauses (i)–(iv) being referred to as a “Company Adverse Recommendation Change”). Except as set forth in Section 6.02(a), Section 6.02(c) and Section 6.02(f), including any confidentiality agreement entered into in accordance with Section 6.02(a), the Company Board shall not authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or that would reasonably be expected to cause, the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”).

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to the time that the Company Stockholder Approval is obtained, in response to the Company’s receipt of a Superior Company Proposal, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(c)(i), in each case, if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.01(c)(i), as applicable, would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such a Company Adverse Recommendation Change or so terminate this Agreement pursuant to Section 8.01(c)(i) unless (1) the Company Board has delivered to Parent prior written notice that the Company Board intends to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.01(c)(i) (a “Recommendation Change Notice”), which Recommendation Change Notice shall, at the Company’s option, (A) attach the most current draft of any proposed Company Acquisition Agreement with respect to such Superior Company Proposal or (B) include a summary of the material terms and conditions of such Superior Company Proposal, including the amount and type of consideration offered, the identity of the Person or group of Persons making the Superior Company Proposal, the proposed transaction structure and proposed financing, if any, (2) if requested by Parent, during the four (4) Business Day period after delivery of the Recommendation Change Notice, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement proposed by Parent, and (3) no earlier than the end of such four (4) Business Day period, the Company Board (after consultation with outside legal counsel and a financial advisor), shall have determined in good faith, after considering the terms of any proposed revision to this Agreement proposed by Parent during such four (4) Business Day period, that such Company Takeover Proposal continues to constitute a Superior Company Proposal and that the failure to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.01(c)(i) in connection therewith, would be inconsistent with its fiduciary duties under applicable Law; provided, however, that, if any revision to the financial terms or any other material revisions are made to any such Superior Company Proposal, the Company Board shall deliver a new notice to Parent as provided above, during which notice period the Company shall be required to comply with the requirements of this Section 6.02(c) anew, except that such new notice period shall be for two (2) Business Days.

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to the time that the Company Stockholder Approval is obtained, in response to a Company Intervening Event, the Company Board may make a Company Adverse Recommendation Change if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change unless (1) the Company Board has delivered to Parent a Recommendation Change Notice describing in reasonable detail such Company Intervening Event and the reasons for such Company Adverse Recommendation

Change, (2) if requested by Parent, during the four (4) Business Day period after delivery of the Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement proposed by Parent, and (3) no earlier than the end of such four (4) Business Day period, the Company Board (after consultation with outside legal counsel and a financial advisor) shall have determined in good faith, after considering the terms of any revision to this Agreement proposed by Parent during such four (4) Business Day period, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(e) Reasonably promptly (and, in any event, within one Business Day (but in no event longer than forty-eight (48) hours)) following receipt by any executive officer of the Company or any executive officer of the Company being made aware of receipt by any of its Representatives of any Company Takeover Proposal or any inquiry, proposal or offer, including any request for non-public information, that constitutes or would reasonably be expected to lead to a Company Takeover Proposal, the Company shall notify Parent orally and in writing of any such Company Takeover Proposal, inquiry, proposal or offer, the material terms and conditions of any such Company Takeover Proposal, inquiry, proposal or offer (including drafts and final versions of definitive agreements, letters of intent, term sheets or commitment letters related thereto, including schedules and exhibits to such documents) and the identity of the Person making any such Company Takeover Proposal, inquiry, proposal or offer. The Company shall keep Parent reasonably informed on a reasonably current basis of the material terms and status (including any change to the material terms thereof) of any such Company Takeover Proposal inquiry, proposal or offer (and, in any event, within one Business Day (but in no event longer than forty-eight (48) hours)). The Company shall promptly (and, in any event, within twenty-four (24) hours) following a determination by the Company Board that a Company Takeover Proposal is a Superior Company Proposal, notify Parent of such determination.

(f) Nothing in this Section 6.02 shall prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided that any Company Adverse Recommendation Change may only be made in accordance with Section 6.02(c) and Section 6.02(d). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a Company Adverse Recommendation Change.

(g) For purposes of this Agreement:

(i) “Company Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to, in one or a series of transactions, any (1) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, reorganization or similar transaction involving the Company or any of its Subsidiaries that would result in any Person or group of Persons beneficially owning, directly or indirectly, 20% or more of any class of any class of capital stock (or securities convertible into or exchangeable for any class of capital stock), or 20% or more of the voting power, of the Company or any of its Subsidiaries, (2) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company Entities representing 20% or more of the consolidated revenues, net income or assets of the Company Entities, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of any class of capital stock, or 20% or more of the voting power of the Company, (4) transaction (including any tender offer or exchange offer) in which any Person (or the stockholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of 20% or more of any class of capital stock (or securities convertible into or exchangeable for any class of capital stock) of the Company or (5) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) “Superior Company Proposal” means a bona fide written Company Takeover Proposal (provided that, for purposes of this definition, references in the definition of Company Takeover Proposal to “20% or more” shall be deemed references to “more than 50%”), made by any Person or group of Persons (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Company Takeover Proposal the Company Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal (including the identity of the Person making the Company Takeover Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements, conditions to consummation and availability of necessary financing) as the Company Board deems relevant is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement that are committed to in writing by Parent (including pursuant to Section 6.02(c)).

(iii) “Company Intervening Event” means any material fact, circumstance, effect, change, event or development first occurring or arising after the date of this Agreement that (1) is unknown to, or not reasonably foreseeable by, the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known, understood or reasonably foreseeable by the Company Board as of the date of this Agreement), (2) does not relate to or involve any Company Takeover Proposal, (3) becomes known to or by the Company Board prior to the Closing, and (4) is not a result of, or does not relate to, a breach of this Agreement by the Company; provided, however, that (A) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates, including the announcement or pendency of this Agreement or the transactions contemplated hereby, (B) clearance of the Merger and the transactions contemplated hereby under the HSR Act or compliance with any other Antitrust Laws, (C) the fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or (D) changes after the date of this Agreement in the market price or trading volume of the Shares or the credit rating of the Company shall not be taken into account in determining whether a Company Intervening Event has occurred or is reasonably likely to occur.

Section 6.03 Preparation of the Proxy Statement; Company Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the Company Stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Each of Parent and Merger Sub shall furnish all information concerning itself and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested by the Company or the Company’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

(b) The Company agrees that (i) none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) except with respect to any information supplied to the Company by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The Company shall promptly notify Parent after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all comments and material correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. Further:

(i) each of the Company and Parent shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement;

(ii) the Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Proxy Statement; and

(iii) the Company shall include the Company Board Recommendation in the preliminary and definitive Proxy Statements.

(d) Notwithstanding anything to the contrary herein, prior to filing the Proxy Statement in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to the Company Stockholders, the Company shall provide Parent with an opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon. Each Party shall use its reasonable best efforts to have the SEC advise the Company, as promptly as reasonably practicable after the filing of the preliminary Proxy Statement, that the SEC has no further comments on the Proxy Statement, and each of the Company and Parent shall also take any other action (except for qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger.

(e) If, prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company Stockholders. Nothing in this Section 6.03(e) shall limit the obligations of any Party under Section 6.03(a).

(f) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company Stockholders. Nothing in this Section 6.03(f) shall limit the obligations of any Party under Section 6.03(a).

(g) In accordance with the restated certificate of incorporation, as amended, of the Company and the by-laws of the Company, (i) the Company shall, as soon as practicable after the mailing of the definitive Proxy Statement to the Company Stockholders, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of considering and taking action on this Agreement and the Merger and (ii) solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby. Neither the commencement, disclosure, announcement or submission to the Company of any Company Takeover Proposal (whether or not a Superior Company Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Company Board to effect a Company Adverse Recommendation Change shall limit or otherwise affect the Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting and to submit this Agreement for adoption at the Company Stockholders’ Meeting. The Company agrees that it shall not submit to a vote of the Company Stockholders any Company Takeover Proposal or Company Acquisition Agreement (in either case, whether or not a Superior Company Proposal) prior to the vote of the Company Stockholders regarding the adoption of this Agreement at the Company Stockholders’ Meeting. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent the Company reasonably determines after consultation with outside counsel that any supplement or amendment to the Proxy Statement is required by Law to be provided to the Company Stockholders or, if as of the time of the Company Stockholders’ Meeting, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting; provided, however, that the Company may not adjourn or postpone the Company Stockholders’ Meeting more than 30 days after the date for which the Company Stockholders’ Meeting was originally scheduled or to a date on or after three (3) Business Days prior to the End Date.

(h) The Company shall be responsible for 100% of the fees, costs and expenses, including any filing fees, associated with the preparation, filing and mailing of the Proxy Statement.

Section 6.04 Access to Information; Confidentiality.

(a) Subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, (i) provide Parent and its Representatives reasonable access (at Parent’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, to the Company’s offices, properties, books and records, contracts, and Company designated personnel, in each case for any reasonable business purpose related to the consummation of the transactions contemplated herein and (ii) cooperate with Parent and promptly provide any reasonable information and any assistance as Parent may reasonably request in connection with (A) the consummation of the transactions contemplated by this Agreement, including with respect to the integration of the business of the Company and its Subsidiaries with the business of Parent and its Subsidiaries and (B) the matters set forth in Section 6.04 of the Company Disclosure Letter; provided, however, that (A) any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the applicable Company Entity and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company Entities, and (B) the Company may withhold from Parent or its Representatives any document or information that the Company reasonably believes (w) is subject to the terms of a confidentiality agreement with a third party or another contract otherwise restricting such access (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to disclose such document or information), (x) is subject to any attorney-client or other legal privilege (provided that the Company shall use its commercially reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), (y) is commercially sensitive (provided that, to the extent not prohibited by applicable Law, the Company will use its commercially reasonable efforts to provide such access pursuant to a customary “clean team” arrangement with Parent) or (z) disclosure of such document or information to Parent or its Representatives would violate any Law (provided that the Company shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.04 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties.

(b) Each of Parent and Merger Sub agrees that it shall not, and shall cause their respective Affiliates and Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 6.04 for any competitive or other purpose unrelated to the consummation of the Merger.

(c) All documents and information exchanged pursuant to this Section 6.04 shall be subject to the letter agreement, dated as of October 27, 2017, between the Company and Lyondell Chemical Company (the “Confidentiality Agreement”), as if each of Parent and Merger Sub were subject to the obligations of Lyondell Chemical Company under the Confidentiality Agreement. If this Agreement is terminated pursuant to Section 8.01, the Company, on the one hand, and Parent and Merger Sub on behalf of Lyondell Chemical Company, on the other hand, agree that the Confidentiality Agreement shall automatically be deemed to be amended and restated such that (i) paragraph 6 of the Confidentiality Agreement shall remain in effect for twelve (12) months after the date of such termination, as if the Parties had never entered into this Agreement, and (ii) the other provisions of the Confidentiality Agreement shall remain in effect for two (2) years after such termination, in each case, as if the Parties had never entered into this Agreement.

Section 6.05 Further Actions; Regulatory Approvals; Required Actions.

(a) Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and to cooperate with the other Parties in doing, all things necessary to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Authorities or third parties, (ii) requesting early termination of the waiting period under the HSR Act applicable to the Merger and using reasonable best efforts to obtain the HSR Clearance and all other Consents of Governmental Authorities that are necessary to consummate the Merger as promptly as reasonably practicable and (iii) using reasonable best efforts to obtain consents, approvals or waivers from third parties that are necessary to consummate the Merger. Parent shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of the Company’s advisors), including any filing fees, associated with any Filings or Consents contemplated by this Section 6.05.

(b) In connection with and without limiting the generality of Section 6.05(a), each of Parent and the Company shall:

(i) file or cause to be filed with the U.S. Department of Justice and the Federal Trade Commission, in consultation and cooperation with the other, as promptly as practicable after the date of this Agreement and, in any event, no later than ten (10) Business Days after the date of this Agreement, an appropriate Notification and Report Form pursuant to the HSR Act relating to the Merger;

(ii) make or cause to be made, in consultation and cooperation with the other, all other necessary, proper or advisable Filings under any Antitrust Law with respect to the Merger, or, where the Filing is made pursuant to an Antitrust Law where the Governmental Authority first reviews drafts of the relevant filing, a draft of the relevant filing, as promptly as reasonably practicable and, in any event, no later than thirty (30) Business Days after the date of this Agreement, with the exception of either the request for an advisory opinion or a Filing pursuant to the Antitrust Laws of Argentina, which request or Filing shall be made no later than the earlier of (x) seven (7) days following the Closing assuming the such Law is not suspensory or (y) within thirty (30) days of such law becoming suspensory and applicable to the Merger;

(iii) make or cause to be made, as promptly as reasonably practicable after the date of this Agreement, all other necessary Filings with other Governmental Authorities relating to the Merger;

(iv) furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 6.05;

(v) unless prohibited by applicable Law or by a Governmental Authority, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any communication with any Governmental Authority relating to the Merger (including with respect to any of the actions referred to in this Section 6.05(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or communication;

(vi) respond as promptly as reasonably practicable to any inquiries received from any Governmental Authority or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a “second request” under the HSR Act) and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Authority or other authorities not to consummate the Merger, except with the prior written consent of the other Party; and

(vii) unless prohibited by applicable Law or a Governmental Authority, (1) not participate in or attend any meeting (whether in person or via telephone) with any Governmental Authority in respect of the Merger without the other Party, (2) keep the other Party apprised with respect to any meeting or substantive conversation with any Governmental Authority in respect of the Merger, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (4) furnish the other Party with copies of all substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement or the Merger; provided, however, that the Parties shall be permitted to redact any correspondence, Filing or communication (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements or applicable Law, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.05(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

For the avoidance of doubt, this Section 6.05(b) shall not apply with respect to Tax matters.

(c) Parent shall not, and shall cause its Affiliates not to, enter into a transaction relating to any asset, property, right, business or Person (including by way of merger, consolidation, share exchange, investment, joint venture, strategic alliance, other business combination, asset, stock or equity purchase or otherwise), that would reasonably be expected to prevent or materially delay satisfaction of the conditions set forth in Section 7.01(a), Section 7.01(b) and Section 7.01(d). For the avoidance of doubt, a delay beyond the End Date would constitute a material delay for purposes of the preceding sentence.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall Parent, Merger Sub or any of their respective Affiliates be obligated to take any action, including entering into any consent decree, hold separate order or other arrangement, that (i) requires the sale, divestiture, licensing or disposition of any assets or businesses of any of the Company, Parent or Merger Sub or any of their respective Subsidiaries, or

(ii) limits the conduct of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and the Company Subsidiaries) or Parent’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of Parent’s or its Affiliates’ other assets or businesses, or (iii) in Parent’s reasonable judgment, would be expected to have a material adverse impact on any of its businesses, or the businesses to be acquired by it pursuant to this Agreement, either individually or in the aggregate; provided, however, that, to the extent necessary to obtain the HSR Clearance or any other Consent of a Governmental Authority that is required to consummate the Merger, Parent shall agree to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or disposition of the assets or businesses of the Company and its Subsidiaries (excluding, for the avoidance of doubt, any assets or businesses of Parent or its Affiliates), so long as such actions would not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the business of the Company and its Subsidiaries (or, after the Closing, the Surviving Corporation and the Company Subsidiaries). With regard to any Governmental Authority, neither the Company nor any of its Subsidiaries shall, without Parent’s written consent, which may be withheld in Parent’s sole discretion, take, or commit to take, any action inconsistent with the limitations set forth in the preceding sentence. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations in connection with obtaining the HSR Clearance or any other Consent of a Governmental Authority, unless the effectiveness of such agreement or action is conditioned upon the Closing.

(e) Subject to Section 6.05(c), each Party agrees to cooperate and use reasonable best efforts to defend through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Authority, that seeks to prevent or prohibit or impede, interfere with or delay the consummation of the Closing. Parent shall be entitled to direct the defense in any antitrust investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Law, subject to prior consultation with, and good faith consideration of the views of, the Company (including but not limited to the activities described in Sections 6.04(b)(v) and (vii)).

(f) Parent shall promptly notify the Company, and the Company shall notify Parent, of (i) any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger, (ii) any material notice or other communication from any Governmental Authority or Nasdaq (or any other securities market) in connection with the transactions contemplated by this Agreement, (iii) any Claim commenced or, to the Knowledge of the Company, threatened, that (A) relates to or involves or otherwise affects the Company or any of its Subsidiaries, and (B) relates to the transactions contemplated by this Agreement, and (iv) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (B) result in the failure of any condition set forth in Article VII or Exhibit A to be satisfied.

(g) Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use their reasonable best efforts to obtain CFIUS Approval as promptly as practical after the date hereof. Such reasonable best efforts shall include promptly after the date hereof making any draft and final filings required in connection with the CFIUS Approval in accordance with the DPA, which draft filings shall be made within thirty (30) calendar days hereof, unless the parties hereto agree in writing otherwise, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes required by the DPA unless CFIUS agrees in writing to an extension of such timeframe. Each of Parent, Merger Sub and the Company shall, in connection with the efforts to obtain CFIUS Approval, (i) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other party of any communication (orally or in writing) received by such party from, or given by such party to, CFIUS, including by promptly providing copies to the other party of any such written communications and (iii) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any in-person meetings with CFIUS. With respect to Parent and Merger Sub, such reasonable best efforts shall also include taking reasonable steps to mitigate national security concerns as may be required by CFIUS in connection with the CFIUS Approval. Notwithstanding the foregoing, Parent and Merger Sub shall not be required to take any steps in connection with obtaining CFIUS Approval that would materially and adversely affect the business of the Company and its Subsidiaries or any other business of Parent or the ability by Parent or Merger Sub to govern the Company or any other business of Parent. In the event that the President of the United States acts to prohibit the Merger (a “CFIUS Turndown”), this Agreement may be terminated in accordance with Section 8.01(c)(iii) or Section 8.01(d)(iii).

(h) Parent shall promptly notify the Company, and the Company shall notify Parent, of (i) any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger and (ii) any material written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 6.06 Transaction Litigation. The Company shall promptly notify Parent of any stockholder litigation arising from this Agreement or the Merger that is brought against the Company or members of the Company Board (“Transaction Litigation”) and shall keep Parent reasonably informed regarding any Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent the right to (a) review and comment in advance on all Filings or responses to be made by the Company in connection with any Transaction Litigation, and the Company shall consider any such comments in good faith, (b) consult on any settlement, understanding or other agreement with respect to any Transaction Litigation, and the Company shall consider any suggestions of Parent during such consultation in good faith, and (c) participate in (at Parent’s sole cost), but not control, the defense of such Transaction Litigation, and participate in any negotiation or mediation with respect to any settlement, understanding or other agreement with respect to any Transaction Litigation; provided, however, that, without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not offer to make or make any payment with respect to any Transaction Litigation and shall not enter into any settlement, understanding or other agreement relating to any Transaction Litigation, except that the Company shall (i) be permitted to offer to make or make any payment with respect to any Transaction Litigation and to enter into any settlement, understanding or other agreement relating to any Transaction Litigation, if the terms thereof, in the aggregate, are no less favorable to the Company that those described in Section 6.06 of the Company Disclosure Letter and (ii) keep Parent reasonably informed as to the status of any such offer or payment pursuant to clause (i) of this proviso.

Section 6.07 Section 16 Matters. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who shall be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08 Public Announcements. Except with respect to (a) a Company Adverse Recommendation Change, a Recommendation Change Notice, a Company Takeover Proposal, a Superior Company Proposal or any matter related to any of the foregoing that complies with Section 6.02, (b) any dispute between or among the Parties regarding this Agreement or the transactions contemplated by this Agreement or (c) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c) to the extent such disclosure is still accurate, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such written public statement prior to such consultation, except to the extent such Party reasonably concludes may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case such Party shall use reasonable efforts to consult with the other Parties before issuing such press release or making such written public statement. The Company and Parent agree that the initial press release to be issued with respect to this Agreement shall be in a form agreed to by the Parties. Nothing in this Section 6.08 shall limit the ability of any Party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.09 Fees, Costs, Expenses and Proceeds. Except as provided otherwise in this Agreement, including Section 6.05(a) and Article VIII, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs. If the Company receives any Claims Proceeds (as defined in the CVR Agreement) prior to the Closing Date, the Company shall (a) deposit such Claims Proceeds into a separate account, (b) not encumber such Claims Proceeds or otherwise subject such Claims Proceeds to any Lien and (c) at the Closing, deposit such Claims Proceeds into the Escrow Account (as defined in the CVR Agreement).

Section 6.10 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company Entities as provided in their respective Organizational Documents and in any indemnification or other similar agreements of any Company Entity, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall cause the Surviving Corporation and the Company Subsidiaries to perform their respective obligations thereunder. Parent shall not permit any such indemnification, advancement of expenses or exculpation provision to be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of the Company Indemnified Parties thereunder, unless any such amendment, repeal or modification is required by applicable Law. Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of any Company Entity or who was prior to or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Company Entity as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Claim, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated by this Agreement)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of any Company Entity or is or was serving at the request of any Company Entity as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Claim, (i) each Company Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any such Claim from Parent within ten (10) Business Days after receipt by Parent from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the applicable Company Entity’s Organizational Documents or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (ii) Parent and the Surviving Corporation shall cooperate in good faith in the defense of any such matter.

(b) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Parent or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the covenants and agreements set forth in this Section 6.10.

(c) For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having a comparable credit rating to the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one (1) policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and, if Parent or the Surviving Corporation is unable to obtain the insurance required by this Section 6.10(c), Parent or the Surviving Corporation shall obtain as much comparable insurance as possible for the years within such six (6) year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years after the Closing Date; provided that in no event shall the cost of any such tail insurance in respect of any one (1) policy year exceed the Maximum Amount. Parent shall cause the Surviving Corporation to maintain such policies in full force and effect for the applicable period of time specified in this Section 6.10, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.10 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, all of which, are express third-party beneficiaries of this Section 6.10 and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) From and after the Effective Time, Parent shall cause the Surviving Corporation and the Company Subsidiaries to perform all of their respective obligations under this Section 6.10.

Section 6.11 Employee Matters.

(a) Subject, and in addition, to the requirements imposed by applicable local Law, during the period commencing at the Effective Time and ending on the first (1st) anniversary of the Closing Date (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by a Company Entity immediately prior to the Effective Time and who remains employed thereafter by the Surviving Corporation, Parent or any of their Subsidiaries (each a “Continuing Company Personnel”) with (i) base salary and wage rate that are no less favorable than the base salary and wage rate provided to each such Continuing Company Personnel immediately prior to the Effective Time; (ii) target level cash incentive compensation opportunities that are no less favorable than the target level cash incentive compensation opportunities provided to such Continuing Company Personnel immediately prior to the Effective Time; and (iii) other compensation and employee benefits (excluding the value of any equity incentive compensation opportunities) that are no less favorable in the aggregate than the employee benefits provided to such Continuing Company Personnel immediately prior to the Effective Time. For the avoidance of doubt, Parent shall have no obligation to grant equity-based compensation to Continuing Company Personnel.

(b) Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance payments and benefits to each Continuing Company Personnel whose employment is terminated during such period that are no less favorable than the severance payments and benefits that are provided to similarly situated employees of Parent and its Subsidiaries at the time of such termination.

(c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, assume and honor all obligations under the employment, severance, retention, termination and change of control plans, policies, programs, agreements and arrangements between a Company Entity and any Continuing Company Personnel in accordance with their terms as in effect immediately prior to the Effective Time. Parent hereby acknowledges that the Closing shall constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans, as applicable.

(d) Subject, and in addition, to the requirements imposed by applicable local Law (and except as otherwise agreed to by the Company, Merger Sub and, if required by applicable local Law, the Continuing Company Personnel), for all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual or other plan providing for post-employment benefits) under the employee benefit plans of Parent and its Subsidiaries (exclusive of any Company Entity) providing benefits to any Continuing Company Personnel after the Closing Date (the “New Plans”), each Continuing Company Personnel shall be credited with his or her years of service with any Company Entity and their respective predecessors before the Effective Time, to the same extent as such Continuing Company Personnel was entitled, before the Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Company Personnel participated or was eligible to participate immediately prior to the Closing Date (such plans, collectively, the “Old Plans”); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Continuing Company Personnel shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under an Old Plan, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Company Personnel, Parent shall, or shall cause its Subsidiaries to, cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Company Personnel and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of any Company Entity in which such Continuing Company Personnel participated immediately prior to the Closing Date and (2) any eligible expenses incurred by any Continuing Company Personnel and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Company Personnel’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Company Personnel and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Except as otherwise agreed by the parties, immediately prior to the Effective Time, the Company may, in its sole discretion, pay to each participant in an annual incentive plan or program maintained by any Company Entity (each, a “Company Incentive Plan”) for the year in which the Closing occurs a cash bonus in an amount equal to the payment that such participant would receive based on actual achievement through the Closing Date, and prorated for the number of days each such participant was employed during the applicable performance period through the Closing Date. Promptly following the Effective Time, Parent shall establish an annual incentive plan or plans for the remainder of the year in which the Effective Time occurs, which annual incentive plans shall provide Continuing Company Personnel with a bonus opportunity at least equal to that provided under the applicable Company Incentive Plan, prorated for the remainder of such year.

(f) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no Company Personnel or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions of this Agreement including in respect of continued employment (or resumed employment). Nothing in this Agreement shall alter the at-will employment relationship of any Continuing Company Personnel.

(g) Parent shall and shall cause the Surviving Corporation to honor the terms of each collective bargaining agreement, collective bargaining relationship, work rules or practices, or any similar agreement applicable to any Continuing Company Personnel until such agreement otherwise expires pursuant to its terms or is modified by the parties thereto.

(h) The Company and its Affiliates shall, and Parent and its Affiliates shall, cooperate fully in meeting any information and consulting obligations or otherwise discussing or negotiating with, relevant Employee Representatives. The Company shall complete, or cause to be completed, prior to the Closing, and Parent shall assist and cooperate fully with the Company in causing to be completed, all notifications to, and all consultations with, employees, Employee Representatives, labor boards and relevant Governmental Authorities concerning the transactions contemplated hereby.

(i) Prior to the Closing, and at the direction of Parent, which shall be given no later than ten (10) Business Days prior to the Closing, the Company and its Affiliates shall take all actions necessary to terminate any Company Benefit Plans effective as of the Closing, except to the extent that doing so would violate the terms of any collective bargaining agreement, collective bargaining relationship, work rules or practices, or any similar agreement applicable to any Continuing Company Personnel.

Section 6.12 Company Convertible Special Stock. Parent shall, to the extent applicable, cause the Surviving Corporation to prepare and execute an amendment to the Certificate of Designation with respect to the Company Convertible Special Stock, effective upon any Reorganization Event (as defined in the Certificate of Designation), for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in Section 8 of the Certificate of Designation. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall direct its Representatives to, cooperate with Parent in connection with such amendment and the fulfillment of the Company’s obligations under the Certificate of Designation with respect to the Company Convertible Special Stock, as reasonably requested by Parent.

Section 6.13 Merger Sub.

(a) Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger or the other transactions contemplated by this Agreement.

(b) Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub under this Agreement. Parent agrees that any breach by Merger Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent.

Section 6.14 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.15 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement and the CVR Agreement, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the CVR Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement or the CVR Agreement.

Section 6.16 Nonregistrable CVRs. Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit A, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver by such Party (where permissible under applicable Law), at or prior to the Closing of the following conditions:

(a) No Legal Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Judgment or Law which has, or would have, the effect of (i) making the transaction contemplated by this Agreement illegal, (ii) otherwise restraining, enjoining or prohibiting consummation of such transaction or (iii) causing the transaction contemplated to be consummated at the Closing to be rescinded following completion thereof (each, a “Legal Restraint”); provided that, a Party may not assert its right to not consummate the transaction contemplated by this Agreement pursuant to this Section 7.01(a) if such Party shall have initiated or caused such Legal Restraint.

(b) CFIUS. The CFIUS Approval shall have been obtained.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(d) Regulatory Clearance. The HSR Clearance and each of the Consents, Filings and expirations of applicable waiting periods set forth in Section 7.01 of the Company Disclosure Letter shall have been obtained or made, as applicable.

Section 7.02 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of the following conditions:

(a) Company Representations and Warranties. The representations and warranties of the Company in (i) this Agreement (except for the representations and warranties in Section 4.01, the first sentence of Section 4.02, Section 4.03(a), Section 4.04 and Section 4.07(b), which are addressed in clauses (ii), (iii) and (iv) below) shall be true and correct, (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), at and as of the Effective Time as if made at and as of the Effective Time, except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (ii) Section 4.03(a) shall be true and correct, other than in immaterial respects, at and as of the Effective Time as if made at and as of the Effective Time, (iii) Section 4.01, the first sentence of Section 4.02 and Section 4.04 shall be shall be true and correct, (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), at and as of the Effective Time as if made at and as of the Effective Time, in all material respects and (iv) Section 4.07(b) shall be true and correct in all respects at and as of the Effective Time as if made at and as of such date; provided, that representations and warranties that are made as of an earlier date or time need to be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such earlier date or time.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations, and complied in all material respects with all of its agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

Section 7.03 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger is subject to the satisfaction or waiver (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following conditions:

(a) Parent and Merger Sub Representations and Warranties. The representations and warranties of Parent and Merger Sub in (i) this Agreement (except for the representations and warranties in Section 5.01 and Section 5.02), which are addressed in clause (ii) below) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), at and as of the Effective Time as if made at and as of the Effective Time, except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect and (ii) Section 5.01 and Section 5.02 shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) in all material respects at and as of the Effective Time as if made at and as of such Effective Time; provided, that representations and warranties that are made as of an earlier date or time need to be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such earlier date or time.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all of its obligations, and complied in all material respects with all of its agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination Rights; Termination Procedure.

(a) Termination by Mutual Agreement. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by mutual written agreement.

(b) Termination by Either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval with respect to clauses (i) and (ii), if:

(i) the Closing shall not have occurred by 5:00 p.m., Eastern time, on the date that is nine months after the date of this Agreement (the “End Date”); provided, however, that if on the End Date all of the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 7.01(a) (to the extent such Legal Restraint arises under any Antitrust Law and shall not have become final and nonappealable) or Section 7.01(d), then either Parent or the Company may extend the End Date for a period of ninety (90) days, and thereafter for an additional period of sixty (60) days (as so extended, the “Extended End Date”) by delivery of written notice of such extension to the other party not less than three (3) Business Days prior to the End Date (or the first Extended End Date, as applicable); provided, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.01(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of any of its covenants or agreements and such breach has primarily caused or primarily resulted in the failure of the Closing to have occurred on or prior to 5:00 p.m., Eastern time, on the End Date (or the Extended End Date, as applicable);

(ii) the condition set forth in Section 7.01(a) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if a failure of such Party to comply with its covenants and agreements under this Agreement primarily caused or primarily resulted in such failure to satisfy the condition set forth in Section 7.01(a); or

(iii) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof).

(c) Termination by the Company. The Company shall have the right to terminate this Agreement prior to the Closing:

(i) in order to enter into a definitive, written Contract with respect to a Superior Company Proposal in accordance with Section 6.02; provided that (1) the Company has complied in all material respects with its material obligations under Section 6.02(c) and (2) such termination shall not be effective unless the Company pays Parent the Company Termination Fee pursuant to Section 8.03(a) prior to or concurrently with such termination; or

(ii) if Parent or Merger Sub materially breaches any of their respective covenants, agreements, representations or warranties in this Agreement, which breach (1) would reasonably be expected to prevent the satisfaction of the conditions set forth in Section 7.03, (2) would reasonably be expected to prevent or materially delay the Merger and (3) (A) is not reasonably capable of being cured by Parent or Merger Sub by the End Date or (B) if reasonably capable of being cured by Parent or Merger Sub by the End Date, the Company has delivered to Parent written notice of such breach and such breach is not cured by Parent or Merger Sub, as applicable, by the earlier of (1) the End Date and (2) the date that is thirty

(30) days after delivery of such notice; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) if the Company is then in material breach of any of its covenants, agreements, representations or warranties in this Agreement; or

(iii) if a CFIUS Turndown has occurred; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(iii) if the Company’s failure to comply with Article VI has been the primary cause of, or resulted in, the CFIUS Turndown.

(d) Termination by Parent. Parent shall have the right to terminate this Agreement prior to the Closing if:

(i) (A) the Company Board makes a Company Adverse Recommendation Change in accordance with Section 6.02 or (B) if the Company shall be in intentional and material breach of its obligations under Section 6.02; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.01(d)(i) shall expire upon the Company Stockholder Approval having been obtained; or

(ii) the Company materially breaches any of its respective covenants, agreements, representations or warranties in this Agreement (other than an intentional and material breach of Section 6.02), which breach (1) would reasonably be expected to prevent the satisfaction of the conditions set forth in Section 7.02, and (2) (A) is not reasonably capable of being cured by the Company by the End Date or (B) if reasonably capable of being cured by the Company by the End Date, Parent has delivered to the Company written notice of such breach and such breach is not cured by the Company by the earlier of (1) the End Date and (2) the date that is thirty (30) days after delivery of such notice; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) if Parent is then in material breach of any of its covenants, agreements, representations or warranties in this Agreement; or

(iii) a CFIUS Turndown has occurred; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(iii) if Parent’s failure to comply with Article VI has been the primary cause of, or resulted in, the CFIUS Turndown.

(e) Termination Procedure. This Agreement may be terminated only pursuant to Sections 8.01(a)–(d). Termination of this Agreement shall not require the approval of the Company Stockholders. In order to terminate this Agreement, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event this Agreement is terminated as provided in Section 8.01, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter of this Agreement (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (a) the last sentence of Section 6.04(a), the last sentence of Section 6.04(c), Section 6.09, this Section 8.02, Section 8.03, Section 8.05 and Article IX, which provisions shall survive such termination, and (b) without limiting Section 8.03(b) or Section 8.03(c), liability of any Party (whether or not the terminating Party) for fraud or any Willful Breach of this Agreement prior to such termination, which liabilities shall survive the termination of this Agreement. For purposes of this Agreement, “Willful Breach” means a breach of this Agreement that is a consequence of an act or omission undertaken by the breaching Party with the knowledge or intent that the taking of, or the omission of taking, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 8.03 Company Termination Fee.

(a) If the Company terminates this Agreement pursuant to Section 8.01(c)(i) or Parent terminates this Agreement pursuant to Section 8.01(d)(i), the Company shall pay to Parent a fee of $50 million in cash (the

“Company Termination Fee”). In the event of a termination under Section 8.01(c)(i), the Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) by wire transfer of immediately available funds concurrently with or prior to, and as a condition to the effectiveness of, such termination. In the event of a termination pursuant to Section 8.01(d)(i), the Company shall pay the Company Termination Fee to Parent (to an account designated in writing by Parent) by wire transfer of immediately available funds no later than three (3) Business Days after the date of such termination.

(b) If this Agreement is terminated by (i) Parent or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (ii) Parent pursuant to Section 8.01(d)(ii), then, in case of either clause (i) or (ii), if (A) at or prior to such termination, a Company Takeover Proposal shall have been publicly announced or disclosed or shall have otherwise become publicly known or shall have been communicated or made known to the Company’s management or the Company Board and not publicly withdrawn as of the date of such termination (in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(ii)) or the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.01(b)(iii)), and (B) within nine (9) months after such termination, the Company or any Company Subsidiary enters into a Company Acquisition Agreement with respect to any Company Takeover Proposal, a Company Takeover Proposal is consummated or the Company or the Company Board approves or recommends any Company Takeover Proposal (in each case, whether or not such Company Takeover Proposal is the same Company Takeover Proposal described in clause (A) above), then the Company shall pay Parent the Company Termination Fee, which payment shall be made by wire transfer of immediately available funds no later than three (3) Business Days after the date of the event giving rise to the obligation to make such payment; provided, however, that for purposes of this Section 8.03(b), references in the definition of Company Takeover Proposal to “20% or more” shall be replaced with references to “more than 50%”.

(c) If this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under Section 8.03(a) or Section 8.03(b), upon payment in full of the Company Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub or any of their respective Affiliates or Representatives, and payment of the Company Termination Fee shall be Parent’s sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by Parent, Parent’s Subsidiaries and any other Person in connection with this Agreement, the transactions contemplated by this Agreement (and the termination thereof) or any matter forming the basis for such termination, and Parent and Merger Sub shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity). In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion. In the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of the Company Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

(d) The provisions of Section 8.03(a) and Section 8.03(b) are an integral part of the transactions contemplated by this Agreement and, without such provisions, the Parties would not have entered into this Agreement. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Company Termination Fee is not a penalty but instead is liquidated damages in a reasonable amount that shall compensate Parent, Merger Sub and their respective Affiliates in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

Section 8.04 Amendment. This Agreement may be amended, modified, or supplemented in any and all respects at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company Stockholders, (b) no amendment shall be made to this Agreement after the Effective Time and (c) except as provided above, no amendment of this Agreement shall require the approval of the stockholders of Parent or the Company Stockholders. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each Party.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant to this Agreement, (c) subject to Section 8.04, waive compliance with any covenants and agreements in this Agreement or (d) waive the satisfaction of any of the conditions in this Agreement to the extent permitted by applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party against whom the waiver or extension is to be effective. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties.

(a) The Parties acknowledge and agree that (i) none of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time and (ii) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, Claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

(b) The Parties acknowledge and agree that (i) all representations and warranties set forth in this Agreement are contractual in nature only, (ii) the Parties are not asserting the truth or accuracy of any representation or warranty set forth in this Agreement, (iii) if any such representation or warranty should prove untrue, except with respect to any fraud or Willful Breach, the Parties’ only rights, Claims or causes of action shall be to exercise the specific rights set forth in Section 8.01(c)(ii), Section 8.01(d)(ii) and Section 8.03(b), as and if applicable, and (iv) except with respect to any fraud or Willful Breach, the Parties shall have no other rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth of any such representation or warranty.

Section 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

To Parent or Merger Sub:

c/o Lyondell Chemical Company 1221 McKinney Street, Suite 300 Houston, Texas 77010
Attention:	Stephen Doktycz Jeffrey Kaplan
Email:	Steve.Doktycz@lyondellbasell.com
Jeffrey.Kaplan@lyondellbasell.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069
Attention:	George A. Casey, Esq.
Heiko Schiwek, Esq.
Email:	George.Casey@Shearman.com
HSchiwek@Shearman.com
Facsimile:	(212) 848-7179

To the Company:

A. Schulman, Inc. 3637 Ridgewood Road Fairlawn, Ohio 44333
Attention:	Andrean R. Horton
Email:	andrean.horton@aschulman.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
Attention:	Paul Schnell
Marie Gibson
Email:	paul.schnell@skadden.com
marie.gibson@skadden.com

Section 9.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.03 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.04 Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Parties.

Section 9.05 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement (including the Exhibits and Disclosure Letters), the CVR Agreement and the Confidentiality Agreement (except for paragraphs 5, 6 and 10 of the Confidentiality Agreement), constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties or their Affiliates with respect to the subject matter hereof and thereof.

(b) Except (i) as provided in Section 6.09, Section 6.10, and (ii) after the Effective Time, the rights of the holders of Company Common Stock to receive the applicable consideration for such Company Common Stock in accordance with Section 3.01 and Section 3.02, each Party agrees that (1) their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (2) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth in this Agreement.

Section 9.06 Governing Law. This Agreement, including all matters of construction, and all Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance, consummation or subject matter of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

Section 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided that Parent and Merger Sub may, upon prior written notice to the Company, assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent, so long as (a) Parent continues to remain liable for all of such obligations as if no such assignment had occurred and (b) such assignment in no way causes a delay or impairs the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.08 Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement, in any court referred to in Section 9.09, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach or threatened breach of this Agreement.

Section 9.09 Jurisdiction; Venue. All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, each such court to whose jurisdiction and venue the Parties unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such Claim in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any Claim brought against such Party in any such court. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE MERGER. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Construction. Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 9.12 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(b) Dollars. Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Contracts; Laws. Any Contract or Law defined or referred to in this Agreement means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(i) Persons. References to a person are also to its permitted successors and assigns.

(j) Ordinary Course of Business. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase.

(k) Exhibits and Disclosure Letters. The Exhibits to this Agreement and the Disclosure Letters are hereby incorporated and made a part of this Agreement and are an integral part of this Agreement. Each of the Company and Parent may, at its option, include in the Company Disclosure Letter or the Parent Disclosure Letter, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts in this Agreement or in the Disclosure Letters, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Each Disclosure Letter shall be organized by section, with each section of such Disclosure Letter corresponding to a Section of this Agreement. Any matter set forth in (i) any section of a Disclosure Letter shall be deemed to be referred to and incorporated in any section of such Disclosure Letter to which it is specifically referenced or cross-referenced and (ii) all other sections of such Disclosure Letter to the extent the relevance of such matter to such other sections is reasonably apparent notwithstanding the omission of a reference or cross-reference with respect thereto. Any capitalized term used in any Exhibit or any Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement.

(l) Made Available. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data site maintained by the Company or its Representatives in connection with the transactions contemplated by this Agreement, (ii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case of clauses (i) and (iii), at least two (2) Business Days prior to the date of this Agreement.

(m) Reflected On or Set Forth In. An item arising with respect to a specific representation, warranty, covenant or agreement shall be deemed to be “reflected on” or “set forth in” the Company Financial Statements included in the Company Reports, to the extent any such phrase appears in such representation, warranty, covenant or agreement if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement reasonably related to the subject matter of such representation or (ii) such item and the amount thereof is otherwise reasonably identified on such balance sheet or financial statement (or the notes thereto).

Section 9.13 Definitions.

(a) For purposes of this Agreement, each of the following capitalized terms has the meaning specified in this Section 9.13(a):

“Affiliate” of any Person means another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that the Persons listed in Section 9.13(a) of the Company Disclosure Letter shall not be Affiliates of any Company Entity.

“Anti-Corruption Laws” means anti-bribery and anti-corruption Laws applicable to the Company and its Subsidiaries and their respective operations from time to time, including (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (b) the United Kingdom Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, and (d) any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the anti-money laundering statutes of the United States, including the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

“Certificate of Designation” means the Certificate Of Designation, Preferences, Rights and Limitations of 6.00% Cumulative Perpetual Convertible Special Stock of the Company, dated as of April 28, 2015.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has terminated all action under Section 721 of the DPA or (b) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement, or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Claim” means any demand, claim, suit, action, legal proceeding (whether at law or in equity) or arbitration.

“Code” means the Internal Revenue Code of 1986 or any successor statute.

“Company Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, benefit programs, benefit agreements, benefit contracts, benefit policies or benefit arrangements (whether or not in writing), in each case, (i) which is maintained or contributed to for the benefit of or relating to any Company Personnel or (ii) with respect to which any Company Entity has or may have any liability.

“Company Board” means the Company’s board of directors.

“Company Credit Agreement” means that certain Credit Agreement, dated as of June 1, 2015 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of October 10, 2017) by and among the Company, A. Schulman S.a.r.l., JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Europe Limited as global agent and the lenders named therein.

“Company Entity” means any of the Company or any Company Subsidiary.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all Contracts concerning Intellectual Property or Information Technology to which any of the Company Entities is a party or beneficiary or by which any of the Company Entities, or any of its properties or assets, may be bound, including all (a) licenses of (and covenants not to sue regarding) Intellectual Property or Information Technology by any of the Company Entities to any Person, (b) licenses of (and covenants not to sue regarding) Intellectual Property or Information Technology by any Person to any of the Company Entities, (c) agreements between any of the Company Entities and any Person relating to the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites and (d) consents, settlements, injunctions or Judgments governing the use, validity or enforceability of Owned Intellectual Property or owned Company IT Assets.

“Company IT Assets” means Information Technology used or held for use by any of the Company Entities.

“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate with any other fact, circumstance, effect, change, event or development, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company Entities, taken as a whole, or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement; provided, however, that for purposes of clause (a) above, no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any other fact, circumstance, effect, change, event or development affecting the industries in which any Company Entity operates; (ii) any other fact, circumstance, effect, change, event or development, any economic, legislative or political condition or any change affecting any securities, credit, financial or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area; (iii) any other fact, circumstance, effect, change, event or development arising directly or indirectly from, or otherwise related to, changes in interest or currency exchange rates; (iv) any failure by any Company Entity to meet any Projection or any other internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying causes of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (v) any fact, circumstance, effect, change, event or development attributable to the announcement, execution or delivery of this Agreement or the pendency of the Merger (provided that this clause (v) shall not apply with respect to the representations and warranties contained in Section 4.05, except to the extent the underlying substance of such representations and warranties arise after the execution hereof, including (A) any action taken by any Company Entity that is required, or expressly permitted pursuant to this Agreement, or is consented to in writing by Parent, or any action taken by Parent or any Affiliate thereof to obtain any Consent from any Governmental Authority to the consummation of the Merger, and, in each case, the result of any such actions, (B) any Claim arising out of or related to this Agreement (including any stockholder litigation), (C) a change that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company, (D) any change in supplier, employee, financing source, stockholder, regulatory, partner or similar relationships resulting therefrom or (E) any comments or other communications by Parent of its intentions with respect to the Surviving Corporation or the business of the Company; (vi) any change in the price or availability of commodities, (vii) any change in the market price, credit rating or trading volume of shares of Company Common Stock on the Nasdaq or any change in the credit ratings or the ratings outlook for any Company Entity (provided that the underlying causes of any such change may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (viii) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); and (ix) geopolitical conditions, the outbreak or escalation of hostilities, declared or undeclared acts of war, cyber-attacks, sabotage or terrorism, epidemics or pandemics (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date hereof; provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (vi), (viii), and (ix) shall only apply to the extent that such fact, circumstance, effect, change, event or development does not have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company Option” means any option to purchase shares of Company Common Stock under any Company Stock Plan.

“Company Personnel” means any current or former director, officer or employee of any Company Entity.

“Company PSU” means a performance stock unit or restricted stock unit granted pursuant to any Company Stock Plan that vests in whole or in part on the basis of the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit or restricted stock unit.

“Company Restricted Share” means a restricted share, whether or not subject to the achievement of performance targets, granted pursuant to any Company Stock Plan.

“Company RSU” means a restricted stock unit granted pursuant to any Company Stock Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company Stock Plans” means, collectively, the Company 2017 Equity Incentive Plan, the Company 2014 Equity Incentive Plan, the Company 2010 Value Creation Rewards Plan and the Company Amended and Restated 2006 Incentive Plan, each as amended and in effect from time to time.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary” means any of Subsidiary of the Company.

“Contract” means any written or legally binding oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding; provided, however that the term Contract does not include any Company Stock Plan or Company Benefit Plan.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Letter” means any of the Company Disclosure Letter or the Parent Disclosure Letter.

“DPA” means the Defense Production Act of 1950, as amended.

“Employee Representative” means any labor union, labor organization, works council, staff association, worker representative, trade union or any other employee representative body (whether elected or not).

“Environmental Claim” means any Claim against any Company Entity asserted by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials, or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.

“Environmental Laws” means all applicable Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any Company Entity as of the date of this Agreement as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Export Control Laws” means all applicable export controls under the Laws of the U.S., including the Export Administration Regulations administered by the United States Department of Commerce and the International Traffic in Arms Regulations.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing; provided that, if any of the foregoing Persons is a customer of any Company Entity, such Person shall not be considered a Governmental Authority to the extent acting in its capacity as a customer of such Company Entity.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, asbestos, or words of similar meaning or effect under, or with respect to which obligations or liabilities may be imposed pursuant to, any law relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (g) including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

“Information Technology” means any tangible or digital information technology systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines, technical data and hardware), Software and telecommunications systems, and all associated documentation.

“Intellectual Property” means all intellectual property rights and proprietary rights in any jurisdiction throughout the world, including all U.S. and foreign rights with respect to the following: (a) patents, statutory invention registrations, community designs, invention disclosures and rights in respect of utility models or industrial designs or other designs and applications for any of the foregoing (including provisional applications) and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, corporate names, trade names, domain names, social media accounts, logos, slogans, trade dress, design rights, and any other designations of source or origin, including all common law rights therein, together with the goodwill connected with the use of or symbolized by any of the foregoing, (c) works of authorship and copyrights (including copyrights in Software) and copyrightable subject matter, moral rights, mask work rights, database rights, whether or not registered, (d) Software, including algorithms, (e) trade secrets and all other confidential or proprietary information (whether tangible or intangible), ideas, know-how, inventions, discoveries, studies, methods, processes, technical data, specifications, research and development information, business information, customer lists, blueprints, quality assurance and control procedures, design tools, simulation capability, formulae, models, and methodologies, (f) all rights in the foregoing and in other similar intangible assets, (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing, (h) all rights of privacy and publicity, and (i) all rights to bring an action for past, present, and future infringement, misappropriation or other violation of rights and to receive damages, proceeds or other legal or equitable protections and remedies with respect to any of the foregoing.

“IRS” means the U.S. Internal Revenue Services or any successor agency.

“Judgment” means a judgment, order, decree, ruling, injunction, temporary restraining order, determination, writ, assessment, arbitration award, stipulation, settlement, ruling, subpoena or award of a Governmental Authority of competent jurisdiction.

“Knowledge” means (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 9.13(a) to the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 9.13(a) to the Parent Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign, international, multinational, supranational or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, rule, regulation, ruling, treaty, procedure, notice or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of Nasdaq, the New York Stock Exchange or other stock exchange).

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Licensed Intellectual Property” means Intellectual Property that the Company Entities are licensed or otherwise permitted to use by any Person pursuant to the Company IP Agreements.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, claim, right of first refusal, option, agreements, limitations on the Company’s or any Company Subsidiary’s rights or security interest of any kind or nature whatsoever, except as imposed by this Agreement, the Organizational Documents of the Company Entities or applicable securities Laws.

“Nasdaq” means the Nasdaq Global Select Market.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, stockholder agreements and certificates of existence, as applicable.

“Owned Intellectual Property ” means Intellectual Property owned by any of the Company Entities.

“Parent Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Parent or Merger Sub’s consummation of, the transactions contemplated by this Agreement.

“Parent Subsidiary” means any of Subsidiary of Parent.

“Paying Agent” means a paying agent to be identified by the Company prior to the Closing and reasonably acceptable to Parent.

“Per-Share Amount” means $42.00 in cash.

“Permit” means a franchise, license, permit, authorization, variance, exemption, order, registration, clearance or approval of a Governmental Authority.

“Permitted Liens” means (i) Liens in favor of vendors, warehousemen, mechanics, carriers, workmen, repairmen, materialmen, suppliers, persons having taken part of in the construction or renovation of real or immovable property or other like Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) registered easements, servitudes, covenants, rights-of-way, or other similar imperfections of title or Liens, if any, that do not, individually or in the aggregate, materially impair the continued use, occupancy or operation of the Company Entities’ real properties in the conduct of their business as presently conducted; (iv) any Liens (other than those securing Indebtedness) (A) disclosed on title reports, title insurance policies or surveys made available to the other party or (B) that may be shown by a current, accurate title report, title insurance policy, survey, certificate of location or physical inspection of any real property made prior to the Closing and that do not, individually or in the aggregate, materially impair the continued use, occupancy or operation of the Company Entities’ real properties in the conduct of their business as presently conducted; (v) non-exclusive licenses of and other non-exclusive grants of rights to use Intellectual Property, in each case, entered into in the ordinary course of business; (vi) (A) zoning, building and other similar land use restrictions, and (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company Entities have easement rights, none of which items set forth in this clause (vi), in the aggregate, materially impair the continued use and operation of real property used in the conduct of the business of the Company Entities as presently conducted, provided the same have been complied with as of the Closing; (vii) any Liens arising under applicable securities Law; and (viii) all Liens that will be released and, as appropriate, removed of record or vacated to Merger Sub’s satisfaction, at or prior to the Closing Date.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, migrating into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).

“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives.

“Sanctioned Person” means a Person that is or was in the last five (5) years (a) the subject of Sanctions, including, without limitation, designation as a “specially designated national” or “blocked person”, (b) located in, resident or organized under the laws of a country or territory which is, or whose government is, the subject of country- or territory-wide Sanctions (including Cuba, Iran, North Korea, Syria or the Crimea region), or (c) majority-owned or controlled by any of the foregoing or combination of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including, without limitation, the U.S. Department of Treasury, Office of Foreign Assets Control or the U.S. Department of State), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) Her Majesty’s Treasury.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Shares” means shares of Company Common Stock.

“Software” means all (a) computer programs, applications (including mobile applications for iOS and Android), systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (b) internet and intranet websites, databases and compilations, including data and collections of data, whether machine readable-readable or otherwise, (c) development and design tools, library functions, application program interfaces, and compilers, and (d) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL).

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms, attachments and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of a similar nature imposed by a Governmental Authority, whether disputed or not, together with all interest, penalties and additions imposed with respect to such amounts.

“U.S.” shall mean the United States of America.

“Virus” means any virus, malware, worm, back door, or other routine, contaminant or effect designed to disable, disrupt, erase, enable any Person to access without authorization, or otherwise adversely affect the functionality of any Information Technology.

(b) Each of the following capitalized terms has the meaning specified in the Section set forth opposite such term below:

Term	Section
A. Schulman, Inc.	Section 2.02
Affiliate	Section 9.13(a)
Agreement	Preamble
Anti-Corruption Laws	Section 9.13(a)
Anti-Money Laundering Laws	Section 9.13(a)
Antitrust Laws	Section 9.13(a)
Associated Person	Section 4.23(a)
Bankruptcy and Equity Exceptions	Section 4.04
Book-Entry Shares	Section 3.02(a)
Business Day	Section 9.13(a)
Certificate of Designation	Section 9.13(a)
Certificate of Merger	Section 1.02
CFIUS	Section 9.13(a)
CFIUS Approval	Section 9.13(a)
CFIUS Notice	Section 4.05(b)(iii)
CFIUS Turndown	Section 6.05(g)
Claim	Section 9.13(a)
Closing	Section 1.03
Closing Date	Section 1.03
Code	Section 9.13(a)
Company	Preamble
Company Acquisition Agreement	Section 6.02(b)
Company Adverse Recommendation Change	Section 6.02(b)
Company Benefit Plan	Section 9.13(a)
Company Board	Section 9.13(a)
Company Board Recommendation	Section 4.04
Company Common Stock	Section 3.01(a)(i)
Company Convertible Special Stock	Section 4.03(a)
Company Credit Agreement	Section 9.13(a)
Company Disclosure Letter	Article IV
Company Entity	Section 9.13(a)
Company Equity Awards	Section 3.01(b)
Company ESPP	Section 3.05
Company Financial Advisor	Section 4.19
Company Financial Statements	Section 4.06(a)
Company Incentive Plan	Section 6.11(e)
Company Indemnified Parties	Section 6.10(a)
Company Intellectual Property	Section 9.13(a)
Company Intervening Event	Section 6.02(g)(iii)
Company IP Agreements	Section 9.13(a)
Company IT Assets	Section 9.13(a)
Company Material Adverse Effect	Section 9.13(a)

Company Option	Section 9.13(a)
Company Option Consideration	Section 3.04(a)
Company Personnel	Section 9.13(a)
Company Preferred Stock	Section 4.03(a)
Company PSU	Section 9.13(a)
Company PSU Consideration	Section 3.04(c)
Company Real Property	Section 4.15
Company Reports	Section 4.06(a)
Company Restricted Share	Section 9.13(a)
Company Restricted Share Consideration	Section 3.04(d)
Company RSU	Section 9.13(a)
Company RSU Consideration	Section 3.04(b)
Company Stock Plans	Section 9.13(a)
Company Stockholder Approval	Section 4.04
Company Stockholders	Section 9.13(a)
Company Stockholders Meeting	Section 4.04
Company Subsidiary	Section 9.13(a)
Company Takeover Proposal	Section 6.02(g)(i)
Company Termination Fee	Section 8.03(a)
Confidentiality Agreement	Section 6.04(c)
Consent	Section 4.05(b)
Continuation Period	Section 6.11(a)
Continuing Company Personnel	Section 6.11(a)
Contract	Section 9.13(a)
control	Section 9.13(a)
controlled by	Section 9.13(a)
CVR	Recitals
CVR Agreement	Recitals
Depository Agent	Section 3.02(b)
DGCL	Section 9.13(a)
Disclosure Letter	Section 9.13(a)
Dissenting Shares	Section 3.03
DPA	Section 9.13(a)
Effective Time	Section 1.02
Employee Representative	Section 9.13(a)
End Date	Section 8.01(b)(i)
Environmental Claim	Section 9.13(a)
Environmental Laws	Section 9.13(a)
Environmental Permit	Section 4.13(a)
Equity Securities	Section 4.03(b)
ERISA	Section 9.13(a)
ERISA Affiliate	Section 9.13(a)
Exchange Act	Section 9.13(a)
Export Control Laws	Section 9.13(a)
Extended End Date	Section 8.01(b)(i)
Filed Company Contract	Section 4.14(a)
Filing	Section 4.05(b)
Final Offering	Section 3.05
GAAP	Section 4.06(a)
Governmental Authority	Section 9.13(a)
Hazardous Materials	Section 9.13(a)
HSR Act	Section 9.13(a)

HSR Clearance	Section 4.05(b)(ii)
Indebtedness	Section 9.13(a)
Information Technology	Section 9.13(a)
Insurance Policies	Section 4.17
Intellectual Property	Section 9.13(a)
IRS	Section 9.13(a)
Judgment	Section 9.13(a)
Knowledge	Section 9.13(a)
Law	Section 9.13(a)
Lease	Section 9.13(a)
Legal Restraint	Section 7.01(a)
Licensed Intellectual Property	Section 9.13(a)
Lien	Section 9.13(a)
Material Company Contracts	Section 4.14(b)
Maximum Amount	Section 6.10(c)
Merger	Section 1.01
Merger Consideration	Section 3.01(a)(iii)
Merger Sub	Preamble
Nasdaq	Section 9.13(a)
New Plans	Section 6.11(d)
Old Plans	Section 6.11(d)
Organizational Documents	Section 9.13(a)
Owned Intellectual Property	Section 9.13(a)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	Section 9.13(a)
Parent Subsidiary	Section 9.13(a)
Parties	Preamble
Paying Agent	Section 9.13(a)
Payment Fund	Section 3.02(b)
Permit	Section 9.13(a)
Permitted Liens	Section 9.13(a)
Per-Share Amount	Section 9.13(a)
Person	Section 9.13(a)
Projections	Section 4.24
Proxy Statement	Section 6.03(a)
Recommendation Change Notice	Section 6.02(c)
Release	Section 9.13(a)
Representatives	Section 9.13(a)
Sanctioned Person	Section 9.13(a)
Sanctions	Section 9.13(a)
SEC	Section 9.13(a)
Securities Act	Section 9.13(a)
Shares	Section 9.13(a)
Software	Section 9.13(a)
Solvent	Section 5.10
Stock Certificates	Section 3.02(a)
Subsidiary	Section 9.13(a)
Superior Company Proposal	Section 6.02(g)(ii)
Surviving Corporation	Section 1.01
Takeover Laws	Section 9.13(a)
Tax Return	Section 9.13(a)

Taxes	Section 9.13(a)
Transaction Litigation	Section 6.06
U.S.	Section 9.13(a)
under common control with	Section 9.13(a)
Virus	Section 9.13(a)
Willful Breach	Section 8.02

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

A. Schulman, Inc.

By:	/s/ Joseph M. Gingo
Name:	Joseph M. Gingo
Title:	Chief Executive Officer and President

LyondellBasell Industries N.V.

By:	/s/ Bhavesh V. Patel
Name:	Bhavesh V. Patel
Title:	Chief Executive Officer

LYB Americas Holdco Inc.

By:	/s/ Bhavesh V. Patel
Name:	Bhavesh V. Patel
Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF CVR AGREEMENT

ANNEX B

Form of

CONTINGENT VALUE RIGHTS AGREEMENT,

dated as of [●] [●], 201[●],

by and among

A. SCHULMAN, INC.,

as the Company,

solely with respect to Sections 8.03, 8.05 through 8.12 and 8.14.

LYONDELLBASELL INDUSTRIES N.V.,

as Parent,

[●],

[●] and

[●],

as

the initial Committee Members,

and

[PAYING AGENT],

as

Paying Agent

Page

Article I

CONTINGENT VALUE RIGHTS

Section 1.01	CVRs	B-1
Section 1.02	No Certificates	B-1
Section 1.03	Registration by the Paying Agent	B-1
Section 1.04	Rights of CVR Holder	B-2
Section 1.05	Non-transferability	B-2
Section 1.06	Ability to Abandon CVR	B-2

Article II

CVR COMMITTEE

Section 2.01	Establishment	B-3
Section 2.02	Authority	B-3
Section 2.03	Actions	B-4
Section 2.04	Compensation	B-5
Section 2.05	Replacement of Committee Members	B-5
Section 2.06	Liability; Indemnification	B-6

Article III

CERTAIN COVENANTS

Section 3.01	Cooperation	B-6
Section 3.02	Powers-of-Attorney	B-7
Section 3.03	Pursuit of Claims and Support of Government Actions	B-7
Section 3.04	Settlements	B-8
Section 3.05	Information	B-8

Article IV

ESCROW ACCOUNT; CONTRIBUTION

Section 4.01	Escrow Account	B-8
Section 4.02	Investment; Earnings Account	B-9
Section 4.03	Claims Expenses	B-9
Section 4.04	Parent Fee	B-10
Section 4.05	Tax Treatment of Escrow	B-10

Article V

PAYMENT PROCEDURES

Section 5.01	Payment of CVR Payment Amount	B-10
Section 5.02	CVR Payment Amount	B-11
Section 5.03	Payments on CVRs	B-12

Article VI

AMENDMENTS; CONSOLIDATION

Section 6.01	Amendments	B-12
Section 6.02	Company May Consolidate, etc.	B-13

B-i

Article VII

PAYING AGENT

Section 7.01	Appointment of Paying Agent	B-14
Section 7.02	Certain Rights of the Paying Agent	B-14
Section 7.03	Designation; Removal; Successor Paying Agent	B-15

Article VIII

MISCELLANEOUS

Section 8.01	Termination	B-15
Section 8.02	Certain Definitions	B-16
Section 8.03	Notices	B-21
Section 8.04	Notice to Holders	B-22
Section 8.05	Assignment	B-23
Section 8.06	Interpretation	B-23
Section 8.07	Severability	B-24
Section 8.08	Counterparts	B-24
Section 8.09	Third-Party Beneficiaries	B-24
Section 8.10	Jurisdiction; Venue	B-24
Section 8.11	Waiver of Jury Trial	B-24
Section 8.12	Entire Agreement	B-25
Section 8.13	Special Purpose Entity	B-25
Section 8.14	Parent Obligations	B-25

Schedules
Schedule 1 — Initial Committee Members

Exhibits
Exhibit A — Compensation for Each Committee Member
Exhibit B — Replacement of Holder Committee Members
Exhibit C — Compensation for Paying Agent
Exhibit D — Sample Calculations

B-ii

INDEX OF DEFINED TERMS

Acting Holders	8.02(a)
Advisors	2.02(e)
Affiliate	8.02(b)
Agreement	Preamble
Assignee	8.05
Business Day	8.02(c)
Cash Equivalents	8.02(d)
Cash Proceeds	8.02(e)
Citadel	2.02(b)
Citadel Acquisition	8.02(f)
Citadel Litigation	8.02(g)
Citadel SPA	8.02(h)
Claims	2.02(a)
Claims Expenses	8.02(i)
Claims Proceeds	8.02(j)
Code	3.05(c)
Committee	2.01
Committee Member Objection Certificate	5.02(d)
Committee Members	2.01
Company	Preamble
Company Committee Member	2.01
Company Common Stock	1.03(a)
Complaints	8.02(l)
Customer Claims	8.02(k)
CVR	Recitals
CVR Government Action Proceeds	Section 8.02(m)
CVR Litigation Proceeds	8.02(n)
CVR Payment Amount	8.02(o)
CVR Payment Date	8.02(p)
CVR Register	1.03(a)
CVRs	Recitals
Determinations	5.02(d)
DGCL	1.03(a)
DTC	8.02(q)
Due Cause	8.02(r)
Earnings	8.02(s)
Earnings Account	4.02(b)
Effective Time	8.02(t)
Equitable Lien	8.02(u)
Escrow Account	Recitals
Escrow Amount	4.01(b)
Escrow Assets	8.02(u)

Final CVR Payment Date	8.02(w)
Final Determination	8.02(x)
Firm	5.02(d)
Firm Expenses	5.02(d)
Floor Amount	8.02(y)
Government Action Proceeds	8.02(z)
Government Actions	2.02(c)
Governmental Authority	8.02(aa)
Holder	8.02(bb)
Holder Committee Member	2.01
Indemnity Escrow Funds	8.02(cc)
Independent Committee Member	2.01
Initial Escrow Amount	4.01(b)
Litigation Materials	8.02(dd)
Litigation Proceeds	8.02(ee)
Litigation Proceeds Certificate	5.02(a)
Losses	8.02(ff)
Lucent Acquisition	8.02(gg)
Matrixx Litigation	8.02(hh)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Net Tax Benefit	8.02(ii)
Net Tax Cost	8.02(jj)
Non-Cash Proceeds	8.02(kk)
Notice of Agreement	5.02(b)
Notice of Objection	5.02(b)
Parent	Preamble
Parent Fee	8.02(ll)
Paying Agent	7.01
Permitted Transfer	1.05
Person	8.02(mm)
Pre-Closing Customer Claims	4.01(b)
Pre-Closing Expenses	4.01(b)
Pursue	8.02(nn)
Pursuit	2.02(a)
Realized Non-Cash Proceeds	8.02(oo)
Resolution	5.02(d)
SPE	8.13
Subsidiary	8.02(pp)
Support	2.02(c)
Surviving Person	6.02(a)(i)
Tax	8.02(qq)
Termination Date	8.01

B-iii

CONTINGENT VALUE RIGHTS

AGREEMENT (this “Agreement”), dated as of [●], 201[●], by and among A. Schulman, Inc., a Delaware corporation (the “Company”), [●], [●] and [●] as the initial Committee Members, and [Paying Agent], as Paying Agent, and solely with respect to Section 8.14, LyondellBasell Industries N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands (“Parent”).

WITNESSETH:

WHEREAS, Parent, LYB Americas Holdco Inc., a Delaware corporation (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated as of February 15, 2018 (as may be amended and restated from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, in the Merger, Parent has agreed to provide to the Company’s stockholders the right to receive contingent cash payments, subject to the terms and conditions set forth herein (each right, a “CVR” and collectively, the “CVRs”);

WHEREAS, the Company and the Committee desire the Pursuit of the Claims to be managed, administered and controlled by the Committee and the Company in accordance with this Agreement; and

WHEREAS, the Company and the Committee desire the Paying Agent to establish an escrow account (the “Escrow Account”) and make payments as directed by the Committee in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company, Parent, the initial Committee Members and the Paying Agent hereby agree as follows:

ARTICLE I

CONTINGENT VALUE RIGHTS

Section 1.01 CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement.

Section 1.02 No Certificates. The CVRs shall not be evidenced by a certificate or other instrument.

Section 1.03 Registration by the Paying Agent.

(a) The Paying Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof. [The CVR Register will initially show one position for [Cede & Co. (as nominee of DTC)] representing all the Company’s shares of common stock, par value $1.00 per share (“Company Common Stock”), (other than those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (“DGCL”) held by DTC on behalf of the street name holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time. The Paying Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Article V below, the Paying Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump sum payment to DTC. The Paying Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.]

(b) Subject to the restrictions on transferability set forth in Section 1.05, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Paying Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Paying Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the CVRs in the CVR Register. The Company and the Paying Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Paying Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Paying Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(c) A Holder may make a written request to the Paying Agent to change such Holder’s address of record on the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Paying Agent, the Paying Agent shall promptly record the change of address on the CVR Register. The Paying Agent shall provide a copy of the CVR Register to the Company upon request.

Section 1.04 Rights of CVR Holder. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to dividends or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter, or any rights of any kind or nature whatsoever as a stockholder of the Company, either at law or in equity. The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates. The rights of a Holder are limited to those expressed in this Agreement. Notwithstanding anything herein or in the Merger Agreement to the contrary, none of Parent, the Company or any of their respective Subsidiaries or Representatives shall have any liability, responsibility or obligation of any kind to any Holder in their capacity as such on any basis (including in contract, tort, under federal or state securities law or otherwise) with respect to, arising out of, or relating to, this Agreement, the CVRs, the Claims and the Pursuit thereof, the Citadel Acquisition, the Lucent Acquisition or the Government Actions, except to the extent this Agreement expressly requires the payment of any CVR Payment Amount to the Holders and except to the extent otherwise expressly provided for in this Agreement.

Section 1.05 Non-transferability. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, directly or indirectly, other than through a Permitted Transfer or pursuant to Section 1.06. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 1.05 shall be void ab initio and of no effect. In addition, each Holder, by virtue of its acceptance of a CVR, shall be deemed to have agreed to not facilitate or recognize any attempt by any beneficial owner of such CVR, including any former street holder of Company Common Stock or any broker, dealer, custodian bank or other nominee of such a street holder to sell, assign, transfer, pledge, encumber or in any other manner transfer or dispose of, in whole or in part, directly or indirectly, an interest in such CVR other than through a Permitted Transfer. A “Permitted Transfer” shall mean (a) a transfer of a CVR upon death of a Holder by will or intestacy; (b) a transfer by instrument to an inter vivos or testamentary trust in which the CVR (or any interest therein) is to be passed to beneficiaries upon the death of the trustee; (c) a transfer of a CVR pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); or (d) a transfer made by operation of law (such as a merger); provided that any such transferred CVR shall remain subject to the terms and conditions of this Agreement, including this Section 1.05.

Section 1.06 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company without consideration therefor. Nothing in this Agreement shall prohibit the Company or any of its Affiliates from offering to acquire or from acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article VI and Section 8.05 hereunder and any Holder from whom the Company or any of its Affiliates acquired such CVRs shall have no rights hereunder with respect to such CVRs.

ARTICLE II

CVR COMMITTEE

Section 2.01 Establishment. Each Holder, by virtue of its acceptance of a CVR, shall be deemed to have consented and agreed to (i) the establishment of a CVR Committee (the “Committee”), consisting of three (3) members (“Committee Members”) and having the powers, authority and rights set forth in this Agreement, (ii) the appointment of [●] as the initial Committee Member selected by the Company prior to the Effective Time on behalf of the Holders (the initial “Holder Committee Member”), (iii) the appointment of [●] as the initial Committee Member appointed by the Company (the initial “Company Committee Member”), (iv) the appointment of [●] to the Committee, such individual jointly selected by Parent and the Company prior to the Effective Time (the initial “Independent Committee Member”), and (v) the appointment of any successor Committee Member pursuant to Section 2.05.

Section 2.02 Authority.

(a) The Committee shall have full power and authority, and shall use commercially reasonable efforts, to prosecute, appeal, negotiate, resolve, settle, compromise or otherwise pursue or defend any Claims (as defined below), in whole or in part, on behalf and in the name of the Company, in accordance with the provisions of this Agreement, including by litigation in trial or appellate courts, arbitration, alternative dispute resolution, negotiation, settlement or compromise (collectively, the “Pursuit” of Claims) and, without limiting the generality of the foregoing, the Committee shall have full power and authority to (i) initiate or defend any claims (including determining the timing thereof and the strategy therefor), in each case, (A) arising out of or in connection with the Citadel Acquisition or the Lucent Acquisition against any Person, including claims relating to (1) any potentially available insurance proceeds for such transactions or litigation or (2) any funds recovered or obtained by a Governmental Authority that may be available as restitution, disgorgement or compensation with respect to the Citadel Acquisition or the Lucent Acquisition (any such claims, the “Claims”), (ii) direct and supervise all matters involving litigation of any Claims (including trial strategy and planning, appellate strategy and settlement strategy), (iii) appear before and conduct affairs with arbitrators, mediators and other such professionals on behalf and in the name of the Company necessary or appropriate to enable the Committee to Pursue any Claims, (iv) appear in court and file pleadings and execute any documents on behalf and in the name of the Company necessary or appropriate to enable the Committee to Pursue any Claims and (v) agree to the settlement or compromise of any Claim, subject to the consent right set forth in Section 3.04.

(b) The Committee shall have reasonable access to, and control over, the attorney-client privilege or attorney work product doctrine that belongs to the Company, HGGC Plastics Holdings, Inc. (“Citadel”), The Mattrixx Group, Incorporated, LPI Holding Company or Lucent Polymers, Inc. to the extent necessary to carry out any of the Committee’s duties or obligations.

(c) The Committee shall have full power and authority to support, participate in, cooperate with, seek recourse, restitution or disgorgement in respect of (collectively, “Support”) all matters involving and in connection with, any investigation by, or action initiated by any Governmental Authority arising out of, relating to or in connection with the Citadel Acquisition or the Lucent Acquisition (collectively, the “Government Actions”).

(d) The Committee shall have full power and authority to withdraw all or part of any Claims and shall terminate the Pursuit thereof at any time after the aggregate amount of unpaid Claims Expenses exceeds the amount remaining in the Escrow Account or if the Committee reasonably determines that the aggregate amount of unpaid Claims Expenses together with the Claims Expenses reasonably expected to be incurred are reasonably likely to exceed the amount remaining in the Escrow Account and the Litigation Proceeds and Government Action Proceeds reasonably likely to still be collected. The Committee shall consider in good faith any request by any Committee Member to take action pursuant to this Section 2.02(d).

(e) The Committee shall have full power and authority to retain advisors, including counsel, accountants, financial advisors, experts, consultants, investigators and other agents (collectively, “Advisors”), in connection with the Pursuit of Claims, the Support of Government Actions or the withdrawal or termination thereof and to advise the Committee Members with respect to the rights and obligations of the parties under this Agreement, including such power and authority to (i) direct and supervise all such Advisors and (ii) determine the amount and method of compensation to be paid to such Advisors (including the settlement of any disputes regarding such compensation).

(f) The Committee shall have full power and authority to take such action as reasonably necessary or appropriate to enforce the obligations of Parent (under Section 8.14) and of the Company under this Agreement, including the right to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. If a court of competent jurisdiction renders a final non-appealable judgment against Parent or the Company in respect of any suit brought by the Committee to enforce the obligations of Parent or the Company under this Agreement, then Parent or the Company, as applicable, agrees to pay all legal fees and expenses that the Committee may reasonably incur (which may include any reasonable contingency fees) as a result of any litigation commenced by the Committee regarding the validity or enforceability of, or liability under, any provision of this Agreement binding upon Parent or the Company. Notwithstanding any other provision in this Agreement, legal fees and expenses paid by Parent or the Company pursuant to this Section 2.02(f) shall not be considered Claims Expenses for purposes of this Agreement.

(g) The Committee shall use reasonable best efforts, including consulting with its Tax advisors, to (A) structure the settlement or other disposition of any Claim in a tax-efficient manner that minimizes the Net Tax Cost associated with the receipt of Litigation Proceeds or Government Action Proceeds, as applicable and (B) treat the payment of any CVR Payment Amount as not subject to any deduction or withholding (including by taking such position in any relevant tax proceeding), unless withholding is otherwise required pursuant to a Final Determination or a change in applicable tax law after the date hereof. To the extent permitted by applicable law, (A) the Company shall, and shall cause any of its Affiliates to, report, for purposes of any Tax return, the receipt of Litigation Proceeds or Government Action Proceeds as a tax-free adjustment to the purchase price of the LPI Holding Company shares or Citadel shares, as applicable, and (B) the Company shall not take any position inconsistent with the reporting described in clause (A) of this sentence for any applicable Tax purposes. For the avoidance of doubt, any disputes as to whether the receipt of Litigation Proceeds or Government Action Proceeds, as applicable, are properly treated as a tax-free adjustment to the purchase price of the LPI Holding Company shares or Citadel shares, as applicable, shall be resolved by the Firm in accordance with the procedures set forth in Section 5.02(d).

Section 2.03 Actions. Except as otherwise provided herein, the Committee may act only with the concurrence of a majority of the Committee Members; provided, however, that the Committee may, by resolution adopted by a majority of the Committee Members, designate a Chairman or other Committee Member to act as the administrative Committee Member and delegate to the Chairman or such other Committee Member such authority as the Committee may determine, provided further, that, notwithstanding anything to the contrary herein, the Committee may not take any of the following actions without the prior approval of the Company Committee Member (not to be unreasonably withheld, conditioned or delayed with respect to the clause (c) below): (a) the incurrence of any Claims Expenses in excess of the value of the assets deposited in the Escrow

Account; (b) in the event of an assignment of Claims to an SPE as potentially contemplated in Section 8.13, initiating or pursuing any such Claims in the name of the Company; and (c) any action that would reasonably be expected to adversely impact the business, reputation or commercial relationships of the Company, Parent or their respective Affiliates in any material way provided that this limitation does not apply to arguments that (i) have already been made to the court in prior pleadings, submissions or hearings in the Citadel Litigation or Matrixx Litigation, or (ii) relate to legacy Lucent products or the pre-acquisition business or conduct of Citadel or Lucent. For the avoidance of doubt, nothing in this Section 2.03 prevents the Committee from determining to terminate this Agreement pursuant to Section 8.01 or taking any other action that it is expressly permitted to take pursuant to this Agreement.

Section 2.04 Compensation. Each Holder Committee Member and Independent Committee Member shall be entitled to compensation for service as a Committee Member as set forth in Exhibit A hereto.

Section 2.05 Replacement of Committee Members.

(a) Each Committee Member may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) The Company has the right to remove the Company Committee Member at any time by a board resolution specifying a date when such removal will take effect. Acting Holders have the right to remove the Holder Committee Member at any time for Due Cause by written consent or board resolution, as applicable, specifying a date when such removal will take effect. Notice of such removal will be given by the Company to the Company Committee Member or the Holder Committee Member. The Holder Committee Member and the Company Committee Member, acting together, shall have the right to remove the Independent Committee Member at any time by providing written notice to the Independent Committee Member and specifying a date when such removal will take effect.

(c) If the Company Committee Member shall resign, be removed or become incapable of acting, the Company shall promptly appoint a qualified successor Company Committee Member, which may be an officer of the Company or Parent; provided, however, that if a successor Company Committee Member is not appointed by the Company, the vacated Company Committee Member position shall remain vacant until such time as the Company appoints a successor Company Committee Member to such position. If the Holder Committee Member shall resign, be removed, or become incapable of acting, a successor Holder Committee Member shall be appointed in accordance with Exhibit B hereto. If the Independent Committee Member shall resign, be removed, or become incapable of acting, his or her successor shall be appointed by the current Committee Members within thirty (30) days of such resignation, removal or incapacitation. If, within sixty (60) days after such resignation, removal or incapacitation, a successor Independent Committee Member shall not have been appointed, any Holder may, on behalf of himself, herself or itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Independent Committee Member. The successor Committee Member so appointed shall under the provisions of this Section 2.05(c), forthwith upon his or her acceptance of such appointment in accordance with this Section 2.05(c), become a successor Committee Member.

(d) Every successor appointed under this Section 2.05 shall execute, acknowledge and deliver to the Company and the Paying Agent an instrument accepting such appointment and a joinder to this Agreement, and thereupon such successor shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as the Committee Member such successor is succeeding without further act or deed.

(e) Any Committee Member may also be a Holder or an officer, director, employee or Affiliate of a Holder and in such case will continue to have all the rights of a Holder to the same extent as if he or she were not a Committee Member.

(f) The Company will give notice of each resignation and each removal of a Committee Member and each appointment of a successor Committee Member by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and corporate mailing address of the successor Committee Member. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Committee Member in accordance with Section 2.05(d), the successor Committee Member will cause the notice to be mailed at the expense of the Company.

Section 2.06 Liability; Indemnification.

(a) Each Committee Member undertakes to perform only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against any Committee Member. No Committee Member shall be liable, responsible or accountable in damages or otherwise for any Loss (including Losses that are costs and expenses of defense of claims, as incurred) incurred by reason of having been a Committee Member or resulting from the administration of any Claims or the Escrow Account, Support of any Government Action or any decision, action or failure to act, except to the extent that any such Loss shall have been caused by the bad faith, gross negligence or willful misconduct of such Committee Member. Each Holder, by virtue of its acceptance of a CVR, shall be deemed to have consented and agreed to release and forever discharge each Committee Member from and against any and all liabilities, responsibilities and claims for damages or otherwise for any Loss incurred by reason of having been a Committee Member or resulting from administration of any Claims or the Escrow Account or any decision, action or failure to act, except to the extent that any such Loss shall have been caused by the bad faith, gross negligence or willful misconduct of such Committee Member.

(b) The Company shall indemnify and hold harmless, and provide customary insurance to, each Committee Member against any Loss incurred by reason of having been a Committee Member or resulting from the administration of any Claims or the Escrow Account, Support of any Government Action or any decision, action or failure to act, except to the extent of such Committee Member’s willful misconduct, bad faith or gross negligence. The Company shall advance payments in connection with its indemnification obligations under this Section 2.06(b) upon request of any Committee Member; provided that such Committee Member shall have delivered to the Company a written undertaking to repay any amount advanced to the extent that such Loss was the result of the bad faith, gross negligence or willful misconduct of such Committee Member. The rights of each Committee Member under this Section 2.06(b) are in addition to, and not in substitution for, any other rights to which such Committee Member may be entitled, whether pursuant to law, contract or otherwise. These rights are intended to benefit, and shall be enforceable by, each Committee Member. The obligations of the Company under this Section 2.06(b) shall not be terminated or modified in such a manner as to adversely affect the rights of any Committee Member without the consent of such Committee Member and shall survive the termination of this Agreement and the removal or resignation of any Committee Member.

ARTICLE III

CERTAIN COVENANTS

Section 3.01 Cooperation. (a) The Company shall use commercially reasonable efforts to (i) provide the Committee and its Advisors with access reasonably necessary to Pursue the Claims and to Support the Government Actions, at normal business hours and upon reasonable notice, to the Company’s books and records (including electronic and archived documents and Litigation Materials) and the Company’s facilities and to current employees and Advisors of the Company and its Subsidiaries, including in connection with testimony in litigation and factual investigation, and (ii) generally provide support, and make its and its Subsidiaries’ employees and Advisors reasonably available to provide assistance and expertise at such times and in such places as reasonably necessary, to Pursue the Claims and Support the Government Actions; provided that, in the case of each of clauses (i) and (ii), (A) the Company only shall be required to provide such access and make its and its Subsidiaries’ employees and Advisors available to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (B) the Company may withhold access from the Committee to the extent that the Company is aware that (x) the Company or any of its Subsidiaries is subject to the terms of a confidentiality agreement with a third party or another contract that restricts such access (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to provide such access), (y) providing such access would result in a loss of attorney–client or other legal privilege (provided that the Company shall use its commercially reasonable efforts to allow such access (or access to a portion thereof) in a manner that does not result in a loss of such privilege), or (z) providing such access would violate any applicable Law (provided that the Company shall use its commercially reasonable efforts to provide such access in a manner that does not violate such applicable Law). The Company shall cooperate and render assistance in obtaining such access as reasonably necessary to Pursue the Claims and Support the Government Actions to former employees and Advisors of the Company and its Subsidiaries, including in connection with testimony in litigation and factual investigation; provided that (I) the Company only shall be required to provide such cooperation and assistance to the extent and in such manner as does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (II) the Company shall have no obligation to cooperate or render such assistance to the extent that the Company reasonably believes (1) the Company or any of its Subsidiaries is subject to the terms of a confidentiality agreement with a third party or another contract that restricts such cooperation or assistance (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to provide such cooperation or assistance), (2) providing such cooperation or assistance would result in a loss of attorney–client or other legal privilege (provided that the Company shall use its commercially reasonable efforts to provide such cooperation or assistance (or as much of it as possible) in a manner that does not result in a loss of such privilege), or (3) providing such cooperation or assistance would violate any applicable Law (provided that the Company shall use its commercially reasonable efforts to provide such cooperation or assistance in a manner that does not violate such applicable Law). Reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company or its Subsidiaries (but in no event any compensation expenses of current employees of the Company or its Subsidiaries) in connection with the Committee’s access to them shall be reimbursed as Claims Expenses. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to make any employee or other person under its control available to testify at a trial or evidentiary hearing at the request of the Committee.

(b) The Company shall (i) maintain in place any litigation document retention policies that exist as of the Effective Time and (ii) implement and maintain new litigation document retention policies as are reasonably necessary to Pursue the Claims or Support the Government Actions; provided that in the case of implementing and maintaining any such new policies, they shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries.

Section 3.02 Powers-of-Attorney. The Company shall execute and deliver to the Committee a power-of-attorney in form reasonably satisfactory to the Committee to enable the Committee to file pleadings and execute any documents on behalf of the Company necessary or appropriate to enable the Committee to prosecute any Claim and to settle or compromise any Claim Pursued by the Committee in accordance with this Agreement, in each case, in the name of the Company.

Section 3.03 Pursuit of Claims and Support of Government Actions. The Company and its Affiliates shall not disclose any non-public information with respect to any Claims or Government Actions to any third parties except (i) to the Committee and its Advisors, (ii) to Advisors of the Company and its Affiliates who are advised of the confidential nature of such information and the restrictions set forth in this Section 3.03 in respect of such non-public information, (iii) to the extent such disclosure is required by, or pursuant to an agreement with, any Governmental Authority or applicable Law or (iv) to the extent such information becomes part of the public domain without breach of this Section 3.03 by the Company or any of its Affiliates.

Section 3.04 Settlements. No settlement or compromise of any Claim Pursued by the Committee shall require any consent or action by the Company, Parent or their respective Affiliates, unless such settlement or compromise would (i) require the payment by the Company of any amount in cash in excess of the remaining amount in the Escrow Account (provided that in the event a settlement requires cash payments by the Company and there are sufficient funds in the Escrow Account, such amounts shall promptly be paid to the Company from the Escrow Account), (ii) create a material ongoing obligation of the Company, Parent or their respective Affiliates (other than execution of a customary release), or (iii) include a materially adverse admission of fact regarding the Company and its Affiliates (outside of any admissions included as of the date hereof in the court proceedings or pleadings relating to the Citadel Litigation or the Matrixx Litigation). If the consent of the Company shall be so required, such consent, including any release by the Company or its Affiliates as may be required by the other party to such settlement or compromise in connection with such settlement or compromise, shall not be unreasonably withheld, delayed or conditioned.

Section 3.05 Information.

(a) Until all of the Claims and Government Actions have been completed, cancelled, settled or are final and not subject to further judicial review (by appeal or otherwise), the Company shall receive, by the last Business Day of each fiscal quarter of the Company (unless significant activity, in the reasonable judgment of the Committee, occurs during such quarter, in which case monthly reports shall be provided during such time), a report from the Committee describing the status of the Claims, which report shall describe, in summary fashion, the total Claims Expenses incurred through the date of such report, the status of all pending court proceedings related to the Claims, whether any new claims or proceedings have been brought by Committee related to the Claims, the status of any counterclaims brought by the defendants related to the Claims, the status of any settlement negotiations among the Committee and the defendants with respect to the Claims, and any material updates with respect to the Government Actions, to the extent then known.

(b) The Company shall promptly notify the Committee of any information, documentation, or updates (unless immaterial) that it and/or its Affiliates receives or is made aware of in respect of the Claims or Government Actions; provided that the Committee has not also received, or been made aware of, such information, documentation or updates.

(c) The Committee shall promptly provide the Company with information to the extent reasonably requested in connection with reports, forms, notifications, applications, Tax returns and other documents to be filed with the Internal Revenue Service or other applicable foreign, federal and state governmental agencies in order to comply with the Internal Revenue Code of 1986, as amended (the “Code”), or any state, local or foreign Tax law.

(d) The Committee shall promptly notify the Company of any material change in the Pursuit of Claims or in the status of any Government Action, to the extent then known.

ARTICLE IV

ESCROW ACCOUNT; CONTRIBUTION

Section 4.01 Escrow Account.

(a) Simultaneously with the execution and delivery of this Agreement, the Paying Agent shall establish the Escrow Account to hold all funds accepted or held by the Paying Agent pursuant to this Agreement. No funds shall be released from the Escrow Account, except in accordance with this Agreement. Notwithstanding anything herein to the contrary, (i) except for the contribution of the Initial Escrow Amount pursuant to Section 4.01(b), and the contribution of CVR Litigation Proceeds and CVR Government Action Proceeds pursuant to

Section 4.01(c), the Company shall have no obligation under this Agreement to make any other payment to the Escrow Account, and (ii) the Company shall have no obligation under this Agreement to (A) make any payment to any CVR Holder or to (B) incur any expenses payable to third parties that are not reimbursable Claims Expenses pursuant to this Agreement.

(b) Simultaneously with the execution and delivery of this Agreement, the Company shall deliver, or cause to be delivered, to the Paying Agent for deposit into the Escrow Account, an amount in cash equal to (i) $15 million minus (ii) the Pre-Closing Expenses (as defined below) minus (iii) Pre-Closing Customer Claims (as defined below) plus (iv) the amount the amount of any CVR Litigation Proceeds and CVR Government Investigation Proceeds received after the date of the Merger Agreement and before the date hereof (the “Escrow Amount”). The amount equal to (i) $15 million minus (ii) the Claims Expenses incurred after the date of the Merger Agreement and before the date hereof (the “Pre-Closing Expenses”) minus (iii) any Customer Claims paid or made after the date of the Merger Agreement and before the date hereof (the “Pre-Closing Customer Claims”) shall be referred to as the “Initial Escrow Amount”.

(c) Promptly upon (and in no event later than five (5) Business Days after) each receipt thereof, the Company shall deliver, or cause to be delivered, an amount in cash equal to the CVR Litigation Proceeds or the CVR Government Action Proceeds, as applicable, into the Escrow Account; provided, that Litigation Proceeds that are not CVR Litigation Proceeds and Government Action Proceeds that are not CVR Government Action Proceeds shall be retained by the Company and the CVR Holders shall not have any rights with respect to such retained proceeds.

Section 4.02 Investment; Earnings Account.

(a) The Paying Agent shall invest the Escrow Assets as directed in writing by the Committee; provided that (i) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States, or in commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, (ii) such investments shall be in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, and (iii) no such investment shall have maturities that would reasonably be expected to prevent or delay payments to be made pursuant to this Agreement.

(b) All Earnings shall be paid into a sub-account of the Escrow Account (the “Earnings Account”) and the Paying Agent shall reinvest such Earnings in the same manner as the Escrow Assets are directed to be invested by the Committee pursuant to Section 4.02(a).

(c) If at any time the Committee deems it necessary that some or all of the investments constituting Escrow Assets or Earnings be redeemed or sold in order to raise cash proceeds necessary to comply with the provisions of this Agreement, the Committee shall direct the Paying Agent to effect such redemption or sale, in such manner and at such time as the Committee directs.

Section 4.03 Claims Expenses. All Claims Expenses and Customer Claims, any payments due to the Company with respect to the Net Tax Cost arising from the receipt of the CVR Litigation Proceeds and/or the CVR Government Action Proceeds (with any Net Tax Benefit computed (i) only taking into account amounts that are deductible by the Company or any of its Affiliates in the taxable year that the CVR Litigation Proceeds and/or the CVR Government Action Proceeds are received or any preceding taxable year and (ii) without duplication for any Net Tax Benefits previously taken into account in determining the Net Tax Cost arising from the receipt of any other CVR Litigation Proceeds and/or CVR Government Action Proceeds) and any other amount payable to the Company hereunder shall be paid out from the Escrow Assets promptly, but no later than 30 days, after submission of a reasonably detailed invoice, together with reasonable supporting documentation, to each of the Committee Members (assuming there are no reasonable objections from a majority of the Committee

Members). The Paying Agent shall cause the amounts described in the foregoing sentence to be paid by wire transfer to an account designated by the Company.

Section 4.04 Parent Fee. The Parent Fee shall be paid out from the Escrow Assets promptly, but no later than 30 days, after submission of a reasonably detailed invoice to each of the Committee Members (assuming there are no reasonable objections from a majority of the Committee Members). The Paying Agent shall cause the amounts described in the foregoing sentence to be paid by wire transfer to an account designated by the Company.

Section 4.05 Tax Treatment of Escrow. The Company shall be treated as the owner of the Escrow Account for applicable Tax purposes.

ARTICLE V

PAYMENT PROCEDURES

Section 5.01 Payment of CVR Payment Amount. (a) On each CVR Payment Date, the applicable CVR Payment Amount shall be paid to the CVR Holders and the CVR Holders shall be entitled to receive their pro rata share of the CVR Payment Amount; provided that payments shall be made to the CVR Holders only after any amounts payable from the Escrow Account that are due to the Company under this Agreement (including, without limitation, Section 4.03) have first been paid to the Company; provided, further, that, except as expressly provided in the definition of CVR Payment Date, prior to the Final CVR Payment Date no payments shall be made to the CVR Holders unless an amount that is equal or greater than the Floor Amount is retained in the Escrow Account. The Paying Agent shall pay the applicable CVR Payment Amount to each Holder by (i) check mailed to the address of such Holder as reflected on the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date or (ii) if such Holder is due a CVR Payment Amount in excess of $1,000,000 and has provided the Paying Agent with wire transfer instructions in writing, wire transfer of immediately available funds to the account specified in such instructions. If the total CVR Payment Amount to be distributed to the CVR Holders pursuant to this Section 5.01 exceeds the value of the assets deposited in the Escrow Account as of the applicable CVR Payment Date, the CVR Payment Amount shall be equal to the value of the assets deposited in the Escrow Account; provided that, notwithstanding anything herein to the contrary, in no event shall any CVR Holder have any right to any assets of the Company or any of its Affiliates other than the Escrow Assets.

Any Escrow Assets that remain undistributed to the CVR Holders one (1) year after the Final Payment Date shall be delivered to the Company, and upon demand, any CVR Holders who have not theretofore received cash in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any Escrow Assets that remain unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity shall, to the extent permitted by applicable Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

(a) For the avoidance of doubt, in accordance with the definition of CVR Payment Amount, 85% of the resulting amount of (A) Litigation Proceeds plus Government Action Proceeds less (B) the deductions set forth in clauses (ii) through (vi) of such definition, shall be for the benefit of the CVR Holders, and 15% of such resulting amount shall be for the benefit of the Company (except with respect to the first $38.5 million in Litigation Proceeds and Government Action Proceeds, which less the Claims Expenses and Customer Claims, will be 100% for the benefit of the CVR Holders). The CVR Payment Amount is intended to be paid (x) within five business days following the date of receipt of all or any portion of the Equitable Lien or the Indemnity Escrow Fund (unless such amount was received prior to the date hereof, in which case payment shall be made within five (5) business days of the date hereof) (y) within five (5) business days following the Determination Date relating to each time the aggregate amount of CVR Litigation Proceeds plus CVR Government Action Proceeds (including any received after the date of the Merger Agreement and prior to the date hereof) minus the Floor Amount equals at least $30 million (in accordance with the definition of CVR Payment Date) and (z) to the extent any funds remain in the Escrow Account, on the Final CVR Payment Date. Sample calculations of CVR Payment Amounts, with assumptions regarding payment timing, are set forth in Exhibit D hereto.

Section 5.02 CVR Payment Amount.

(a) As promptly as practicable, but no later than 60 days (i) following each receipt by the Company or its affiliates of at least $30 million in CVR Litigation Proceeds or CVR Government Investigation Proceeds, and (ii) prior to the date set forth in Final CVR Payment Date; the Company shall deliver to the Committee a certificate (the “Litigation Proceeds Certificate”) setting forth in reasonable detail (A) the amount of any Cash Proceeds received by the Company or its Affiliates, if any, (B) description in reasonable detail of Non-Cash Proceeds received by the Company or its Affiliates, if any, (C) the fair market value of any Non-Cash Proceeds and the methodology used, and calculations made, to determine such fair market value, (D) an itemized list in reasonable detail of the Claims Expenses, Customer Claims, Parent Fee and Firm Expenses, (E) a calculation of the Net Tax Cost, (F) a calculation of the CVR Payment Amount, and (G) any assumptions underlying the determination of any item used in making the necessary calculations for such calculations. The Company shall deliver to the Committee any financial or other documentation reasonably necessary to sufficiently support such calculations, the Claims Expenses, Customer Claims, Parent Fee and Firm Expenses.

(b) Within thirty (30) days of delivery of the Litigation Proceeds Certificate, the Holder Committee Member or the Independent Committee Member shall give written notice to the Company and each other Committee Member specifying whether he or she agrees with or objects to (a “Notice of Agreement” and a “Notice of Objection”, respectively) the Litigation Proceeds Certificate, and the CVR Payment Amount calculation.

(c) If the Holder Committee Member or the Independent Committee Member does not deliver a Notice of Agreement or a Notice of Objection to the Litigation Proceeds Certificate within the thirty (30) day period described above, such Committee Member shall be deemed to have delivered a Notice of Agreement with respect to the Litigation Proceeds Certificate and, the CVR Payment Amount set forth in the Litigation Proceeds Certificate shall be deemed final.

(d) If the Holder Committee Member or the Independent Committee Member delivers a Notice of Objection, such Holder Committee Member or Independent Committee Member shall as promptly as practicable following delivery of such Notice of Objection deliver to the Company a certificate (a “Committee Member Objection Certificate”) setting forth in reasonable detail each of the objections to the calculations, valuations, methodologies, lists, computations, assumptions and other information, including the fair market value of any Non-Cash Proceeds (collectively, the “Determinations”), that such Committee Member has to the applicable Litigation Proceeds Certificate. The Committee Members shall try to resolve any objections among themselves within 30 days following receipt of a Committee Member Objection Certificate. If they are unable to resolve such objection, the Committee Members shall submit the portions of the Determinations set forth in the Litigation Proceeds Certificate that are in dispute to an independent public accounting firm of national standing that shall have expertise in the valuation of assets and properties and U.S. federal income taxation (if the dispute relates to the calculation of the Net Tax Cost) (the “Firm”). The Firm shall be instructed to determine whether the Determinations set forth in the Litigation Proceeds Certificate that are in dispute are correct in all material respects (the “Resolution”). If the Firm determines that such Determinations are correct, the CVR Payment Amount shall be as set forth in the Litigation Proceeds Certificate, and such Holder Committee Member or Independent Committee Member shall be deemed to have delivered a Notice of Agreement with respect to such Litigation Proceeds Certificate. If the Firm determines that any of the Determinations set forth in the Litigation Proceeds Certificate are incorrect in any respect (whether or not material), the Firm’s resulting calculation of the CVR Payment Amount shall be binding on all parties hereto. All costs and expenses billed by the Firm in connection with the performance of its duties described herein (“Firm Expenses”) shall be paid from the Escrow Account, unless the Company’s determination of the CVR Payment Amount is less than 85% of the CVR Payment Amount determined by the Firm, in which case the Company shall pay 100% of the Firm Expenses and such amount shall not be considered a Claims Expense.

(e) The date on which the amount of the CVR Payment Amount is finally determined pursuant to this Section 5.02 is referred to as the “Determination Date”.

Section 5.03 Payments on CVRs.

(a) The determination by the Company and the Committee of any CVR Payment Amount pursuant to the procedures set forth in Section 5.02, absent a mathematical error, shall be final and binding on the Company and each Holder.

(b) Except in the specific cases specified in this Agreement, no interest shall accrue on any amounts payable on the CVRs to any Holder.

(c) The Paying Agent shall deduct and withhold, or cause to be deducted or withheld, from any amount payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, however, that, other than to the extent treated as compensation to recipients of Company Option Consideration (as such term is defined in the Merger Agreement), the Paying Agent shall not be permitted to deduct or withhold with respect to the payment of any CVR Payment Amount (and no amount shall be included in the definition of Claims Expenses in respect of any deduction or withholding Tax) unless otherwise required pursuant to (i) a Final Determination or (ii) a change in applicable tax law after the date hereof. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority in each case in compliance with the preceding sentence, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company or the Holder in respect of which such deduction and withholding was made. To the extent any amounts are deducted or withheld not in compliance with this Section 5.03(c), (which, for the avoidance of doubt, shall exclude any deduction or withholding required pursuant to a Final Determination or a change in applicable tax law after the date hereof) the sum payable to the person with respect to whom such deduction or withholding was made shall be increased as necessary so that after any such deductions or withholding (including any deductions or withholding applicable to such additional sums payable) such person receives an amount equal to the sum it would have received had no such deductions or withholding been made.

ARTICLE VI

AMENDMENTS; CONSOLIDATION

Section 6.01 Amendments.

(a) Without the consent of any Holders, the Company and the Committee, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants and obligations of the Company herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another Person as a successor Paying Agent and the assumption by any successor of the covenants and obligations of such Paying Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the Committee shall consider to be for the protection of Holders; provided that in each case such addition shall not adversely affect the rights of any Committee Member or any Holder;

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such cured, corrected, supplemented or other provision shall not adversely affect the rights of any Committee Member or any Holder;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect the interests of the Holders; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Acting Holders, the Company and the Committee may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement, if such addition, elimination or change is in any way adverse to the rights of the Holders. It shall not be necessary for any written consent of any Holders under this Section 6.01(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof.

(c) Promptly after the execution of any amendment pursuant to the provisions of this Section 6.01, the Company and the Committee shall deliver to the Paying Agent a notice thereof setting forth in general terms the substance of such amendment and the Paying Agent shall mail by first class mail, postage prepaid, such notice to the Holders at their addresses as they shall appear on the CVR Register.

(d) Upon the execution of any amendment in accordance with this Section 6.01, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(e) The Paying Agent shall be entitled to receive and shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith and that it will be valid and binding upon the Company and the Committee in accordance with its terms.

Section 6.02 Company May Consolidate, etc.

(a) After the Effective Time, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties to any Person, unless:

(i) the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, all or substantially all of the properties and assets of the Company (the “Surviving Person”) shall, by a supplemental contingent value rights agreement or other acknowledgment (i) executed and delivered to the Committee or (ii) pursuant to a provision in an agreement between the Company and the Surviving Person to which the Committee is a third-party beneficiary, expressly assume the performance of every covenant and obligation under this Agreement, subject to the conditions herein, on the part of the Company to be performed or observed in the manner prescribed herein; and

(ii) the Company has delivered to the Committee an officer’s certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation of or merger by the Company with or into any other Person in accordance with Section 6.02(a), the Surviving Person shall succeed to, be substituted for and assume all covenants and obligations of, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person shall be relieved of all covenants and obligations under this Agreement and the CVRs.

(c) The provisions of this Section 6.02 shall apply to successive transactions and shall apply jointly and severally to all Surviving Persons should any transaction result in multiple Surviving Persons.

ARTICLE VII

PAYING AGENT

Section 7.01 Appointment of Paying Agent. The Company and the Committee hereby appoint [Paying Agent] as the paying agent (the “Paying Agent”) to act in accordance with the instructions set forth in this Agreement, and the Paying Agent hereby accepts such appointment.

Section 7.02 Certain Rights of the Paying Agent.

(a) The Paying Agent may consult at any time with legal counsel satisfactory to it, and the Paying Agent shall incur no liability or responsibility to the Company or to the Committee in respect of any action taken or not taken in connection with this Agreement, except to the extent of its gross negligence, bad faith or willful misconduct.

(b) Whenever in the performance of its duties under this Agreement the Paying Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company or the Committee prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by (i) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Secretary of the Company, in the case of the Company, or (ii) a majority of the Committee Members, in the case of the Committee, and delivered to the Paying Agent; and such certificate shall be full authorization to the Paying Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Company agrees to (i) pay the Paying Agent compensation for all services rendered by the Paying Agent as set forth in Exhibit C, (ii) reimburse the Paying Agent for all reasonable and documented expenses, Taxes (other than income Taxes) and governmental charges and other reasonable and documented charges of any kind and nature incurred by the Paying Agent (including reasonable and documented out-of-pocket fees and expenses of one counsel for the Paying Agent) in the performance of its duties under this Agreement and (iii) indemnify the Paying Agent for, and hold the Paying Agent harmless against, any loss, liability, claim, demands, suits or expense to the extent arising out of or in connection with the Paying Agent’s duties under this Agreement, except to the extent resulting from the Paying Agent’s gross negligence, bad faith or willful misconduct. The obligations of the Company under this Section 7.02(c) shall survive the termination of this Agreement.

(d) The Paying Agent will not incur any liability or responsibility to the Committee or the Company for any action taken in reliance on any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

Section 7.03 Designation; Removal; Successor Paying Agent.

(a) The Paying Agent may resign at any time and be discharged from its duties under this Agreement by giving written notice thereof to the Company and the Committee specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Paying Agent has been appointed. The Company and the Committee acting jointly have the right to remove the Paying Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Paying Agent has been appointed. Notice of such removal will be given by the Company and the Committee to the Paying Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Paying Agent shall resign, is removed pursuant to Section 7.03(a) or shall otherwise become incapable of acting, the Company and the Committee shall jointly appoint a successor to the Paying Agent. If the Company and the Committee shall fail to make such appointment within a period of 30 days after such removal or after the Company and the Committee have been notified in writing of such resignation or incapacity by the resigning or incapacitated Paying Agent or by any Holder (whose name shall appear on the CVR Register), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Paying Agent. Any successor Paying Agent, whether appointed by the Company and the Committee or such a court, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(c) After appointment, the successor Paying Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Paying Agent without further act or deed; but the former Paying Agent shall deliver and transfer to the successor Paying Agent any property at the time held by it hereunder (including the Escrow Assets, all records of Claims Expense disbursements, the CVR Register and all computer files and other information related to the foregoing), and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose.

(d) In the event of such resignation or removal, the successor Paying Agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Paying Agent.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Termination. This Agreement shall be terminated without further action of any parties hereto and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earliest to occur of (i) the payment of all CVR Payment Amounts required to be paid under the terms of this Agreement, (ii) the determination made in good faith by the Committee that no CVR Payment Amounts (or no further CVR Payment Amounts) are required to be paid under the terms of this Agreement, (iii) a determination made in good faith by the Committee that the aggregate amount of unpaid Claims Expenses exceeds the amount remaining in the Escrow Account, or that the aggregate amount of unpaid Claims Expenses together with the Claims Expenses reasonably expected to be incurred are reasonably likely to exceed the amount remaining in the Escrow Account and the Litigation Proceeds and Government Action Proceeds reasonably likely to still be collected and (iv) the fifth anniversary of the date hereof; provided that if the Committee determines that collection of additional proceeds on or after the fifth anniversary of the date hereof is reasonably likely, then the Committee may determine in good faith to extend such date (and the Final CVR Payment Date) by up to six months (such date that is the earliest to occur of the foregoing (including any extension pursuant to clause (iv)) is referred to as the “Termination Date”).

Section 8.02 Certain Definitions. Terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement. In addition, for purposes of this Agreement:

(a) “Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

(b) “Affiliate” of any Person means another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

(d) “Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank organized and in existence under the laws of the United States and having capital and surplus in excess of $1 billion, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within one hundred and eighty (180) days after the date of acquisition, (e) investments in commercial paper, maturing not more than one hundred and eighty (180) days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investor Service, Inc. or “A-1” (or higher) according to Standard & Poor’s Ratings Services, and (f) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (e) above.

(e) “Cash Proceeds” means all cash compensation, payments, penalties, interest and other damages, if any, recovered or received by the Company or any of its Affiliates as a result of the Claims or the Government Actions, whether such compensation, penalties, interest or other damages are recovered at trial, upon appeal or in settlement or other proceeds or other monies, including in the form of restitution or disgorgement, that may be received by the Company or any of its Affiliates (including the Merger Sub or Parent following the Effective Time) as a result of the Citadel Acquisition or the Lucent Acquisition, excluding proceeds or monies received in the ordinary course of Citadel’s business.

(f) “Citadel Acquisition” means the transaction pursuant to the Citadel SPA, and any subsequent events and claims by the Company and its Affiliates related thereto.

(g) “Citadel Litigation” means the lawsuit entitled A. SCHULMAN, INC., HGGC CITADEL PLASTICS HOLDINGS, INC., and LUCENT POLYMERS INC., V. CITADEL PLASTICS HOLDINGS, LLC, HUNTSMAN GAY CAPITAL PARTNERS FUND, L.P., HUNTSMAN GAY CAPITAL PARTNERS PARALLEL FUND A, L.P., HUNTSMAN GAY CAPITAL PARTNERS PARALLEL FUND B, L.P., HGIP ASSOCIATES, L.P., HGIP TRUST ASSOCIATES, L.P., HG AFFILIATE INVESTORS, L.P., HGCP, L.P., CHARLESBANK EQUITY FUND VII, LIMITED PARTNERSHIP, CHARLESBANK EQUITY COINVESTMENT FUND VII, LIMITED PARTNERSHIP, CB PARALLEL FUND VII, LIMITED PARTNERSHIP, CB OFFSHORE EQUITY FUND VII, L.P., CHARLESBANK COINVESTMENT PARTNERS, LIMITED PARTNERSHIP, KEVIN ANDREWS, MICHAEL W. HUFF, JASON JIMERSON, MATTHEW D. MCDONALD, and MARIO SANDOVAL (Case No. 12459-VCL).

(h) “Citadel SPA” means the Stock Purchase Agreement, dated as of March 15, 2015, by and among the Company, Citadel, Citadel Plastics Holdings, LLC (in its capacity as the representative of the holders of securities of Citadel) and certain other individual persons thereto, consummated on June 1, 2015, pursuant to which the Company acquired all of the issued and outstanding shares of Citadel for $801.6 million.

(i) “Claims Expenses” means, without duplication, the sum of all documented out-of-pocket fees, costs and expenses (including attorneys’ fees and expenses) incurred or accrued after February 15, 2018 by the Company and its Affiliates in prosecuting and settling the Claims (including defending against any counterclaims), including amounts paid or payable in settlement or in judgment of any counterclaims against the Company and excluding any payment of Firm Expenses. “Claims Expenses” shall also include all fees, costs, expenses, obligations and liabilities of every nature or description incurred, directly or indirectly, by the Committee or any Committee Member in connection with carrying out the Committee’s powers and duties under this Agreement or applicable law, including (i) all costs and expenses of Pursuing any Claims or Supporting any Government Actions, including the fees and expenses of Advisors and witnesses (including expert witnesses), court costs and reasonable out-of-pocket expenses incurred by current or former employees or Advisors of the Company (but in no event any compensation expenses of current employees of the Company) in connection with the Committee’s access to them pursuant to Section 3.01(a), (ii) all compensation and reimbursements of the Paying Agent and Committee Members, (iii) all compensation paid to any Holder Committee Member or Independent Committee Member pursuant to Section 2.04, (iv) all costs and expenses of indemnifying the Paying Agent or the Committee Members pursuant to this Agreement or otherwise prosecuting or defending any other litigation or involving the Committee or this Agreement, and (v) all compensation and reimbursements of the accounting firm referred to in the definition of “Customer Claims”. “Claims Expenses” shall also include all Losses indemnified pursuant to Section 2.06(b) (including amounts advanced pursuant to the second sentence thereof) and payments made or advanced pursuant to Sections 7.02.

(j) “Claims Proceeds” means Litigation Proceeds and Government Action Proceeds, collectively.

(k) “Customer Claims” means any amounts, actually paid by the Company or its Affiliates to third parties in respect of valid claims by customers of Citadel, Lucent or their respective affiliates, arising out of or in connection with the Citadel Litigation, the Matrixx Litigation and any of the matters that are referred to in the Complaints; provided, however, that to the extent third party claims have been paid prior to February 15, 2018, such third party claims shall not constitute Customer Claims; provided, further, that a claim shall not be considered a Customer Claim unless (a) the Company has established a reserve with respect to such Customer Claim in accordance with GAAP applied in accordance with past practices of the Company or (b) an accounting firm reasonably and mutually acceptable to both the Company and the Committee has validated such claim as a valid claim the treatment of which is consistent with past practices of the Company (as of the date of the Merger Agreement), and the amount considered a Customer Claim shall not exceed the amount reserved by the Company or so validated by such accounting firm, it being understood that all fees and expense of such accounting firm shall be “Claims Expenses” and shall promptly be paid from the Escrow Account.

(l) “Complaints” means the verified complaints submitted by the Company against the defendants in the Citadel Litigation on June 15, 2016 and the defendants in the Matrixx Litigation on November 22, 2016, together with all amendments thereto.

(m) “CVR Government Action Proceeds” means an amount equal to 85% of all Government Action Proceeds; provided that for the first $38.5 million of all Claims Proceeds received by the Company after February 15, 2018, the reference to “85%” shall be replaced with “100%”.

(n) “CVR Litigation Proceeds” means an amount equal to 85% of all Litigation Proceeds; provided that for the first $38.5 million of all Claims Proceeds received by the Company after February 15, 2018, the reference to “85%” shall be replaced with “100%”.

(o) “CVR Payment Amount” means, on the applicable CVR Payment Date, an amount of cash (if positive) equal to the (i) the sum of the aggregate amount of the CVR Litigation Proceeds and/or of the CVR Government Action Proceeds (less any CVR Litigation Proceeds or CVR Government Action Proceeds that have been distributed to CVR Holders prior to such CVR Payment Date), as applicable, actually received by the Company or its Affiliates, (ii) minus the Net Tax Cost, (iii) minus 85% of the Claims Expenses, (iv) minus 85% of the amount of the Parent Fee unpaid and accrued as of the CVR Payment Date, (v) minus an amount equal to 85% of the Customer Claims, (vi) minus 85% of the Firm Expenses (if any) (in each case for the items in clauses (ii) through (vi), without double counting any particular cost, fee, expense or claim, and only to the extent such amounts have not been taken into account in the calculation of a previous CVR Payment Amount actually paid to CVR Holders pursuant to Article V); provided, however, that in calculating the CVR Payment Amount in respect of any CVR Payment Date prior to the Final CVR Payment Date, the calculation of such CVR Payment Amount shall reflect reasonable estimates as of such CVR Payment Date, prepared by the Committee, of expected amounts of the items set forth in clauses (iii) through (vi) above through the Final CVR Payment Date. The pro rata share of each CVR Payment Amount due to each Holder shall be determined by dividing the CVR Payment Amount by (B) the sum of (i) the total number of CVRs outstanding on the CVR Payment Date, (ii) the total number of CVRs acquired by the Company or its Affiliates pursuant to Section 1.06 and (iii) the total number of CVRs that would be distributed to holders of shares of Company Convertible Special Stock that is outstanding on the CVR Payment Date, assuming conversion of such shares of Company Convertible Special Stock to shares of Company Common Stock. Notwithstanding the foregoing, with respect to the first $38.5 million of all Claims Proceeds received by the Company, only the actual Claims Expenses incurred or accrued up to the fifth day preceding the relevant CVR Payment Date (only to the extent such amounts have not been taken into account in the calculation of a previous CVR Payment Amount actually paid to CVR Holders pursuant to Article V), and only the actual Customer Claims incurred or reserved for or validated (as contemplated in the definition of Customer Claims) up to the fifth day preceding the relevant CVR Payment Date (only to the extent such amounts have not been taken into account in the calculation of a previous CVR Payment Amount actually paid to CVR Holders pursuant to Article V) shall be deducted in the calculation of the CVR Payment Amount.

(p) “CVR Payment Date” means the fifth Business Day following the Determination Date if Litigation Proceeds or the Government Action Proceeds are actually received; provided that a CVR Payment Date shall only occur if (and no payment to CVR Holders shall be made unless) (i) the aggregate amount of such CVR Litigation Proceeds or CVR Government Action Proceeds, less (ii) the Floor Amount, equals at least $30 million (without counting any such CVR Litigation Proceeds or CVR Government Action Proceeds previously included in a calculation of a CVR Payment Amount that resulted in a payment to CVR Holders pursuant to Article V); provided, further, that notwithstanding the foregoing, if the Company receives all or any portion of the Equitable Lien or the Indemnity Escrow Funds prior to the date hereof and such amounts or proceeds are placed into the Escrow Account, then the CVR Payment Date for such funds shall mean the fifth Business Day following the date hereof, and if Equitable Lien or the Indemnity Escrow Funds are received after the date hereof, then the CVR Payment Date for such funds shall mean the fifth Business Day following receipt in each case, without regard to the $30 million minimum in the fourth line of this definition.

(q) “DTC” means The Depository Trust Company or any successor thereto.

(r) “Due Cause” means the occurrence of any of the following events:

(i) breach of a Committee Member’s obligations under his or her services agreement relating to this Agreement; or

(ii) a Committee Member’s neglect of, intentional misconduct in connection with the performance of, or refusal to perform such Committee Member’s duties in accordance with Article II of this Agreement, which, in the case of neglect or refusal to perform, has not been cured to the Company’s good faith satisfaction within thirty (30) days after such Committee Member has been provided written notice of the same; or

(iii) a Committee Member’s engagement in any conduct which injures the integrity, character or reputation of the Company or which impugns such Committee Member’s own integrity, character or reputation so as to cause Committee Member’s to be unfit to act in the capacity of a Committee Member; or

(iv) a good faith determination by the Board of Directors of the Company or Parent, as applicable, that a Committee Member has committed an act or acts constituting a felony, or other act involving dishonesty, disloyalty or fraud against the Company; or

(v) a good faith determination by the Board of Directors of the Company or Parent, as applicable, that the Committee Member has a material conflict of interest with the Company or Parent that could reasonably be expected to adversely impact his or her services as a Committee Member.

(s) “Earnings” means all interest or income derived from the investment of Escrow Assets, including from the investment and reinvestment of any such interest or income earned on such amounts.

(t) “Effective Time” has the meaning ascribed to such term in the Merger Agreement.

(u) “Equitable Lien” means the equitable lien, in the amount of $7.5 million, over all pre-closing tax refunds paid by the Company to Citadel Plastics Holdings, LLC under the Citadel SPA until resolution of certain litigation, which was established pursuant to the stipulated order entered into by the Delaware Chancery Court.

(v) “Escrow Assets” means (i) the Escrow Amount, (ii) the Claims Proceeds, (iii) any investments purchased with Escrow Assets, (iv) any assets otherwise deposited in the Escrow Account and (v) all proceeds of each of the foregoing, including Earnings.

(w) “Final CVR Payment Date” means the Termination Date; provided that if a Holder Committee Member or Independent Committee Member delivers a Notice of Objection, the “Final CVR Payment Date” means the date that is thirty (30) days after the Resolution by the Committee or the Firm (as applicable) in accordance with Section 5.02.

(x) “Final Determination” means, with respect to a CVR Payment Amount, the final resolution of a liability for any Tax with respect to such amount:

(i) by an acceptance on an IRS Form 870 or 870-AD (or any successor forms thereto), except that acceptance on an IRS Form 870 or 870-AD or comparable form or agreement shall not constitute a Final Determination to the extent that such form or agreement reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the applicable Governmental Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be);

(ii) by a decision, judgment, decree, or other order of a court of competent jurisdiction which is or has become final and unappealable;

(iii) by a closing agreement or accepted offer in compromise pursuant to Sections 7121 or 7122 of the Code, or a comparable agreement pursuant to the laws of a state, local, or non-United States jurisdiction; or

(iv) by a final settlement resulting from a treaty-based competent authority determination.

(y) “Floor Amount” means the greater of (i) the Initial Escrow Amount and (ii) the amount of unpaid existing expenses as of the date of determination plus the amount, as determined in good faith by the Committee, reasonably necessary to pay all estimated future expenses in connection with the Pursuit of Claims and Support of Government Actions from the date of determination until the likely Termination Date (as reasonably estimated by the Committee).

(z) “Government Action Proceeds” means the aggregate amount of any and all Cash Proceeds and Realized Non-Cash Proceeds actually received by the Company or any of its Affiliates as restitution, disgorgement, compensation or other payment in connection with any Government Action.

(aa) “Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(bb) “Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

(cc) “Indemnity Escrow Funds” means the amount remaining in the indemnity escrow account established in connection with the Citadel SPA.

(dd) “Litigation Materials” means all documents, data, and records (including electronic and archived documents and files) within the Company’s possession, custody or control, or within the possession, custody or control of any of its Advisors, to the extent relating to its Pursuit of Claims and Support of Government Actions. “Litigation Materials” include, but are not limited to: (i) all documents that have been collected and preserved during factual investigation and preparation for litigation; (ii) all documents prepared in connection with the Pursuit of Claims and Support of Government Actions, (iii) all documents produced to or received from defendants and third parties during civil discovery; (iv) all documents produced to any Government Authority during its investigation and pursuit of any Government Action; and (v) any other discovery materials such as documents, deposition testimony, deposition exhibits, deposition transcripts, written discovery requests, interrogatory responses, responses to requests for admission and responses to requests for documents, and any other information or material produced, given, or exchanged including any information contained therein or derived therefrom. Any materials prepared by the Company’s Advisors on its behalf in connection with the Company’s Pursuit of Claims and Support of Government Actions are also “Litigation Materials.”

(ee) “Litigation Proceeds” means the aggregate amount of any and all Cash Proceeds and Realized Non-Cash Proceeds actually received by the Company or any of its Affiliates.

(ff) “Losses” means, with respect to any Person, any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses (including losses of profit), damages, liabilities, costs and expenses incurred by such Person, including interest, penalties, fines, judgments, awards and reasonable fees of Advisors.

(gg) “Lucent Acquisition” means the transaction at or around December 6, 2013 pursuant to which The Matrixx Group, Incorporated acquired LPI Holding Company in accordance with an Agreement and Plan of Merger by and among The Matrixx Group, Incorporated, LPI Merger Sub, Inc., LPI Holding Company, River Associates Investments, LLC and other holders of securities of LPI Holding Company.

(hh) “Matrixx Litigation” means the lawsuit entitled THE MATRIXX GROUP, INC., and LUCENT POLYMERS INC., V. RIVER ASSOCIATES INVESTMENTS, LLC, RIVER IV, L.P., HIAWASSEE RIVER, L.P., RIVER KO, L.P., RIVER V, L.P., TELLICO RIVER, L.P., NORTHSTAR MEZZANINE PARTNERS IV L.P., JASON P. JIMERSON, KEVIN R. KUHNASH, CHRISTOPHER R. POLLOCK, TRACY J. RIPPLE, MARK A. SCHLACHTER and ERIC STOCKTON (Case No. 12934-VCL).

(ii) “Net Tax Benefit” means, to the extent permitted as a deduction or other reduction to the amount included in the gross income of the Company or any of its Affiliates for applicable Tax purposes, in each case in any taxable period in which (i) the relevant Litigation Proceeds or Government Action Proceeds are received, (ii) the CVR Payment Amount is paid pursuant to Article V, or (iii) in any preceding taxable period, the amounts described in clauses (A)(iii) through (A)(vi) of the definition of CVR Payment Amount.

(jj) “Net Tax Cost” means, with respect to the receipt of the CVR Litigation Proceeds or the CVR Government Action Proceeds at any time, an amount equal to (A) the excess, if any, of (i) the product of (x) the CVR Litigation Proceeds and/or the CVR Government Action Proceeds, as applicable, multiplied by (y) the ratio of the amount of the Litigation Proceeds and the Government Action Proceeds that is currently includible in the gross income of the Company or any of its Affiliates for U.S. federal income tax purposes to the aggregate amount of the Litigation Proceeds and the Government Action Proceeds received by the Company, over (ii) the Net Tax Benefit, multiplied by (B) twenty percent (20%).

(kk) “Non-Cash Proceeds” means all non-cash compensation, payments, penalties, interest and other damages, if any, recovered or received by the Company or any of its Affiliates as a result of the Claims or the Government Actions, whether such compensation, penalties, interest or other damages are recovered in connection with a final non-appealable judgment or in settlement or other proceeds or other monies, including in the form of restitution or disgorgement, that may be received by the Company or any of its Affiliates (including the Merger Sub or Parent following the Effective Time) as a result of the Citadel Acquisition or Lucent Acquisition, excluding proceeds or monies received in the ordinary course of Citadel’s business.

(ll) “Parent Fee” means an amount equal to the product of (i) the total number of hours (documented to the reasonable satisfaction of the Committee) spent by employees of the Company or its Subsidiaries (excluding any Committee Members), following the Effective Time, in complying with the Company’s obligations under Article III and (ii) $50.

(mm) “Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

(nn) “Pursue” shall be construed to have the same meaning as the term “Pursuit”.

(oo) “Realized Non-Cash Proceeds” means (i) all cash proceeds received in respect of Non-Cash Proceeds, net of direct expenses incurred in converting such Non-Cash Proceeds to cash and (ii) the fair market value (as determined pursuant to Section 5.02(a)) of any Non-Cash Proceeds that would not reasonably be expected to be realized by receipt of cash in the foreseeable future.

(pp) “Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person is a general partner.

(qq) “Tax” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of a similar nature, however denominated, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

Section 8.03 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) on the date sent if sent by electronic mail (provided, however, that notice given by email shall not be effective unless either a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.03) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

(a) If to the Company prior to the Effective Time:

A. Schulman, Inc. 3637 Ridgewood Road
Fairlawn, Ohio 44333
Attention:	Andrean R. Horton, Chief Legal Officer
Email:	andrean.horton@aschulman.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Paul Schnell, Esq.
Marie Gibson, Esq.
Email:	paul.schnell@skadden.com
marie.gibson@skadden.com

(b) If to the Company after the Effective Time:

c/o Lyondell Chemical Company 1221 McKinney Street, Suite 300
Houston, Texas 77010
Attention:	Stephen Doktycz
Jeffrey Kaplan
Email:	Steve.Doktycz@lyondellbasell.com
Jeffrey.Kaplan@lyondellbasell.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 599 Lexington Avenue
New York, New York 10022-6069
Attention:	George A. Casey, Esq.
Heiko Schiwek, Esq.
Email:	George.Casey@Shearman.com
HSchiwek@Shearman.com

(c) If to the Committee or any Committee Member, to it, him or her, initially at:

[●]

Attention: [●]

Email: [●]

(d) If to the Paying Agent:

[●]

Attention: [●]

Email: [●]

Section 8.04 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 8.05 Assignment. The Company may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, or (b) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 8.05, the Company (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of the Company hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of the successors of the Company and each Assignee. Each of the successors of the Company and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Paying Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Company. The Paying Agent may not assign this Agreement without the Company’s written consent; provided that the Paying Agent may cause any of its obligations hereunder with respect to the Escrow Account to be performed by any Affiliate engaged in the business of performing escrow services that is reasonably acceptable to the Company and the Committee; provided, further, that no such delegation shall relieve the Paying Agent from any of its obligations hereunder. Any attempted assignment of this Agreement or any such rights in violation of this Section 8.05 shall be void and of no effect.

Section 8.06 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(b) Dollars. Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(h) Persons. References to a person are also to its permitted successors and assigns.

Section 8.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.07 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.08 Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each party and delivered to the other parties.

Section 8.09 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, will give to any Person (other than the Paying Agent, Parent, Parent’s successors, the Company, the Company’s successors, Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement.

Section 8.10 Jurisdiction; Venue. All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, each such court to whose jurisdiction and venue the Parties unconditionally consent and submit. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any such claim in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such claim brought in any such court has been brought in an inconvenient forum. each party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.03 shall be effective service of process for any claim brought against such party in any such court. each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 8.13 Special Purpose Entity. Within reasonable time after the execution of this Agreement (not to exceed 6 months), the Company and Parent shall evaluate in good faith whether it is feasible, in a manner that will not adversely affect CVR Holders, and legally permissible to (a) form an entity (an “SPE”), (b) assign to such SPE (i) all Claims, (ii) all rights of the Company arising out of or in connection with the Claims (including the right to receive Claims Proceeds and the right to any Net Tax Benefit), and (iii) all Contracts with Advisors in connection with the Claims and Government Actions and (c) if such actions are deemed feasible and legally permissible, to make appropriate changes (reasonably agreed upon by Parent and the Company) to the CVR Agreement.

Section 8.14 Parent Obligations. Parent shall cause the Company to comply with its obligations under the penultimate sentence of Section 1.03(b), Sections 2.02(f), 2.02(g), the third sentence of 2.05(b), 2.05(f), 2.06(b), 3.01, 3.02, 3.03, the last sentence of 3.04, 3.05(b), 4.01(b), 4.01(c), 5.02, 6.01(c), 6.02, 7.02(c) and the first sentence of 7.03(b). Except as set forth in the foregoing sentence, Parent shall have no obligation or liability under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

A. SCHULMAN, INC.

By:
Name:	Joseph M. Gingo
Title:	Chief Executive Officer and President

[●], as an initial Committee Member

Name:

[●], as an initial Committee Member

Name:

[●], as an initial Committee Member

Name:

[●], as Paying Agent

Name:

Solely with respect to Sections 8.03, 8.05 through 8.12 and 8.14:

LYONDELLBASELL INDUSTRIES N.V.

By:
Name:
Title:

[Signature Page to the CVR Agreement]

Exhibit A – Compensation for Committee Members

[To come]

Exhibit B – Replacement of Holder Committee Members

[To come]

Exhibit C – Compensation for Paying Agent

[To come]

Exhibit D – Sample Calculations

[To come]

ANNEX C

388 Greenwich Street

New York, NY 10013

February 15, 2018

The Board of Directors

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock (other than Excluded Shares (defined below)) of A. Schulman, Inc. (the “Company”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among the Company, LyondellBasell Industries N.V. (“Parent”) and LYB Americas Holdco Inc., a wholly owned subsidiary of Parent (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (such merger, the “Merger”) and (ii) each outstanding share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (other than shares (A) held immediately prior to the Effective Time by the Company (or held in the Company’s treasury), any wholly owned subsidiary of the Company, Parent, Merger Sub or any other wholly owned subsidiary of Parent and (B) the Dissenting Shares (as defined in the Merger Agreement) (the shares referred to in clauses (A) and (B), “Excluded Shares”)) will be converted into the right to receive (a) $42.00 in cash (the “Per Share Cash Consideration”) and (b) one contractual contingent value right (a “CVR”), subject to and in accordance with the Contingent Value Rights Agreement (the “CVR Agreement”), the form of which is attached as an exhibit to the Merger Agreement (the Per Share Cash Consideration, together with one CVR, the “Merger Consideration”).

In arriving at our opinion, we reviewed drafts dated February 14, 2018 of the Merger Agreement and the CVR Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company, including certain estimates prepared by the management of the Company as to the net operating losses and other tax attributes of the Company, which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock; the historical and projected earnings and other operating data of Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and

C- 1	Citigroup Global Markets Inc.

The Board of Directors

A. Schulman, Inc.

February 15, 2018

financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, including the potential impact of recent changes in U.S. tax laws and regulations, as to which we express no view or opinion. We further note that (i) the financial and operating performance data and the historical share price data we reviewed for the companies with publicly traded equity securities that we deemed to be relevant to our analysis and (ii) the financial terms of certain business combinations and other transactions that we deemed relevant to our analysis might not, in whole or in part, reflect the potential impact of such recent changes in U.S. tax laws and regulations on such financial and operating performance or financial terms, as applicable.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement and the CVR Agreement will not vary materially from those set forth in the drafts reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of shares of Company Common Stock (other than Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement and the CVR Agreement. We have not been requested to, and we accordingly do not, express any opinion as to the fairness of the arrangements relating to the CVR or the value of the CVR. We are not legal experts, and for purposes of our analysis we have not made any assessment of the status or the potential outcome of any outstanding litigation or investigation involving the Company (including the Citadel Litigation, the Matrixx Litigation and any Government Action, each as defined in the CVR Agreement) and have excluded any potential proceeds of any such litigations or investigations from our analysis. In addition, we express no opinion as to the terms of the CVR Agreement or the CVR or as to whether or when any amount payable with respect to the CVR will be paid. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions and circumstances existing, as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

C-2

The Board of Directors

A. Schulman, Inc.

February 15, 2018

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. We and our affiliates in the past have provided, and currently provide, services to the Company and Parent unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, having (i) acted as joint bookrunner for a bond offering by Parent in February 2015, (ii) acted as co-manager for an offering of convertible securities of the Company in April 2015, (iii) acted as joint bookrunner for an offering of senior notes by the Company in May 2015, (iv) acted as joint bookrunner or joint arranger for the Company under term loan and revolving credit facilities since June 2015, (v) acted as co-manager for two offerings of secured notes by Parent in the February of 2016 and 2017, respectively, and (vi) acted as joint lead arranger and bookrunner for Parent under a revolving credit facility since April 2016. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on or with respect to any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (other than Excluded Shares).

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

C-3

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 13, 2018 for shares held directly and by 11:59 P.M. ET on June 11, 2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 13, 2018 for shares held directly and by 11:59 P.M. ET on June 11, 2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of February 15, 2018 (the merger agreement), among LyondellBasell Industries N.V., LYB Americas Holdco Inc., and A. Schulman, Inc. (the merger).	☐	☐	☐

2.	To approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the named executive officers of A. Schulman, Inc. in connection with the merger and contemplated by the merger agreement.	☐	☐	☐

3.	To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.	☐	☐	☐

For address change/comments, mark here.			☐
(see reverse for instructions)	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

SHARES
CUSIP #
		JOB #			SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000383130_1 R1.0.1.17	02 0000000000

A. Schulman, Inc. Special Meeting of Stockholders June 14, 2018 11:00 A.M local time Sheraton Suites 1989 Front Street Cuyahoga Falls, Ohio 44221

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. SCHULMAN, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON June 14, 2018

The undersigned hereby appoints JOSEPH M. GINGO, JOHN W. RICHARDSON, and ANDREAN R. HORTON and each of them as proxies, each with the full power to appoint his or her substitute, and hereby authorizes them to represent and to vote all of the shares of common stock of A. Schulman, Inc. the undersigned is entitled to vote at the Special Meeting of Stockholders of A. Schulman, Inc. to be held on June 14, 2018 and at any adjournment(s) and postponement(s) thereof, in the manner specified on this proxy and as fully as the undersigned could do if personally present at the meeting. Receipt of a separate notice of special meeting and proxy statement is acknowledged by return of this proxy or by voting via telephone or internet in accordance with the instructions on the other side of this proxy.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you vote by telephone or internet you do not need to mail back this proxy. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. SCHULMAN, INC. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF PROPOSALS ONE, TWO AND THREE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000383130_2    R1.0.1.17